EXHIBIT 4



================================================================================



                    SECURITIZED ASSET BACKED RECEIVABLES LLC,
                                   Depositor,


                          HOMEQ SERVICING CORPORATION,
                                    Servicer,


                             NC CAPITAL CORPORATION,
                               Responsible Party,


                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                     Trustee


                                       and


                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                    Custodian


                     ---------------------------------------
                         POOLING AND SERVICING AGREEMENT

                           Dated as of October 1, 2006
                     ---------------------------------------


             SECURITIZED ASSET BACKED RECEIVABLES LLC TRUST 2006-NC3


                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2006-NC3



================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans.................................
Section 2.02  Acceptance by the Trustee of the Mortgage Loans..............
Section 2.03  Representations, Warranties and Covenants of the Responsible
               Party and the Servicer; Remedies for Breaches of Representations and Warranties with Respect to the Mortgage
               Loans.......................................................
Section 2.04  [Reserved]...................................................
Section 2.05  Execution and Delivery of Certificates.......................
Section 2.06  REMIC Matters................................................
Section 2.07  Representations and Warranties of the Depositor..............


                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

Section 3.01  Servicer to Service Mortgage Loans...........................
Section 3.02  Subservicing Agreements between the Servicer and Subservicers
Section 3.03  Successor Subservicers.......................................
Section 3.04  Liability of the Servicer....................................
Section 3.05  No Contractual Relationship between Subservicers and the
               Trustee.....................................................
Section 3.06  Assumption or Termination of Subservicing Agreements by
               Trustee.....................................................
Section 3.07  Collection of Certain Mortgage Loan Payments.................
Section 3.08  Subservicing Accounts........................................
Section 3.09  Collection of Taxes, Assessments and Similar Items; Escrow
               Accounts....................................................
Section 3.10  Collection Account...........................................
Section 3.11  Withdrawals from the Collection Account......................
Section 3.12  Investment of Funds in the Collection Account, Escrow
               Accounts and the Distribution Account.......................
Section 3.13  Maintenance of Hazard Insurance and Errors and Omissions and
               Fidelity Coverage...........................................
Section 3.14  Enforcement of Due-On-Sale Clauses; Assumption Agreements....
Section 3.15  Realization upon Defaulted Mortgage Loans....................
Section 3.16  Release of Mortgage Files....................................
Section 3.17  Title, Conservation and Disposition of REO Property..........
Section 3.18  Notification of Adjustments..................................
Section 3.19  Access to Certain Documentation and Information Regarding the
               Mortgage Loans..............................................
Section 3.20  Documents, Records and Funds in Possession of the Servicer to
               Be Held for the Trustee.....................................
Section 3.21  Servicing Compensation.......................................
Section 3.22  Annual Statement as to Compliance............................
Section 3.23  Annual Reports on Assessment of Compliance with Servicing
               Criteria; Annual Independent Public Accountants' Attestation
               Report......................................................
Section 3.24  Trustee to Act as Servicer...................................
Section 3.25  Compensating Interest........................................
Section 3.26  Credit Reporting; Gramm-Leach-Bliley Act.....................
Section 3.27  PMI Policy; Claims Under the PMI Policy......................
Section 3.28  PMI Insurer's Fees.  On each Distribution Date, prior to distributions being made on the Certificates in accordance with the priorities set forth in Section 3.11, the Servicer shall withdraw from the Collection Account and remit to the PMI Insurer the PMI Insurer Fee due on such Distribution
               Date........................................................


                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICER

Section 4.01  Advances.....................................................
Section 4.02  Priorities of Distribution...................................
Section 4.03  Monthly Statements to Certificateholders.....................
Section 4.04  Certain Matters Relating to the Determination of LIBOR.......
Section 4.05  Allocation of Applied Realized Loss Amounts..................
Section 4.06  Supplemental Interest Account................................
Section 4.07  Supplemental Float Account...................................


                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Certificate Register; Registration of Transfer and Exchange
               of Certificates.............................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.04  Persons Deemed Owners........................................
Section 5.05  Access to List of Certificateholders' Names and Addresses....
Section 5.06  Maintenance of Office or Agency..............................


                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICER

Section 6.01 Respective Liabilities of the Depositor and the Servicer......
Section 6.02 Merger or Consolidation of the Depositor or the Servicer......
Section 6.03 Limitation on Liability of the Depositor, the Servicer and
               Others......................................................
Section 6.04  Limitation on Resignation of the Servicer....................
Section 6.05  Additional Indemnification by the Servicer; Third Party
               Claims......................................................


                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders...........................


                                  ARTICLE VIII

                    CONCERNING THE TRUSTEE AND THE CUSTODIAN

Section 8.01  Duties of the Trustee........................................
Section 8.02  Certain Matters Affecting the Custodian and the Trustee......
Section 8.03  Trustee and Custodian Not Liable for Certificates or
               Mortgage Loans..............................................
Section 8.04  Trustee May Own Certificates.................................
Section 8.05  Trustee's and Custodian's Fees and Expenses..................
Section 8.06  Eligibility Requirements for the Trustee.....................
Section 8.07  Resignation and Removal of the Trustee.......................
Section 8.08  Successor Trustee............................................
Section 8.09  Merger or Consolidation of the Trustee.......................
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Tax Matters..................................................
Section 8.12  Periodic Filings.............................................
Section 8.13  Tax Classification of the Excess Reserve Fund Account, the
               Supplemental Interest Account, the Interest Rate Swap
               Agreement and the Cap Agreement.............................
Section 8.14  Custodial Responsibilities...................................
Section 8.15  Limitations on Custodial Responsibilities....................


                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination upon Liquidation or Purchase of the Mortgage
               Loans.......................................................
Section 9.02  Final Distribution on the Certificates.......................
Section 9.03  Additional Termination Requirements..........................


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01 Amendment....................................................
Section 10.02 Recordation of Agreement; Counterparts.......................
Section 10.03 Governing Law................................................
Section 10.04 Intention of Parties.........................................
Section 10.05 Notices......................................................
Section 10.06 Severability of Provisions...................................
Section 10.07 Limitation on Rights of Certificateholders...................
Section 10.08 Inspection and Audit Rights..................................
Section 10.09 Certificates Nonassessable and Fully Paid....................
Section 10.10 Assignment; Sales; Advance Facilities........................
Section 10.11 Rule of Construction.........................................
Section 10.12 Waiver of Jury Trial.........................................
Section 10.13 Third Party Rights...........................................
Section 10.14 Regulation AB Compliance; Intent of the Parties;
               Reasonableness..............................................

                                    SCHEDULES

Schedule I    Mortgage Loan Schedule
Schedule II   Representations and Warranties of the Servicer
Schedule III Representations and Warranties of NC Capital as to the NC Capital Mortgage Loans
Schedule IV   Representation and Warranties of NC Capital as to NC Capital
Schedule V Representations and Warranties of the Depositor as to the Mortgage Loans
Schedule VI   Representations and Warranties of the Custodian


                                    EXHIBITS

Exhibit A     Form of Class A, Class M and Class B Certificates
Exhibit B     Form of Class P Certificate
Exhibit C-1   Form of Class R-I Certificate
Exhibit C-2   Form of Class R-II Certificate
Exhibit D     Form of Class X Certificate
Exhibit E     Form of Initial Certification of Custodian
Exhibit F     Form of Document Certification and Exception Report of Custodian
Exhibit G     Form of Residual Transfer Affidavit
Exhibit H     Form of Transferor Certificate
Exhibit I     Form of Rule 144A Letter
Exhibit J     Form of Request for Release
Exhibit K     Form of Contents for Each Mortgage File
Exhibit L     Form of Certification to be provided with Form 10-K
Exhibit M     Form of Trustee's Certification to be provided to Depositor
Exhibit N     Form of Servicer's Certification to be provided to Depositor
Exhibit O     Sponsor Representation Letter
Exhibit P     Servicing Criteria
Exhibit Q     Additional Form 10-D Disclosure
Exhibit R     Additional Form 10-K Disclosure
Exhibit S     Form 8-K Disclosure Information
Exhibit T     Interest Rate Swap Agreement
Exhibit U     Cap Agreement
Exhibit V     Additional Disclosure Notification
Exhibit W     PMI Policy
Exhibit X     PMI Commitment Letter

            THIS POOLING AND SERVICING AGREEMENT, dated as of October 1, 2006, among SECURITIZED ASSET BACKED RECEIVABLES LLC, a Delaware limited liability company, as depositor (the "Depositor"), HOMEQ SERVICING CORPORATION, a New Jersey corporation, as servicer (the "Servicer"), NC CAPITAL CORPORATION, a California corporation, as responsible party (the "Responsible Party"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee") and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as custodian (the "Custodian").

                              W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Trustee shall elect that four segregated asset pools within the Trust Fund (exclusive of (i) the Prepayment Charges, (ii) the Interest Rate Swap Agreement and the Cap Agreement, (iii) the Supplemental Interest Account, (iv) the Excess Reserve Fund Account, and (v) the right of the LIBOR Certificates to receive Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts, subject to the obligation to pay Class IO Shortfalls) be treated for federal income tax purposes as comprising four REMICs (each, a "Trust REMIC" or, in the alternative, Pooling Tier REMIC-1, Pooling Tier REMIC-2, the Lower Tier REMIC and the Upper Tier REMIC, respectively). Each Class of Certificates (other than the Class P Certificates and the Residual Certificates), other than the right of each Class of LIBOR Certificates to receive Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts and the obligation to pay Class IO Shortfalls and the right of the Class X Certificates to receive payments from the Interest Rate Swap Agreement, the Cap Agreement and the Class IO Shortfalls, represents ownership of a regular interest in the Upper Tier REMIC for purposes of the REMIC Provisions. The Class R-I Certificates represent ownership of the sole class of residual interest in Pooling Tier REMIC-1 for purposes of the REMIC Provisions. The Class R-II Certificates represent ownership of the sole class of residual interest in each of Pooling Tier REMIC-2, the Lower Tier REMIC and the Upper Tier REMIC for purposes of the REMIC Provisions. The Startup Day for each Trust REMIC is the Closing Date. The latest possible maturity date for each regular interest is the latest date referenced in Section 2.06.

            The Upper Tier REMIC shall hold as assets the several classes of uncertificated Lower Tier REMIC Regular Interests, set out below. The Lower Tier REMIC shall hold as assets the several classes of uncertificated Pooling Tier REMIC-2 Regular Interests. Pooling Tier REMIC-2 shall hold as assets the several classes of uncertificated Pooling Tier REMIC-1 Regular Interests. Pooling Tier REMIC-1 shall hold as assets the assets of the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Interest Rate Swap Agreement and the Cap Agreement, (iii) the Supplemental Interest Account, (iv) the Excess Reserve Fund Account, (v) the Cap Agreement and (vi) the right of the LIBOR Certificates to receive Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts, subject to the obligation to pay Class IO Shortfalls).

            For federal income tax purposes, the Class P Certificates represent beneficial ownership of the Prepayment Charges, each Class of LIBOR Certificates represents beneficial ownership of a regular interest in the Upper Tier REMIC and the right to receive Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts, subject to the obligation to pay Class IO Shortfalls, and the Class X Certificates represent beneficial ownership of two regular interests in the Upper Tier REMIC, the Excess Reserve Fund Account, the Supplemental Interest Account, the Interest Rate Swap Agreement, the Cap Agreement and the right to receive Class IO Shortfalls, which portions of the Trust Fund shall be treated as a grantor trust.

                              Pooling Tier REMIC-1

            Pooling Tier REMIC-1 shall issue the following interests in Pooling Tier REMIC-1, and each such interest, other than the Class PT1-R Interest, is hereby designated as a regular interest in the Pooling Tier REMIC-1. Pooling Tier REMIC-1 Interests with an "I" in their designation shall relate to Group I Mortgage Loans and Pooling Tier REMIC-1 Interests with a "II" in their designation shall relate to the Group II Mortgage Loans. Pooling Tier REMIC-1 shall also issue the Class R-I Certificates. The Class PT1-R Interest is hereby designated as the sole class of residual interest in Pooling Tier REMIC-1.

                                              Initial Pooling
                           Pooling Tier             Tier
    Pooling Tier         REMIC-1 Interest         REMIC-1
   REMIC-1 Interest            Rate           Principal Amount
---------------------- -------------------- --------------------
Class PT1-I-1                  (1)              $3,441,211.63
Class PT1-I-2A                 (2)              $1,601,498.81
Class PT1-I-2B                 (3)              $1,601,498.81
Class PT1-I-3A                 (2)              $1,649,116.46
Class PT1-I-3B                 (3)              $1,649,116.46
Class PT1-I-4A                 (2)              $1,691,476.76
Class PT1-I-4B                 (3)              $1,691,476.76
Class PT1-I-5A                 (2)              $1,728,393.59
Class PT1-I-5B                 (3)              $1,728,393.59
Class PT1-I-6A                 (2)              $1,759,726.98
Class PT1-I-6B                 (3)              $1,759,726.98
Class PT1-I-7A                 (2)              $1,785,367.94
Class PT1-I-7B                 (3)              $1,785,367.94
Class PT1-I-8A                 (2)              $1,823,776.94
Class PT1-I-8B                 (3)              $1,823,776.94
Class PT1-I-9A                 (2)              $1,837,050.53
Class PT1-I-9B                 (3)              $1,837,050.53
Class PT1-I-10A                (2)              $1,844,461.29
Class PT1-I-10B                (3)              $1,844,461.29
Class PT1-I-11A                (2)              $1,845,919.68
Class PT1-I-11B                (3)              $1,845,919.68
Class PT1-I-12A                (2)              $1,841,473.55
Class PT1-I-12B                (3)              $1,841,473.55
Class PT1-I-13A                (2)              $1,791,456.81
Class PT1-I-13B                (3)              $1,791,456.81
Class PT1-I-14A                (2)              $1,702,415.31
Class PT1-I-14B                (3)              $1,702,415.31
Class PT1-I-15A                (2)              $1,617,871.71
Class PT1-I-15B                (3)              $1,617,871.71
Class PT1-I-16A                (2)              $1,537,592.91
Class PT1-I-16B                (3)              $1,537,592.91
Class PT1-I-17A                (2)              $1,461,656.53
Class PT1-I-17B                (3)              $1,461,656.53
Class PT1-I-18A                (2)              $1,389,208.37
Class PT1-I-18B                (3)              $1,389,208.37
Class PT1-I-19A                (2)              $1,323,496.54
Class PT1-I-19B                (3)              $1,323,496.54
Class PT1-I-20A                (2)              $1,286,834.57
Class PT1-I-20B                (3)              $1,286,834.57
Class PT1-I-21A                (2)              $1,910,023.03
Class PT1-I-21B                (3)              $1,910,023.03
Class PT1-I-22A                (2)              $2,632,530.73
Class PT1-I-22B                (3)              $2,632,530.73
Class PT1-I-23A                (2)              $2,294,820.75
Class PT1-I-23B                (3)              $2,294,820.75
Class PT1-I-24A                (2)              $2,002,799.07
Class PT1-I-24B                (3)              $2,002,799.07
Class PT1-I-25A                (2)              $1,749,275.92
Class PT1-I-25B                (3)              $1,749,275.92
Class PT1-I-26A                (2)              $1,492,730.53
Class PT1-I-26B                (3)              $1,492,730.53
Class PT1-I-27A                (2)              $1,234,580.11
Class PT1-I-27B                (3)              $1,234,580.11
Class PT1-I-28A                (2)              $1,036,191.69
Class PT1-I-28B                (3)              $1,036,191.69
Class PT1-I-29A                (2)              $  880,738.83
Class PT1-I-29B                (3)              $  880,738.83
Class PT1-I-30A                (2)              $  757,089.38
Class PT1-I-30B                (3)              $  757,089.38
Class PT1-I-31A                (2)              $  657,183.59
Class PT1-I-31B                (3)              $  657,183.59
Class PT1-I-32A                (2)              $  575,420.48
Class PT1-I-32B                (3)              $  575,420.48
Class PT1-I-33A                (2)              $  507,739.05
Class PT1-I-33B                (3)              $  507,739.05
Class PT1-I-34A                (2)              $  451,517.88
Class PT1-I-34B                (3)              $  451,517.88
Class PT1-I-35A                (2)              $  404,163.65
Class PT1-I-35B                (3)              $  404,163.65
Class PT1-I-36A                (2)              $  363,881.68
Class PT1-I-36B                (3)              $  363,881.68
Class PT1-I-37A                (2)              $  329,329.33
Class PT1-I-37B                (3)              $  329,329.33
Class PT1-I-38A                (2)              $  303,912.98
Class PT1-I-38B                (3)              $  303,912.98
Class PT1-I-39A                (2)              $  287,192.56
Class PT1-I-39B                (3)              $  287,192.56
Class PT1-I-40A                (2)              $  271,405.79
Class PT1-I-40B                (3)              $  271,405.79
Class PT1-I-41A                (2)              $  256,503.00
Class PT1-I-41B                (3)              $  256,503.00
Class PT1-I-42A                (2)              $  242,431.42
Class PT1-I-42B                (3)              $  242,431.42
Class PT1-I-43A                (2)              $  229,144.60
Class PT1-I-43B                (3)              $  229,144.60
Class PT1-I-44A                (2)              $  201,767.89
Class PT1-I-44B                (3)              $  201,767.89
Class PT1-I-45A                (2)              $  190,768.31
Class PT1-I-45B                (3)              $  190,768.31
Class PT1-I-46A                (2)              $  180,376.37
Class PT1-I-46B                (3)              $  180,376.37
Class PT1-I-47A                (2)              $  170,557.99
Class PT1-I-47B                (3)              $  170,557.99
Class PT1-I-48A                (2)              $  161,288.13
Class PT1-I-48B                (3)              $  161,288.13
Class PT1-I-49A                (2)              $  152,530.87
Class PT1-I-49B                (3)              $  152,530.87
Class PT1-I-50A                (2)              $  144,257.39
Class PT1-I-50B                (3)              $  144,257.39
Class PT1-I-51A                (2)              $  136,440.54
Class PT1-I-51B                (3)              $  136,440.54
Class PT1-I-52A                (2)              $  129,054.41
Class PT1-I-52B                (3)              $  129,054.41
Class PT1-I-53A                (2)              $  122,076.34
Class PT1-I-53B                (3)              $  122,076.34
Class PT1-I-54A                (2)              $  115,481.34
Class PT1-I-54B                (3)              $  115,481.34
Class PT1-I-55A                (2)              $  109,248.93
Class PT1-I-55B                (3)              $  109,248.93
Class PT1-I-56A                (2)              $   92,236.59
Class PT1-I-56B                (3)              $   92,236.59
Class PT1-I-57A                (2)              $   87,306.93
Class PT1-I-57B                (3)              $   87,306.93
Class PT1-I-58A                (2)              $1,250,686.34
Class PT1-I-58B                (3)              $1,250,686.34
Class PT1-II-1                 (4)              $9,459,308.37
Class PT1-II-2A                (5)              $4,402,249.18
Class PT1-II-2B                (6)              $4,402,249.18
Class PT1-II-3A                (5)              $4,533,142.05
Class PT1-II-3B                (6)              $4,533,142.05
Class PT1-II-4A                (5)              $4,649,583.36
Class PT1-II-4B                (6)              $4,649,583.36
Class PT1-II-5A                (5)              $4,751,061.47
Class PT1-II-5B                (6)              $4,751,061.47
Class PT1-II-6A                (5)              $4,837,191.67
Class PT1-II-6B                (6)              $4,837,191.67
Class PT1-II-7A                (5)              $4,907,674.30
Class PT1-II-7B                (6)              $4,907,674.30
Class PT1-II-8A                (5)              $5,013,254.14
Class PT1-II-8B                (6)              $5,013,254.14
Class PT1-II-9A                (5)              $5,049,741.01
Class PT1-II-9B                (6)              $5,049,741.01
Class PT1-II-10A               (5)              $5,070,111.93
Class PT1-II-10B               (6)              $5,070,111.93
Class PT1-II-11A               (5)              $5,074,120.79
Class PT1-II-11B               (6)              $5,074,120.79
Class PT1-II-12A               (5)              $5,061,899.13
Class PT1-II-12B               (6)              $5,061,899.13
Class PT1-II-13A               (5)              $4,924,411.58
Class PT1-II-13B               (6)              $4,924,411.58
Class PT1-II-14A               (5)              $4,679,651.58
Class PT1-II-14B               (6)              $4,679,651.58
Class PT1-II-15A               (5)              $4,447,255.54
Class PT1-II-15B               (6)              $4,447,255.54
Class PT1-II-16A               (5)              $4,226,582.70
Class PT1-II-16B               (6)              $4,226,582.70
Class PT1-II-17A               (5)              $4,017,846.43
Class PT1-II-17B               (6)              $4,017,846.43
Class PT1-II-18A               (5)              $3,818,698.69
Class PT1-II-18B               (6)              $3,818,698.69
Class PT1-II-19A               (5)              $3,638,067.99
Class PT1-II-19B               (6)              $3,638,067.99
Class PT1-II-20A               (5)              $3,537,290.44
Class PT1-II-20B               (6)              $3,537,290.44
Class PT1-II-21A               (5)              $5,250,330.05
Class PT1-II-21B               (6)              $5,250,330.05
Class PT1-II-22A               (5)              $7,236,381.44
Class PT1-II-22B               (6)              $7,236,381.44
Class PT1-II-23A               (5)              $6,308,073.86
Class PT1-II-23B               (6)              $6,308,073.86
Class PT1-II-24A               (5)              $5,505,355.69
Class PT1-II-24B               (6)              $5,505,355.69
Class PT1-II-25A               (5)              $4,808,463.47
Class PT1-II-25B               (6)              $4,808,463.47
Class PT1-II-26A               (5)              $4,103,263.61
Class PT1-II-26B               (6)              $4,103,263.61
Class PT1-II-27A               (5)              $3,393,651.78
Class PT1-II-27B               (6)              $3,393,651.78
Class PT1-II-28A               (5)              $2,848,315.59
Class PT1-II-28B               (6)              $2,848,315.59
Class PT1-II-29A               (5)              $2,421,001.98
Class PT1-II-29B               (6)              $2,421,001.98
Class PT1-II-30A               (5)              $2,081,110.57
Class PT1-II-30B               (6)              $2,081,110.57
Class PT1-II-31A               (5)              $1,806,486.45
Class PT1-II-31B               (6)              $1,806,486.45
Class PT1-II-32A               (5)              $1,581,733.52
Class PT1-II-32B               (6)              $1,581,733.52
Class PT1-II-33A               (5)              $1,395,688.72
Class PT1-II-33B               (6)              $1,395,688.72
Class PT1-II-34A               (5)              $1,241,146.25
Class PT1-II-34B               (6)              $1,241,146.25
Class PT1-II-35A               (5)              $1,110,977.47
Class PT1-II-35B               (6)              $1,110,977.47
Class PT1-II-36A               (5)              $1,000,249.16
Class PT1-II-36B               (6)              $1,000,249.16
Class PT1-II-37A               (5)              $  905,270.59
Class PT1-II-37B               (6)              $  905,270.59
Class PT1-II-38A               (5)              $  835,405.35
Class PT1-II-38B               (6)              $  835,405.35
Class PT1-II-39A               (5)              $  789,443.74
Class PT1-II-39B               (6)              $  789,443.74
Class PT1-II-40A               (5)              $  746,048.58
Class PT1-II-40B               (6)              $  746,048.58
Class PT1-II-41A               (5)              $  705,083.35
Class PT1-II-41B               (6)              $  705,083.35
Class PT1-II-42A               (5)              $  666,402.94
Class PT1-II-42B               (6)              $  666,402.94
Class PT1-II-43A               (5)              $  629,879.74
Class PT1-II-43B               (6)              $  629,879.74
Class PT1-II-44A               (5)              $  554,625.78
Class PT1-II-44B               (6)              $  554,625.78
Class PT1-II-45A               (5)              $  524,389.80
Class PT1-II-45B               (6)              $  524,389.80
Class PT1-II-46A               (5)              $  495,824.11
Class PT1-II-46B               (6)              $  495,824.11
Class PT1-II-47A               (5)              $  468,835.04
Class PT1-II-47B               (6)              $  468,835.04
Class PT1-II-48A               (5)              $  443,353.78
Class PT1-II-48B               (6)              $  443,353.78
Class PT1-II-49A               (5)              $  419,281.55
Class PT1-II-49B               (6)              $  419,281.55
Class PT1-II-50A               (5)              $  396,539.15
Class PT1-II-50B               (6)              $  396,539.15
Class PT1-II-51A               (5)              $  375,051.95
Class PT1-II-51B               (6)              $  375,051.95
Class PT1-II-52A               (5)              $  354,748.74
Class PT1-II-52B               (6)              $  354,748.74
Class PT1-II-53A               (5)              $  335,567.18
Class PT1-II-53B               (6)              $  335,567.18
Class PT1-II-54A               (5)              $  317,438.66
Class PT1-II-54B               (6)              $  317,438.66
Class PT1-II-55A               (5)              $  300,306.82
Class PT1-II-55B               (6)              $  300,306.82
Class PT1-II-56A               (5)              $  253,542.78
Class PT1-II-56B               (6)              $  253,542.78
Class PT1-II-57A               (5)              $  239,991.98
Class PT1-II-57B               (6)              $  239,991.98
Class PT1-II-58A               (5)              $3,437,925.10
Class PT1-II-58B               (6)              $3,437,925.10
Class PT1-R                    (7)                  (7)

------------
(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-1 Interest Rate") equal to the Pooling Tier REMIC-1 Loan Group I WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-1 Interest Rate") equal to the product of
      (i) 2 and (ii) the Pooling Tier REMIC-1 Loan Group I WAC Rate, subject to a maximum rate of 10.632%.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Pooling Tier REMIC-1 Loan Group I WAC Rate over (B) 10.632%.

(4) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC- Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-1 Interest Rate") equal to the Pooling Tier REMIC-1 Loan Group II WAC Rate.

(5) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-1 Interest Rate") equal to the product of
      (i) 2 and (ii) the Pooling Tier REMIC-1 Loan Group II WAC Rate, subject to a maximum rate of 10.632%.

(6) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Pooling Tier REMIC-1 Loan Group II WAC Rate over (B) 10.632%.

(7) The Class PT1-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the Trustee shall first pay from the Trust Fund and charge as an expense of Pooling Tier REMIC-1 all expenses of the Trust for such Distribution Date. Such expense, other than Servicing Fees and Trustee Fees, shall be allocated in the same manner as Realized Losses.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans from the related Loan Group for such Distribution Date shall be deemed to be distributed to the Pooling Tier REMIC-1 Regular Interests at the rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group I Mortgage Loans (including, for the first Distribution Date only, the portion of the Closing Date Deposit Amount allocable to the Group I Mortgage Loans) shall be allocated to the outstanding Pooling Tier REMIC-1 Regular Interest with the lowest numerical denomination until the Pooling Tier REMIC-1 Principal Amount of such interest or interests, as the case may be, is reduced to zero, provided that, with respect to Pooling Tier REMIC-1 Regular Interests relating to the Group I Mortgage Loans with the same numerical denomination, such Realized Losses and payments of principal shall be allocated pro rata between such Pooling Tier REMIC-1 Regular Interests until the Pooling Tier REMIC-1 Principal Amount of such interest is reduced to zero.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group II Mortgage Loans (including, for the first Distribution Date only, the portion of the Closing Date Deposit Amount allocable to the Group II Mortgage Loans) shall be allocated to the outstanding Pooling Tier REMIC-1 Regular Interest relating to the Group II Mortgage Loans with the lowest numerical denomination until the Pooling Tier REMIC-1 Principal Amount of such interest is reduced to zero, provided that, with respect to Pooling Tier REMIC-1 Regular Interests relating to the Group II Mortgage Loans with the same numerical denomination, such Realized Losses and payments of principal shall be allocated pro rata between such Pooling Tier REMIC-1 Regular Interests until the Pooling Tier REMIC-1 Principal Amount of such interests is reduced to zero.

                              Pooling Tier REMIC-2

            Pooling Tier REMIC-2 shall issue the following interests in Pooling Tier REMIC-2, and each such interest, other than the Class PT2-R Interest, is hereby designated as a regular interest in Pooling Tier REMIC-2. Pooling Tier REMIC-2 Interests with an "I" in their designation shall relate to The Group I Mortgage Loans and Pooling Tier REMIC-2 Interests with a "II" in their designation shall relate to The Group II Mortgage Loans. The Class PT2-R Interest is hereby designated as the sole class of residual interest in Pooling Tier REMIC-2 and shall be represented by the Class R-II Certificates.

                   Pooling Tier       Pooling Tier         Corresponding          Corresponding          Corresponding
Pooling Tier          REMIC-2       REMIC-2 Initial     Pooling Tier REMIC-2   Pooling Tier REMIC-1   Scheduled Crossover
REMIC-2 Interest   Interest Rate    Principal Amount        IO Interest          Regular Interest      Distribution Date
----------------   -------------    ----------------    --------------------   --------------------   -------------------
Class PT2-I-1                 (1)      $3,441,211.63            N/A                    N/A                    N/A
Class PT2-I-2A                (2)      $1,601,498.81      Class PT2-I-IO-2             N/A                    N/A
Class PT2-I-2B                (3)      $1,601,498.81            N/A                    N/A                    N/A
Class PT2-I-3A                (2)      $1,649,116.46      Class PT2-I-IO-3             N/A                    N/A
Class PT2-I-3B                (3)      $1,649,116.46            N/A                    N/A                    N/A
Class PT2-I-4A                (2)      $1,691,476.76      Class PT2-I-IO-4             N/A                    N/A
Class PT2-I-4B                (3)      $1,691,476.76            N/A                    N/A                    N/A
Class PT2-I-5A                (2)      $1,728,393.59      Class PT2-I-IO-5             N/A                    N/A
Class PT2-I-5B                (3)      $1,728,393.59            N/A                    N/A                    N/A
Class PT2-I-6A                (2)      $1,759,726.98      Class PT2-I-IO-6             N/A                    N/A
Class PT2-I-6B                (3)      $1,759,726.98            N/A                    N/A                    N/A
Class PT2-I-7A                (2)      $1,785,367.94      Class PT2-I-IO-7             N/A                    N/A
Class PT2-I-7B                (3)      $1,785,367.94            N/A                    N/A                    N/A
Class PT2-I-8A                (2)      $1,823,776.94      Class PT2-I-IO-8             N/A                    N/A
Class PT2-I-8B                (3)      $1,823,776.94            N/A                    N/A                    N/A
Class PT2-I-9A                (2)      $1,837,050.53      Class PT2-I-IO-9             N/A                    N/A
Class PT2-I-9B                (3)      $1,837,050.53            N/A                    N/A                    N/A
Class PT2-I-10A               (2)      $1,844,461.29     Class PT2-I-IO-10             N/A                    N/A
Class PT2-I-10B               (3)      $1,844,461.29            N/A                    N/A                    N/A
Class PT2-I-11A               (2)      $1,845,919.68     Class PT2-I-IO-11             N/A                    N/A
Class PT2-I-11B               (3)      $1,845,919.68            N/A                    N/A                    N/A
Class PT2-I-12A               (2)      $1,841,473.55     Class PT2-I-IO-12             N/A                    N/A
Class PT2-I-12B               (3)      $1,841,473.55            N/A                    N/A                    N/A
Class PT2-I-13A               (2)      $1,791,456.81     Class PT2-I-IO-13             N/A                    N/A
Class PT2-I-13B               (3)      $1,791,456.81            N/A                    N/A                    N/A
Class PT2-I-14A               (2)      $1,702,415.31     Class PT2-I-IO-14             N/A                    N/A
Class PT2-I-14B               (3)      $1,702,415.31            N/A                    N/A                    N/A
Class PT2-I-15A               (2)      $1,617,871.71     Class PT2-I-IO-15             N/A                    N/A
Class PT2-I-15B               (3)      $1,617,871.71            N/A                    N/A                    N/A
Class PT2-I-16A               (2)      $1,537,592.91     Class PT2-I-IO-16             N/A                    N/A
Class PT2-I-16B               (3)      $1,537,592.91            N/A                    N/A                    N/A
Class PT2-I-17A               (2)      $1,461,656.53     Class PT2-I-IO-17             N/A                    N/A
Class PT2-I-17B               (3)      $1,461,656.53            N/A                    N/A                    N/A
Class PT2-I-18A               (2)      $1,389,208.37     Class PT2-I-IO-18             N/A                    N/A
Class PT2-I-18B               (3)      $1,389,208.37            N/A                    N/A                    N/A
Class PT2-I-19A               (2)      $1,323,496.54     Class PT2-I-IO-19             N/A                    N/A
Class PT2-I-19B               (3)      $1,323,496.54            N/A                    N/A                    N/A
Class PT2-I-20A               (2)      $1,286,834.57     Class PT2-I-IO-20             N/A                    N/A
Class PT2-I-20B               (3)      $1,286,834.57            N/A                    N/A                    N/A
Class PT2-I-21A               (2)      $1,910,023.03     Class PT2-I-IO-21             N/A                    N/A
Class PT2-I-21B               (3)      $1,910,023.03            N/A                    N/A                    N/A
Class PT2-I-22A               (2)      $2,632,530.73     Class PT2-I-IO-22             N/A                    N/A
Class PT2-I-22B               (3)      $2,632,530.73            N/A                    N/A                    N/A
Class PT2-I-23A               (2)      $2,294,820.75     Class PT2-I-IO-23             N/A                    N/A
Class PT2-I-23B               (3)      $2,294,820.75            N/A                    N/A                    N/A
Class PT2-I-24A               (2)      $2,002,799.07     Class PT2-I-IO-24             N/A                    N/A
Class PT2-I-24B               (3)      $2,002,799.07            N/A                    N/A                    N/A
Class PT2-I-25A               (2)      $1,749,275.92     Class PT2-I-IO-25             N/A                    N/A
Class PT2-I-25B               (3)      $1,749,275.92            N/A                    N/A                    N/A
Class PT2-I-26A               (2)      $1,492,730.53     Class PT2-I-IO-26             N/A                    N/A
Class PT2-I-26B               (3)      $1,492,730.53            N/A                    N/A                    N/A
Class PT2-I-27A               (2)      $1,234,580.11     Class PT2-I-IO-27             N/A                    N/A
Class PT2-I-27B               (3)      $1,234,580.11            N/A                    N/A                    N/A
Class PT2-I-28A               (2)      $1,036,191.69     Class PT2-I-IO-28             N/A                    N/A
Class PT2-I-28B               (3)      $1,036,191.69            N/A                    N/A                    N/A
Class PT2-I-29A               (2)        $880,738.83     Class PT2-I-IO-29             N/A                    N/A
Class PT2-I-29B               (3)        $880,738.83            N/A                    N/A                    N/A
Class PT2-I-30A               (2)        $757,089.38     Class PT2-I-IO-30             N/A                    N/A
Class PT2-I-30B               (3)        $757,089.38            N/A                    N/A                    N/A
Class PT2-I-31A               (2)        $657,183.59     Class PT2-I-IO-31             N/A                    N/A
Class PT2-I-31B               (3)        $657,183.59            N/A                    N/A                    N/A
Class PT2-I-32A               (2)        $575,420.48     Class PT2-I-IO-32             N/A                    N/A
Class PT2-I-32B               (3)        $575,420.48            N/A                    N/A                    N/A
Class PT2-I-33A               (2)        $507,739.05     Class PT2-I-IO-33             N/A                    N/A
Class PT2-I-33B               (3)        $507,739.05            N/A                    N/A                    N/A
Class PT2-I-34A               (2)        $451,517.88     Class PT2-I-IO-34             N/A                    N/A
Class PT2-I-34B               (3)        $451,517.88            N/A                    N/A                    N/A
Class PT2-I-35A               (2)        $404,163.65     Class PT2-I-IO-35             N/A                    N/A
Class PT2-I-35B               (3)        $404,163.65            N/A                    N/A                    N/A
Class PT2-I-36A               (2)        $363,881.68     Class PT2-I-IO-36             N/A                    N/A
Class PT2-I-36B               (3)        $363,881.68            N/A                    N/A                    N/A
Class PT2-I-37A               (2)        $329,329.33     Class PT2-I-IO-37             N/A                    N/A
Class PT2-I-37B               (3)        $329,329.33            N/A                    N/A                    N/A
Class PT2-I-38A               (2)        $303,912.98     Class PT2-I-IO-38             N/A                    N/A
Class PT2-I-38B               (3)        $303,912.98            N/A                    N/A                    N/A
Class PT2-I-39A               (2)        $287,192.56     Class PT2-I-IO-39             N/A                    N/A
Class PT2-I-39B               (3)        $287,192.56            N/A                    N/A                    N/A
Class PT2-I-40A               (2)        $271,405.79     Class PT2-I-IO-40             N/A                    N/A
Class PT2-I-40B               (3)        $271,405.79            N/A                    N/A                    N/A
Class PT2-I-41A               (2)        $256,503.00     Class PT2-I-IO-41             N/A                    N/A
Class PT2-I-41B               (3)        $256,503.00            N/A                    N/A                    N/A
Class PT2-I-42A               (2)        $242,431.42     Class PT2-I-IO-42             N/A                    N/A
Class PT2-I-42B               (3)        $242,431.42            N/A                    N/A                    N/A
Class PT2-I-43A               (2)        $229,144.60     Class PT2-I-IO-43             N/A                    N/A
Class PT2-I-43B               (3)        $229,144.60            N/A                    N/A                    N/A
Class PT2-I-44A               (2)        $201,767.89     Class PT2-I-IO-44             N/A                    N/A
Class PT2-I-44B               (3)        $201,767.89            N/A                    N/A                    N/A
Class PT2-I-45A               (2)        $190,768.31     Class PT2-I-IO-45             N/A                    N/A
Class PT2-I-45B               (3)        $190,768.31            N/A                    N/A                    N/A
Class PT2-I-46A               (2)        $180,376.37     Class PT2-I-IO-46             N/A                    N/A
Class PT2-I-46B               (3)        $180,376.37            N/A                    N/A                    N/A
Class PT2-I-47A               (2)        $170,557.99     Class PT2-I-IO-47             N/A                    N/A
Class PT2-I-47B               (3)        $170,557.99            N/A                    N/A                    N/A
Class PT2-I-48A               (2)        $161,288.13     Class PT2-I-IO-48             N/A                    N/A
Class PT2-I-48B               (3)        $161,288.13            N/A                    N/A                    N/A
Class PT2-I-49A               (2)        $152,530.87     Class PT2-I-IO-49             N/A                    N/A
Class PT2-I-49B               (3)        $152,530.87            N/A                    N/A                    N/A
Class PT2-I-50A               (2)        $144,257.39     Class PT2-I-IO-50             N/A                    N/A
Class PT2-I-50B               (3)        $144,257.39            N/A                    N/A                    N/A
Class PT2-I-51A               (2)        $136,440.54     Class PT2-I-IO-51             N/A                    N/A
Class PT2-I-51B               (3)        $136,440.54            N/A                    N/A                    N/A
Class PT2-I-52A               (2)        $129,054.41     Class PT2-I-IO-52             N/A                    N/A
Class PT2-I-52B               (3)        $129,054.41            N/A                    N/A                    N/A
Class PT2-I-53A               (2)        $122,076.34     Class PT2-I-IO-53             N/A                    N/A
Class PT2-I-53B               (3)        $122,076.34            N/A                    N/A                    N/A
Class PT2-I-54A               (2)        $115,481.34     Class PT2-I-IO-54             N/A                    N/A
Class PT2-I-54B               (3)        $115,481.34            N/A                    N/A                    N/A
Class PT2-I-55A               (2)        $109,248.93     Class PT2-I-IO-55             N/A                    N/A
Class PT2-I-55B               (3)        $109,248.93            N/A                    N/A                    N/A
Class PT2-I-56A               (2)         $92,236.59     Class PT2-I-IO-56             N/A                    N/A
Class PT2-I-56B               (3)         $92,236.59            N/A                    N/A                    N/A
Class PT2-I-57A               (2)         $87,306.93     Class PT2-I-IO-57             N/A                    N/A
Class PT2-I-57B               (3)         $87,306.93            N/A                    N/A                    N/A
Class PT2-I-58A               (2)      $1,250,686.34     Class PT2-I-IO-58             N/A                    N/A
Class PT2-I-58B               (3)      $1,250,686.34            N/A                    N/A                    N/A
Class PT2-I-IO-2              (7)                 (7)           N/A               Class PT1-I-2A         November 2006
Class PT2-I-IO-3              (7)                 (7)           N/A               Class PT1-I-3A         December 2006
Class PT2-I-IO-4              (7)                 (7)           N/A               Class PT1-I-4A         January 2007
Class PT2-I-IO-5              (7)                 (7)           N/A               Class PT1-I-5A         February 2007
Class PT2-I-IO-6              (7)                 (7)           N/A               Class PT1-I-6A          March 2007
Class PT2-I-IO-7              (7)                 (7)           N/A               Class PT1-I-7A          April 2007
Class PT2-I-IO-8              (7)                 (7)           N/A               Class PT1-I-8A           May 2007
Class PT2-I-IO-9              (7)                 (7)           N/A               Class PT1-I-9A           June 2007
Class PT2-I-IO-10             (7)                 (7)           N/A              Class PT1-I-10A           July 2007
Class PT2-I-IO-11             (7)                 (7)           N/A              Class PT1-I-11A          August 2007
Class PT2-I-IO-12             (7)                 (7)           N/A              Class PT1-I-12A        September 2007
Class PT2-I-IO-13             (7)                 (7)           N/A              Class PT1-I-13A         October 2007
Class PT2-I-IO-14             (7)                 (7)           N/A              Class PT1-I-14A         November 2007
Class PT2-I-IO-15             (7)                 (7)           N/A              Class PT1-I-15A         December 2007
Class PT2-I-IO-16             (7)                 (7)           N/A              Class PT1-I-16A         January 2008
Class PT2-I-IO-17             (7)                 (7)           N/A              Class PT1-I-17A         February 2008
Class PT2-I-IO-18             (7)                 (7)           N/A              Class PT1-I-18A          March 2008
Class PT2-I-IO-19             (7)                 (7)           N/A              Class PT1-I-19A          April 2008
Class PT2-I-IO-20             (7)                 (7)           N/A              Class PT1-I-20A           May 2008
Class PT2-I-IO-21             (7)                 (7)           N/A              Class PT1-I-21A           June 2008
Class PT2-I-IO-22             (7)                 (7)           N/A              Class PT1-I-22A           July 2008
Class PT2-I-IO-23             (7)                 (7)           N/A              Class PT1-I-23A          August 2008
Class PT2-I-IO-24             (7)                 (7)           N/A              Class PT1-I-24A        September 2008
Class PT2-I-IO-25             (7)                 (7)           N/A              Class PT1-I-25A         October 2008
Class PT2-I-IO-26             (7)                 (7)           N/A              Class PT1-I-26A         November 2008
Class PT2-I-IO-27             (7)                 (7)           N/A              Class PT1-I-27A         December 2008
Class PT2-I-IO-28             (7)                 (7)           N/A              Class PT1-I-28A         January 2009
Class PT2-I-IO-29             (7)                 (7)           N/A              Class PT1-I-29A         February 2009
Class PT2-I-IO-30             (7)                 (7)           N/A              Class PT1-I-30A          March 2009
Class PT2-I-IO-31             (7)                 (7)           N/A              Class PT1-I-31A          April 2009
Class PT2-I-IO-32             (7)                 (7)           N/A              Class PT1-I-32A           May 2009
Class PT2-I-IO-33             (7)                 (7)           N/A              Class PT1-I-33A           June 2009
Class PT2-I-IO-34             (7)                 (7)           N/A              Class PT1-I-34A           July 2009
Class PT2-I-IO-35             (7)                 (7)           N/A              Class PT1-I-35A          August 2009
Class PT2-I-IO-36             (7)                 (7)           N/A              Class PT1-I-36A        September 2009
Class PT2-I-IO-37             (7)                 (7)           N/A              Class PT1-I-37A         October 2009
Class PT2-I-IO-38             (7)                 (7)           N/A              Class PT1-I-38A         November 2009
Class PT2-I-IO-39             (7)                 (7)           N/A              Class PT1-I-39A         December 2009
Class PT2-I-IO-40             (7)                 (7)           N/A              Class PT1-I-40A         January 2010
Class PT2-I-IO-41             (7)                 (7)           N/A              Class PT1-I-41A         February 2010
Class PT2-I-IO-42             (7)                 (7)           N/A              Class PT1-I-42A          March 2010
Class PT2-I-IO-43             (7)                 (7)           N/A              Class PT1-I-43A          April 2010
Class PT2-I-IO-44             (7)                 (7)           N/A              Class PT1-I-44A           May 2010
Class PT2-I-IO-45             (7)                 (7)           N/A              Class PT1-I-45A           June 2010
Class PT2-I-IO-46             (7)                 (7)           N/A              Class PT1-I-46A           July 2010
Class PT2-I-IO-47             (7)                 (7)           N/A              Class PT1-I-47A          August 2010
Class PT2-I-IO-48             (7)                 (7)           N/A              Class PT1-I-48A        September 2010
Class PT2-I-IO-49             (7)                 (7)           N/A              Class PT1-I-49A         October 2010
Class PT2-I-IO-50             (7)                 (7)           N/A              Class PT1-I-50A         November 2010
Class PT2-I-IO-51             (7)                 (7)           N/A              Class PT1-I-51A         December 2010
Class PT2-I-IO-52             (7)                 (7)           N/A              Class PT1-I-52A         January 2011
Class PT2-I-IO-53             (7)                 (7)           N/A              Class PT1-I-53A         February 2011
Class PT2-I-IO-54             (7)                 (7)           N/A              Class PT1-I-54A          March 2011
Class PT2-I-IO-55             (7)                 (7)           N/A              Class PT1-I-55A          April 2011
Class PT2-I-IO-56             (7)                 (7)           N/A              Class PT1-I-56A           May 2011
Class PT2-I-IO-57             (7)                 (7)           N/A              Class PT1-I-57A           June 2011
Class PT2-I-IO-58             (7)                 (7)           N/A              Class PT1-I-58A           July 2011
Class PT2-II-1                (4)      $9,459,308.37            N/A                    N/A                    N/A
Class PT2-II-2A               (5)      $4,402,249.18     Class PT2-II-IO-2             N/A                    N/A
Class PT2-II-2B               (6)      $4,402,249.18            N/A                    N/A                    N/A
Class PT2-II-3A               (5)      $4,533,142.05     Class PT2-II-IO-3             N/A                    N/A
Class PT2-II-3B               (6)      $4,533,142.05            N/A                    N/A                    N/A
Class PT2-II-4A               (5)      $4,649,583.36     Class PT2-II-IO-4             N/A                    N/A
Class PT2-II-4B               (6)      $4,649,583.36            N/A                    N/A                    N/A
Class PT2-II-5A               (5)      $4,751,061.47     Class PT2-II-IO-5             N/A                    N/A
Class PT2-II-5B               (6)      $4,751,061.47            N/A                    N/A                    N/A
Class PT2-II-6A               (5)      $4,837,191.67     Class PT2-II-IO-6             N/A                    N/A
Class PT2-II-6B               (6)      $4,837,191.67            N/A                    N/A                    N/A
Class PT2-II-7A               (5)      $4,907,674.30     Class PT2-II-IO-7             N/A                    N/A
Class PT2-II-7B               (6)      $4,907,674.30            N/A                    N/A                    N/A
Class PT2-II-8A               (5)      $5,013,254.14     Class PT2-II-IO-8             N/A                    N/A
Class PT2-II-8B               (6)      $5,013,254.14            N/A                    N/A                    N/A
Class PT2-II-9A               (5)      $5,049,741.01     Class PT2-II-IO-9             N/A                    N/A
Class PT2-II-9B               (6)      $5,049,741.01            N/A                    N/A                    N/A
Class PT2-II-10A              (5)      $5,070,111.93     Class PT2-II-IO-10            N/A                    N/A
Class PT2-II-10B              (6)      $5,070,111.93            N/A                    N/A                    N/A
Class PT2-II-11A              (5)      $5,074,120.79     Class PT2-II-IO-11            N/A                    N/A
Class PT2-II-11B              (6)      $5,074,120.79            N/A                    N/A                    N/A
Class PT2-II-12A              (5)      $5,061,899.13     Class PT2-II-IO-12            N/A                    N/A
Class PT2-II-12B              (6)      $5,061,899.13            N/A                    N/A                    N/A
Class PT2-II-13A              (5)      $4,924,411.58     Class PT2-II-IO-13            N/A                    N/A
Class PT2-II-13B              (6)      $4,924,411.58            N/A                    N/A                    N/A
Class PT2-II-14A              (5)      $4,679,651.58     Class PT2-II-IO-14            N/A                    N/A
Class PT2-II-14B              (6)      $4,679,651.58            N/A                    N/A                    N/A
Class PT2-II-15A              (5)      $4,447,255.54     Class PT2-II-IO-15            N/A                    N/A
Class PT2-II-15B              (6)      $4,447,255.54            N/A                    N/A                    N/A
Class PT2-II-16A              (5)      $4,226,582.70     Class PT2-II-IO-16            N/A                    N/A
Class PT2-II-16B              (6)      $4,226,582.70            N/A                    N/A                    N/A
Class PT2-II-17A              (5)      $4,017,846.43     Class PT2-II-IO-17            N/A                    N/A
Class PT2-II-17B              (6)      $4,017,846.43            N/A                    N/A                    N/A
Class PT2-II-18A              (5)      $3,818,698.69     Class PT2-II-IO-18            N/A                    N/A
Class PT2-II-18B              (6)      $3,818,698.69            N/A                    N/A                    N/A
Class PT2-II-19A              (5)      $3,638,067.99     Class PT2-II-IO-19            N/A                    N/A
Class PT2-II-19B              (6)      $3,638,067.99            N/A                    N/A                    N/A
Class PT2-II-20A              (5)      $3,537,290.44     Class PT2-II-IO-20            N/A                    N/A
Class PT2-II-20B              (6)      $3,537,290.44            N/A                    N/A                    N/A
Class PT2-II-21A              (5)      $5,250,330.05     Class PT2-II-IO-21            N/A                    N/A
Class PT2-II-21B              (6)      $5,250,330.05            N/A                    N/A                    N/A
Class PT2-II-22A              (5)      $7,236,381.44     Class PT2-II-IO-22            N/A                    N/A
Class PT2-II-22B              (6)      $7,236,381.44            N/A                    N/A                    N/A
Class PT2-II-23A              (5)      $6,308,073.86     Class PT2-II-IO-23            N/A                    N/A
Class PT2-II-23B              (6)      $6,308,073.86            N/A                    N/A                    N/A
Class PT2-II-24A              (5)      $5,505,355.69     Class PT2-II-IO-24            N/A                    N/A
Class PT2-II-24B              (6)      $5,505,355.69            N/A                    N/A                    N/A
Class PT2-II-25A              (5)      $4,808,463.47     Class PT2-II-IO-25            N/A                    N/A
Class PT2-II-25B              (6)      $4,808,463.47            N/A                    N/A                    N/A
Class PT2-II-26A              (5)      $4,103,263.61     Class PT2-II-IO-26            N/A                    N/A
Class PT2-II-26B              (6)      $4,103,263.61            N/A                    N/A                    N/A
Class PT2-II-27A              (5)      $3,393,651.78     Class PT2-II-IO-27            N/A                    N/A
Class PT2-II-27B              (6)      $3,393,651.78            N/A                    N/A                    N/A
Class PT2-II-28A              (5)      $2,848,315.59     Class PT2-II-IO-28            N/A                    N/A
Class PT2-II-28B              (6)      $2,848,315.59            N/A                    N/A                    N/A
Class PT2-II-29A              (5)      $2,421,001.98     Class PT2-II-IO-29            N/A                    N/A
Class PT2-II-29B              (6)      $2,421,001.98            N/A                    N/A                    N/A
Class PT2-II-30A              (5)      $2,081,110.57     Class PT2-II-IO-30            N/A                    N/A
Class PT2-II-30B              (6)      $2,081,110.57            N/A                    N/A                    N/A
Class PT2-II-31A              (5)      $1,806,486.45     Class PT2-II-IO-31            N/A                    N/A
Class PT2-II-31B              (6)      $1,806,486.45            N/A                    N/A                    N/A
Class PT2-II-32A              (5)      $1,581,733.52     Class PT2-II-IO-32            N/A                    N/A
Class PT2-II-32B              (6)      $1,581,733.52            N/A                    N/A                    N/A
Class PT2-II-33A              (5)      $1,395,688.72     Class PT2-II-IO-33            N/A                    N/A
Class PT2-II-33B              (6)      $1,395,688.72            N/A                    N/A                    N/A
Class PT2-II-34A              (5)      $1,241,146.25     Class PT2-II-IO-34            N/A                    N/A
Class PT2-II-34B              (6)      $1,241,146.25            N/A                    N/A                    N/A
Class PT2-II-35A              (5)      $1,110,977.47     Class PT2-II-IO-35            N/A                    N/A
Class PT2-II-35B              (6)      $1,110,977.47            N/A                    N/A                    N/A
Class PT2-II-36A              (5)      $1,000,249.16     Class PT2-II-IO-36            N/A                    N/A
Class PT2-II-36B              (6)      $1,000,249.16            N/A                    N/A                    N/A
Class PT2-II-37A              (5)        $905,270.59     Class PT2-II-IO-37            N/A                    N/A
Class PT2-II-37B              (6)        $905,270.59            N/A                    N/A                    N/A
Class PT2-II-38A              (5)        $835,405.35     Class PT2-II-IO-38            N/A                    N/A
Class PT2-II-38B              (6)        $835,405.35            N/A                    N/A                    N/A
Class PT2-II-39A              (5)        $789,443.74     Class PT2-II-IO-39            N/A                    N/A
Class PT2-II-39B              (6)        $789,443.74            N/A                    N/A                    N/A
Class PT2-II-40A              (5)        $746,048.58     Class PT2-II-IO-40            N/A                    N/A
Class PT2-II-40B              (6)        $746,048.58            N/A                    N/A                    N/A
Class PT2-II-41A              (5)        $705,083.35     Class PT2-II-IO-41            N/A                    N/A
Class PT2-II-41B              (6)        $705,083.35            N/A                    N/A                    N/A
Class PT2-II-42A              (5)        $666,402.94     Class PT2-II-IO-42            N/A                    N/A
Class PT2-II-42B              (6)        $666,402.94            N/A                    N/A                    N/A
Class PT2-II-43A              (5)        $629,879.74     Class PT2-II-IO-43            N/A                    N/A
Class PT2-II-43B              (6)        $629,879.74            N/A                    N/A                    N/A
Class PT2-II-44A              (5)        $554,625.78     Class PT2-II-IO-44            N/A                    N/A
Class PT2-II-44B              (6)        $554,625.78            N/A                    N/A                    N/A
Class PT2-II-45A              (5)        $524,389.80     Class PT2-II-IO-45            N/A                    N/A
Class PT2-II-45B              (6)        $524,389.80            N/A                    N/A                    N/A
Class PT2-II-46A              (5)        $495,824.11     Class PT2-II-IO-46            N/A                    N/A
Class PT2-II-46B              (6)        $495,824.11            N/A                    N/A                    N/A
Class PT2-II-47A              (5)        $468,835.04     Class PT2-II-IO-47            N/A                    N/A
Class PT2-II-47B              (6)        $468,835.04            N/A                    N/A                    N/A
Class PT2-II-48A              (5)        $443,353.78     Class PT2-II-IO-48            N/A                    N/A
Class PT2-II-48B              (6)        $443,353.78            N/A                    N/A                    N/A
Class PT2-II-49A              (5)        $419,281.55     Class PT2-II-IO-49            N/A                    N/A
Class PT2-II-49B              (6)        $419,281.55            N/A                    N/A                    N/A
Class PT2-II-50A              (5)        $396,539.15     Class PT2-II-IO-50            N/A                    N/A
Class PT2-II-50B              (6)        $396,539.15            N/A                    N/A                    N/A
Class PT2-II-51A              (5)        $375,051.95     Class PT2-II-IO-51            N/A                    N/A
Class PT2-II-51B              (6)        $375,051.95            N/A                    N/A                    N/A
Class PT2-II-52A              (5)        $354,748.74     Class PT2-II-IO-52            N/A                    N/A
Class PT2-II-52B              (6)        $354,748.74            N/A                    N/A                    N/A
Class PT2-II-53A              (5)        $335,567.18     Class PT2-II-IO-53            N/A                    N/A
Class PT2-II-53B              (6)        $335,567.18            N/A                    N/A                    N/A
Class PT2-II-54A              (5)        $317,438.66     Class PT2-II-IO-54            N/A                    N/A
Class PT2-II-54B              (6)        $317,438.66            N/A                    N/A                    N/A
Class PT2-II-55A              (5)        $300,306.82     Class PT2-II-IO-55            N/A                    N/A
Class PT2-II-55B              (6)        $300,306.82            N/A                    N/A                    N/A
Class PT2-II-56A              (5)        $253,542.78     Class PT2-II-IO-56            N/A                    N/A
Class PT2-II-56B              (6)        $253,542.78            N/A                    N/A                    N/A
Class PT2-II-57A              (5)        $239,991.98     Class PT2-II-IO-57            N/A                    N/A
Class PT2-II-57B              (6)        $239,991.98            N/A                    N/A                    N/A
Class PT2-II-58A              (5)      $3,437,925.10     Class PT2-II-IO-58            N/A                    N/A
Class PT2-II-58B              (6)      $3,437,925.10            N/A                    N/A                    N/A
Class PT2-II-IO-2             (7)                 (7)           N/A              Class PT1-II-2A         November 2006
Class PT2-II-IO-3             (7)                 (7)           N/A              Class PT1-II-3A         December 2006
Class PT2-II-IO-4             (7)                 (7)           N/A              Class PT1-II-4A         January 2007
Class PT2-II-IO-5             (7)                 (7)           N/A              Class PT1-II-5A         February 2007
Class PT2-II-IO-6             (7)                 (7)           N/A              Class PT1-II-6A          March 2007
Class PT2-II-IO-7             (7)                 (7)           N/A              Class PT1-II-7A          April 2007
Class PT2-II-IO-8             (7)                 (7)           N/A              Class PT1-II-8A           May 2007
Class PT2-II-IO-9             (7)                 (7)           N/A              Class PT1-II-9A           June 2007
Class PT2-II-IO-10            (7)                 (7)           N/A              Class PT1-II-10A          July 2007
Class PT2-II-IO-11            (7)                 (7)           N/A              Class PT1-II-11A         August 2007
Class PT2-II-IO-12            (7)                 (7)           N/A              Class PT1-II-12A       September 2007
Class PT2-II-IO-13            (7)                 (7)           N/A              Class PT1-II-13A        October 2007
Class PT2-II-IO-14            (7)                 (7)           N/A              Class PT1-II-14A        November 2007
Class PT2-II-IO-15            (7)                 (7)           N/A              Class PT1-II-15A        December 2007
Class PT2-II-IO-16            (7)                 (7)           N/A              Class PT1-II-16A        January 2008
Class PT2-II-IO-17            (7)                 (7)           N/A              Class PT1-II-17A        February 2008
Class PT2-II-IO-18            (7)                 (7)           N/A              Class PT1-II-18A         March 2008
Class PT2-II-IO-19            (7)                 (7)           N/A              Class PT1-II-19A         April 2008
Class PT2-II-IO-20            (7)                 (7)           N/A              Class PT1-II-20A          May 2008
Class PT2-II-IO-21            (7)                 (7)           N/A              Class PT1-II-21A          June 2008
Class PT2-II-IO-22            (7)                 (7)           N/A              Class PT1-II-22A          July 2008
Class PT2-II-IO-23            (7)                 (7)           N/A              Class PT1-II-23A         August 2008
Class PT2-II-IO-24            (7)                 (7)           N/A              Class PT1-II-24A       September 2008
Class PT2-II-IO-25            (7)                 (7)           N/A              Class PT1-II-25A        October 2008
Class PT2-II-IO-26            (7)                 (7)           N/A              Class PT1-II-26A        November 2008
Class PT2-II-IO-27            (7)                 (7)           N/A              Class PT1-II-27A        December 2008
Class PT2-II-IO-28            (7)                 (7)           N/A              Class PT1-II-28A        January 2009
Class PT2-II-IO-29            (7)                 (7)           N/A              Class PT1-II-29A        February 2009
Class PT2-II-IO-30            (7)                 (7)           N/A              Class PT1-II-30A         March 2009
Class PT2-II-IO-31            (7)                 (7)           N/A              Class PT1-II-31A         April 2009
Class PT2-II-IO-32            (7)                 (7)           N/A              Class PT1-II-32A          May 2009
Class PT2-II-IO-33            (7)                 (7)           N/A              Class PT1-II-33A          June 2009
Class PT2-II-IO-34            (7)                 (7)           N/A              Class PT1-II-34A          July 2009
Class PT2-II-IO-35            (7)                 (7)           N/A              Class PT1-II-35A         August 2009
Class PT2-II-IO-36            (7)                 (7)           N/A              Class PT1-II-36A       September 2009
Class PT2-II-IO-37            (7)                 (7)           N/A              Class PT1-II-37A        October 2009
Class PT2-II-IO-38            (7)                 (7)           N/A              Class PT1-II-38A        November 2009
Class PT2-II-IO-39            (7)                 (7)           N/A              Class PT1-II-39A        December 2009
Class PT2-II-IO-40            (7)                 (7)           N/A              Class PT1-II-40A        January 2010
Class PT2-II-IO-41            (7)                 (7)           N/A              Class PT1-II-41A        February 2010
Class PT2-II-IO-42            (7)                 (7)           N/A              Class PT1-II-42A         March 2010
Class PT2-II-IO-43            (7)                 (7)           N/A              Class PT1-II-43A         April 2010
Class PT2-II-IO-44            (7)                 (7)           N/A              Class PT1-II-44A          May 2010
Class PT2-II-IO-45            (7)                 (7)           N/A              Class PT1-II-45A          June 2010
Class PT2-II-IO-46            (7)                 (7)           N/A              Class PT1-II-46A          July 2010
Class PT2-II-IO-47            (7)                 (7)           N/A              Class PT1-II-47A         August 2010
Class PT2-II-IO-48            (7)                 (7)           N/A              Class PT1-II-48A       September 2010
Class PT2-II-IO-49            (7)                 (7)           N/A              Class PT1-II-49A        October 2010
Class PT2-II-IO-50            (7)                 (7)           N/A              Class PT1-II-50A        November 2010
Class PT2-II-IO-51            (7)                 (7)           N/A              Class PT1-II-51A        December 2010
Class PT2-II-IO-52            (7)                 (7)           N/A              Class PT1-II-52A        January 2011
Class PT2-II-IO-53            (7)                 (7)           N/A              Class PT1-II-53A        February 2011
Class PT2-II-IO-54            (7)                 (7)           N/A              Class PT1-II-54A         March 2011
Class PT2-II-IO-55            (7)                 (7)           N/A              Class PT1-II-55A         April 2011
Class PT2-II-IO-56            (7)                 (7)           N/A              Class PT1-II-56A          May 2011
Class PT2-II-IO-57            (7)                 (7)           N/A              Class PT1-II-57A          June 2011
Class PT2-II-IO-58            (7)                 (7)           N/A              Class PT1-II-58A          July 2011
Class PT2-R                   (8)                 (8)           N/A                    N/A                    N/A

-----------------
(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-2 Interest Rate") equal to the Pooling Tier REMIC-1 Loan Group I WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling Tier REMIC-1 Interest Rates on the Pooling Tier REMIC-1 Regular Interests relating to the Group I Mortgage Loans and having an "A" in their class designation, provided that, on each Distribution Date on which interest is distributable on the Corresponding Pooling Tier REMIC-2 IO Interest, this Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate equal to Swap LIBOR subject to a maximum rate equal to the weighted average of the Pooling Tier REMIC-1 Interest Rates on the Pooling Tier REMIC-1 Regular Interests relating to the Group I Mortgage Loans and having an "A" in their class designation.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling Tier REMIC-1 Interest Rates on the Pooling Tier REMIC-1 Regular Interests relating to the Group I Mortgage Loans and having a "B" in their class designation.

(4) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling Tier REMIC-2 Interest Rate") equal to the Pooling Tier REMIC-1 Loan Group II WAC Rate.

(5) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to the Group II Mortgage Loans and having an "A" in their class designation, provided that, on each Distribution Date on which interest is distributable on the Corresponding Pooling-Tier REMIC-2 IO Interest, this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate equal to Swap LIBOR subject to a maximum rate equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to the Group II Mortgage Loans and having an "A" in their class designation.

(6) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to the Group II Mortgage Loans and having a "B" in their class designation.

(7) Each Pooling Tier REMIC-2 IO Interest is an interest-only interest and does not have a principal balance but has a notional balance ("Pooling Tier REMIC-2 IO Notional Balance") equal to the Pooling Tier REMIC-1 Principal Amount of the Corresponding Pooling Tier REMIC-1 Regular Interest. From the Closing Date through and including the Corresponding Actual Crossover Distribution Date, each Pooling Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Corresponding Pooling Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Pooling Tier REMIC-1 Interest Rate for the Corresponding Pooling Tier REMIC-1 Regular Interest over (ii) Swap LIBOR. After the related Corresponding Actual Crossover Distribution Date, the Pooling Tier REMIC-2 IO Interest shall not accrue interest.

(8) The Class PT2-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans for such Distribution Date shall be distributed to the Pooling Tier REMIC-2 Regular Interests at the Pooling Tier REMIC-2 Interest Rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group I Mortgage Loans (including, for the first Distribution Date only, the portion of the Closing Date Deposit Amount allocable to the Group I Mortgage Loans) shall be allocated to the then outstanding Pooling Tier REMIC-2 Regular Interests (other than the Pooling Tier REMIC-2 IO Interests) relating to the Group I Mortgage Loans with the lowest numerical denomination until the Pooling Tier REMIC-2 Principal Amount of such interest or interests, as the case may be, is reduced to zero, provided that, for Pooling Tier REMIC-2 Regular Interests Mortgage Loans with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling Tier REMIC-2 Regular Interests until the Pooling-Tier REMIC-2 Principal Amount of such interests is reduced to zero.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group II Mortgage Loans (including, for the first Distribution Date only, the portion of the Closing Date Deposit Amount allocable to the Group II Mortgage Loans) shall be allocated to the outstanding Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests) relating to the Group II Mortgage Loans with the lowest numerical denomination until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero, provided that, for Pooling-Tier REMIC-2 Regular Interests relating to the Group II Mortgage Loans with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-2 Regular Interests until the Pooling-Tier REMIC-2 Principal Amount of such interests is reduced to zero.

                                Lower Tier REMIC

            The Lower Tier REMIC shall issue the following interests, and each such interest, other than the Class LT-R Interest, is hereby designated as a regular interest in the Lower Tier REMIC. The Class LT-R Interest is hereby designated as the sole class of residual interest in the Lower Tier REMIC and shall be represented by the Class R-II Certificates.

                                                                                       Corresponding
                                 Lower Tier                                             Upper Tier
Lower Tier REMIC                    REMIC             Initial Lower Tier               REMIC Regular
Class Designation               Interest Rate       REMIC Principal Amount               Interest
-----------------------------   -------------   -----------------------------   ---------------------------
Class LT-A-1                         (1)        1/4 Corresponding Upper Tier                A-1
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-A-2A                        (1)        1/4 Corresponding Upper Tier               A-2A
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-A-2B                        (1)        1/4 Corresponding Upper Tier               A-2B
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-A-2C                        (1)        1/4 Corresponding Upper Tier               A-2C
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-M-1                         (1)        1/4 Corresponding Upper Tier                M-1
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-M-2                         (1)        1/4 Corresponding Upper Tier                M-2
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-M-3                         (1)        1/4 Corresponding Upper Tier                M-3
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-M-4                         (1)        1/4 Corresponding Upper Tier                M-4
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-M-5                         (1)        1/4 Corresponding Upper Tier                M-5
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-B-1                         (1)        1/4 Corresponding Upper Tier                B-1
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-B-2                         (1)        1/4 Corresponding Upper Tier                B-2
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-B-3                         (1)        1/4 Corresponding Upper Tier                B-3
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-B-4                         (1)        1/4 Corresponding Upper Tier                B-4
                                                REMIC Regular Interest
                                                initial Class Principal
                                                Balance

Class LT-Accrual                     (1)        1/4 Pool Stated Principal                   N/A
                                                Balance plus 1/2 Subordinated
                                                Amount

Class LT-                            (1)        0.01% initial Group                         N/A
Group I(SUB)                                    Subordinate Amount of the
                                                Group I Mortgage Loans (6)

Class LT-                            (2)        0.01% initial aggregate                     N/A
Group I                                         Stated Principal Balance of
                                                the Group I Mortgage
                                                Loans (6)

Class LT-                            (1)        0.01% initial Group                         N/A
Group II(SUB)                                   Subordinate Amount of the
                                                Group II Mortgage Loans (6)

Class LT-                            (3)        0.01% initial aggregate                     N/A
Group II                                        Stated Principal Balance of
                                                the Group II Mortgage
                                                Loans (6)

Class LT-XX                          (1)        1/2 initial aggregate Stated                N/A
                                                Principal Balance of the
                                                Mortgage Loans, less
                                                aggregate Initial Lower Tier
                                                REMIC Principal Amounts of
                                                Class LT-Group I(SUB),
                                                Class LT-Group I,
                                                Class LT-Group II(SUB) and
                                                Class LT-Group II Interests
Class LT-IO                          (4)                  (4)                               N/A

Class LT-R                           (5)                  (5)                               N/A

------------------------------
(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the Lower Tier REMIC WAC Rate.

(2) The interest rate with respect to any Distribution Date for the Class LT-Group I Interest is a per annum variable rate (expressed as a percentage rounded to eight decimal places) equal to the weighted average of the pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests) relating to the Group I Mortgage Loans.

(3) The interest rate with respect to any Distribution Date for the Class LT-Group II Interest is a per annum variable rate (expressed as a percentage rounded to eight decimal places) equal to the weighted average of the Pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests) relating to the Group II Mortgage Loans.

(4) This Lower Tier Regular Interest is an interest-only interest and does not have a Lower Tier REMIC Principal Amount. On each Distribution Date, this Lower Tier Regular Interest shall be entitled to receive all interest distributable on the Pooling Tier REMIC-2 IO Interests.

(5) The Class LT-R Interest is the sole class of residual interest in the Lower Tier REMIC and it does not have a principal amount or an interest rate.

(6) For all Distribution Dates, the Lower Tier Principal Amount of these Lower Tier REMIC Regular Interests shall be rounded to eight decimal places.

            Each Lower Tier REMIC Regular Interest is hereby designated as a regular interest in the Lower Tier REMIC. The Class LT-A-1, Class LT-A-2A, Class LT-A-2B, Class LT-A-2C, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-B-1, Class LT-B-2, Class LT-B-3 and Class LT-B-4 Interests are hereby designated the LT Accretion Directed Classes (the "LT Accretion Directed Classes").

            On each Distribution Date, 25% of the increase in the Subordinated Amount shall be payable as a reduction of the Lower Tier REMIC Principal Amount of the LT Accretion Directed Classes (each such Class will be reduced by an amount equal to 25% of any increase in the Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Corresponding Class) and shall be accrued and added to the Lower Tier REMIC Principal Amount of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower Tier REMIC Principal Amount of the Class LT-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans (including, for the first Distribution Date only, the Closing Date Deposit Amount) and all Subsequent Recoveries allocable to principal shall be allocated (i) 25% to the Class LT-Accrual Interest, (ii) 25% to the LT Accretion Directed Classes (such principal payments and Subsequent Recoveries shall be allocated among such LT Accretion Directed Classes in an amount equal to 25% of the principal amounts and Subsequent Recoveries allocated to their respective Corresponding Classes), until paid in full and (iii) 50% to Class LT-Group I(SUB) Interest, Class LT-Group I Interest, Class LT-Group II(SUB) Interest, Class LT-Group II Interest and Class LT-XX Interest (and further allocated among these Lower Tier REMIC Regular Interests in the manner described in the next sentence). As among the Class LT-Group I(SUB) Interest, Class LT-Group I Interest, Class LT-Group II(SUB) Interest, Class LT-Group II Interest and Class LT-XX Interest, all payments of scheduled principal and prepayments of principal generated by the Mortgage Loans and Subsequent Recoveries referred to in clause (iii) of the previous sentence shall be allocated (i) first, to the Class LT-Group I(SUB) Interest, and Class LT-Group II(SUB) Interest, each from the related Loan Group, so that their respective Lower Tier REMIC Principal Amount (computed to at least eight decimal places) is equal to 0.01% of the related Group Subordinate Amount (except that if any such amount is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to the Class LT-Group I(SUB) Interest and Class LT-Group II(SUB) Interest, as applicable, such that the Lower Tier REMIC Subordinated Balance Ratio is maintained); (ii) second, to the Class LT-Group I Interest and the Class LT-Group II Interest 0.01% of the principal collected in respect of the related Loan Group; and (iii) third, any remaining amounts of principal shall be distributed to the Class LT-XX Interest. Notwithstanding the above, principal payments allocated to the Class X Interest that result in the reduction in the Subordinated Amount shall be allocated (i) 50% to the Class LT-Accrual Interest (until paid in full) and (ii) 50% to the Class LT-Group I(SUB) Interest, the Class LT-Group II(SUB) Interest, the Class LT-Group I Interest, the Class LT-Group II Interest and the Class LT-XX Interest (and allocated among these Lower Tier REMIC Regular Interests in a manner similar to that described in the immediately preceding sentence).

            Reductions to Lower Tier REMIC Principal Amounts as a result of Realized Losses and increases in Lower Tier REMIC Principal Amounts as a result of Subsequent Recoveries shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower Tier REMIC Principal Amount of each LT Accretion Directed Class is equal to 25% of the Class Certificate Balance of its Corresponding Class, (ii) the Class LT-Accrual Interest is equal to 25% of the aggregate Stated Principal Balance of the Mortgage Loans plus 25% of the Subordinated Amount, (iii) the Class LT-Group I(SUB) Interest is equal to 0.01% of the Group Subordinate Amount of the Group I Mortgage Loans, (iv) the Class LT-Group II(SUB) Interest is equal to 0.01% of the Group Subordinate Amount of the Group II Mortgage Loans, (v) the Class LT-Group I Interest is equal to 0.01% of the aggregate Stated Principal Balance of the Group I Mortgage Loans, (vi) the Class LT-Group II Interest is equal to 0.01% of the aggregate Stated Principal Balance of the Group II Mortgage Loans and (vii) the remainder shall be applied to the Class LT-XX Interest.

                                Upper Tier REMIC

            The Upper Tier REMIC shall issue the following classes of Upper Tier REMIC Regular Interests and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper Tier REMIC. The Class UT-R Interest is hereby designated as the sole class of residual interests in the Upper Tier REMIC and shall be represented by the Class R-II Certificates.

                                           Initial Upper      Corresponding
  Upper Tier REMIC     Upper Tier REMIC      Tier REMIC          Class of
  Class Designation     Interest Rate     Principal Amount     Certificates
--------------------- ------------------ ------------------ ------------------
Class A-1                    (1)            $ 90,275,000      Class A-1
Class A-2A                   (2)            $138,188,000      Class A-2A
Class A-2B                   (2)            $ 94,015,000      Class A-2B
Class A-2C                   (2)            $ 15,949,000      Class A-2C
Class M-1                    (3)            $ 19,348,000      Class M-1
Class M-2                    (3)            $ 18,492,000      Class M-2
Class M-3                    (3)            $  6,022,000      Class M-3
Class M-4                    (3)            $ 13,976,000      Class M-4
Class M-5                    (3)            $  4,515,000      Class M-5
Class B-1                    (3)            $  4,515,000      Class B-1
Class B-2                    (3)            $  3,870,000      Class B-2
Class B-3                    (3)            $  5,375,000      Class B-3
Class B-4                    (3)            $  6,235,000      Class B-4
Class IO                     (4)                (4)
Class X                      (5)                (5)           Class X (5)
Class UT-R                   (6)                (6)           Class R-II

----------------
(1) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the Group I Loan Cap) for the Corresponding Class of Certificates and (ii) the Lower-Tier Interest Rate for the Class LT-Group I Interest (the "Upper-Tier REMIC Loan Group I Rate").

(2) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the Group II Loan Cap) for the Corresponding Class of Certificates and (ii) the Lower-Tier Interest Rate for the Class LT-Group II Interest (the "Upper-Tier REMIC Loan Group II Rate").

(3) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the Pool Cap) for the Corresponding Class of Certificates and (ii) the Upper-Tier REMIC Pool Cap Rate.

(4) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date, the Class IO Interest shall be entitled to receive all interest distributable on the Class LT-IO Interest. This interest shall be beneficially owned by the holders of the Class X Certificates and shall be held as an asset of the Supplemental Interest Account.

(5) The Class X Interest has an initial principal balance of $9,246,521 but it will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X Interest shall have a notional principal balance equal to the aggregate of the Lower Tier Principal Amounts of the Lower Tier REMIC Regular Interests (other than the Class LT-IO Interest) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class X Interest shall bear interest at a rate equal to the excess, if any, of the Lower Tier REMIC WAC Rate over the product of (i) 2 and (ii) the weighted average Lower Tier REMIC Interest Rate of the Lower Tier REMIC Regular Interests (other than Class LT-Group I(SUB), Class LT-Group I, Class LT-Group II(SUB), Class LT-Group II, Class LT-XX and Class LT-IO Interests), where the Lower Tier REMIC Interest Rate on the Class LT-Accrual Interest is subject to a cap equal to zero and each LT-Accretion Directed Class is subject to a cap equal to the Upper Tier Interest Rate on its Corresponding Class of Upper Tier Regular Interest. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class X Interest shall be deferred in an amount equal to any increase in the Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(6) The Class UT-R Interest does not have an interest rate or a principal balance.

            On each Distribution Date, interest distributable in respect of the Lower Tier Interests for such Distribution Date shall be deemed to be distributed on the interests in the Upper Tier REMIC at the rates shown above, provided that the Class IO Interest shall be entitled to receive interest before any other interest in the Upper Tier REMIC.

            On each Distribution Date, all Realized Losses, Subsequent Recoveries and all payments of principal shall be allocated to the Upper Tier Interests until the outstanding principal balance of each such interest equals the outstanding Class Certificate Balance of the Corresponding Class of Certificates as of such Distribution Date.

                          Certificates

                                               Class
                      Class Pass-Through    Certificate
  Class Designation          Rate             Balance
-------------------- -------------------- ----------------
Class A-1 (7)                (1)           $ 90,275,000
Class A-2A (7)               (2)           $138,188,000
Class A-2B (7)               (2)           $ 94,015,000
Class A-2C (7)               (2)           $ 15,949,000
Class M-1 (7)                (3)           $ 19,348,000
Class M-2 (7)                (3)           $ 18,492,000
Class M-3 (7)                (3)           $  6,022,000
Class M-4 (7)                (3)           $ 13,976,000
Class M-5 (7)                (3)           $  4,515,000
Class B-1 (7)                (3)           $  4,515,000
Class B-2 (7)                (3)           $  3,870,000
Class B-3 (7)                (3)           $  5,375,000
Class B-4 (7)                (3)           $  6,235,000
Class X                      (4)                (4)
Class R-I                    (5)                (5)
Class R-II                   (6)                (6)

--------------
(1) The Class A-1 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Group I Loan Cap.

(2) The Class A-2A, Class A-2B and Class A-2C Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Group II Loan Cap.

(3) The Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of
      (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Pool Cap.

(4) The Class X Certificates will represent beneficial ownership of the Class X Interest, the Class IO Interest, the right to receive Class IO Shortfalls, the Cap Agreement, the Interest Rate Swap Agreement, amounts in the Supplemental Interest Account, subject to the obligation to pay Net Swap Payments to the Swap Provider and Upper Tier Carry Forward Amounts to the LIBOR Certificates and, without duplication, Basis Risk Carry Forward Amounts to the LIBOR Certificates and amounts in the Excess Reserve Fund Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk Carry Forward Amounts to the LIBOR Certificates. For federal income tax purposes, the Trustee will treat a Class X Certificateholder's obligation to make payments to the LIBOR Certificates of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account and the Supplemental Interest Account and, without duplication, Upper Tier Carry Forward Amounts from the Supplemental Interest Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders in favor of each Class of LIBOR Certificates. Such rights of the Class X Certificateholders and LIBOR Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code. The Class X Certificates do not have a Class Certificate Balance.

(5) The Class R-I Certificates do not have a principal balance or an interest rate. The Class R-I Certificates represent the residual interest in Pooling Tier REMIC-1.

(6) The Class R-II Certificates do not have a principal balance or an interest rate. The Class R-II Certificates represent ownership of the Class PT2-R Interest, the Class LT-R Interest and the Class UT-R Interest.

(7) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper Tier REMIC Regular Interest but also the right to receive payments from the Excess Reserve Fund Account and Supplemental Interest Account in respect of any Basis Risk Carry Forward Amounts and, without duplication, from the Supplemental Interest Account in respect of Upper Tier Carry Forward Amounts. Each of these Certificates will also be subject to the obligation to pay Class IO Shortfalls as described in Section 8.13. For federal income tax purposes, any amount distributed on the LIBOR Certificates on any such Distribution Date in excess of the amount distributable on their Corresponding Class of Upper Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Supplemental Interest Account, as applicable, and any amount distributable on such Corresponding Class of Upper Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Corresponding Class of Certificates on such Distribution Date shall be treated as having been paid to the Supplemental Interest Account, all pursuant to, and as further provided in Section 8.13. For federal income tax purposes, the Trustee will treat a LIBOR Certificateholder's right to receive payments from the Excess Reserve Fund Account and Supplemental Interest Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders.

            The minimum denomination for each Class of Certificates, other than the Class P and Class X Certificates and the Residual Certificates, will be $25,000 with integral multiples of $1 in excess thereof except that one Certificate in each Class may be issued in a different amount. The minimum denomination for each of the Class P and Class X Certificates will be a 1% Percentage Interest in such Class, and the minimum denomination for the Residual Certificates shall be 100% Percentage Interest in such Class.

            It is expected that each Class of Certificates will receive its final distribution on or prior to the applicable Final Scheduled Distribution Date.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates...... All Classes of Certificates other than the
                              Physical Certificates.

Class A Certificates......... Class A-1, Class A-2A, Class A-2B and
                              Class A-2C Certificates.

Class B Certificates......... Class B-1, Class B-2, Class B-3 and Class B-4
                              Certificates.

Class M Certificates......... Class M-1, Class M-2, Class M-3, Class M-4 and
                              Class M-5 Certificates.

Delay Certificates........... None.

ERISA-Restricted
  Certificates............... Class P and Class X Certificates and the Residual
                              Certificates; any certificate with a rating below the lowest applicable permitted rating under the Underwriters' Exemption.

Group I Class A Certificates. Class A-1 Certificates.

Group II Class A Certificates Class A-2A, Class A-2B and Class A-2C
                              Certificates.



LIBOR Certificates........... Class A and Subordinated Certificates.

Non-Delay Certificates....... Class A, Class X and Subordinated Certificates.

Offered Certificates......... All Classes of Certificates other than the Private
                              Certificates.

Physical Certificates........ Class P and Class X Certificates and the
                              Residual Certificates.

Private Certificates......... Class A-1, Class B-4, Class P and Class X
                              Certificates and the Residual Certificates.

Rating Agencies.............. Moody's, Fitch, Standard & Poor's and DBRS.

Regular Certificates......... All Classes of Certificates other than the Class P
                              Certificates and the Residual Certificates.

Residual Certificates........ Class R-I and Class R-II Certificates.

Sequential Class M
Certificates................. Class M-1, Class M-2 and Class M-3 Certificates.

Subordinated Certificates.... Class M and Class B Certificates.

                                   ARTICLE I

                                   DEFINITIONS

            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices set forth in Section 3.01(a) of this Agreement.

            Account: Any of the Collection Account, the Distribution Account, any Escrow Account, the Supplemental Interest Account, the Supplemental Float Account or the Excess Reserve Fund Account. Each Account shall be an Eligible Account.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of LIBOR Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class' share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.02.

            Additional Disclosure Notification: As defined in Section 8.12(c).

            Additional Form 10-D Disclosure: As defined in Section 8.12(b).

            Additional Form 10-K Disclosure: As defined in Section 8.12(c).

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan.

            Adjusted Net Mortgage Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Expense Fee Rate.

            Adjustment Date: As to any Adjustable Rate Mortgage Loan, the first Due Date on which the related Mortgage Rate adjusts as set forth in the related Mortgage Note and each Due Date thereafter on which the Mortgage Rate adjusts as set forth in the related Mortgage Note.

            Advance: Any P&I Advance or Servicing Advance.

            Advance Facility: A financing or other facility as described in
Section 10.10.

            Advancing Person: The Person to whom the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances have been assigned pursuant to Section 10.10.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Pooling and Servicing Agreement and all amendments or supplements hereto.

            Amount Held for Future Distribution: As to the Certificates on any Distribution Date, the aggregate amount held in the Collection Account at the close of business on the related Determination Date on account of (i) Principal Prepayments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and Subsequent Recoveries on the Mortgage Loans received after the end of the related Prepayment Period and (ii) all Scheduled Payments on the Mortgage Loans due after the end of the related Due Period.

            Analytics Company: Intex Solutions, Inc., or any other bond analytics service provider identified to the Trustee by the Depositor.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the LIBOR Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans, to the extent received by the Trustee (x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received by the Servicer on or prior to the related Determination Date, together with any P&I Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries received by the Servicer during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Mortgage Loans received by the Servicer during the related Prepayment Period together with all Compensating Interest paid by the Servicer in connection therewith (excluding any Prepayment Charges); (iv) all Substitution Adjustment Amounts with respect to substitutions of Mortgage Loans that occur on or prior to the related Determination Date; (v) all amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Mortgage Loan repurchased on or prior to the related Determination Date; and (vi) the proceeds with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01; reduced by (y) amounts in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicer, the Depositor, the Custodian, the PMI Insurer or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

            Balloon Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or Scheduled Payments of principal (not including the payment due on its stated maturity date) that are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Excess Subordinated Amount, if any, for such Distribution Date.

            Basis Risk Carry Forward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of LIBOR Certificates is based upon a Group Loan Cap or the Pool Cap, as applicable, the excess of (i) the Accrued Certificate Interest Distribution Amount such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such rate been calculated as the sum of LIBOR and the applicable Pass-Through Margin on such Class of Certificates for such Distribution Date, over (ii) the Accrued Certificate Interest Distribution Amount payable on such Class of Certificates on such Distribution Date taking into account (a) with respect to the Group I Class A Certificates, the Group I Loan Cap, (b) with respect to the Group II Class A Certificates, the Group II Loan Cap, and (c) with respect to each other Class of LIBOR Certificates, the Pool Cap, and (B) the portion of any such excess described in clause (A) for such Class of Certificates from all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date.

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to any reduction for (x) amounts paid from the Excess Reserve Fund Account to pay any Basis Risk Carry Forward Amount or (y) any Defaulted Swap Termination Payment).

            Best's: Best's Key Rating Guide, as the same shall be amended from time to time.

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the State of New York, California, New Jersey or Delaware, (b) the State in which the Servicer's servicing operations are located, or (c) any State in which the Trustee's Corporate Trust Office is located, are authorized or obligated by law or executive order to be closed.

            Cap Agreement: The interest rate cap agreement, dated October 31, 2006, between the Cap Provider and the Trustee, a copy of which is attached hereto as Exhibit U.

            Cap Provider: Barclays Bank PLC, a bank authorized and regulated by the United Kingdom's Financial Services Authority and a member of the London Stock Exchange, and its successors in interest.

            Certificate: Any one of the Certificates executed by the Trustee in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Certificates, other than the Class X or Class P Certificates or the Residual Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Certificates, reduced by any Applied Realized Loss Amounts allocated to such Class of Certificates pursuant to Section 4.05; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of Unpaid Realized Loss Amount for such Class or Classes for such Distribution
Date). The Class P and Class X Certificates and the Residual Certificates have no Certificate Balance.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any Affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Trustee is entitled to rely conclusively on a certification of the Depositor or any Affiliate of the Depositor in determining which Certificates are registered in the name of an Affiliate of the Depositor.

            Class: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

            Class A Certificate Group: The Group I Class A Certificates or the Group II Class A Certificates, as applicable.

            Class A Certificates: As specified in the Preliminary Statement.

            Class A Principal Allocation Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, determined as follows: (A) with respect to the Group I Class A Certificates, a fraction, the numerator of which is (x) the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group I Mortgage Loans and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date; and (B) with respect to the Group II Class A Certificates, a fraction, the numerator of which is (x) the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group II Mortgage Loans and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 57.40% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Class A-1 Certificates: All Certificates bearing the class designation of "Class A-1."

            Class A-2 Certificates: Collectively, the Class A-2A, Class A-2B and Class A-2C Certificates.

            Class A-2A Certificates: All Certificates bearing the class designation of "Class A-2A."

            Class A-2B Certificates: All Certificates bearing the class designation of "Class A-2B."

            Class A-2C Certificates: All Certificates bearing the class designation of "Class A-2C."

            Class B Certificates: As specified in the Preliminary Statement.

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1."

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the aggregate Class Certificate Balances of the Sequential Class M Certificates (after taking into account the distribution of the Sequential Class M Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date) and (E) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 88.50% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2."

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the aggregate Class Certificate Balances of the Sequential Class M Certificates (after taking into account the distribution of the Sequential Class M Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date) and (F) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 90.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3."

            Class B-3 Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the aggregate Class Certificate Balances of the Sequential Class M Certificates (after taking into account the distribution of the Sequential Class M Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date) and (G) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 92.80% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Class B-4 Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the aggregate Class Certificate Balances of the Sequential Class M Certificates (after taking into account the distribution of the Sequential Class M Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class B-3 Certificates (after taking into account the distribution of the Class B-3 Principal Distribution Amount for such Distribution Date) and (H) the Class Certificate Balance of the Class B-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 95.70% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class IO Interest: As specified in the Preliminary Statement.

            Class IO Shortfall: As defined in Section 8.13. For the avoidance of doubt, the Class IO Shortfall for any Distribution Date shall equal the amount payable to the Class X Certificates in respect of amounts due to the Swap Provider on such Distribution Date (other than Defaulted Swap Termination Payments) in excess of the amount payable on the Class X Interest (prior to reduction for any Basis Risk Payments or Defaulted Swap Termination Payments) or Class IO Interest on such Distribution Date, all as further provided in Section 8.13.

            Class LT-R Interest: The sole class of "residual interest" in the Lower Tier REMIC evidenced by the Class R-II Certificates.

            Class M Certificates: As specified in the Preliminary Statement.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1."

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2."

            Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3."

            Class M-4 Certificates: All Certificates bearing the class designation of "Class M-4."

            Class M-4 Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the aggregate Class Certificate Balances of the Sequential Class M Certificates (after taking into account the distribution of the Sequential Class M Principal Distribution Amount for such Distribution Date) and (C) the Class Certificate Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 84.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Class M-5 Certificates: All Certificates bearing the class designation of "Class M-5."

            Class M-5 Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the aggregate Class Certificate Balances of the Sequential Class M Certificates (after taking into account the distribution of the Sequential Class M Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date) and (D) the Class Certificate Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 86.40% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Class P Certificates: All Certificates bearing the class designation of "Class P."

            Class PT1-R Interest: The residual interest in Pooling Tier REMIC-1 as described in the Preliminary Statement and the related footnote thereto.

            Class PT2-R Interest: The residual interest in Pooling Tier REMIC-2 as described in the Preliminary Statement and the related footnote thereto.

            Class R-I Certificates: All Certificates bearing the class designation of "Class R-I."

            Class R-II Certificates: All Certificates bearing the class designation of "Class R-II."

            Class UT-R Interest: The sole class of "residual interest" in the Upper Tier REMIC evidenced by the Class R-II Certificate.

            Class X Certificates: All Certificates bearing the class designation of "Class X."

            Class X Distributable Amount: On any Distribution Date, the sum of
(i) as a distribution in respect of interest, the amount of interest that has accrued on the Class X Interest (as set forth in the Preliminary Statement) and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus (without duplication) (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Interest which is distributable as a Subordination Reduction Amount, minus (iii) any Defaulted Swap Termination Payment payable to the Swap Provider and any amounts paid from the Excess Reserve Fund Account to pay Basis Risk Carry Forward Amounts.

            Class X Interest: The Upper Tier REMIC Regular Interest represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Closing Date: October 31, 2006.

            Closing Date Deposit Amount: $140,000 (all of which is allocable to principal) deposited by the Depositor into the Distribution Account on the Closing Date.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: As defined in Section 3.10(a).

            Combined Loan-to-Value Ratio or CLTV: As of any date and as to any Second-Lien Mortgage Loan, the ratio (expressed as a percentage) of the (a) sum of (i) the outstanding principal balance of the Second-Lien Mortgage Loan and
(ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second-Lien Mortgage Loan and which are secured by the same Mortgaged Property to (b) (i) in the case of a purchase, the lesser of (A) the sale price of the Mortgaged Property and
(B) its appraised value at the time of sale, or (ii) in the case of a refinancing or modification, the appraised value of the Mortgaged Property at the time of the refinancing or modification.

            Commission: The United States Securities and Exchange Commission.

            Compensating Interest: For any Distribution Date, the lesser of (a) the amount, if any, by which the Prepayment Interest Shortfall, if any, for such Distribution Date, with respect to voluntary Principal Prepayments in Full (excluding any payments made upon liquidation of any Mortgage Loan) exceeds all Prepayment Interest Excesses for such Distribution Date on the Mortgage Loans, and (b) the amount of the Servicing Fee payable to the Servicer for such Distribution Date.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Corporate Trust Office: The designated office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located (i) for purposes of Certificate transfers, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479,
Attention: Corporate Trust Services - SABR 2006-NC3 and (ii) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention:
Client Manager-SABR 2006-NC3, facsimile no. (410) 715-2380, and which is the address to which notices to and correspondence with the Trustee should be directed.

            Corresponding Actual Crossover Distribution Date: For each Pooling Tier REMIC-2 IO Interest, the related Corresponding Scheduled Crossover Distribution Date, unless on such date two times the aggregate Pooling Tier REMIC-2 IO Notional Balance of each other Pooling Tier REMIC-2 IO Interest then outstanding is less than the scheduled swap notional amount of the Interest Rate Swap Agreement applicable for such Distribution Date, in which case the Corresponding Actual Crossover Distribution Date for such Pooling Tier REMIC-2 IO Interest shall be the first Distribution Date thereafter on which two times the Pooling Tier REMIC-2 IO Notional Balance of each other Pooling Tier REMIC-2 IO Interest then outstanding is greater than or equal to the scheduled swap notional amount of the Interest Rate Swap Agreement.

            Corresponding Class: The class of interests in the Lower Tier REMIC or Upper Tier REMIC created under this Agreement that corresponds to the Class of interests in the other such REMIC, as applicable, or to a Class of Certificates in the manner set out below:

       Corresponding          Corresponding
     Lower Tier REMIC       Upper Tier REMIC  Corresponding Class of
     Class Designation      Regular Interest       Certificates
   --------------------- ------------------- -----------------------
       Class LT-A-1             Class A-1            Class A-1
       Class LT-A-2A           Class A-2A           Class A-2A
       Class LT-A-2B           Class A-2B           Class A-2B
       Class LT-A-2C           Class A-2C           Class A-2C
       Class LT-M-1             Class M-1            Class M-1
       Class LT-M-2             Class M-2            Class M-2
       Class LT-M-3             Class M-3            Class M-3
       Class LT-M-4             Class M-4            Class M-4
       Class LT-M-5             Class M-5            Class M-5
       Class LT-B-1             Class B-1            Class B-1
       Class LT-B-2             Class B-2            Class B-2
       Class LT-B-3             Class B-3            Class B-3
       Class LT-B-4             Class B-4            Class B-4

            Corresponding Pooling Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Corresponding Pooling Tier REMIC-2 IO Interest: As described in the Preliminary Statement.

            Corresponding Scheduled Crossover Distribution Date: The Distribution Date in the month and year specified in the Preliminary Statement corresponding to a Pooling Tier REMIC-2 IO Interest.

            Corresponding Upper Tier REMIC Regular Interest: As defined in the Preliminary Statement.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Cumulative Loss Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date to the last day of the calendar month preceding the month in which such Distribution Date occurs and the denominator of which is the Cut-off Date Pool Principal Balance of the Mortgage Loans.

            Cumulative Loss Trigger Event: If, with respect to any Distribution Date, the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period, divided by (y) the Cut-off Date Pool Principal Balance, exceeds the applicable Cumulative Loss Percentages set forth below with respect to such Distribution Date:

        Distribution Date
           Occurring In                        Cumulative Loss Percentage
----------------------------------  --------------------------------------------
November 2008 through October 2009  1.200% for the first month, plus an additional 1/12th of 1.550% for each month thereafter (e.g., 1.975% in May 2009)

November 2009 through October 2010  2.750% for the first month, plus an additional 1/12th of 1.550% for each month thereafter (e.g., 3.525% in May 2010)

November 2010 through October 2011  4.300% for the first month, plus an additional 1/12th of 1.250 % for each month thereafter (e.g., 4.925% in May 2011)

November 2011 through October 2012  5.550% for the first month, plus an additional 1/12th of 0.650% for each month thereafter (e.g., 5.875% in May 2012)

November 2012 and thereafter        6.200%

            Custodial File: With respect to each Mortgage Loan, the file retained by the Custodian on behalf of the Trustee consisting of items (a) - (h) as listed on Exhibit K hereto.

            Custodian: Deutsche Bank National Trust Company, and its successors and assigns, in its capacity as Custodian hereunder, and if any successor custodian is appointed hereunder, such successor.

            Cut-off Date: October 1, 2006.

            Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-off Date.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date.

            Data Tape Information: With respect to each Mortgage Loan, the following information as of the Cut-off Date provided by the Responsible Party to the Sponsor pursuant to the applicable Purchase Agreement and the Interim Servicing Agreement: (1) the Responsible Party's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) as to each Mortgage Loan, the Stated Principal Balance as of the Cut-off Date; (6) the Index; (7) a code indicating whether the Mortgaged Property is owner-occupied; (8) the number and type of residential units constituting the Mortgaged Property; (9) the original stated months to maturity; (10) the original amortization months to maturity; (11) the stated maturity date; (12) the amount of the Scheduled Payment as of the Cut-off Date; (13) the first date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (14) the "paid through date" based on payments received from the related Mortgagor; (15) the original principal amount of the Mortgage Loan; (16) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate;
(17) with respect to each Adjustable Rate Mortgage Loan, the Maximum Mortgage Rate; (18) with respect to each Adjustable Rate Mortgage Loan, the initial Periodic Mortgage Rate Cap; (19) with respect to each Adjustable Rate Mortgage Loan, the subsequent Periodic Mortgage Rate Cap; (20) with respect to each Adjustable Rate Mortgage Loan, the first payment Adjustment Date immediately following the Cut-off Date; (21) with respect to each Adjustable Rate Mortgage Loan, the first Interest Rate Adjustment Date immediately following the Cut-off Date; (22) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;
(23) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Rate adjustment period; (24) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan); (25) lien position (i.e., First-Lien or Second-Lien Mortgage Loan); (26) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (27) the credit risk score (FICO score); (28) the loan credit grade classification (as described in the underwriting guidelines); (29) the Mortgage Rate at origination; (30) the Mortgage Rate as of the Cut-off Date; (31) the value of the Mortgaged Property; (32) a code indicating the term and amount of Prepayment Charges applicable to such Mortgage Loan (including any prepayment penalty term), if any; (33) with respect to each First-Lien Mortgage Loan, the Loan-to-Value Ratio at origination, and with respect to each Second-Lien Mortgage Loan, the Combined Loan-to-Value Ratio at origination; (34) the documentation level; (35) the date of origination; (36) a code indicating whether the Mortgage Loan is a Balloon Loan; (37) the Due Date for the first Scheduled Payment; (38) the original Scheduled Payment due; (39) the debt-to-income ratio with respect to the Mortgage Loan; (40) the Mortgage Rate calculation method (i.e., 30/360, simple interest, other); (41) a code indicating whether the Mortgage Loan is Home Loan; (42) appraisal verification (Y/N); (43) type of appraisal verification, if any; (44) with respect to Second-Lien Mortgage Loans, the outstanding principal balance of the superior lien at origination; (45) a code indicating whether such Mortgage Loan is a PMI Mortgage Loan; and (46) for each PMI Mortgage Loan, the coverage percentage under the PMI Policy. With respect to the Mortgage Loans in the aggregate, the Data Tape Information shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            DBRS: Dominion Bond Rating Service. If DBRS is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(c) the address for notices to DBRS shall be Dominion Bond Rating Service, 55 Broadway, 15th Floor, New York, New York 10006, Attention: Quincy Tang, or such other address as DBRS may hereafter furnish to the Depositor, the Trustee and the Servicer.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Deemed Material and Adverse Representation: Each representation and warranty identified as such on Schedule III to this Agreement.

            Defaulted Swap Termination Payment: Any Swap Termination Payment required to be paid by the Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) with respect to which the Swap Provider is the defaulting party or a Termination Event (as defined in the Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Interest Rate Swap Agreement )) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Delay Certificates: As specified in the Preliminary Statement.

            Deleted Mortgage Loan: As defined in Section 2.03.

            Delinquency Trigger Event: With respect to any Distribution Date, the circumstances in which the quotient (expressed as a percentage) of (x) the rolling three month average of the aggregate unpaid principal balance of 60+ Day Delinquent Mortgage Loans, divided by (y) the aggregate unpaid principal balance of the Mortgage Loans, as of the last day of the related Due Period, equals or exceeds 37.56% of the prior period's Senior Enhancement Percentage.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: Securitized Asset Backed Receivables LLC, a Delaware limited liability company, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated "P-1" by Moody's, "F1+" by Fitch, "A-1" by Standard & Poor's and, if rated by DBRS, "R-1" by DBRS (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement).

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Remittance Date, the 15th day (or if such day is not a Business Day, the immediately preceding Business
Day) in the calendar month in which such Remittance Date occurs.

            Disqualified Non-U.S. Person: With respect to a Residual Certificate, (i) any Non-U.S. Person or agent thereof other than a Non-U.S. Person that holds the Residual Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Trustee with an effective IRS Form W-8ECI, or (ii) any domestic entity classified as a partnership under the Code if any of its direct or indirect partners (other than through a U.S. corporation) are (or are permitted to be under the applicable partnership agreement) Disqualified Non-U.S. Persons, unless such Person described in (i) or (ii) above has delivered to both the transferor and the Trustee an opinion of a nationally recognized tax counsel to the effect that the transfer of the Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

            Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.07(d) in the name of the Trustee for the benefit of the Certificateholders and designated "Wells Fargo Bank, National Association in trust for registered holders of Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, Series 2006-NC3." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Account Deposit Date: As to any Distribution Date, 12:00 noon New York City time on the third Business Day immediately preceding such Distribution Date.

            Distribution Date: The 25th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing in November 2006.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee. Each Eligible Account shall be a separate account.

            Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations or other short-term deposits of which are rated at least "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer and the Trustee) (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement).

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Escrow Account: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

            Escrow Payments: As defined in Section 3.09(b).

            Event of Default: As defined in Section 7.01.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Trustee pursuant to Sections 3.07(b) and 3.07(c) in the name of the Trustee for the benefit of the Regular Certificateholders and designated "Wells Fargo Bank, National Association in trust for registered holders of Securitized Asset Backed Receivables LLC Trust 2006-NC3, Mortgage Pass-Through Certificates, Series 2006-NC3". Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Subordinated Amount on such Distribution Date over (b) the Specified Subordinated Amount for such Distribution Date.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the PMI Fee Rate (solely with respect to the PMI Mortgage Loans) and the Trustee Fee Rate.

            Expense Fees: As to each Mortgage Loan, the sum of the Servicing Fee, the Trustee Fee and the PMI Insurer Fee, if applicable.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the related Subordination Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Responsible Party as contemplated by this Agreement), a determination made by the Servicer that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries which the Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date occurring in September 2036.

            First-Lien Mortgage Loan: A Mortgage Loan secured by a first-lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or any successor thereto. If Fitch is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(c) the address for notices to Fitch shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: MBS Monitoring - Securitized Asset Backed Receivables LLC Trust 2006-NC3, or such other address as Fitch may hereafter furnish to the Depositor, the Trustee and the Servicer.

            Fixed Rate Mortgage Loan: A fixed rate Mortgage Loan.

            Form 8-K Disclosure Information: As defined in Section 8.12(g).

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

            Group I Class A Certificates: As specified in the Preliminary Statement.

            Group I Loan Cap: With respect to the Group I Mortgage Loans as of any Distribution Date, a per annum rate equal to the product of (i) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group I Mortgage Loans minus the product of (A) the Net Swap Payment plus any Swap Termination Payment (other than a Defaulted Swap Termination Payment) made to the Swap Provider, if any, expressed as a percentage equal to a fraction, the numerator of which is equal to the Net Swap Payment plus any Swap Termination Payment (other than a Defaulted Swap Termination Payment) made to the Swap Provider and the denominator of which is equal to the aggregate Stated Principal Balance of the Mortgage Loans at the beginning of such Due Period and (B) 12 and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Interest Accrual Period.

            Group I Mortgage Loans: The Mortgage Loans identified on the Mortgage Loan Schedule as Group I Mortgage Loans.

            Group II Class A Certificates: As specified in the Preliminary Statement.

            Group II Loan Cap: With respect to the Group II Mortgage Loans as of any Distribution Date, a per annum rate equal to the product of (i) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group II Mortgage Loans minus the product of (A) the Net Swap Payment plus any Swap Termination Payment (other than a Defaulted Swap Termination Payment) made to the Swap Provider, if any, expressed as a percentage equal to a fraction, the numerator of which is equal to the Net Swap Payment plus any Swap Termination Payment (other than a Defaulted Swap Termination Payment) made to the Swap Provider and the denominator of which is equal to the aggregate Stated Principal Balance of the Mortgage Loans at the beginning of such Due Period and (B) 12 and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Interest Accrual Period.

            Group II Mortgage Loans: The Mortgage Loans identified on the Mortgage Loan Schedule as Group II Mortgage Loans.

            Group Loan Cap: The Group I Loan Cap or the Group II Loan Cap, as applicable.

            Group Subordinate Amount: For any Distribution Date and (i) for the Group I Mortgage Loans, the excess of the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the beginning of the related Due Period over the Class Certificate Balance of the Class A-1 Certificates immediately prior to the current Distribution Date and (ii) for the Group II Mortgage Loans, the excess of the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the beginning of the related Due Period over the aggregate Class Certificate Balance of the Class A-2A, Class A-2B and Class A-2C Certificates immediately prior to such Distribution Date.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term was defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HomEq: HomEq Servicing Corporation, a New Jersey corporation, and its successors in interest.

            Index: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such on the related Mortgage Note.

            Initial Certification: As defined in Section 2.02.

            Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance Policies including, without limitation, in the case of the PMI Mortgage Loans, the PMI Policy.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Class of Non-Delay Certificates and the Corresponding Class of Lower Tier REMIC Regular Interests and any Distribution Date, the period commencing on the Distribution Date occurring in the month preceding the month in which the current Distribution Date occurs and ending on the day immediately preceding the current Distribution Date (or, in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date). With respect to each Lower Tier REMIC Regular Interest (other than each Corresponding Class of Lower Tier REMIC Regular Interest) and each Pooling Tier REMIC-1 Regular Interest and Pooling Tier REMIC-2 Regular Interest and any Distribution Date, the calendar month preceding such Distribution Date. For purposes of computing interest accruals on each Class of Non-Delay Certificates, each Interest Accrual Period has the actual number of days in such month and each year is assumed to have 360 days.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Rate is adjusted.

            Interest Rate Cap Payment: With respect to the Cap Agreement and for any Distribution Date, the amount, if any, required to be paid by the Cap Provider on such Distribution Date under the Cap Agreement.

            Interest Rate Swap Agreement: The interest rate swap agreement, dated as of October 31, 2006 between the Swap Provider and the Trustee, a copy of which is attached hereto as Exhibit T.

            Interest Remittance Amount: With respect to any Distribution Date and the Mortgage Loans in a Loan Group, that portion of Available Funds attributable to interest received or advanced with respect to such Mortgage Loans, net of the fees payable to the Servicer and the Trustee, and net of any Net Swap Payments and Swap Termination Payments, other than Defaulted Swap Termination Payments, payable to the Swap Provider with respect to such Distribution Date.

            Interim Servicing Agreement: The Interim Servicing Agreement identified in the applicable Purchase Agreement by and between the Responsible Party and the Sponsor.

            Investment Account: As defined in Section 3.12(a).

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            IRS: The Internal Revenue Service.

            Late Collections: With respect to any Mortgage Loan and any Due Period, all amounts received after the Determination Date immediately following such Due Period, whether as late payments of Scheduled Payments or as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, Subsequent Recoveries or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Trustee on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Trustee (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar loans to leading European banks.

            LIBOR Certificates: As specified in the Preliminary Statement.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the LIBOR Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which was liquidated in the calendar month preceding the month of such Distribution Date and as to which the Servicer has certified to the Trustee that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property.

            Liquidation Proceeds: Cash received in connection with the liquidation of a Liquidated Mortgage Loan, whether through a trustee's sale, foreclosure sale or otherwise.

            Loan Group: The Group I Mortgage Loan or the Group II Mortgage Loans, as applicable.

            Loan-to-Value Ratio or LTV: As of any date and as to any First-Lien Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal balance of the First-Lien Mortgage Loan to (a) in the case of a purchase, the lesser of (i) the sale price of the Mortgaged Property and (ii) the lesser of (y) its appraised value at the time of sale or (z) the appraised value determined by a review appraisal conducted by the Responsible Party, or
(b) in the case of a refinancing or modification, the lesser of (i) the appraised value of the Mortgaged Property at the time of the refinancing or modification or (ii) the appraised value determined by a review appraisal conducted by the Responsible Party.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Lower Tier REMIC: As described in the Preliminary Statement.

            Lower Tier REMIC Interest Rate: As described in the Preliminary Statement.

            Lower Tier REMIC Regular Interest: Each of the Class LT-A-1, Class LT-A-2A, Class LT-A-2B, Class LT-A-2C, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-B-1, Class LT-B-2, Class LT-B-3, Class LT-B-4, Class LT-Group I(SUB), Class LT-Group I, Class LT-Group II(SUB), Class LT-Group II, Class LT-XX, Class LT-IO and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower Tier REMIC Principal Amount: The principal balance of each Lower Tier REMIC Regular Interest, determined as set forth in the Preliminary Statement. The Lower Tier REMIC Principal Amount shall be computed to at least eight (8) decimal places.

            Lower Tier REMIC Subordinated Balance Ratio: The ratio between the Lower Tier REMIC Principal Amounts of the Class LT-Group I(SUB) Interest and Class LT-Group II(SUB) Interest, equal to the ratio between the Group Subordinate Amount of the Group I Mortgage Loans and the Group Subordinate Amount of the Group II Mortgage Loans, respectively.

            Lower Tier REMIC WAC Rate: A per annum variable rate equal to the weighted average of the Pooling Tier REMIC-2 Interest Rates of the Pooling Tier REMIC-2 Regular Interests (other than the Pooling Tier REMIC-2 IO Interests).

            Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the maximum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be increased during the lifetime of such Adjustable Rate Mortgage Loan.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Responsible Party has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Responsible Party, in accordance with the MERS Procedure Manual and (b) the Responsible Party has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the minimum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be decreased during the lifetime of such Adjustable Rate Mortgage Loan.

            Monthly Statement: The statement delivered to the Certificateholders pursuant to Section 4.03.

            Moody's: Moody's Investors Service, Inc. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(c) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Trustee and the Servicer.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Loan: An individual Mortgage Loan that is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Subsequent Recoveries, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Charges, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Trustee and referred to as Schedule I, such schedule setting forth, for each Loan Group, the Data Tape Information with respect to each Mortgage Loan. In addition, the Mortgage Loan Schedule shall include the applicable Original Sale Date for each Mortgage Loan. In addition, the Mortgage Loan Schedule shall identify each PMI Mortgage Loan.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

            Mortgage Rate: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time in the case of an Adjustable Rate Mortgage Loan.

            Mortgage Rate Caps: With respect to an Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap, the Maximum Mortgage Rate, and the Minimum Mortgage Rate for such Mortgage Loan.

            Mortgaged Property: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by the related Mortgage Note.

            Mortgagor: The obligor(s) on a Mortgage Note.

            NC Capital: NC Capital Corporation, a California corporation, and its successors in interest.

            NC Capital Mortgage Loans: The Mortgage Loans purchased by the Sponsor pursuant to the NC Capital Purchase Agreement for which NC Capital is identified as Responsible Party on the Mortgage Loan Schedule.

            NC Capital Purchase Agreement: The Mortgage Loan Purchase Agreement, dated as of June 1, 2006, between NC Capital and the Sponsor.

            Net Monthly Excess Cash Flow: For any Distribution Date, the amount remaining for distribution pursuant to Section 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls for such Distribution Date exceeds the sum of (i) all Prepayment Interest Excesses for such Distribution Date and (ii) Compensating Interest payments made with respect to such Distribution Date.

            Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) payable by the Trust to the Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) made by the Swap Provider to the Trust on the related Floating Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement), or any amount withdrawn from the reserve account referred to in the third full paragraph of Section 4.06 that is required under that paragraph be treated as a Net Swap Receipt for purposes of determining the distributions from the Supplemental Interest Account.

            NIM Issuer: The entity established as the issuer of the NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by any Rating Agency.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Delay Certificates: As specified in the Preliminary Statement.

            Non-Permitted Transferee: A Person other than a Permitted
Transferee.

            Nonrecoverable P&I Advance: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related Late Collections on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in accordance with Accepted Servicing Practices, will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Late Collections.

            Non-U.S. Person: A person that is not a U.S. Person.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 9.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by an officer of the Servicer with responsibility for the servicing of the Mortgage Loans and listed on a list delivered to the Trustee pursuant to this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Servicer or any Subservicer, reasonably acceptable to the Trustee (and/or such other Persons as may be set forth herein), provided, that any Opinion of Counsel relating to (a) qualification of any Trust REMIC or
(b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Servicer of the Mortgage Loans or in an Affiliate of the Servicer and (iii) is not connected with the Servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Cut-off Date Pool Principal Balance.

            Original Sale Date: July 28, 2006.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

                  (i) Certificates theretofore canceled by the Trustee or
            delivered to the Trustee for cancellation; and

                  (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            P&I Advance: As to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of any Remittance Date representing the aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the Mortgage Loans and that were delinquent on the related Determination Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure as determined pursuant to Section 4.01.

            Pass-Through Margin: With respect to each Class of Regular Certificates, the following percentages: Class A-1, 0.140%; Class A-2A, 0.050%; Class A-2B, 0.150%; Class A-2C, 0.240%; Class M-1, 0.240%; Class M-2, 0.290%;
Class M-3, 0.320%; Class M-4, 0.390%; Class M-5, 0.460%; Class B-1, 0.800%;
Class B-2, 1.000%; Class B-3, 1.950%; and Class B-4, 2.250%. On the first Distribution Date after the Optional Termination Date, the Pass-Through Margins shall increase to: Class A-1, 0.280%; Class A-2A, 0.100%; Class A-2B, 0.300%; Class A-2C, 0.480%; Class M-1, 0.360%; Class M-2, 0.435%; Class M-3, 0.480%;
Class M-4, 0.585%; Class M-5, 0.690%; Class B-1, 1.200%; Class B-2, 1.500%;
Class B-3, 2.925%; and Class B-4, 3.375%.

            Pass-Through Rate: For each Class of Certificates and each Class of Upper Tier REMIC Regular Interest, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            PCAOB: The Public Company Accounting Oversight Board.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Periodic Mortgage Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the periodic limit on each Mortgage Rate adjustment as set forth in the related Mortgage Note.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Trustee or any of their respective
Affiliates:

                  (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any Depository Institution and rated "F1+" by Fitch, "A-1+" by Standard & Poor's, "P-1" by Moody's and "R-1" by DBRS (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement);

                  (iii) repurchase obligations with respect to any security
            described in clause (i) above entered into with a Depository Institution (acting as principal);

                  (iv) securities (which shall in no event have an original
            maturity of more than 365 days) bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by Standard & Poor's and Moody's (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement), and by each other Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                  (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by Standard & Poor's and Moody's (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement), and by each other Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                  (vi) units of money market funds, including money market funds managed or advised by the Depositor, the Trustee or an Affiliate thereof, that have been rated "Aaa" by Moody's, "AAAm" or "AAAm-G" by Standard & Poor's and, if rated by Fitch, at least "AAA" by Fitch and "R-1" by DBRS (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement); and

                  (vii) if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to each of the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is a Disqualified Non-U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            PMI Commitment Letter: The commitment letter, dated October 30, 2006, among the PMI Insurer, Barclays Capital Inc. and the Trustee, a copy of which is attached hereto as Exhibit X and all endorsements thereto.

            PMI Insurer: Mortgage Guaranty Insurance Corporation, a Wisconsin corporation, and its successors in interest.

            PMI Insurer Fee: The amount payable to the PMI Insurer on each Distribution Date, which amount shall be calculated for each Distribution Date by (i) calculating, for each PMI Mortgage Loan, one-twelfth of the product of
(A) the PMI Insurer Fee Rate, and (B) the Stated Principal Balance of the applicable PMI Mortgage Loan or the related REO Property as of the first day of the related due Period.

            PMI Insurer's Fee Rate: With respect to each PMI Mortgage Loan, the per annum fee rate set forth in the PMI Commitment Letter of the PMI Insurer.

            PMI Mortgage Loans: The list of Mortgage Loans insured by the PMI Insurer included as a part of the Mortgage Loan Schedule.

            PMI Policy: The Primary Mortgage Insurer Policy No. 22-400-4-3653, with respect to the PMI Mortgage Loans, issued by the PMI Insurer, a copy of which is attached hereto as Exhibit W and all endorsements thereto.

            Pool Cap: With respect to the Mortgage Loans as of any Distribution Date, the weighted average of (x) the Group I Loan Cap for such Distribution Date (y) the Group II Loan Cap for such Distribution Date, in each case weighted on the basis of the related Group Subordinated Amount. For federal income tax purposes, the economic equivalent of the Pool Cap shall be expressed as the weighted average of the Lower Tier REMIC Interest Rate on (a) the Class LT-Group I(SUB), subject to a cap and floor equal to the Lower Tier REMIC Interest Rate of the Class LT-Group I Interest and (b) the Class LT-Group II(SUB), subject to a cap and floor equal to the Lower Tier REMIC Interest Rate of the Class LT-Group II Interest, weighted on the basis of the respective Lower Tier REMIC Principal Amounts of the Class LT-Group I(SUB) and Class LT-Group II(SUB), respectively.

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Pooling Tier REMIC-1: As described in the Preliminary Statement.

            Pooling Tier REMIC-1 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Loan Group I WAC Rate: With respect to the Group I Mortgage Loans as of any Distribution Date, the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group I Mortgage Loans multiplied by (b) 30 divided by the actual number of days in the related Interest Accrual Period. With respect to the first Due Period and first Distribution Date only, the Pooling Tier REMIC 1 Loan Group I WAC Rate shall be reduced by a fraction, the numerator of which is the Closing Date Deposit Amount and the denominator of which is the Cut-off-Date Pool Principal Balance.

            Pooling-Tier REMIC-1 Loan Group II WAC Rate: With respect to the Group II Mortgage Loans as of any Distribution Date, a per annum rate equal to
(a) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group II Mortgage Loans multiplied by (b) 30 divided by the actual number of days in the related Interest Accrual Period. With respect to the first Due Period and first Distribution Date only, the Pooling Tier REMIC 1 Loan Group II WAC Rate shall be reduced by a fraction, the numerator of which is the Closing Date Deposit Amount and the denominator of which is the Cut-off-Date Pool Principal Balance.

            Pooling Tier REMIC-1 Principal Amount: As described in the Preliminary Statement.

            Pooling Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Pooling Tier REMIC-2: As described in the Preliminary Statement.

            Pooling Tier REMIC-2 Interest Rate: As described in the Preliminary Statement.

            Pooling Tier REMIC-2 IO Interest: Any of the Pooling Tier REMIC-2 Regular Interests with the designation "IO" in its name.

            Pooling Tier REMIC-2 IO Notional Balance: As described in the Preliminary Statement.

            Pooling Tier REMIC-2 Principal Amount: As described in the Preliminary Statement.

            Pooling Tier REMIC-2 Regular Interest: As described in the Preliminary Statement.

            Prepayment Charge: Any prepayment premium, penalty or charge collected by the Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any Principal Prepayment pursuant to the terms of the related Mortgage Note.

            Prepayment Interest Excess: With respect to any Distribution Date, any interest collected by the Servicer with respect to any Mortgage Loan serviced by the Servicer as to which a Principal Prepayment in Full occurs from the 1st day of the month through the 15th day of the month in which such Distribution Date occurs and that represents interest that accrues from the 1st day of such month to the date of such Principal Prepayment in Full.

            Prepayment Interest Shortfall: With respect to any Distribution Date, the sum of, for each Mortgage Loan that was, during the portion of the Prepayment Period from the first day of such Prepayment Period through the last day of the month preceding the month in which such Distribution Date occurs, the subject of a Principal Prepayment which is not accompanied by an amount equal to one month of interest that would have been due on such Mortgage Loan on the Due Date that occurs during such Prepayment Period and which was applied by the Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding such Due Date, an amount equal to the product of (a) the Mortgage Rate net of the Servicing Fee Rate for such Mortgage Loan, (b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and (d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the calendar month in which the related Prepayment Period begins.

            Prepayment Period: With respect to any Distribution Date, either (i) with respect to any Principal Prepayments in Full, the period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, from the Cut-off Date) to and including the 15th day of the month in which such Distribution Date occurs, or (ii) with respect to any partial Principal Prepayments, the calendar month preceding the month in which such Distribution Date occurs.

            Principal Distribution Amount: For any Distribution Date, the sum of
(i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, excluding any Prepayment Charge thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Remittance Amount: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period: (i) each Scheduled Payment of principal on a Mortgage Loan due during such Due Period and received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date, (ii) all Principal Prepayments received during the related Prepayment Period; (iii) all net Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds on the Mortgage Loans allocable to principal, and all Subsequent Recoveries, actually collected by the Servicer during the related Prepayment Period; (iv) the portion of the Repurchase Price allocable to principal with respect to each Mortgage Loan repurchased on or prior to the related Determination Date; (v) all Substitution Adjustment Amounts allocable to principal with respect to the substitutions of Mortgage Loans that occur on or prior to the related Determination Date; (vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01 (to the extent such proceeds relate to principal) and
(vii) with respect to the Distribution Date in November 2006 only, the Closing Date Deposit Amount.

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated October 30, 2006, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: A planned unit development.

            Purchase Agreement: The NC Capital Purchase Agreement.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.05(c), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as such Rating Agency may hereafter furnish to the Depositor, the Trustee and the Servicer.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, that, for any Definitive Certificate, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1506-1631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Date: With respect to any Distribution Date, the fourth Business Day immediately preceding such Distribution Date.

            REO Disposition: The final sale by the Servicer of any REO Property.

            REO Imputed Interest: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate net of the Servicing Fee Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.17 by any income from the REO Property treated as a recovery of principal).

            REO Mortgage Loan: A Mortgage Loan where title to the related Mortgaged Property has been obtained by the Servicer in the name of the Trustee on behalf of the Certificateholders.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Reportable Event: As defined in Section 8.12(g).

            Repurchase Price: With respect to any Mortgage Loan, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid to the date of repurchase, (iii) all unreimbursed Servicing Advances,
(iv) all expenses incurred by the Trustee arising out of the Trustee's enforcement of the applicable Person's repurchase obligation hereunder or under the Sponsor Representation Letter and (v) any costs and damages incurred by the Trust in connection with any violation by such Mortgage Loan of any predatory lending law or abusive lending law.

            Request for Release: The Request for Release submitted by the Servicer to the Custodian, substantially in the form of Exhibit J.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

            Responsible Party: NC Capital.

            Rule 144A Letter: As defined in Section 5.02(b).

            Sarbanes Certification: As defined in Section 8.12(c).

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Second-Lien Mortgage Loan: A Mortgage Loan secured by a second-lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Subordinated Amount (in each case after taking into account the distribution of the Principal Distribution Amount, including any principal payments on such Classes from the Supplemental Interest Account and the Supplemental Float Account, for such Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Senior Specified Enhancement Percentage: As of any date of determination, 42.60%.

            Sequential Class M Certificates: As specified in the Preliminary Statement.

            Sequential Class M Principal Distribution Amount: With respect to any Distribution Date, the excess, if any, of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution Date) and (B) the aggregate Class Certificate Balances of the Sequential Class M Certificates immediately prior to such Distribution Date over
(ii) the lesser of (A) 77.80% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $2,150,108.

            Servicer: HomEq Servicing Corporation, a New Jersey corporation, and its successors in interest, and if a successor servicer is appointed hereunder, such successor.

            Servicer Remittance Report: As defined in Section 4.03(d).

            Servicing Advances: The reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property,
(ii) any enforcement, administrative or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property and (iv) the performance of its obligations under Sections 3.01, 3.09, 3.13 and 3.15. The Servicing Advances shall also include any reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any satisfaction or foreclosure in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. The Servicer shall not be required to make any Nonrecoverable Servicing Advances.

            Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, which as of the Closing Date are listed on Exhibit P hereto.

            Servicing Fee: With respect to each Mortgage Loan and for any calendar month, an amount equal to one month's interest (or in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the Servicing Fee Rate on the applicable Stated Principal Balance of such Mortgage Loan as of the first day of the related Due Period. Such fee shall be payable monthly, and shall be prorated for any portion of a month during which the Mortgage Loan is serviced by the Servicer under this Agreement. The Servicing Fee is payable solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Subsequent Recoveries, Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to REO Properties) of such Scheduled Payment collected by the Servicer, or as otherwise provided under Section 3.11.

            Servicing Fee Rate: With respect to each Mortgage Loan, 0.50% per annum with respect to each remaining Distribution Date.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals or copies of all documents in the Mortgage File which are not delivered to the Custodian in the Custodial File and copies of the Mortgage Loan Documents set forth in Exhibit K hereto.

            Servicing Function Participant: As defined in Section 3.23(a).

            Servicing Officer: Any employee or officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by the Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended.

            Servicing Transfer Date: With respect to the NC Capital Mortgage Loans, September 30, 2006.

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period (not including a Mortgage Loan that became a Liquidated Mortgage Loan after such last day of the prior Due Period and on or prior to the end of the Prepayment Period in which such Due Period ends), 60 days or more Delinquent (without giving effect to any grace period), each Mortgage Loan in foreclosure, each Mortgage Loan related to REO Property and each Mortgage Loan where the related Mortgagor has filed for bankruptcy.

            Specified Subordinated Amount: Prior to the Stepdown Date, an amount equal to 2.15% of the Cut-off Date Pool Principal Balance. On and after the Stepdown Date, an amount equal to 4.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, subject, until the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, to a minimum amount equal to 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date; provided, however, that if, on any Distribution Date, a Trigger Event exists, the Specified Subordinated Amount shall not be reduced to the applicable percentage of the then current aggregate Stated Principal Balance of the Mortgage Loans but instead remain the same as the prior period's Specified Subordinated Amount until the Distribution Date on which a Trigger Event no longer exists. When the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, the Specified Subordinated Amount will thereafter equal zero.

            Sponsor: Sutton Funding LLC, a Delaware limited liability company, and its successors in interest.

            Sponsor Representation Letter: The Side Letter, dated as of October 31, 2006, by and between the Sponsor and the Depositor, a copy of which is attached hereto as Exhibit O.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(c) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041, Attention: Residential Mortgage Surveillance Group - Securitized Asset Backed Receivables LLC Trust 2006-NC3, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Trustee and the Servicer.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Startup Day: The Closing Date.

            Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date (whether or not received), minus (ii) all amounts previously remitted to the Trustee with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Stepdown Date: The later to occur of (i) the earlier to occur of (a) the Distribution Date in November 2009 and (b) the Distribution Date following the Distribution Date on which the aggregate Class Certificate Balances of the Class A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Mortgage Loans applied to reduce the Stated Principal Balance of the Mortgage Loans for the applicable Distribution Date but prior to any applications of Principal Distribution Amount to the Certificates on such Distribution Date) is greater than or equal to the Senior Specified Enhancement Percentage.

            Subcontractor: Any third-party or Affiliated vendor, subcontractor or other Person utilized by the Servicer, a Subservicer or the Trustee, as applicable, that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to any of the Mortgage Loans.

            Subordinated Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the LIBOR Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on such Distribution Date).

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subordination Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date.

            Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and
(b) the Net Monthly Excess Cash Flow.

            Subsequent Recovery: With respect to any Mortgage Loan or related Mortgaged Property that became a Liquidated Mortgage Loan or was otherwise disposed of, all amounts received in respect of such Liquidated Mortgage Loan after an Applied Realized Loss Amount related to such Mortgage Loan or Mortgaged Property is allocated to reduce the Class Certificate Balance of any Class of Subordinated Certificates. Any Subsequent Recovery that is received during a Prepayment Period will be included as part of the Principal Remittance Amount for the related Distribution Date.

            Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB.

            Subservicing Account: As defined in Section 3.08.

            Subservicing Agreements: As defined in Section 3.02(a).

            Substitute Mortgage Loan: A Mortgage Loan substituted by the Responsible Party for a Deleted Mortgage Loan which must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit J, (i) have a Stated Principal Balance, after deduction of all Scheduled Payments due in the month of substitution, not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) be accruing interest at a rate not lower than and not more than 1% higher than that of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan; and (v) comply with each applicable representation and warranty set forth in Section 2.03.

            Substitution Adjustment Amount: As defined in Section 2.03.

            Supplemental Float Account: The trust account created pursuant to
Section 4.07 of this Agreement consisting of any interest or investment income earned on funds deposited in the Collection Account, subject to Section 3.21(c). The Supplemental Float Account shall be an asset of Pooling Tier REMIC-1.

            Supplemental Interest Account: The trust account created pursuant to
Section 4.06 of this Agreement consisting of the Cap Agreement, the Interest Rate Swap Agreement, the Class IO Interest and the right to receive Class IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.06.

            Swap LIBOR: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as used in the Interest Rate Swap Agreement), (ii) two, and (iii) the quotient of (a) the actual number of days in the Interest Accrual Period for the LIBOR Certificates divided by (b) 30.

            Swap Provider: Barclays Bank PLC, a bank authorized and regulated by the United Kingdom's Financial Services Authority and a member of the London Stock Exchange, and its successors in interest.

            Swap Termination Payment: Any payment payable by the Trust or the Swap Provider upon termination of the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest Rate Swap Agreement).

            Tax Matters Person: The Holder of the (i) Class R-I Certificates and
(ii) Class R-II Certificates designated as "tax matters person" of (i) Pooling Tier REMIC-1 and (ii) Pooling Tier REMIC-2, the Lower Tier REMIC and the Upper Tier REMIC, respectively, in the manner provided under Treasury Regulations
Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            Tax Service Contract: As defined in Section 3.09(a).

            Telerate Page 3750: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            10-K Filing Deadline: As defined in Section 8.12(c).

            Termination Price: As defined in Section 9.01.

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess, if any, of (i) the interest on the Mortgage Loans (other than Prepayment Interest Excesses) received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date (net of Expense Fees) over (ii) the sum of (A) the amounts payable to the Certificates pursuant to Section 4.02(a)(i) on such Distribution Date, (B) any Net Swap Payments to the Swap Provider and (C) any Swap Termination Payment (other than a Defaulted Swap Termination Payment) to the Swap Provider.

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: Either a Cumulative Loss Trigger Event or a Delinquency Trigger Event.

            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal with respect thereto received on or after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or prior to the related Cut-off Date; (ii) the Collection Account, Excess Reserve Fund Account, the Distribution Account, the Supplemental Float Account and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the Cap Agreement; (v) the Interest Rate Swap Agreement; (vi) the Supplemental Interest Account; (vii) the Closing Date Deposit Amount; (viii) the Sponsor Representation Letter; and (ix) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trust REMIC: Any of Pooling Tier REMIC-1, Pooling Tier REMIC-2, the Lower Tier REMIC or the Upper Tier REMIC, as applicable.

            Trustee: Wells Fargo Bank, National Association, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Trustee Fee: As to any Distribution Date, an amount equal to the product of (a) one-twelfth of the Trustee Fee Rate and (b) the sum of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period, and (ii) with respect to the first Distribution Date only, the portion of the Closing Date Deposit Amount allocable to principal.

            Trustee Fee Rate: With respect to each Mortgage Loan, 0.002% per annum.

            Underwriters' Exemption: Any exemption listed under footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487
(2002), or any successor exemption.

            Underwriting Guidelines: The underwriting guidelines attached to each Purchase Agreement.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from Distribution Dates prior to the current Distribution Date remaining unpaid immediately prior to the current Distribution Date and (b) interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Unpaid Realized Loss Amount: With respect to any Class of Subordinated Certificates and as to any Distribution Date, is the excess of (i) the Applied Realized Loss Amounts with respect to such Class over (ii) the sum of (a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates, and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recoveries on all previous Distribution Dates. Any amounts distributed to a Class of Subordinated Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

            Upper Tier Carry Forward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Upper Tier REMIC Interest Rate for the Corresponding Class of Upper Tier REMIC Regular Interest is based upon the Upper-Tier REMIC Loan Group I Rate, Upper-Tier REMIC Loan Group II Rate or Upper Tier REMIC Pool Cap Rate, as applicable, the excess, if any, of (i) the Accrued Certificate Interest Distribution Amount such Class of LIBOR Certificates would otherwise be entitled to receive on such Distribution Date taking into account the Group I Loan Cap, Group II Loan Cap or Pool Cap, as applicable, over (ii) the Accrued Certificate Interest Distribution Amount such Class of Upper Tier REMIC Regular Interest would otherwise be entitled to receive on such Distribution Date taking into account the Upper-Tier REMIC Loan Group I Rate, Upper-Tier REMIC Loan Group II Rate or Upper Tier REMIC Pool Cap Rate, as applicable, and (B) the Upper Tier Carry Forward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Upper Tier REMIC Interest Rate for such Class of Certificates for such Distribution Date, without giving effect to the Upper-Tier REMIC Loan Group I Rate, Upper-Tier REMIC Loan Group II Rate or Upper Tier REMIC Pool Cap Rate, as applicable.

            Upper Tier REMIC: As described in the Preliminary Statement.

            Upper-Tier REMIC Loan Group I Rate: As described in the Preliminary Statement.

            Upper-Tier REMIC Loan Group II Rate: As described in the Preliminary Statement.

            Upper-Tier REMIC Pool Cap Rate: For any Distribution Date, the weighted average of the Lower Tier REMIC Interest Rate on (a) the Class LT-Group I(SUB), subject to a cap and floor equal to the Lower Tier REMIC Interest Rate of the Class LT-Group I Interest and (b) the Class LT-Group II(SUB), subject to a cap and floor equal to the Lower Tier REMIC Interest Rate of the Class LT-Group II Interest, weighted on the basis of the respective Lower Tier REMIC Principal Amounts of the Class LT-Group I(SUB) and Class LT-Group II(SUB), respectively.

            Upper Tier REMIC Regular Interest: As described in the Preliminary Statement.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the Holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund, and the Trustee, on behalf of the Trust, hereby accepts the Trust Fund. On the Closing Date, the Depositor shall pay, without any right of reimbursement from the Trust, to the Cap Provider the "Fixed Amount" (as defined in the related Cap Agreement) due and payable to the Cap Provider pursuant to the terms of each Cap Agreement.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to the Custodian for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned:

                  (i) the original Mortgage Note bearing all intervening
            endorsements showing a complete chain of endorsement from the originator to the last endorsee, endorsed "Pay to the order of _____________, without recourse" and signed (which may be by facsimile signature) in the name of the last endorsee. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge unless state law does not so allow and the Custodian is so advised in writing by the Responsible Party;

                  (ii) the original of any guarantee executed in connection with the Mortgage Note;

                  (iii) the original Mortgage with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If, in connection with any Mortgage Loan, the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Responsible Party shall deliver or cause to be delivered to the Custodian a photocopy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the Responsible Party (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Responsible Party; or (B) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

                  (iv) the originals of all assumption, modification,
            consolidation and extension agreements, if any, with evidence of recording thereon;

                  (v) the original Assignment of Mortgage for each Mortgage Loan endorsed in blank (except with respect to MERS Designated Loans);

                  (vi) the originals of all intervening assignments of Mortgage
            (if any) evidencing a complete chain of assignment from the applicable originator to the last endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the Responsible Party shall deliver or cause to be delivered a photocopy of such intervening assignment, together with
            (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the Responsible Party or a certificate from an escrow company, a title company or a closing attorney stating that such intervening assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of Mortgage or a copy of such intervening assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Responsible Party; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

                  (vii) the original or a copy of the mortgagee title insurance policy or, in the event such title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

                  (viii) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided); and

                  (ix) if any of the above documents has been executed by a
            person holding a power of attorney, an original or photocopy of such power certified by the Responsible Party to be a true and correct copy of the original.

            To the extent not previously delivered to the Sponsor pursuant to the related Purchase Agreement, the Responsible Party shall promptly upon receipt from the respective recording office cause to be delivered to the Custodian the original recorded document described in (iii), (iv) and (vi) above.

            From time to time, the Responsible Party, the Depositor or the Servicer, as applicable, shall forward to the Custodian, additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan, in accordance with the terms of this Agreement upon receipt of such documents. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the "Custodial File."

            To the extent not previously delivered to the Sponsor pursuant to this Agreement, on or prior to the Closing Date, the Responsible Party shall deliver to the Custodian, Assignments of Mortgages, in blank, for each Mortgage Loan that is not a MERS Designated Loan. No later than thirty (30) Business Days following the later of the Closing Date and the date of receipt by the Servicer of the complete recording information for a Mortgage, the Servicer shall promptly submit or cause to be submitted for recording, at the expense of the Responsible Party and at no expense to the Trust Fund, the Custodian, the Servicer or the Depositor, in the appropriate public office for real property records, each Assignment of Mortgage referred to in Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments of Mortgage shall not be required to be completed and submitted for recording with respect to any Mortgage Loan (i) if the Custodian, the Trustee and each Rating Agency have received an Opinion of Counsel, at the expense of the Trust and satisfactory in form and substance to the Custodian, the Trustee and each Rating Agency to the effect that the recordation of such Assignments of Mortgage in any specific jurisdiction is not necessary to protect the Trustee's interest in the related Mortgage Note, (ii) if such Mortgage Loan is a MERS Designated Mortgage Loan or (iii) if the Rating Agencies have each notified the Depositor and the Servicer in writing that not recording any such Assignments of Mortgage would not cause the initial ratings on any LIBOR Certificates to be downgraded or withdrawn; provided, however, that the Servicer shall not be held responsible or liable for any loss that occurs because an Assignment of Mortgage was not recorded, but only to the extent the Servicer does not have prior knowledge of the act or omission that causes such loss. Unless the Depositor gives the Servicer notice to the contrary, the Depositor is deemed to have given the Servicer notice that the condition set forth in clause (iii) above is applicable. In addition to the foregoing, the Servicer shall cause each Assignment of Mortgage to be recorded in accordance with Accepted Servicing Practices in order to convey, upon foreclosure, the title of any Mortgaged Property to the Trust as set forth in Section 3.17 hereof. If the Assignment of Mortgage is to be recorded, the applicable Mortgage shall be assigned by the Responsible Party, at the expense of the Responsible Party to "Wells Fargo Bank, National Association, as trustee under the Pooling and Servicing Agreement dated as of October 1, 2006, Securitized Asset Backed Receivables LLC Trust 2006-NC3." In the event that any such Assignment of Mortgage is lost or returned unrecorded because of a defect therein, the Responsible Party shall promptly cause to be delivered a substitute Assignment of Mortgage to cure such defect and thereafter cause each such assignment to be duly recorded at no expense to the Trust Fund.

            On or prior to the Closing Date, the Depositor shall deliver to the Custodian a copy of the Data Tape Information in electronic, machine readable medium in a form mutually acceptable to the Depositor and the Custodian. Within ten (10) Business Days of the Closing Date, the Depositor shall deliver a copy of the complete Mortgage Loan Schedule to the Custodian.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within 180 days (or such other time period as may be required by any Rating Agency) following the Closing Date, and in the event that the Responsible Party does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Depositor, the related Mortgage Loan shall, upon the request of the Depositor, be repurchased by the Responsible Party at the price and in the manner specified in Section 2.03. The foregoing repurchase obligation shall not apply in the event that the Responsible Party cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that the Responsible Party shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of the Responsible Party, confirming that such document has been accepted for recording.

            Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the Responsible Party shall be deemed to have been satisfied upon delivery by the Responsible Party to the Custodian, prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "Securitized Asset Backed Receivables LLC Trust 2006-NC3" and Wells Fargo Bank, National Association is hereby appointed as Trustee in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this Agreement, including without limitation, the representation and warranty set forth in paragraph (aaa) of Schedule III. The Trust's fiscal year is the calendar year.

            (d) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans, the Cap Agreement and the Interest Rate Swap Agreement) pursuant to Section 2.01(a). The Trustee on behalf of the Trust is hereby authorized to enter into the Cap Agreement and the Interest Rate Swap Agreement.

            Section 2.02 Acceptance by the Trustee of the Mortgage Loans. The Custodian shall acknowledge, on the Closing Date, receipt by it on behalf of the Trustee, of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E ("Initial Certification"), and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Custodian shall maintain possession of the related Mortgage Notes in the State of California, unless otherwise permitted by the Rating Agencies.

            In connection with the Closing Date, the Custodian shall be required to deliver via facsimile (with original to follow the next Business Day) to the Depositor an Initial Certification prior to the Closing Date, or, as the Depositor agrees on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan. The Custodian shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            Within 90 days after the Closing Date, the Custodian shall ascertain that all documents identified in the Document Certification and Exception Report in the form attached hereto as Exhibit F are in its possession, and shall deliver to the Depositor and the Servicer a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, to the effect that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents identified in the Document Certification and Exception Report and required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2), (3), (15), (22) and (29) of the Data Tape Information respecting such Mortgage Loan is correct; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. The Custodian shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            The Custodian shall retain possession and custody of each Custodial File in accordance with and subject to the terms and conditions set forth herein. The Servicer shall promptly deliver to the Custodian, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

            The Responsible Party shall deliver to the Servicer copies of all trailing documents required to be included in the Custodial File at the same time the original or certified copies thereof are delivered to the Custodian, including but not limited to such documents as the title insurance policy and any other Mortgage Loan documents upon return from the public recording office. The documents shall be delivered by the Responsible Party at the Responsible Party's expense to the Servicer.

            Section 2.03 Representations, Warranties and Covenants of the Responsible Party and the Servicer; Remedies for Breaches of Representations and Warranties with Respect to the Mortgage Loans. (a) The Servicer hereby makes the representations and warranties set forth in Schedule II hereto to the Depositor and the Trustee, as of the Closing Date. The Custodian hereby makes the representations and warranties set forth in Schedule VI hereto to the Depositor and the Trustee.

            (b) NC Capital hereby makes the representations and warranties set forth in Schedule III and Schedule IV hereto, to the Depositor and the Trustee, as of the dates set forth in such Schedules. The Depositor hereby makes the representations and warranties set forth in Schedule V hereto to the Trustee, as of the dates set forth in such Schedule.

            (c) It is understood and agreed by the Servicer and the Responsible Party that the representations and warranties set forth in this Section 2.03 shall survive the transfer of the Mortgage Loans by the Depositor to the Trustee on the Closing Date, and shall inure to the benefit of the Depositor and the Trustee notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by the Responsible Party, the Depositor, the Trustee, the Custodian or the Servicer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others. The Trustee shall enforce the rights of the Trust under the Sponsor Representation Letter.

            (d) Within 30 days of the earlier of either discovery by or notice to the Responsible Party that any Mortgage Loan does not conform to the requirements as determined in the Custodian's review of the related Custodial File or within 60 days of the earlier of either discovery by or notice to the Responsible Party of any breach of a representation or warranty, set forth in
Section 2.03(b), that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the Responsible Party shall use its best efforts to cause to be remedied a material defect in a document constituting part of a Mortgage File or promptly to cure such breach in all material respects and, if such defect or breach cannot be remedied, the Responsible Party shall, at the Depositor's option as specified in writing and provided to the Responsible Party, the Custodian and the Trustee,
(i) if such 30- or 60-day period, as applicable, expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a "Deleted Mortgage Loan") from the Trust Fund and substitute in its place a Substitute Mortgage Loan, in the manner and subject to the conditions set forth in this Section 2.03; or (ii) repurchase such Mortgage Loan at the Repurchase Price; provided, however, that any such substitution pursuant to clause (i) above shall not be effected prior to the delivery to the Custodian of a Request for Release substantially in the form of Exhibit J, and the delivery of the Custodial File to the Custodian for any such Substitute Mortgage Loan. Notwithstanding the foregoing, a breach (i) which causes a Mortgage Loan not to constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code or
(ii) by the Responsible Party of any of the representations and warranties identified as a Deemed Material and Adverse Representation on Schedule III, will be deemed automatically to materially and adversely affect the value of such Mortgage Loan and the interests of the Trustee and Certificateholders in such Mortgage Loan. In the event that the Trustee receives notice from any party discovering a breach by the Responsible Party of any of the representations and warranties identified as a Deemed Material and Adverse Representation on
Schedule III, the Trustee shall give notice of such breach to the Responsible Party and request the Responsible Party to repurchase the Mortgage Loan at the Repurchase Price within sixty (60) days of receipt by the Responsible Party of such notice. The Responsible Party shall repurchase each such Mortgage Loan within 60 days of the earlier of discovery or receipt of notice with respect to each such Mortgage Loan. Within 90 days of the earlier of either discovery by or notice to the Depositor of any breach of a representation or warranty set forth in clause (a) or (b) of Schedule V hereto with respect to any Mortgage Loan that is also a breach of the representation and warranty set forth in clause (g) or
(ccc), as applicable, of Schedule III and the Responsible Party has not repurchased such Mortgage Loan within the applicable time period for repurchase set forth above, the Depositor shall repurchase such Mortgage Loan at the Repurchase Price or substitute a Substitute Mortgage Loan for such Mortgage Loan.

            (e) With respect to any Substitute Mortgage Loan or Loans, the Responsible Party shall deliver to the Custodian for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the related assignment of the Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by
Section 2.01. No substitution is permitted to be made with respect to any Distribution Date after the end of the related Prepayment Period. Scheduled Payments due with respect to Substitute Mortgage Loans in the Due Period of substitution shall not be part of the Trust Fund and will be retained by the Responsible Party on the next succeeding Distribution Date. For the Due Period of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for such Due Period and thereafter the Responsible Party shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

            (f) The Servicer, based upon information provided by the Depositor or the Responsible Party, shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Substitute Mortgage Loan or Loans and the Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee and the Custodian. Upon such substitution, the Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Responsible Party shall be deemed to have made with respect to such Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties made pursuant to Section 2.03(b) with respect to such Mortgage Loan. Upon any such substitution and the deposit to the Collection Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph, the Custodian shall release the Mortgage File held for the benefit of the Certificateholders relating to such Deleted Mortgage Loan to the Responsible Party and shall execute and deliver at the Responsible Party's direction such instruments of transfer or assignment prepared by the Responsible Party, in each case without recourse, as shall be necessary to vest title in the Responsible Party, of the Trustee's interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

            (g) For any month in which the Responsible Party substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (if any) by which the aggregate unpaid principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid principal balance of all such Deleted Mortgage Loans. The amount of such shortage plus an amount equal to the aggregate of any unreimbursed Advances with respect to such Deleted Mortgage Loans (collectively, the "Substitution Adjustment Amount") shall be remitted by the Responsible Party to the Servicer for deposit into the Collection Account on or before the Distribution Account Deposit Date for the Distribution Date in the month succeeding the calendar month during which the related Mortgage Loan became required to be purchased or replaced hereunder.

            (h) In addition to such repurchase or substitution obligation referred to in Section 2.03(d), the Responsible Party shall indemnify the Depositor, any of its Affiliates, the Servicer, the Trustee and the Trust and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses (including, without limitation, any taxes payable by the Trust) resulting from any third party claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach by the Responsible Party of any of its representations and warranties or obligations contained in this Agreement. This indemnity shall survive the termination of this Agreement.

            (i) In addition to such repurchase or substitution obligation referred to in Section 2.03(d), the Depositor shall indemnify the Trust and hold the Trust harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses (including, without limitation, any taxes payable by the Trust) resulting from any third party claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach by the Depositor of any of its representations and warranties or obligations contained in this Agreement. This indemnity shall survive the termination of this Agreement.

            (j) The Servicer shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee and the Custodian.

            (k) In the event that a Mortgage Loan shall have been repurchased pursuant to this Agreement or the Sponsor Representation Letter, the proceeds from such repurchase shall be deposited by the Servicer in the Collection Account pursuant to Section 3.10 on or before the Distribution Account Deposit Date for the Distribution Date in the month following the month during which the applicable Person became obligated to repurchase or replace such Mortgage Loan and upon such deposit of the Repurchase Price, and receipt of a Request for Release in the form of Exhibit J hereto, the Custodian shall release within three Business Days the related Custodial File held for the benefit of the Certificateholders to such Person as directed by the Servicer, and the Trustee shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee. In accordance with
Section 10.05(b), the Trustee shall promptly notify each Rating Agency of a purchase of a Mortgage Loan pursuant to this Section 2.03.

            It is understood and agreed that the obligation of the Responsible Party under this Agreement to cure, repurchase or substitute any Mortgage Loan as to which a breach of a representation and warranty has occurred and is continuing, together with any related indemnification obligations of the Responsible Party set forth in Section 2.03(h), shall constitute the sole remedies against such Person respecting such breach available to Certificateholders, the Depositor and any of its Affiliates, or the Trustee on their behalf.

            It is understood and agreed that the obligation of the Depositor under this Agreement to cure, repurchase or substitute any Mortgage Loan as to which a breach of a representation and warranty has occurred and is continuing, together with any related indemnification obligations of the Depositor set forth in Section 2.03(i), shall constitute the sole remedies against such Person respecting such breach available to Certificateholders, the Trust, or the Trustee on their behalf.

            The provisions of this Section 2.03 shall survive delivery of the respective Custodial Files to the Custodian for the benefit of the Certificateholders.

            Section 2.04 [Reserved].

            Section 2.05 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, has executed and delivered to or upon the order of the Depositor, the Certificates in authorized Denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.06 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" of each Trust REMIC for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" of the regular interests in each Trust REMIC is the Distribution Date occurring in September 2036, which is the Distribution Date in the month following the latest Mortgage Loan maturity date.

            Amounts distributable to the Class X Certificates (prior to any reduction for any Basis Risk Payment, Net Swap Payment or Swap Termination Payment), exclusive of any amounts received from the Swap Provider, shall be deemed paid from the Upper Tier REMIC in respect of the Class X Interest and the Class IO Interest to the Holders of the Class X Certificates prior to distribution of any Basis Risk Payments to the LIBOR Certificates or Net Swap Payments or Swap Termination Payment to the Swap Provider.

            For federal income tax purposes, any amount distributed on the LIBOR Certificates on any Distribution Date in excess of the amount distributable on their Corresponding Class of Upper Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Supplemental Interest Account, as applicable, and any amount distributable on such Corresponding Class of Upper Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Corresponding Class of LIBOR Certificates on such Distribution Date shall be treated as having been paid to the Supplemental Interest Account, all pursuant to and as further provided in Section 8.13.

            Section 2.07 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee and the Servicer that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite company action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of, or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been received or obtained on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the certificate of formation or limited liability company agreement of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that would materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 10.04.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.07 shall survive delivery of the respective Custodial Files to the Custodian and shall inure to the benefit of the Trustee.

                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

            Section 3.01 Servicer to Service Mortgage Loans. (a) For and on behalf of the Certificateholders, the Servicer shall service and administer the Mortgage Loans in accordance with the terms of this Agreement, the respective Mortgage Loans, and with respect to any PMI Mortgage Loans, the PMI Policy, and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

            (i) any relationship that the Servicer, any Subservicer or any Affiliate of the Servicer or any Subservicer may have with the related Mortgagor;

            (ii) the ownership or non-ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

            (iii) the Servicer's obligation to make P&I Advances or Servicing Advances; or

            (iv) the Servicer's or any Subservicer's right to receive compensation for its services hereunder or with respect to any particular transaction.

            To the extent consistent with the foregoing, if the Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of a Subservicer is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with Accepted Servicing Practices, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee. The Servicer shall be responsible for preparing and recording all lien releases and mortgage satisfactions in accordance with state and local regulations, and shall be responsible for all expenses in connection therewith if not paid by the Mortgagor if permitted by applicable law and the related Mortgage Loan Documents (except if such expense would constitute a Servicing Advance) and all other consequences resulting from its failure to fully discharge such obligation. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.16, the Trustee shall execute, at the written request of the Servicer, and furnish to the Servicer and any Subservicer such documents provided to the Trustee as are necessary or appropriate to enable the Servicer or any Subservicer to carry out their servicing and administrative duties hereunder, and the Trustee hereby grants to the Servicer, and this Agreement shall constitute, a power of attorney to carry out such duties including a power of attorney to take title to Mortgaged Properties after foreclosure on behalf of the Trustee. The Trustee shall execute a separate power of attorney, furnished to it by the Servicer, in favor of the Servicer for the purposes described herein to the extent necessary or desirable to enable the Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of the Servicer or any Subservicers under such powers of attorney.

            (b) Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11. Any cost incurred by the Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

            (c) Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.01 and except for Servicing Advances) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for a reduction of interest payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions after the startup day" under the REMIC Provisions, or (iii) except as provided in
Section 3.07(a), waive any Prepayment Charges.

            (d) The Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release the Servicer from the responsibilities or liabilities arising under this Agreement.

            Section 3.02 Subservicing Agreements between the Servicer and Subservicers. (a) The Servicer may enter into subservicing agreements with Subservicers for the servicing and administration of the Mortgage Loans ("Subservicing Agreements"). The Servicer represents and warrants to the other parties hereto that no Subservicing Agreement is in effect as of the Closing Date with respect to any Mortgage Loans required to be serviced by it hereunder. The Servicer shall give notice to the Depositor and the Trustee of any such Subservicer and Subservicing Agreement, which notice shall contain all information (including without limitation a copy of the Subservicing Agreement) reasonably necessary to enable the Trustee, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). No Subservicing Agreement shall be effective until 30 days after such written notice is received by both the Depositor and the Trustee. The Trustee shall not be required to review or consent to such Subservicing Agreements and shall have no liability in connection therewith.

            (b) Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Subservicing Agreement and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the Subservicers may enter into and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee, without the consent of the Trustee. Any variation without the consent of the Trustee from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Trustee and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer's execution and delivery of such instruments.

            (c) As part of its servicing activities hereunder, the Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

            (d) The Servicer shall cause any Subservicer engaged by the Servicer (or by any Subservicer) for the benefit of the Depositor and the Trustee to comply with the provisions of this Section 3.02 and with Sections 3.22, 3.23,
6.02 and 6.05 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 8.12 of this Agreement. The Servicer shall be responsible for obtaining from each such Subservicer and delivering to applicable Persons any servicer compliance statement required to be delivered by such Subservicer under Section 3.22 and any assessment of compliance report and related accountant's attestation required to be delivered by such Subservicer under Section 3.23, in each case as and when required to be delivered.

            (e) Subject to the conditions set forth in this Section 3.02(e), the Servicer and any Subservicer engaged by the Servicer is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. The Servicer shall promptly upon request provide to the Depositor and the Trustee a written description (in form and substance satisfactory to the Depositor and the Trustee) of the role and function of each Subcontractor utilized by the Servicer or any such Subservicer, specifying, not later than the date specified for delivery of the annual report on assessment of compliance set forth in Section 3.23(a) (i) the identity of each such Subcontractor, if any, that is "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph. As a condition to the utilization by the Servicer or any such Subservicer of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any such Subservicer) for the benefit of the Depositor and the Trustee to comply with the provisions of Section 3.23 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 3.23, in each case as and when required to be delivered.

            Notwithstanding the foregoing, the Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, the Servicer shall be responsible for determining whether such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and whether any such affiliate or third-party vendor meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB. If the Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Subservicer for purposes of this Agreement, the engagement of such Subservicer shall not be effective unless and until notice is given pursuant to Section 3.02(a) and the Servicer shall comply with Section 3.02(d) with respect thereto.

            Section 3.03 Successor Subservicers. The Servicer shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement; provided, however, that the termination, resignation or removal of a Subservicer shall be not be effective until 30 days after written notice is received by both the Depositor and the Trustee that contains all information reasonably necessary to enable the Trustee, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Subservicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 3.02.

            Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor or the Trustee without fee, in accordance with the terms of this Agreement, in the event that the Servicer shall, for any reason, no longer be the Servicer (including termination due to an Event of Default).

            Section 3.04 Liability of the Servicer. Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section
3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

            Section 3.05 No Contractual Relationship between Subservicers and the Trustee. Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the Servicer alone, and the Trustee (or any successor Servicer) shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether the Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

            Section 3.06 Assumption or Termination of Subservicing Agreements by Trustee. In the event the Servicer at any time shall for any reason no longer be the Servicer (including by reason of the occurrence of an Event of Default), the Trustee, or its designee or the successor Servicer if the successor is not the Trustee, shall thereupon assume all of the rights and obligations of the Servicer under each Subservicing Agreement that the Servicer may have entered into, with copies thereof provided to the Trustee or the successor Servicer if the successor is not the Trustee, prior to the Trustee or the successor Servicer if the successor is not the Trustee, assuming such rights and obligations, unless the Trustee elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

            Upon such assumption, the Trustee, its designee or the successor servicer shall be deemed, subject to Section 3.03, to have assumed all of the Servicer's interest therein and to have replaced the Servicer as a party to each Subservicing Agreement to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any liability or obligations under any Subservicing Agreement that arose before it ceased to be the Servicer and (ii) none of the Depositor, the Trustee, their designees or any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

            The Servicer at its expense shall, upon request of the Trustee, its designee or the successor Servicer deliver to the assuming party all documents and records relating to each Subservicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

            Section 3.07 Collection of Certain Mortgage Loan Payments. (a) The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and the PMI Policy, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and Accepted Servicing Practices, the Servicer may (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the Due Dates for the Scheduled Payments due on a Mortgage Note for a period of not greater than 180 days; provided, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which the Servicer shall not be required to make any such advances that are Nonrecoverable P&I Advances. Notwithstanding the foregoing, the Servicer may waive, in whole or in part, a Prepayment Charge only under the following circumstances: (i) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan or (ii) such Prepayment Charge is not permitted to be collected by applicable law. If a Prepayment Charge is waived other than as permitted by the prior sentence, then the Servicer is required to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the Collection Account from its own funds, without any right of reimbursement therefor, together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Collection Account; provided, however, that the Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan
Schedule in effect at such time.

            (b) (i) The Trustee shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders, to receive any Basis Risk Payment and to secure their limited recourse obligation to pay to the LIBOR Certificateholders Basis Risk Carry Forward Amounts (prior to using any Interest Rate Cap Payments or Net Swap Receipts). For the avoidance of doubt, any Basis Risk Carry Forward Amounts shall be paid to the LIBOR Certificates first from the Excess Reserve Fund Account and then from the Supplemental Interest Account.

            (ii) On each Distribution Date, the Trustee shall deposit the amount of any Basis Risk Payment for such date into the Excess Reserve Fund Account.

            (c) (i) On each Distribution Date on which there exists a Basis Risk Carry Forward Amount on any Class of Certificates, the Trustee shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.02(a)(iii)(S), the lesser of (x) the Class X Distributable Amount (without regard to the reduction in the definition thereof for any Basis Risk Carry Forward Amount or any Defaulted Swap Termination Payment (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(R)) and (y) the aggregate Basis Risk Carry Forward Amounts for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the Basis Risk Carry Forward Amount. Such payments shall be allocated to those Classes and paid in the priority set forth in Sections 4.02(a)(iii)(T).

            (ii) The Trustee shall account for the Excess Reserve Fund Account as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any REMIC created pursuant to this Agreement. The beneficial owners of the Excess Reserve Fund Account are the Class X Certificateholders. For all federal tax purposes, amounts transferred by the Upper Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Trustee to the Class X Certificateholders.

            (iii) Any Basis Risk Carry Forward Amounts paid by the Trustee to the LIBOR Certificateholders from the Excess Reserve Fund Account or the Supplemental Interest Account shall be accounted for by the Trustee as amounts paid first to the Holders of the Class X Certificates (in respect of the Class X Interest or the Class IO Interest, respectively) and then to the respective Class or Classes of LIBOR Certificates. In addition, the Trustee shall account for the LIBOR Certificateholders' rights to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account (along with payments of Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts from the Supplemental Interest Account) as rights in a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of the LIBOR Certificateholders.

            (iv) Notwithstanding any provision contained in this Agreement, the Trustee shall not be required to make any payments from the Excess Reserve Fund Account except as expressly set forth in this Section 3.07(c) and Sections 4.02(a)(iii)(T).

            (d) The Trustee shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Depositor shall cause to be deposited into the Distribution Account on the Closing Date the Closing Date Deposit Amount. The Trustee shall, promptly upon receipt, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the Servicer to the Trustee pursuant to Section 3.11;

            (ii) any amount deposited by the Servicer pursuant to Section 3.12(b) in connection with any losses on Permitted Investments; and

            (iii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that the Servicer shall remit any amount not required to be remitted, it may at any time direct the Trustee in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Trustee which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution Account shall be held by the Trustee in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02. In no event shall the Trustee incur liability for withdrawals from the Distribution Account at the direction of the Servicer.

            (e) The Trustee may invest the funds in the Distribution Account in one or more Permitted Investments in accordance with Section 3.12. The Trustee may withdraw from the Distribution Account any income or gain earned from the investment of funds deposited therein for its own benefit.

            (f) The Servicer shall give notice to the Trustee, each Rating Agency and the Depositor of any proposed change of the location of the Collection Account within a reasonable period of time prior to any change thereof.

            (g) In order to comply with its duties under the USA Patriot Act of 2001, the Trustee shall comply with any Wells Fargo anti-money laundering policies, including, without limitation, any customer identification procedures.

            Section 3.08 Subservicing Accounts. In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more segregated accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the Collection Account or remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Subservicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

            Section 3.09 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Servicer shall ensure that each of the Mortgage Loans shall be covered by a paid-in-full, life-of-the-loan tax service contract in effect with respect to each First Lien Mortgage Loan (each, a "Tax Service Contract"). Each Tax Service Contract shall be assigned to the Trustee, or its designee, at the Servicer's expense in the event that the Servicer is terminated as Servicer of the related Mortgage Loan.

            (b) To the extent that the services described in this paragraph (b) are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) above, the Servicer undertakes to perform such functions. To the extent the related Mortgage provides for Escrow Payments, the Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated accounts (the "Escrow Accounts"), which shall be Eligible Accounts. The Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, all (i) collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors ("Escrow Payments") collected on account of the Mortgage Loans and (ii) all Condemnation Proceeds and Insurance Proceeds to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with applicable law and Accepted Servicing Practices, and the Servicer shall thereafter deposit such Escrow Payments in the Escrow Accounts, in no event more than two Business Days after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse the Servicer (or a Subservicer to the extent provided in the related Subservicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section 3.13 (with respect to hazard insurance);
(iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay itself any interest earned on the Escrow Account or, if required and as described below, to Mortgagors on balances in the Escrow Account; (v) clear and terminate the Escrow Account at the termination of the Servicer's obligations and responsibilities in respect of the Mortgage Loans under this Agreement; (vi) transfer such funds to a replacement Escrow Account that meets the requirements hereof; (vii) recover amounts deposited in error or (viii) to release Condemnation Proceeds or Insurance Proceeds to be applied to the restoration of the related Mortgaged Property or to the related Mortgagor in accordance with the applicable law and Accepted Servicing Practices. As part of its servicing duties, the Servicer or Subservicers shall pay to the Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a Mortgage does not provide for Escrow Payments, the Servicer shall use its reasonable best efforts to determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure of a tax lien. The Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments, including any payment required to be made in connection with a Mortgage Loan that does provide for Escrow Payments and is insufficient to make such payments; provided, however, that such advances are deemed to be Servicing Advances.

            Section 3.10 Collection Account. (a) On behalf of the Trustee and the Certificateholders, the Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated Eligible Accounts (such account or accounts, the "Collection Account"), held in trust for the benefit of the Trustee on behalf of the Certificateholders. On behalf of the Trustee, the Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, and shall thereafter deposit into the Collection Account, in no event more than two Business Days after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (ii) all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

            (iii) all Insurance Proceeds and Condemnation Proceeds to the extent such Insurance Proceeds and Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with Accepted Servicing Practices, Liquidation Proceeds and Subsequent Recoveries;

            (iv) any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

            (v) any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

            (vi) all proceeds of any Mortgage Loan repurchased or purchased in accordance with this Agreement or the Sponsor Representation Letter;

            (vii) all Prepayment Charges collected by the Servicer or required to be paid by the Servicer pursuant to Section 3.07; and

            (viii) without duplication, all payments of claims under the PMI Policy.

            The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by the Servicer in the Collection Account and shall, upon collection, belong to the Servicer as additional compensation for its servicing activities. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. The Servicer shall at its own expense be responsible for reviewing and reconciling the Collection Account in accordance with industry standards and shall act promptly to resolve any discrepancies related thereto.

            (b) Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12, subject to Section 3.21(c). The Servicer shall give notice to the Trustee and the Depositor of the location of the Collection Account maintained by it when established and prior to any change thereof.

            Section 3.11 Withdrawals from the Collection Account. (a) The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 4.01:

            (i) on or prior to each Remittance Date, to remit to the Trustee (A) the Trustee Fee with respect to such Distribution Date, (B) all Available Funds in respect of the related Distribution Date together with all amounts representing Prepayment Charges (payable to the Class P Certificateholders) from the Mortgage Loans received by the Servicer during the related Prepayment Period and (C) subject to Section 3.21(c), all income and gain realized from the investment of funds deposited in the Collection Account, for deposit in the Supplemental Float Account;

            (ii) to reimburse the Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Scheduled Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.01;

            (iii) to pay the Servicer or any Subservicer (A) any unpaid Servicing Fees or (B) any unreimbursed Servicing Advances with respect to each Mortgage Loan, but only to the extent of any Late Collections or other amounts as may be collected by the Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan (or the related REO Property);

            (iv) to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on each Remittance Date (A) subject to Section 3.21(c), any interest or investment income earned on funds deposited in the Collection Account or (B) any Prepayment Interest Excesses to the extent permitted under Section 3.21(b);

            (v) to pay to the applicable Person, with respect to each Mortgage Loan that has previously been repurchased or replaced by such Person pursuant to this Agreement or the Sponsor Representation Letter, all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

            (vi) to reimburse the Servicer for (A) any P&I Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance in accordance with the provisions of Section 4.01 and (B) any unpaid Servicing Fees related to any Second Lien Mortgage Loan to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Second Lien Mortgage Loan under
      Section 3.11(a)(iii);

            (vii) to pay, or to reimburse the Servicer for Servicing Advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 3.15;

            (viii) to reimburse the Servicer, the Depositor or the Trustee for expenses incurred by or reimbursable to the Servicer, the Depositor or the Trustee, as the case may be, pursuant to Section 6.03, Section 7.02 or
      Section 8.05;

            (ix) to reimburse the Servicer or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation under this Agreement or the Sponsor Representation Letter that were included in the Repurchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation, to the extent not otherwise paid pursuant to the terms hereof;

            (x) to withdraw any amounts deposited in the Collection Account in error; and

            (xi) to clear and terminate the Collection Account upon termination of this Agreement;

            (xii) to withdraw any amounts held in the related Collection Account and not required to be remitted to the Trustee on the Remittance Date occurring in the month in which such amounts are deposited into such Collection Account, to reimburse such Servicer for unreimbursed P&I Advances;

            (xiii) to invest funds in Permitted Investments in accordance with
      Section 3.12; and

            (xiv) to pay the PMI Insurer the PMI Insurer Fee for such Distribution Date.

            (b) The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (v), (vi), (vii), (viii), (ix) and
(x) above. The Servicer shall provide written notification (as set forth in Section 4.01(d)) to the Trustee, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause (a)(vi) above.

            Section 3.12 Investment of Funds in the Collection Account, Escrow Accounts and the Distribution Account. (a) (i) The Servicer shall invest the funds in the Collection Account pursuant to Section 3.21(c) and (ii) the Servicer may invest the funds in the Collection Account pursuant to Section 3.21(c), the Servicer may invest the funds in the Escrow Accounts (to the extent permitted by law and the related Mortgage Loan documents) and the Trustee may invest funds in the Distribution Account and shall invest such funds in the Distribution Account (for purposes of this Section 3.12, each such Account is referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement; provided, however, that any such Permitted Investment may mature, unless payable on demand or held at the institution of the Trustee, no later than one Business Day prior to the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. If no investment instruction is given in a timely manner, the Trustee shall hold the funds in the Distribution Account uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Servicer or the Trustee, as applicable. The Servicer or the Trustee, as applicable, shall be entitled to sole possession over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Servicer or the Trustee or its agent, as applicable, together with any document of transfer necessary to transfer title to such investment to the Servicer or the Trustee or its agent, as applicable. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer or the Trustee, as applicable, may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in an Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the Collection Account (subject to Section 3.21(c)) or Escrow Account, as applicable, held by or on behalf of the Servicer, shall be for the benefit of the Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. The Servicer shall, from its own funds, deposit in the Collection Account or Escrow Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (c) All income and gain realized from the investment of funds deposited in the Distribution Account held by the Trustee, shall be for the benefit of the Trustee, and shall be subject to the Trustee's withdrawal in the manner set forth in Section 3.07(e). The Trustee shall, from its own funds, deposit in the Distribution Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such account immediately upon realization of such loss.

            (d) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment of funds held in the Escrow Account or the Collection Account, or if a default occurs in any other performance required under any Permitted Investment of funds held in the Escrow Account or the Collection Account, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            Section 3.13 Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage. (a) The Servicer shall cause to be maintained for each Mortgage Loan fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such Mortgage Loan, (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property, plus accrued interest at the Mortgage Rate and related Servicing Advances. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts required to be deposited in the Escrow Account and applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Trustee, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

            In the event that the Servicer shall obtain and maintain a blanket policy with an insurer either (i) acceptable to Fannie Mae or Freddie Mac or
(ii) having a general policy rating of A:VI or better in Best's (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself and the Trustee, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

            (b) The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans. The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall provide the Trustee with copies of any such insurance policies and fidelity bond. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days' prior written notice to the Trustee. The Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

            Section 3.14 Enforcement of Due-On-Sale Clauses; Assumption Agreements. The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause, if any, applicable thereto; provided, however, that the Servicer shall not be required to take such action if, in its sole business judgment, the Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into either (i) an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon or (ii) a substitution agreement as provided in the succeeding sentence. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided, that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Servicer and has a credit risk rating at least equal to that of the original Mortgagor. In connection with any assumption, modification or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained. Any fee collected by the Servicer in respect of an assumption or substitution of liability agreement will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee that any such substitution, modification or assumption agreement has been completed by forwarding to the Custodian the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

            Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 3.15 Realization upon Defaulted Mortgage Loans. The Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to
Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. The Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Trustee, taking into account, among other things, the timing of foreclosure proceedings; provided, however, with respect to any Second Lien Mortgage Loan for which the related first lien mortgage loan is not included in the Trust Fund, if, after such Mortgage Loan becomes 180 days or more delinquent, the Servicer determines that a significant net recovery is not possible through foreclosure, such Mortgage Loan may be charged off and the Mortgage Loan will be treated as a Liquidated Mortgage Loan giving rise to a Realized Loss. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage from an uninsured cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole discretion (i) that such restoration will increase the net Liquidation Proceeds of the related Mortgage Loan to the Trustee, after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Subsequent Recoveries from the related Mortgaged Property, as contemplated in Section 3.11. The Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof as contemplated in Section 3.11.

            The proceeds of any liquidation or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Subsequent Recoveries or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to Section 3.11 or 3.17; second, to reimburse the Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a liquidation or REO Disposition; and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fees; and second, as interest at the Mortgage Rate (net of the Servicing Fee Rate). The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Subservicer pursuant to Section 3.11 or 3.17. The portions of the recovery so allocated to interest at the Mortgage Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with Section 3.11 or 3.17, and second, to the Trustee in accordance with the provisions of Section 4.02, subject to paragraph
(g) of Section 3.17 with respect to certain excess recoveries from an REO Disposition.

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related Mortgaged Property, or if the Trustee otherwise requests, the Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Trustee and the Depositor with a written report of the environmental inspection.

            After reviewing the environmental inspection report, the Servicer shall determine consistent with Accepted Servicing Practices how the Servicer shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Servicer proceeds with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean-up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Collection Account pursuant to Section 3.11. In the event the Servicer does not proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the Collection Account pursuant to Section 3.11.

            Section 3.16 Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer will, within five (5) Business Days of the payment in full, notify the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to
Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Custodial File by submitting a Request for Release, which Request for Release may be in an electronic format in a form acceptable to the Custodian, to the Custodian. Upon receipt of such certification and Request for Release, the Custodian shall promptly release the related Custodial File to the Servicer within three (3) Business Days (or with respect to any Request for Release that relates to more than 100 Custodial Files, five (5) Business Days). No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account unless such expenses constitute Servicing Advances.

            (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Insurance Policy relating to the Mortgage Loans, the Custodian shall, upon request of the Servicer and delivery to the Custodian of a Request for Release, which Request for Release may be in an electronic format in a form acceptable to the Custodian, release the related Custodial File to the Servicer within three
(3) Business Days (or with respect to any Request for Release that relates to more than 100 Custodial Files, five (5) Business Days), and the Trustee shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings and the Servicer shall retain the Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Custodial File to the Custodian when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the Servicer or its designee. Upon receipt of a Request for Release under this Section 3.16, the Custodian shall deliver the related Custodial File to the Servicer by overnight courier (which shall be at the Servicer's expense).

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer copies of any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to the Servicer a power of attorney sufficient to authorize the Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.17 Title, Conservation and Disposition of REO Property.
(a) This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the deed or certificate of sale shall be issued to Wells Fargo Bank, National Association (or, if applicable, the name of the successor Trustee) as Trustee for Securitized Asset Backed Receivables LLC 2006-NC3 Mortgage Pass-Through Certificates, Series 2006-NC3, or to its nominee, for the benefit of the Certificateholders.

            (b) The Servicer shall manage, conserve, protect and operate each REO Property for the Trustee solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders. The Servicer shall notify the Trustee from time to time as to the status of each REO Property.

            (c) The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three years after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Trustee to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. Subject to Section 3.17(h), if a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Trustee as to the progress being made in selling such REO Property.

            (d) The Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the Collection Account.

            (e) The Servicer shall deposit net of reimbursement to the Servicer for any related outstanding Servicing Advances and unpaid Servicing Fees provided in Section 3.11, or cause to be deposited, in no event more than two
(2) Business Days after the Servicer's receipt thereof, in the Collection Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property.

            (f) The Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed Servicing Advances as well as any unpaid Servicing Fees from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

            (g) Any net proceeds from an REO Disposition which are in excess of the unpaid principal balance of the related Mortgage Loan plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition shall be retained by the Servicer as additional servicing compensation.

            (h) The Servicer shall use its reasonable best efforts to sell, or cause the Subservicer to sell, in accordance with Accepted Servicing Practices, any REO Property as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by Pooling Tier REMIC-1 unless (i) the Servicer applies for an extension of such period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or (ii) the Servicer obtains for the Trustee an Opinion of Counsel, addressed to the Depositor, the Trustee and the Servicer, to the effect that the holding by Pooling Tier REMIC-1 of such REO Property subsequent to such period will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code or cause any Trust REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. The Servicer shall manage, conserve, protect and operate each REO Property for the Trustee, the Certificateholders and the Trust Fund solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) or result in the receipt by the Pooling Tier REMIC-1 of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under
Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the Servicer shall either itself or through an agent selected by the Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as the Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as "rents from real property" as defined in Section 856(d) of the Code.

            Section 3.18 Notification of Adjustments. With respect to each Adjustable Rate Mortgage Loan, the Servicer shall adjust the Mortgage Rate on the related Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. In the event that an Index becomes unavailable or otherwise unpublished, the Servicer shall select a comparable alternative index over which it has no direct control and which is readily verifiable. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and Scheduled Payment adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Trustee such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice from the Trustee that the Servicer has failed to adjust a Mortgage Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, the Servicer shall deposit in the Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

            Section 3.19 Access to Certain Documentation and Information Regarding the Mortgage Loans. In the event the Servicer reasonably believes that compliance with this Section will make the Mortgage Loans legal for investment by federally insured savings and loan associations, the Servicer shall provide, or cause the Subservicer to provide, to the Depositor, the Trustee, the OTS or the FDIC and the examiners and supervisory agents thereof, access to the documentation regarding the Mortgage Loans in its possession required by applicable regulations of the OTS. Such access shall be afforded without charge, but only upon reasonable and prior written request and during normal business hours at the offices of the Servicer or, if applicable, any Subservicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

            Section 3.20 Documents, Records and Funds in Possession of the Servicer to Be Held for the Trustee. The Servicer shall account fully to the Trustee for any funds received by the Servicer or which otherwise are collected by the Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Mortgage Loan serviced by the Servicer. All Mortgage Files and funds collected or held by, or under the control of, the Servicer in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including, but not limited to, any funds on deposit in its Collection Account, shall be held by the Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. The Servicer also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in any Collection Account, the Distribution Account or any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that the Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Servicer under this Agreement.

            Section 3.21 Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall, with respect to each Mortgage Loan, be entitled to retain from deposits to the Collection Account and from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Subsequent Recoveries and REO Proceeds related to such Mortgage Loan, the Servicing Fee with respect to each Mortgage Loan (less any portion of such amounts retained by any Subservicer). In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of related Late Collections and as otherwise permitted under
Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

            (b) Additional servicing compensation in the form of assumption or modification fees, late payment charges, net Prepayment Interest Excesses (to the extent not required to offset Prepayment Interest Shortfalls), NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Charges) shall be retained by the Servicer only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled as additional servicing compensation, to interest or other income earned on deposits in the Escrow Account (to the extent permitted by law and the related Mortgage Loan documents) in accordance with Section 3.12.

            (c) The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account as additional servicing compensation, interest or other income earned on deposits therein; provided, however, that in the event that the purchase by Barclays of HomEq's servicing division is consummated by December 31, 2006, and so long as HomEq is the Servicer, the Servicer shall remit to the Trustee for deposit in the Supplemental Float Account all income and gain realized from the investment of funds deposited in the Collection Account.

            (d) The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by the Servicer), and shall not be entitled to reimbursement therefor from the Trust Fund except as specifically provided in Section 3.11.

            Section 3.22 Annual Statement as to Compliance. The Servicer shall deliver, and shall cause each Subservicer engaged by the Servicer to deliver or cause to be delivered, and the Trustee shall deliver, to the Depositor, the Rating Agencies and the Trustee on or before March 5th of each calendar year, commencing in 2007, an Officer's Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Trustee, Servicer or Subservicer, as applicable, during the preceding calendar year and of its performance under this Agreement or the applicable Subservicing Agreement, as the case may be, has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Trustee, Servicer or Subservicer, as applicable, has fulfilled all of its obligations under this Agreement or the applicable Subservicing Agreement, as the case may be, in all material respects, throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officers and the nature and status thereof. Promptly after receipt of each such Officer's Certificate, the Depositor shall review such Officer's Certificate and, if applicable, consult with the Trustee, Servicer or Subservicer as to the nature of any failure by the Trustee, Servicer or Subservicer in the fulfillment of any of the Trustee's, Servicer's or Subservicer's obligations. The obligations of the Trustee, Servicer and Subservicer under this Section apply to each Trustee, Servicer and Subservicer that acted as Trustee or serviced a Mortgage Loan, as applicable, during the applicable period, whether or not the Trustee, the Servicer or such Subservicer is acting as the Trustee, Servicer or Subservicer, as applicable, at the time such Officer's Certificate is required to be delivered. None of the Trustee, Servicer or Subservicer shall be required to cause the delivery of any Officer's Certificate required by this Section until March 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            In the event the Servicer, the Trustee or any Subservicer engaged by the Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable agreement in the case of a Subservicer, as the case may be, such party shall provide with respect to the year of termination an Officer's Certificate pursuant to this Section 3.22 or to such applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation, but only covering the period prior to such termination.

            Section 3.23 Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants' Attestation Report.

            (a) Not later than March 5th of each calendar year commencing in 2007, the Servicer, the Trustee and the Custodian shall deliver, and the Servicer shall cause each Subservicer engaged by the Servicer and the Servicer, the Custodian and the Trustee shall cause each Subcontractor utilized by the Servicer (or by any such Subservicer), the Custodian or the Trustee, as applicable, and determined by the Servicer, the Custodian or the Trustee, as applicable, pursuant to Section 3.02(e) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (in each case, a "Servicing Function Participant"), to deliver, each at its own expense, to the Depositor and the Trustee, a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such party of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such party used the Servicing Criteria to assess compliance with the applicable Servicing Criteria, (C) such party's assessment of compliance with the applicable Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 8.12, including, if there has been any material instance of noncompliance with the applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Person's assessment of compliance with the applicable Servicing Criteria as of and for such period. Each such assessment of compliance report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address each of the applicable Servicing Criteria set forth on Exhibit P hereto, or as set forth in the notification furnished to the Depositor and the Trustee pursuant to Section 3.23(c). The Servicer, the Custodian and the Trustee hereby acknowledge and agree that their respective assessments of compliance will cover the items identified on Exhibit P hereto as being covered by such party. The parties to this Agreement acknowledge that where a particular Servicing Criteria has multiple components, each party's assessment of compliance and related attestation of compliance will relate only to those components that are applicable to such party. Promptly after receipt of each such report on assessment of compliance, the Depositor shall review each such report and, if applicable, consult with the Servicer, the Custodian or the Trustee as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Subservicer or Servicing Function Participant engaged or utilized by the Servicer, such Subservicer, the Custodian or the Trustee, as applicable), as the case may be. None of the Servicer, the Custodian or the Trustee or any Subservicer or Servicing Function Participant shall be required to cause the delivery of any such assessments until March 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            In the event the Servicer, the Trustee, the Custodian, any Subservicer or any Servicing Function Participant engaged by any such party is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement, as the case may be, such party shall provide with respect to the year of termination a report on assessment of compliance pursuant to this Section 3.23, or to such other applicable agreement, notwithstanding any such termination, assignment or resignation.

            (b) Not later than March 5th of each calendar year commencing in 2007, the Servicer, the Custodian and the Trustee shall cause, and the Servicer shall cause each Subservicer engaged by the Servicer and the Servicer, the Custodian and the Trustee shall cause each Servicing Function Participant utilized by the Trustee, the Custodian or the Servicer, as applicable (or by any Subservicer engaged by the Servicer), to cause, each at its own expense, a registered public accounting firm (which may also render other services to such party) that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee and the Depositor that attests to and reports on such Person's assessment of compliance with the Servicing Criteria applicable to it , with a copy to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Person, which includes an assertion that such Person has complied with the Servicing Criteria applicable to it pursuant to Section 3.23(a) and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, that attests to and reports on such Person's assessment of compliance with the Servicing Criteria applicable to it. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Promptly after receipt of each such accountants' attestation report, the Depositor shall review the report and, if applicable, consult with the Servicer, the Custodian or the Trustee as to the nature of any defaults by the Servicer, the Custodian or the Trustee (and each Subservicer or Servicing Function Participant engaged or utilized by the Servicer, the Custodian or the Trustee, as applicable, or by any Subservicer engaged by the Servicer), as the case may be, in the fulfillment of any of the Servicer's, the Custodian's, the Trustee's or the applicable Subservicer's or Servicing Function Participant's obligations hereunder or under any applicable sub-servicing agreement. None of the Servicer, the Custodian, the Trustee or any Servicer or Servicing Function Participant shall be required to cause the delivery of any such attestation required by this paragraph until March 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            (c) No later than February 1 of each fiscal year, commencing in 2007, the Servicer shall notify the Trustee and the Depositor as to the name of each Subservicer engaged by it for the prior fiscal year and each Servicing Function Participant utilized by it and by each Subservicer engaged by it, but only to the extent there has been a change in the information in such notification from notices previously delivered, and the Trustee and the Custodian shall notify the Depositor as to the name of each Servicing Function Participant utilized by the Trustee or the Custodian, as applicable, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Subservicer and Servicing Function Participant in each case, to the extent of any change from the prior year's notice, if any. When the Servicer, the Custodian or the Trustee submits its assessment pursuant to Section 3.23(a), the Servicer, the Custodian and the Trustee, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 3.23(b)) of each Servicing Function Participant utilized by it and by each Subservicer engaged by it.

            Promptly after receipt of each such assessment of compliance with servicing criteria and attestation report, the Trustee shall confirm to the Depositor that each assessment of compliance with servicing criteria submitted pursuant to Section 3.23 is accompanied by an attestation report meeting the requirements of this Section 3.23 and shall notify the Depositor of any exceptions.

            In the event the Servicer, the Custodian, the Trustee, any Subservicer or any Servicing Function Participant engaged by any such party, is terminated, assigns its rights and duties under, or resigns pursuant to the terms of, this Agreement, or any applicable agreement, as the case may be, such party shall cause a registered public accounting firm to provide with respect to the year of termination, at the cost and expense of such party, an attestation report pursuant to this Section 3.23, or such other applicable agreement, notwithstanding any such termination, assignment or resignation.

            Section 3.24 Trustee to Act as Servicer. (a) Subject to Section 7.02, in the event that the Servicer shall for any reason no longer be the Servicer hereunder (including by reason of an Event of Default), the Trustee or its successor shall thereupon assume all of the rights and obligations of the Servicer hereunder arising thereafter, except that the Trustee shall not be (i) liable for losses of the predecessor Servicer pursuant to Section 3.10 or any acts or omissions of the predecessor Servicer hereunder, (ii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder, including but not limited to repurchases or substitutions pursuant to Section 2.03, (iii) responsible for expenses of the predecessor Servicer pursuant to Section 2.03 or
(iv) deemed to have made any representations and warranties of the Servicer hereunder. Any such assumption shall be subject to Section 7.02.

            (b) Every Subservicing Agreement entered into by the Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed.

            (c) If the Servicer shall for any reason no longer be the Servicer (including by reason of any Event of Default), the Trustee (or any other successor Servicer) may, at its option, succeed to any rights and obligations of the Servicer under any Subservicing Agreement in accordance with the terms thereof; provided, that the Trustee (or any other successor Servicer) shall not incur any liability or have any obligations in its capacity as successor Servicer under a Subservicing Agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of the Servicer thereunder; and the Servicer shall not thereby be relieved of any liability or obligations under the Subservicing Agreement arising prior to the date of such succession.

            (d) The Servicer shall, upon request of the Trustee, but at the expense of the Servicer, deliver to the assuming party all documents and records relating to each Subservicing Agreement (if any) and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreement to the assuming party.

            Section 3.25 Compensating Interest. The Servicer shall remit to the Trustee on each Remittance Date for deposit in the Distribution Account an amount from its own funds equal to the Compensating Interest payable by the Servicer for the related Distribution Date.

            Section 3.26 Credit Reporting; Gramm-Leach-Bliley Act. (a) With respect to each Mortgage Loan, the Servicer agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on the primary borrower of such Mortgage Loan to Equifax, Experian and TransUnion Credit Information Company (three of the credit repositories) on a monthly basis.

            (b) The Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, relating to the Mortgage Loans and the related borrowers and shall provide all required notices thereunder.

            Section 3.27 PMI Policy; Claims Under the PMI Policy. Notwithstanding anything to the contrary in this Agreement, the Servicer shall not agree to any modification or assumption of a PMI Mortgage Loan or take any other action with respect to a PMI Mortgage Loan that could result in a limitation, qualification or denial of coverage under the PMI Policy with respect to any PMI Mortgage Loan. The Servicer shall not agree to any modification of a PMI Mortgage Loan without the PMI Insurer's prior written consent. The Servicer covenants and agrees to exercise its best reasonable efforts to maintain and keep the PMI Policy in full force and effect throughout the term of this Agreement. In the performance of its duties hereunder, the Servicer shall comply with the terms of the PMI Policy. The Servicer shall notify the PMI Insurer that the Trust, on behalf of the Certificateholders, is the "Insured", as that term is defined in the PMI Policy, of each PMI Mortgage Loan. The Servicer shall, on behalf of the Trust, prepare and file on a timely basis with the PMI Insurer, with a copy to the Trustee, all claims which may be made under the PMI Policy with respect to the related PMI Mortgage Loans. Consistent with all rights and obligations hereunder, the Servicer shall take all actions required under the PMI Policy as a condition to the payment of any such claim. Any amount received from the PMI Insurer with respect to any such PMI Mortgage Loan shall be deposited by the Servicer, no later than two Business Days following receipt thereof, into the Collection Account.

            With respect to any PMI Mortgage Loan insured by the PMI Insurer, coverage with respect thereto shall be terminated in accordance with the PMI Policy on the first date upon which termination is permitted pursuant to the terms of the PMI Policy.

            Section 3.28 PMI Insurer's Fees. On each Distribution Date, prior to distributions being made on the Certificates in accordance with the priorities set forth in Section 3.11, the Servicer shall withdraw from the Collection Account and remit to the PMI Insurer the PMI Insurer Fee due on such Distribution Date.


                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICER

            Section 4.01 Advances. (a) The amount of P&I Advances to be made by the Servicer for any Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due during the Due Period immediately preceding such Remittance Date in respect of the Mortgage Loans, which Scheduled Payments were not received as of the close of business on the related Determination Date, plus (ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Scheduled Payments (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loans, over the net income from such REO Property transferred to the Collection Account for distribution on such Remittance Date. With respect to any balloon payment on a Balloon Mortgage Loan, the Servicer shall only be obligated to advance the assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such Balloon Mortgage Loan with interest at the Mortgage Rate net of the Servicing Fee Rate.

            (b) On each Remittance Date, the Servicer shall remit in immediately available funds to the Trustee an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties for the related Remittance Date either (i) from its own funds or (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case, it will cause to be made an appropriate entry in the records of Collection Account that Amounts Held for Future Distribution have been, as permitted by this Section 4.01, used by the Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Servicer with respect to the Mortgage Loans and REO Properties. Any Amounts Held for Future Distribution and so used shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Collection Account on or before any future Remittance Date to the extent required.

            (c) The obligation of the Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to
(d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section.

            (d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. The determination by the Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Trustee. In addition, the Servicer shall not be required to advance any Relief Act Interest Shortfalls or any Prepayment Interest Shortfalls in excess of its obligations to pay Compensating Interest pursuant to Section 3.25.

            (e) Except as otherwise provided herein, the Servicer shall be entitled to reimbursement pursuant to Section 3.11 for Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds, Condemnation Proceeds and Subsequent Recoveries) with respect to the related Mortgage Loan.

            Section 4.02 Priorities of Distribution. (a) On each Distribution Date, the Trustee will make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining and, on such Distribution Date, shall make distributions on the Certificates in accordance with such allocation:

            (i) to the holders of each Class of LIBOR Certificates and to the Supplemental Interest Account in the following order of priority:

                  (A) to the Supplemental Interest Account, the sum of (x) all
            Net Swap Payments and (y) any Swap Termination Payment owed to the Swap Provider other than a Defaulted Swap Termination Payment;

                  (B) from the Interest Remittance Amounts for both Loan Groups, to the Class A Certificates, the related Accrued Certificate Interest Distribution Amounts and Unpaid Interest Amounts for such Distribution Date, allocated pro rata based on their respective entitlements to those amounts;

                  (C) from any remaining Interest Remittance Amounts, to the
            Class M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (D) from any remaining Interest Remittance Amounts, to the
            Class M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (E) from any remaining Interest Remittance Amounts, to the
            Class M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (F) from any remaining Interest Remittance Amounts, to the
            Class M-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (G) from any remaining Interest Remittance Amounts, to the
            Class M-5 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (H) from any remaining Interest Remittance Amounts, to the
            Class B-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (I) from any remaining Interest Remittance Amounts, to the
            Class B-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (J) from any remaining Interest Remittance Amounts, to the
            Class B-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

                  (K) from any remaining Interest Remittance Amounts, to the
            Class B-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date.

            (ii) (A) on each Distribution Date (1) before the Stepdown Date or
      (2) with respect to which a Trigger Event is in effect, to the holders of the related Class or Classes of LIBOR Certificates then entitled to distributions of principal as set forth below, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following order of priority:

                  (a) to the Class A Certificates, allocated as described in
            Section 4.02(c), until the respective Class Certificate Balances thereof are reduced to zero; and

                  (b) sequentially to the Class M-1, Class M-2, Class M-3, Class
            M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

                  (B) on each Distribution Date (1) on and after the Stepdown Date and (2) as long as a Trigger Event is not in effect, to the holders of the related Class or Classes of LIBOR Certificates then entitled to distribution of principal, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to, in the aggregate, the Principal Distribution Amount in the following amounts and order of priority:

                  (a) to the Class A Certificates, the lesser of (x) the
            Principal Distribution Amount and (y) the Class A Principal Distribution Amount, allocated as described in Section 4.02(c), until the respective Class Certificate Balances thereof are reduced to zero;

                  (b) to the Sequential Class M Certificates, allocated
            sequentially, first to the Class M-1 Certificates, then to the Class M-2 Certificates and then to the Class M-3 Certificates, the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
            (ii)(B)(a) above and (y) the Sequential Class M Principal Distribution Amount, until their respective Class Certificate Balances have been reduced to zero;

                  (c) to the Class M-4 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above and to the Sequential Class M Certificateholders in clause
            (ii)(B)(b) above and (y) the Class M-4 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                  (d) to the Class M-5 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Sequential Class M Certificateholders in clause
            (ii)(B)(b) above and to the Class M-4 Certificateholders in clause
            (ii)(B)(c) above and (y) the Class M-5 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                  (e) to the Class B-1 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Sequential Class M Certificateholders in clause
            (ii)(B)(b) above, to the Class M-4 Certificateholders in clause
            (ii)(B)(c) above and to the Class M-5 Certificateholders in clause
            (ii)(B)(d) above and (y) the Class B-1 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                  (f) to the Class B-2 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Sequential Class M Certificateholders in clause
            (ii)(B)(b) above, to the Class M-4 Certificateholders in clause
            (ii)(B)(c) above, to the Class M-5 Certificateholders in clause
            (ii)(B)(d) above and to the Class B-1 Certificateholders in clause
            (ii)(B)(e) above and (y) the Class B-2 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                  (g) to the Class B-3 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Sequential Class M Certificateholders in clause
            (ii)(B)(b) above, to the Class M-4 Certificateholders in clause
            (ii)(B)(c) above, to the Class M-5 Certificateholders in clause
            (ii)(B)(d) above, to the Class B-1 Certificateholders in clause
            (ii)(B)(e) above and to the Class B-2 Certificateholders in clause
            (ii)(B)(f) above and (y) the Class B-3 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero; and

                  (h) to the Class B-4 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Sequential Class M Certificateholders in clause
            (ii)(B)(b) above, to the Class M-4 Certificateholders in clause
            (ii)(B)(c) above, to the Class M-5 Certificateholders in clause
            (ii)(B)(d) above, to the Class B-1 Certificateholders in clause
            (ii)(B)(e) above, to the Class B-2 Certificateholders in clause
            (ii)(B)(f) above and to the Class B-3 Certificateholders in clause
            (ii)(B)(g) above and (y) the Class B-4 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero; and

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, from amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

                  (A) to the Class M-1 Certificates, any Unpaid Interest Amount
            for such Class;

                  (B) to the Class M-1 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (C) to the Class M-2 Certificates, any Unpaid Interest Amount
            for such Class;

                  (D) to the Class M-2 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (E) to the Class M-3 Certificates, any Unpaid Interest Amount
            for such Class;

                  (F) to the Class M-3 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (G) to the Class M-4 Certificates, any Unpaid Interest Amount
            for such Class;

                  (H) to the Class M-4 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (I) to the Class M-5 Certificates, any Unpaid Interest Amount
            for such Class;

                  (J) to the Class M-5 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (K) to the Class B-1 Certificates, any Unpaid Interest Amount
            for such Class;

                  (L) to the Class B-1 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (M) to the Class B-2 Certificates, any Unpaid Interest Amount
            for such Class;

                  (N) to the Class B-2 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (O) to the Class B-3 Certificates, any Unpaid Interest Amount
            for such Class;

                  (P) to the Class B-3 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (Q) to the Class B-4 Certificates, any Unpaid Interest Amount
            for such Class;

                  (R) to the Class B-4 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (S) to the Excess Reserve Fund Account, the amount of any
            Basis Risk Payment for such Distribution Date;

                  (T) from funds on deposit in the Excess Reserve Fund Account with respect to such Distribution Date, an amount equal to any remaining unpaid Basis Risk Carry Forward Amount with respect to any LIBOR Certificate for such Distribution Date to the LIBOR Certificates in the same order and priority in which the Accrued Certificate Interest Distribution Amount is allocated among such Classes of Certificates, except that the Class A Certificates shall be paid (a) first, among the Class A Certificates, pro rata, based upon their respective Class Certificate Balances (only with respect to those Class A Certificates with an outstanding Basis Risk Carry Forward Amount) and (b) second, any remaining amounts to the Class A Certificates, pro rata, based on any such Basis Risk Carry Forward Amounts remaining unpaid;

                  (U) to the Supplemental Interest Account, the amount of any
            Defaulted Swap Termination Payment owed to the Swap Provider;

                  (V) to the Class X Certificates, the remainder of the Class X
            Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(U);

                  (W) to the Class R-I Certificates, any remaining amount, in respect of Pooling Tier REMIC-1 (including, for the avoidance of doubt, amounts paid from the Collection Account to the Supplemental Float Account and remaining after application pursuant to Section 4.07(i)-(iv)); and

                  (X) to the Class R-II Certificates, any remaining amount, in respect of Pooling Tier REMIC-2, the Lower Tier REMIC and the Upper Tier REMIC.

            (iv) solely for purposes of interest allocation calculations, the Interest Remittance Amount attributable to Group I Mortgage Loans will be allocated as follows:

                  (a) first, to the Class A-1 Certificates, the Accrued
            Certificate Interest Distribution Amount and any Unpaid Interest Amount for the Class A-1 Certificates; and

                  (b) second, concurrently, to the Class A-2 Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(B) to the Class A-2 Certificates), the Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amount for each such Class; and

            (v) solely for purposes of interest allocation calculations, the Interest Remittance Amount attributable to Group II Mortgage Loans will be allocated as follows:

                  (a) first, concurrently, to the Class A-2 Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(B) to the Class A-2 Certificates), the Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amount for each such Class; and

                  (b) second, to the Class A-1 Certificates, the Accrued
            Certificate Interest Distribution Amount and any Unpaid Interest Amount for the Class A-1 Certificates; and

            If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class A Certificates does not receive in full the related Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amount, if any, then such shortfall will be allocated to the Holders of such Class, with interest thereon, on future Distribution Dates, as any Unpaid Interest Amount, subject to the priorities described above.

            (b) On each Distribution Date, prior to any distributions on any other Class of Certificates, all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period (including amounts payable by the Servicer pursuant to Section 3.07) shall be distributed by the Trustee to the holders of the Class P Certificates.

            (c) All principal distributions to the Holders of the Class A Certificates on any Distribution Date shall be allocated concurrently between the Group I Class A Certificates, on the one hand, and the Group II Class A Certificates, on the other hand, based on the Class A Principal Allocation Percentage for the Group I Class A Certificates and the Group II Class A Certificates, as applicable, for such Distribution Date; provided, however, that, if the Class Certificate Balances of the Class A Certificates in either Class A Certificate Group are reduced to zero, then the remaining amount of principal distributions distributable to the Class A Certificates on such Distribution Date, and the amount of such principal distributions distributable on all subsequent Distribution Dates, shall be distributed to the holders of the Class A Certificates in the other Class A Certificate Group remaining Outstanding, in accordance with the principal distribution allocations described in this Section 4.02(c), until their respective Class Certificate Balances have been reduced to zero. Any distributions of principal to the Group I Class A Certificates shall be made first from Available Funds relating to the Group I Mortgage Loans, and any distributions of principal to the Group II Class A Certificates shall be made first from Available Funds relating to the Group II Mortgage Loans.

            Any principal allocated to the Group II Class A Certificates shall be distributed first to the Class A-2A Certificates, until their Class Certificate Balance has been reduced to zero, then to the Class A-2B Certificates, until their Class Certificate Balance has been reduced to zero and then to the Class A-2C Certificates, until their Class Certificate Balance has been reduced to zero; provided, however, that on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Group II Class A Certificates shall be allocated pro rata among the Classes of Group II Class A Certificates, based on their respective Class Certificate Balances, and distributed concurrently to the Group II Class A Certificates.

            (d) On any Distribution Date, any Relief Act Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee as a reduction in the following order:

            (i) First, to the portion of the Class X Distributable Amount allocable to interest; and

            (ii) Second, pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class A, Class M and Class B Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            (e) For purposes of this Agreement, any Net Swap Payments or Swap Termination Payments (other than Defaulted Swap Termination Payments) shall be allocated by the Trustee between Loan Groups based on the respective aggregate Stated Principal Balance of the Mortgage Loans in each Loan Group.

            Section 4.03 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Trustee shall make available to each Certificateholder, the Servicer, the Depositor and each Rating Agency a statement based in part on information provided by the Servicer setting forth with respect to the related distribution:

            (i) the actual Distribution Date, the related Record Date, the Interest Accrual Period(s) for each Class for such Distribution Date and the LIBOR Determination Date for such Interest Accrual Period;

            (ii) the amount of Available Funds;

            (iii) the amount of Available Funds allocable to principal, the Principal Remittance Amount (separately identifying the components thereof) and the Principal Distribution Amount (and the calculation thereof);

            (iv) the amount of Available Funds allocable to interest and each Interest Remittance Amount;

            (v) the amount of any Unpaid Interest Amount for each Class included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk Carry Forward Amount for each Class and the amount of such Basis Risk Carry Forward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

            (vi) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation of the shortfall as between principal and interest, including any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account;

            (vii) the Class Certificate Balance of each Class of Certificates before and after giving effect to the distribution of principal on such Distribution Date;

            (viii) the Pool Stated Principal Balance for the related Distribution Date;

            (ix) the amount of the Expense Fees paid to or retained by the Servicer and paid to or retained by the Trustee (stated separately and in the aggregate) with respect to such Distribution Date;

            (x) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (xi) the amount of Advances included in the distribution on such Distribution Date reported by the Servicer (and the Trustee as successor servicer and any other successor servicer, if applicable) as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (xii) the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Scheduled Payment is delinquent 31 to 60 days, 61 to 90 days, 91 or more days, and in such other periods and for such times as required by Regulation AB, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (xiii) for each of the preceding 12 calendar months, or all calendar months since the related Cut-off Date, whichever is less, the aggregate dollar amount of the Scheduled Payments (A) due on all outstanding Mortgage Loans on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month;

            (xiv) with respect to any Mortgage Loans that became REO Properties during the preceding calendar month, the aggregate number of such Mortgage Loans and the aggregate outstanding principal balance of such Mortgage Loans as of the close of business on the last Business Day of the immediately preceding month and the month and year of acquisition of such REO Properties;

            (xv) the total number and outstanding principal balance of any REO Properties (and market value, if available) as of the close of business on the last Business Day of the immediately preceding month;

            (xvi) whether a Trigger Event has occurred and is continuing (including the calculation demonstrating the existence of the Trigger Event);

            (xvii) the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

            (xviii) in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xix) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation of it to the Certificateholders with respect to Unpaid Interest Amounts, Applied Realized Loss Amounts and Basis Risk Carry Forward Amounts;

            (xx) the amount of any Net Swap Payments, Net Swap Receipts, Swap Termination Payments or Defaulted Swap Termination Payments;

            (xxi) the calculations of LIBOR and Swap LIBOR;

            (xxii) the Subordinated Amount and Specified Subordinated Amount;

            (xxiii) Prepayment Charges collected or paid (pursuant to Section 3.07(a)) by the Servicer;

            (xxiv) the Cumulative Loss Percentage and the aggregate amount of Realized Losses used to calculate the Cumulative Loss Percentage;

            (xxv) the amount distributed on the Class X Certificates;

            (xxvi) the amount of any Subsequent Recoveries for such Distribution Date; and

            (xxvii) the number of Mortgage Loans at the beginning and end of the applicable reporting period, the pool factor, and the weighted average interest rate, and weighted average remaining term.

            In addition, each Form 10-D prepared and filed by the Trustee pursuant to Section 8.12 shall include the following information with respect to the related distribution:

            (A) material breaches of Mortgage Loan representations and warranties of which the Trustee has knowledge or has received written notice; and

            (B) material breaches of any covenants under this Agreement of which the Trustee has knowledge or has received written notice.

            (b) The Trustee's responsibility for providing the above statement to the Certificateholders, each Rating Agency and the Depositor is limited, if applicable, to the availability, timeliness and accuracy of the information derived from the Servicer. The Trustee shall make available the above statement via the Trustee's internet website. The Trustee's website will initially be located at http://www.ctslink.com and assistance in using the website can be obtained by calling the Trustee's customer service desk at (301) 815-6600. Parties that are unable to use the website are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Trustee may change the way the monthly statements to Certificateholders are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access the Trustee's internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee will not be liable for the dissemination of information in accordance with this Agreement.

            The Trustee shall make available to each Analytics Company via the Trustee's internet website each statement to Certificateholders prepared pursuant to this Section 4.03(a). The Trustee and the Servicer shall cooperate in good faith with the Depositor to reconcile any discrepancies in such statements, and the Trustee shall provide any corrections to such statements to each Analytics Company within ten Business Days of the related Distribution Date.

            The Trustee will also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the monthly statement to Certificateholders and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) Within a reasonable period of time after the end of each calendar year, the Trustee shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i) and (a)(ii) of this Section 4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time in effect.

            (d) Not later than three Business Days following the Determination Date and in no event later than the 20th calendar day of each month, the Servicer shall furnish to the Depositor with respect to clause (i) below and the Trustee with respect to clause (ii) below, a monthly remittance advice statement (the "Servicer Remittance Report") (in a format mutually agreed upon by the Servicer, the Trustee and the Depositor) containing such information as shall be reasonably requested (i) by the Depositor to enable the Depositor to disclose "static pool information", as required by Item 1105 of Regulation AB, with respect to the Mortgage Loans, and (ii) by the Trustee to enable the Trustee to provide the reports required by Section 4.03(a) as to the accompanying remittance. The Servicer shall concurrently deliver to the Depositor a data tape, in form and substance reasonably satisfactory to the Depositor and the Servicer, containing the information required pursuant to this Section 4.03(d) on a loan-by-loan basis for all of the Mortgage Loans.

            The Servicer Remittance Report shall, at a minimum, document, on such Determination Date, Mortgage Loan payment activity on an individual Mortgage Loan basis, as follows:

            (i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Charges, received during the related Prepayment Period along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 3.25);

            (ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest;

            (iii) the amount of Servicing Fees received by the Servicer during the prior distribution period;

            (iv) the individual and aggregate Stated Principal Balance of the Mortgage Loans;

            (v) the aggregate expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 3.11; and

            (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent 31 to 60 days, 61 to 90 days, 91 or more days, and in such other periods and for such times as required by Regulation AB; (b) as to which foreclosure or bankruptcy proceedings of the related mortgagor have commenced; and (c) as to which REO Property has been acquired.

            (e) For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined and reported based on the so-called "OTS" methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans. By way of example, a Mortgage Loan would be delinquent with respect to a Scheduled Payment due on a Due Date if such Scheduled Payment is not made by the close of business on the Mortgage Loan's next succeeding Due Date, and a Mortgage Loan would be more than 30-days Delinquent with respect to such Scheduled Payment if such Scheduled Payment were not made by the close of business on the Mortgage Loan's second succeeding Due Date. The Servicer hereby represents and warrants to the Depositor that this delinquency recognition policy is not less restrictive than any delinquency recognition policy established by the primary safety and soundness regulator, if any, of the Servicer with respect to mortgage loans similar to the Mortgage Loans.

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Trustee in accordance with the definition of LIBOR. Until all of the LIBOR Certificates are paid in full, the Trustee shall at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Trustee initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Trustee and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Trustee should terminate its appointment as Reference Bank, the Trustee shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Trustee shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            (i) The Pass-Through Rate for each Class of LIBOR Certificates for each Interest Accrual Period shall be determined by the Trustee on each LIBOR Determination Date so long as the LIBOR Certificates are Outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the Certificates in the Preliminary Statement. The Trustee shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR Certificates by the Trustee shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

            Section 4.05 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts shall be allocated by the Trustee to the most junior Class of Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof.

            Section 4.06 Supplemental Interest Account. On the Closing Date, the Trustee shall establish and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the LIBOR Certificates (the "Supplemental Interest Account") as a part of the Trust Fund. The Supplemental Interest Account shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement.

            On any Distribution Date, Interest Rate Cap Payments, Swap Termination Payments, Net Swap Payments owed to the Swap Provider and Net Swap Receipts for that Distribution Date will be deposited into the Supplemental Interest Account. Funds in the Supplemental Interest Account will be distributed in the following order of priority:

            (i) to the Swap Provider, the sum of (x) all Net Swap Payments and
      (y) any Swap Termination Payment, other than a Defaulted Swap Termination Payment, to the Swap Provider, if any, owed for that Distribution Date;

            (ii) to the Class A Certificates, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i), to the extent unpaid from Available Funds;

            (iii) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i) and (iii), to the extent unpaid from Available Funds;

            (iv) to the LIBOR Certificates, to pay Basis Risk Carry Forward Amounts as described in Section 4.02(a)(iii)(T), to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (v) sequentially, to the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay principal as described in Section 4.02(a)(ii)(A) or Section 4.02(a)(ii)(B), as applicable, but only to the extent necessary to restore the Subordinated Amount to the Specified Subordinated Amount as a result of current or prior Realized Losses not previously reimbursed, after giving effect to payments and distributions from Available Funds;

            (vi) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay any Unpaid Interest Amounts as described in Section 4.02(a)(iii), to the extent unpaid from Available Funds;

            (vii) to the Swap Provider, any Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date; and

            (viii) to the holders of the Class X Certificates, any remaining amounts.

            Notwithstanding the foregoing, in the event that the Trust receives a Swap Termination Payment and a successor Swap Provider cannot be obtained, then the Trustee shall deposit the Swap Termination Payment into the reserve account that is a sub-account of the Supplemental Interest Account. On each subsequent Distribution Date (so long as funds are available in the reserve account), the Trustee shall withdraw from the reserve account and deposit into the Supplemental Interest Account an amount equal to the amount of any Net Swap Receipt due the Trust (calculated in accordance with the terms of the original Interest Rate Swap Agreement) and treat such amount as a Net Swap Receipt for purposes of determining the distributions from the Supplemental Interest Account.

            Upon termination of the Trust, any amounts remaining in the Supplemental Interest Account shall be distributed pursuant to the priorities set forth in this Section 4.06.

            The Trustee shall account for the Supplemental Interest Account as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Supplemental Interest Account are the Class X Certificateholders. For federal income tax purposes, Net Swap Payments and Swap Termination Payments payable to the Swap Provider shall be deemed to be paid to the Supplemental Interest Account from the Upper Tier REMIC, first, by the Holder of the Class X Certificates (in respect of the Class IO Interest and, if applicable, the Class X Interest) and second, other than any Defaulted Swap Termination Payment, by the Holders of the applicable Class or Classes of LIBOR Certificates (in respect of Class IO Shortfalls) as and to the extent provided in Section 8.13.

            Any Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts distributed by the Trustee to the LIBOR Certificateholders from the Excess Reserve Fund Account or the Supplemental Interest Account shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates (in respect of the Class X Interest or the Class IO Interest, respectively) and then to the respective Class or Classes of LIBOR Certificates. In addition, the Trustee shall account for the rights of Holders of each Class of LIBOR Certificates to receive payments of Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts from the Supplemental Interest Account (along with Basis Risk Carry Forward Amounts payable from the Excess Reserve Fund Account) as rights in a separate limited recourse interest rate cap contract written by the Class X Certificateholders in favor of Holders of each such Class.

            The Supplemental Interest Account shall be an "outside reserve fund" for federal income tax purposes and not an asset of any Trust REMIC. Furthermore, the Holders of the Class X Certificates shall be the beneficial owners of the Supplemental Interest Account for all federal income tax purposes, and shall be taxable on all income earned thereon, and any amounts reimbursed from the Upper Tier REMIC to the Supplemental Interest Account shall be treated as having been distributed to the Holders of the Class X Certificates.

            In the event the Swap Provider does not deliver the Delivery Amount (as defined in the Interest Rate Swap Agreement) to the Trustee, the Trustee shall provide notice of such failure to the Swap Provider within one Business Day of such failure.

            Section 4.07 Supplemental Float Account. On the Closing Date, the Trustee shall establish and maintain in its name, a separate trust account for the benefit of the holders of the LIBOR Certificates (the "Supplemental Float Account") as a part of the Trust Fund. The Supplemental Float Account shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement. Funds in the Supplement Float Account shall remain uninvested.

            On the Remittance Date, to the extent required pursuant to Section 3.21(c), the Servicer shall remit and report any interest or investment income earned on funds deposited in the Collection Account and the Trustee shall deposit such interest or investment income into the Supplemental Float Account. Funds in the Supplemental Float Account will be distributed in the following order of priority:

            (i) to the Class A Certificates, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i), to the extent unpaid from Available Funds and the Supplemental Interest Account;

            (ii) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i) and (iii), to the extent unpaid from Available Funds and the Supplemental Interest Account;

            (iii) sequentially, to the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay principal as described in Section 4.02(a)(ii)(A) or Section 4.02(a)(ii)(B), as applicable, but only to the extent necessary to restore the Subordinated Amount to the Specified Subordinated Amount as a result of current or prior Realized Losses not previously reimbursed, after giving effect to payments and distributions from Available Funds and the Supplemental Interest Account;

            (iv) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to pay any Unpaid Interest Amounts as described in Section 4.02(a)(iii), to the extent unpaid from Available Funds and the Supplemental Interest Account; and

            (v) to the holders of the Class R-I Certificates, any remaining amounts.

            Upon termination of the Trust, any amounts remaining in the Supplemental Float Account shall be distributed pursuant to the priorities set forth in this Section 4.07.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Trustee to register the Class X and Class P Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Trustee, the Trustee shall transfer the Class X and Class P Certificates in the name of the NIM Trustee, or such other name or names as the Depositor shall request, and to deliver the Class X and Class P Certificates to the NIM Trustee or to such other Person or Persons as the Depositor shall request.

            Subject to Section 9.02 respecting the final distribution on the Certificates, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Trustee at least five Business Days prior to the related Record Date or (y) by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Trustee by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the direction of the Depositor, or any Affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections
(b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Trustee shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Trustee in accordance with the Trustee's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In determining whether a transfer is being made pursuant to an effective registration statement, the Trustee shall be entitled to rely solely upon a written notice to such effect from the Depositor. Except with respect to (i) the transfer of the Class X or Class P Certificates or the Residual Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Trustee in writing the facts surrounding the transfer in substantially the form set forth in Exhibit H (the "Transferor Certificate") and either (i) there shall be delivered to the Trustee a letter in substantially the form of Exhibit I (the "Rule 144A Letter") or (ii) there shall be delivered to the Trustee at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. As directed by the Depositor, the Trustee shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Depositor and the Servicer shall cooperate with the Trustee in providing the Rule 144A information referenced in the preceding sentence, including providing to the Trustee such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably determine to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Servicer and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of the Class X or Class P Certificates or the Residual Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Trustee shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Trustee (in the event such Certificate is a Private Certificate or a Residual Certificate, such requirement is satisfied only by the Trustee's receipt of a representation letter from the transferee substantially in the form of Exhibit I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to
Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a Person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, or (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate or a Class P Certificate that has been the subject of an ERISA-Qualifying Underwriting, and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate or Class P Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other Person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee and the Servicer, which Opinion of Counsel shall not be an expense of the Depositor, the Trustee, the Servicer or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA,
Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee or the Servicer to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Private Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Trustee by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA-Restricted Certificate, other than a Class P Certificate or Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Class P Certificate or Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            None of the Residual Certificates or Class P Certificates may be sold to any employee benefit plan subject to Title I of ERISA, any plan subject to Section 4975 of the Code, or any plan subject to any Similar Law or any Person investing on behalf or with plan assets of such plan.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Trustee shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Trustee in accordance with the foregoing requirements.

            As long as the Interest Rate Swap Agreement is in effect, each beneficial owner of a Certificate other than an ERISA Restricted Certificate, or any interest therein, shall be deemed to have represented that either (i) it is not a Plan or (ii) the acquisition and holding of the Certificate are eligible for the exemptive relief available under at least one of (i) Department of Labor Prohibited Transaction Class Exemption ("PTCE") 84-14 (for transactions by independent "qualified professional asset managers"), (ii) PTCE 91-38 (for transactions by bank collective investment funds), (iii) PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 95-60 (for transactions by insurance company general accounts) or (iv) PTCE 96-23 (for transactions effected by "in-house asset managers") or similar exemption under Similar Law.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this
      Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Trustee or the Servicer, to the effect that the elimination of such restrictions will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are Outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository;
(iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and
(vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Trustee or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository of its intent to terminate the book-entry system through the Depository and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Trustee of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Trustee shall issue the Definitive Certificates. None of the Servicer, the Depositor or the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Trustee with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Trustee shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Trustee, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Trustee in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicer and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Servicer, the Trustee, the Depositor and any agent of the Servicer, the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Servicer, the Trustee, the Depositor, nor any agent of the Servicer, the Depositor or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, the Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Trustee initially designates its offices located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. The Trustee shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICER

            Section 6.01 Respective Liabilities of the Depositor and the Servicer. The Depositor and the Servicer shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor or the Servicer. (a) The Depositor and the Servicer will each keep in full effect its existence, rights and franchises as a corporation or federally chartered savings bank, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            (b) The Servicer is and shall continue to be an institution which is a Fannie Mae-approved and Freddie Mac-approved seller/servicer in good standing, shall maintain a net worth of at least $30,000,000 (as determined in accordance with generally accepted accounting principles) and shall maintain its license to do business or service residential mortgage loans in any jurisdictions in which the Mortgaged Properties are located.

            (c) Any Person into which the Depositor or the Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or the Servicer shall be a party, or any person succeeding to the business (including a sale of substantially all of the assets of the Servicer) of the Depositor or the Servicer, shall be the successor of the Depositor or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall make the covenant set forth in Section 6.02(b). As a condition to the succession to the Servicer under this Agreement by any Person (i) into which the Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to a Servicer, the Servicer shall provide to the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary to enable the Trustee, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 6.03 Limitation on Liability of the Depositor, the Servicer and Others. None of the Depositor, the Servicer or any of their respective directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicer or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, its Affiliates, the Servicer and any of their respective directors, officers, employees or agents may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, its Affiliates, the Servicer and any of their respective directors, officers, employees or agents shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Trustee to undertake such actions pursuant to Section 2.03 for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor shall be entitled to be reimbursed therefor out of the Collection Account.

            Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Trustee or the Depositor for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with the terms of this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Trust Fund will be liable, and the Servicer shall be entitled to be reimbursed therefor out of the Collection Account.

            Section 6.04 Limitation on Resignation of the Servicer. Subject to
Section 6.02 and 7.01, the Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer, the Depositor and the Trustee or (i) upon the determination that the performance of its obligations or duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or its subsidiaries or Affiliates, the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer or its subsidiaries or Affiliates at the date of this Agreement or (ii) upon satisfaction of the following conditions:
(a) the Servicer has proposed a successor servicer to the Trustee and (b) each Rating Agency shall have delivered a letter to the Trustee prior to the appointing of the successor servicer stating that the proposed appointment of such successor servicer as Servicer hereunder will not result in the reduction or withdrawal of the then current rating of the Certificates; provided, however, that no such resignation by the Servicer shall become effective until such successor servicer or, in the case of (i) above, the Trustee shall have assumed the Servicer's responsibilities and obligations hereunder or the Trustee shall have designated a successor servicer in accordance with Section 7.02. Any such resignation shall not relieve the Servicer of responsibility for any of the obligations specified in Sections 7.01 and 7.02 as obligations that survive the resignation or termination of the Servicer. Any such determination permitting the resignation of the Servicer pursuant to (i) above shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Depositor and the Trustee. No such resignation shall become effective until a successor shall have assumed in writing the Servicer's responsibilities and obligations hereunder.

            Section 6.05 Additional Indemnification by the Servicer; Third Party Claims.

            (a) The Servicer shall indemnify the Responsible Party, the Sponsor, the Depositor, the Custodian, the Trustee and any Affiliate, director, officer, employee or agent of the Depositor and hold them harmless against any and all third party claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to (i) any breach by the Servicer, of any of its representations and warranties referred to in
Section 2.03(a), (ii) any error in any tax or information return prepared by the Servicer, or (iii) the failure of the Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement (including, without limitation, the failure to deliver accurate and complete information on a timely basis pursuant to Section 4.03(d)). The Servicer immediately shall notify the Depositor, the Custodian, the Responsible Party and the Trustee if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Depositor, the Custodian and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Responsible Party, the Depositor, the Custodian or the Trustee in respect of such claim.

            (b) Notwithstanding anything to the contrary contained in this Agreement, the Servicer shall indemnify the Depositor, the Sponsor, the Trustee and any director, officer, employee or agent of the Depositor, the Sponsor or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any failure by the Servicer or any Subservicer engaged by the Servicer or any Subcontractor utilized by the Servicer to deliver any information, report, certification or accountants' letter when and as required under Sections 3.22, 3.23, 6.02 or 8.12, including without limitation any failure by the Servicer to identify pursuant to Section 3.02(e) any Subcontractor "participating in the servicing function" within the meaning of
Item 1122 of Regulation AB.

            (c) If the indemnification provided for in this Section 6.05 is unavailable or insufficient to hold harmless any Person entitled to indemnification thereunder, then the Servicer shall contribute to the amount paid or payable by the Person entitled to indemnification as a result of the losses, claims, damages or liabilities of such Person in such proportion as is appropriate to reflect the relative fault of such Person on the one hand and the Servicer, on the other, in connection with the Servicer's obligations pursuant to this Section 6.05. This Section 6.05 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer.

                                  ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. "Event of Default," wherever used herein, means any one of the following events:

            (a) any failure by the Servicer to remit to the Trustee any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or by the Trustee, or to the Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (b) the failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement which continues unremedied for a period of forty-five days (except that (x) such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and (y) such number of days shall be ten in the case of a failure to observe or perform any of the obligations set forth in Sections 3.02, 3.22, 3.23, 6.02 or 8.12) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or by the Trustee, or to the Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates and (ii) actual knowledge of such failure by a Servicing Officer of the Servicer; or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty consecutive days; or

            (d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

            (e) the Servicer shall admit in writing its inability generally to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) a breach of any representation and warranty of the Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty days after the date upon which written notice of such breach is given to the Servicer by the Trustee or by the Depositor, or to the Servicer, the Trustee and the Depositor by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (g) Fitch reduces its servicer rating of the Servicer to "RPS2-" or lower, Moody's reduces its servicer rating of the Servicer to "SQ3" or lower, or Standard & Poor's reduces its servicer rating of the Servicer to "Average" or lower.

            If an Event of Default described in clauses (a) through (g) of this
Section 7.01 shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of a majority of the Voting Rights, the Trustee shall, by notice in writing to the Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Trustee shall not be required to give written notice to the Servicer of the occurrence of an Event of Default described in clauses (b) through (g) of this Section 7.01 unless and until a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event; provided further, that the Depositor shall give written notice to the Servicer of the occurrence of an Event of Default described in clause (g) of this Section 7.01 upon obtaining actual knowledge of the occurrence of such an event. In the event that a Responsible Officer of the Trustee has actual knowledge of the occurrence of an event of default described in clause (a) of this Section 7.01, the Trustee shall give written notice to the Servicer of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence; provided, that if such failure is the failure to make a P&I Advance, the Trustee shall send such notice and, if the Event of Default of the Servicer was the failure to make a P&I Advance, the Trustee, as successor servicer, shall make such P&I Advance for distribution on the related Distribution Date. On and after the receipt by the Servicer of such written notice, all authority and power of the Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. Subject to Section 7.02, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Servicer to pay amounts owed pursuant to Article VIII. The Servicer agrees to cooperate with the Trustee in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to the Trustee of all cash amounts which shall at the time be credited to the Collection Account, or thereafter be received with respect to the Mortgage Loans.

            Notwithstanding any termination of the activities of the Servicer hereunder, the Servicer shall be entitled to receive from the Trust Fund payment of all accrued and unpaid Servicing Fees due to the Servicer prior to such termination, and reimbursement for all outstanding Advances made by the Servicer on or prior to the termination of the Servicer. Except to the extent provided by the following sentence, any successor Servicer shall not be permitted to pay itself the Servicing Fee due to it or to reimburse itself directly for Advances made by it as otherwise permitted by Sections 3.11(a)(ii), (iii), (vi) or (vii) if the terminated Servicer has not been paid Servicing Fees due to the terminated Servicer and been fully reimbursed for Advances made by the terminated Servicer. The successor Servicer is hereby authorized to pay to the terminated Servicer (or the related Advancing Person in accordance with Section 11.11) and itself, as applicable, all Servicing Fees due to the terminated Servicer and the successor Servicer, and to reimburse the terminated Servicer and itself for all Advances made by them from the Collection Account to the same extent the terminated Servicer or successor Servicer would have been permitted to pay itself the Servicing Fees due to it or to reimburse itself for such Advances in accordance with Sections 3.11(a)(ii), (iii), (vi) or (vii). All Advances made pursuant to the terms of this Agreement shall be deemed made and shall be reimbursed on a "first in-first out" (FIFO) basis. At such time as the terminated Servicer has been paid all Servicing Fees due to it and been reimbursed for all Advances made by it, the successor Servicer shall be permitted to pay itself the Servicing Fee due to such successor servicer and to reimburse itself directly for Advances made by such successor servicer in accordance with Sections 3.11(a)(ii), (iii), (vi) or (vii).

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to Section 3.24 or Section 7.01, the Trustee shall, subject to and to the extent provided in
Section 3.05, be the successor to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and applicable law including the obligation to make P&I Advances and Servicing Advances, pursuant to Section 3.24 or Section 7.01. It is understood and acknowledged by the parties hereto that there will be a period of transition before the transfer of servicing obligations is fully effective. Notwithstanding the foregoing, the Trustee will have a period (not to exceed 90 days) to complete the transfer of all servicing data and correct or manipulate such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise enable the Trustee to service the Mortgage Loans in accordance with Accepted Servicing Practices. As compensation therefor, the Trustee shall be entitled to all funds relating to the Mortgage Loans that the Servicer would have been entitled to charge to the Collection Account if the Servicer had continued to act hereunder including, if the Servicer was receiving the Servicing Fee, the Servicing Fee and, subject to Section 3.21(c), the income on investments or gain related to the Collection Account which the Servicer would be entitled to receive. Notwithstanding the foregoing, if the Trustee has become the successor to the Servicer in accordance with Section 7.01, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to
Section 4.01, if it is otherwise unable to so act or at the written request of Certificateholders entitled to at least a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Any successor to the Servicer shall make the covenant set forth in
Section 6.02(b). Any successor to the Servicer shall be an institution which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer (other than liabilities of the Servicer under Section 6.03 incurred prior to termination of the Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to the Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the Servicer from investments (subject to Section 3.21(c)). The Trustee and such successor Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other successor to the Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            In the event that the Servicer is terminated pursuant to Section 7.01, the terminated Servicer shall be responsible for the servicing transfer, provide notices to the Mortgagors, arrange for and transfer the Servicing Files to a successor Servicer and pay all of its own out-of-pocket costs and expenses at its own expense. In addition, in the event that the Servicer is terminated pursuant to Section 7.01, the terminated Servicer shall pay all reasonable out-of-pocket costs and expenses of a servicing transfer incurred by parties other than the terminated Servicer promptly upon presentation of reasonable documentation of such costs. If the Trustee is the terminated Servicer (except in the case where the Trustee in its role as successor Servicer is being terminated pursuant to Section 7.01 by reason of an Event of Default caused solely by the Trustee as the successor Servicer and not by the predecessor Servicer's actions or omissions), such costs shall be paid by the prior terminated Servicer promptly upon presentation of reasonable documentation of such costs. If the terminated Servicer defaults in its obligation to pay such costs and expenses, the same shall be paid by the successor Servicer or the Trustee, in which case the successor Servicer or the Trustee, as applicable, shall be entitled to reimbursement therefor from the Trust Fund.

            Any successor to the Servicer as servicer shall give notice to the Mortgagors of such change of servicer and shall, during the term of its service as servicer, maintain in force the policy or policies that the Servicer is required to maintain pursuant to Section 3.13.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to the Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and each Rating Agency.

            (b) Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders and each Rating Agency notice of each such Event of Default hereunder known to the Trustee, unless such event shall have been cured or waived.

                                  ARTICLE VIII

                    CONCERNING THE TRUSTEE AND THE CUSTODIAN

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

            Unless an Event of Default known to the Trustee has occurred and is continuing:

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            The Trustee shall be permitted to utilize one or more Subcontractors for the performance of certain of its obligations under this Agreement, provided that the Trustee complies with Section 3.02(e) as if the Trustee were a "Servicer" pursuant to that Section. The Trustee shall indemnify the Depositor, the Sponsor and any director, officer, employee or agent of the Depositor or the Sponsor and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Trustee to perform any of its obligations under Section 3.22 or Section 3.23, including without limitation any failure by the Trustee to identify pursuant to Section 3.02(e) any Subcontractor that is a Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee.

            Section 8.02 Certain Matters Affecting the Custodian and the Trustee. Except as otherwise provided in Section 8.01:

            (a) the Custodian and the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Custodian nor the Trustee shall have any responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Custodian and the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (c) neither the Custodian nor the Trustee shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement nor shall either the Trustee or the Custodian be liable for acts or omissions of the other;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) neither the Custodian nor the Trustee shall be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than in its corporate capacity as obligor of the investment security and with respect to the investment of funds in the Distribution Account);

            (h) unless a Responsible Officer of the Trustee has actual knowledge of the occurrence of an Event of Default, the Trustee shall not be deemed to have knowledge of an Event of Default, until a Responsible Officer of the Trustee shall have received written notice thereof; and

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

            Section 8.03 Trustee and Custodian Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. Neither the Trustee nor the Custodian makes any representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Trustee, the Trustee's execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor or the Servicer of any funds paid to the Depositor or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or the Servicer.

            The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer).

            The Trustee executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.04 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.05 Trustee's and Custodian's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee may withdraw from the Distribution Account on each Distribution Date the Trustee Fee for the Distribution Date and any interest or investment income earned on funds deposited in the Distribution Account. The Trustee and any director, officer, employee, or agent of the Trustee and the Custodian shall be indemnified by the Trust Fund and held harmless against any loss, liability, or expense (including reasonable attorney's fees) resulting from any error in any tax or information return prepared by the Servicer or incurred in connection with:

            (a) this Agreement,

            (b) the Insurance Policy,

            (c) the Certificates, or

            (d) the performance of any of the Trustee's or the Custodian's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of the Servicer's obligations in connection with this Agreement for which the Servicer has performed its obligation to indemnify the Trustee and the Custodian, as applicable, pursuant to Section 6.05, (ii) solely with respect to the Trustee, resulting from any breach of the Responsible Party's obligations in connection with this Agreement for which the Responsible Party has performed its obligation to indemnify the Trustee pursuant to Section 2.03(h) or (iii) incurred because of willful misconduct, bad faith, or negligence in the performance of any of the Custodian's or Trustee's duties under this Agreement, as applicable. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misconduct, the Trust Fund shall pay or reimburse the Trustee for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

                  (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

                  (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement or a separate letter agreement between the Trustee and the Depositor, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee, Registrar, or paying agent under this Agreement or for any other routine expenses incurred by the Trustee; provided, however, no expense shall be reimbursed hereunder if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.06 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its Affiliates or the Servicer and its Affiliates; provided, however, that such entity cannot be an Affiliate of the Depositor or the Servicer other than the Trustee in its role as successor to the Servicer.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicer, the Custodian and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in Section 8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to the Servicer and one copy to the successor trustee.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to the Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

            Section 8.08 Successor Trustee. Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein. The Depositor, the Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of any of the Certificates by any of the Rating Agencies.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.09 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Trustee under this Agreement by any Person
(i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall notify the Depositor of such succession or appointment and shall furnish to the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary for the Trustee to accurately and timely report, pursuant to Section 8.12(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this
Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider appropriate. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection and indemnity to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.11 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Trustee covenants and agrees that it shall act as agent (and the Trustee is hereby appointed to act as agent) on behalf of each Trust REMIC and that in such capacity it shall:

            (a) prepare and file in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, the Trustee will apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) make an election that each of Pooling Tier REMIC-1, Pooling Tier REMIC-2, the Lower Tier REMIC and the Upper Tier REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (d) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (e) provide information necessary for the computation of tax imposed on the Transfer of a Residual Certificate to a Person that is a Non-Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass-through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are Outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (h) pay, from the sources specified in the last paragraph of this
Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on each Trust REMIC before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (i) cause federal, state or local income tax or information returns to be signed by the Trustee or such other Person as may be required to sign such returns by the Code or state or local laws, regulations or rules; and

            (j) maintain records relating to each of the Trust REMICs, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information.

            The Holder of the largest Percentage Interest of the Class R-I Certificates shall act as Tax Matters Person for Pooling Tier REMIC-1 and the holder of the largest Percentage Interest of the Class R-II Certificates shall act as the Tax Matters Person for Pooling Tier REMIC-2, the Lower Tier REMIC and the Upper Tier REMIC, in each case, within the meaning of Treasury Regulations
Section 1.860F-4(d), and the Trustee is hereby designated as agent of such Certificateholder for such purpose (or if the Trustee is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Trustee shall, as and when necessary and appropriate, represent any Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of any Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of any Trust REMIC, and otherwise act on behalf of each REMIC in relation to any tax matter or controversy involving it.

            The Trustee shall treat the rights of the Class P Certificateholders to receive Prepayment Charges (including amounts payable by the Servicer with respect thereto), the rights of the Class X Certificateholders to receive amounts in the Excess Reserve Fund Account and the Supplemental Interest Account (subject, other than in the case of the Class X Certificates, to the obligation to pay Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts) and the rights of the LIBOR Certificateholders to receive Basis Risk Carry Forward Amounts and, without duplication, Upper Tier Carry Forward Amounts as the beneficial ownership of interests in a grantor trust, and not as an obligation of any Trust REMIC created hereunder, for federal income tax purposes. The Trustee shall file or cause to be filed with the IRS together with Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class P Certificateholders, the Class X Certificateholders and the LIBOR Certificateholders, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Trustee to perform its duties under this Agreement, the Depositor shall provide to the Trustee within ten days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Trustee concerning the value to each Class of Certificates of the right to receive Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account and Basis Risk Carry Forward Amounts or, without duplication, Upper Tier Carry Forward Amounts from the Supplemental Interest Account. Unless otherwise advised by the Depositor, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder allocating the purchase price of an initial Offered Certificateholder between such right and the related Upper Tier Regular Interest. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor any additional information or data that the Trustee may, from time to time, reasonably request to enable the Trustee to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans that the Servicer is required to provide to the Trustee pursuant to this Agreement. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims, or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide, pursuant to this paragraph, accurate information or data to the Trustee on a timely basis.

            Neither the Servicer nor Trustee shall (i) permit the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement) or (iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (A) endanger the status of any Trust REMIC as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a Trust REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Trustee determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund or any Trust REMIC created hereunder, endanger such status or, unless the Trustee determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax).

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Pooling Tier REMIC-1 as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee if such tax arises out of or results from negligence of the Trustee in the performance of any of its obligations under this Agreement, (ii) the Servicer, in the case of any such minimum tax, and otherwise if such tax arises out of or results from a breach by the Servicer of any of its obligations under this Agreement, or (iii) in all other cases, or if the Trustee or the Servicer fails to honor its obligations under the preceding clause (i) or (ii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.02(a).

            Section 8.12 Periodic Filings. (a) The Trustee and the Servicer shall reasonably cooperate with the Depositor in connection with the reporting requirements of the Trust under the Exchange Act. The Trustee shall prepare for execution by the Depositor any Forms 10-D and 10-K and certain Form 8-K's (not to include any Form 8-K related to the filing of this Agreement and any amendments thereto), required by the Exchange Act and the rules and regulations of the Commission thereunder, in order to permit the timely filing thereof, and the Trustee shall file (via the Commission's Electronic Data Gathering and Retrieval System, or EDGAR) such Forms executed by the Depositor.

            (b) Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Trustee shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit Q and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit Q hereto, within 5 calendar days after the related Distribution Date, the parties, to the extent described on Exhibit Q, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-D Disclosure, the form and substance of the Additional Form 10-D Disclosure described on Exhibit Q applicable to such party (and shall include with such Additional Form 10-D Disclosure an Additional Disclosure Notification in the form attached hereto as
Exhibit V), and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Q (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.12(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 10-D prepared by it.

            After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor for approval and execution. No later than 2 Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 8.12(f)(ii). Promptly (but not later than one Business Day) after filing with the Commission, the Trustee will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Trustee. Form 10-D requires the Depositor to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-D, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. The Depositor shall notify the Trustee in writing, as soon as reasonably practicable but no later than 5 Business Days prior to the 15th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to the questions should be "no." The Trustee shall be entitled to rely on such instructions in preparing and/or filing any such Form 10-D. The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.12(b) related to the timely preparation and filing of Form 10-D is contingent upon the Servicer and the Depositor observing all applicable deadlines in the performance of their duties under this Section 8.12(b). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-D, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            (c) On or before 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline"), commencing in March 2007, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for the Trustee, the Servicer and each Subservicer engaged by the Servicer and the Trustee, as described under Section 3.22, (ii)(A) the annual reports on assessment of compliance with servicing criteria for the Trustee, the Servicer, the Custodian, each Subservicer engaged by the Servicer and each Servicing Function Participant utilized by the Servicer, the Custodian or the Trustee, as described under Section 3.23, and (B) if any such report on assessment of compliance with servicing criteria described under Section 3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or such report on assessment of compliance with servicing criteria described under Section 3.23 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for the Trustee, the Servicer, the Custodian, each Subservicer engaged by the Servicer and each Servicing Function Participant utilized by the Servicer, the Custodian or the Trustee, as described under
Section 3.23, and (B) if any registered public accounting firm attestation report described under Section 3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a certification in the form attached hereto as Exhibit L, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes Certification"), which shall be signed by the senior officer of the Depositor in charge of securitization. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit R and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit R hereto, no later than March 1 of each year (or, in the case of the Servicer, March 5th of each year) that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, the parties, to the extent described on Exhibit R, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-K Disclosure, the form and substance of the Additional Form 10-K Disclosure described on Exhibit R applicable to such party (and shall include with such Additional Form 10-K Disclosure an Additional Disclosure Notification in the form attached hereto as Exhibit V), and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit from such parties any Additional Form 10-K Disclosure information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.12(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 10-K prepared by it.

            After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor for approval and execution. Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-K, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. The Depositor shall notify the Trustee in writing by March 1st if the answer to the questions should be "no." The Trustee shall be entitled to rely on such instructions in preparing and/or filing any such Form 10-K. No later than 5:00 p.m. EST on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.12(f)(ii). Promptly (but no later than one Business Day) after filing with the Commission, the Trustee will make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Trustee. The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.12(c) related to the timely preparation and filing of Form 10-K is contingent upon the Servicer (and any Subservicer or Servicing Function Participant engaged by the Servicer) and the Depositor observing all applicable deadlines in the performance of their duties under this
Section 8.12(c), Section 8.12(d), Section 3.22 and Section 3.23. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party hereto or any Subservicer or Servicing Function Participant engaged by any such party hereto (other than the Trustee or any Servicing Function Participant utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (d) In connection with the execution of a Sarbanes Certification, the Trustee shall sign a certification (in the form attached hereto as Exhibit M, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) for the benefit of the Depositor and its officers, directors and Affiliates, and the Servicer shall sign a certification solely with respect to the Servicer (in the form attached hereto as Exhibit N, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) for the benefit of the Depositor, the Trustee and their respective officers, directors and Affiliates. Each such certification shall be delivered to the Depositor no later than March 10th of each year (or if such day is not a Business Day, the immediately preceding Business Day) and the Depositor shall deliver the Sarbanes Certification no later than the time set forth for the delivery to the Trustee of the signed Form 10-K pursuant to
Section 8.12(c) for such year. In the event that prior to the filing date of the Form 10-K in March of each year, the Trustee or the Servicer has actual knowledge of information material to the Sarbanes Certification, that party shall promptly notify the Depositor and each of the other parties signing the certifications. In addition, (i) the Trustee shall indemnify and hold harmless the Depositor and the Sponsor and their officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Trustee's obligations under this Section 8.12(d) or the Trustee's material misstatement, omission, negligence, bad faith or willful misconduct in connection therewith, and (ii) the Servicer shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Servicer's obligations under this Section 8.12(d) or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then (i) the Trustee agrees in connection with a breach of the Trustee's obligations under this
Section 8.12(d) or the Trustee's material misstatement, omission, negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor and the Sponsor as a result of the losses, claims, damages or liabilities of the Depositor and the Sponsor in such proportion as is appropriate to reflect the relative fault of the Depositor and the Sponsor on the one hand and the Trustee on the other and (ii) the Servicer agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and the Servicer, on the other hand, in connection with a breach of the Servicer's obligations under this Section 8.12(d) or any material misstatement, omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith. The obligations of the Trustee and the Servicer under this Section 8.12(d) shall apply to the Trustee and the Servicer whether or not such Trustee or Servicer is acting as Trustee or Servicer, as applicable, at the time such certification is required to be delivered. The indemnification and contribution obligations set forth in this Section 8.12(d) shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee or the Servicer, as applicable.

            (e) Upon any filing of Form 10-D, Form 10-K or Form 8-K with the Commission, the Trustee shall promptly (but no later than one (1) Business Day) make available via the Trustee's internet website to the Depositor a copy of each such executed report, statement or information.

            (f) (i) The obligations set forth in paragraphs (a) through (d) of this Section shall only apply with respect to periods for which reports are required to be filed with respect to the Trust under the Exchange Act. On or prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification with respect to the Trust, with a copy to the Depositor. At the start of any fiscal year, including any fiscal year after the filing of a Form 15 Suspension Notification, if the number of Holders of the Offered Certificates of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Trustee shall recommence preparing and filing reports on Form 10-K, 10-D and 8-K as required pursuant to this Section 8.12 and the parties hereto shall again have the obligations set forth in this Section 8.12.

            (ii) In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Trustee will promptly notify the Depositor. In the case of Form 10-D and 10-K, the Depositor and Trustee will thereupon prepare and file, and the other parties shall cooperate in connection with such preparation and filing, a Form 12b-25 and a 10-D/A and 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and, upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, in connection with any Additional Form 10-D Disclosure (other than, in the case of Form 10-D, for the purpose of restating any Monthly Statement), Additional Form 10-K Disclosure or Form 8-K Disclosure Information, the Trustee will notify the Depositor and such other parties to the transaction as are affected by such amendment, and the Depositor and the Trustee shall prepare and file, and such other parties will cooperate in connection with such preparation and filing, any necessary Form 8-K/A, 10-D/A or 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an officer or a senior officer of the Depositor. The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.12(f) related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Servicer and the Depositor observing all applicable deadlines in the performance of their duties under this Section 8.12 and Sections 3.22 and 3.23. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Trustee's inability or failure to obtain or receive, on a timely basis, any information from any party hereto or any Subservicer or any Servicing Function Participant engaged by any such party hereto (other than the Trustee or any Servicing Function Participant utilized by the Trustee) needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (g) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), and also if requested by the Depositor, the Trustee shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (other than the initial Form 8-K) ("Form 8-K Disclosure Information") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit R and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

            As set forth on Exhibit S hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than the end of business (New York City time) on the 2nd Business Day after the occurrence of a Reportable Event the parties, to the extent described on Exhibit S, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Form 8-K Disclosure Information, the form and substance of the Form 8-K Disclosure Information described on Exhibit S applicable to such party (and shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit V, and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit S (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.12(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 8-K prepared by it.

            After preparing the Form 8-K, the Trustee shall no later than 12:00 noon (New York City time) on the 3rd Business Day after the Reportable Event but in no case without having had notice for 24 hours forward electronically a draft copy of the Form 8-K to the Depositor for review. No later than 12:00 noon (New York City time) on the 4th Business Day after the Reportable Event, an officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.12(f)(ii). Promptly (but no later than one Business Day) after filing with the Commission, the Trustee will, make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Trustee. The Depositor and Servicer acknowledge that the performance by the Trustee of its duties under this Section 8.12(g) related to the timely preparation, arrangement for execution and filing of Form 8-K is contingent upon the Servicer and the Depositor observing all applicable deadlines in the performance of their duties under this Section 8.12(g). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

            (h) The Trustee shall have no liability for any loss, expense, damage or claim arising out of or resulting from (i) the accuracy or inaccuracy of any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information (excluding any information therein provided by the Trustee or any Subcontractor utilized by the Trustee) provided to the Trustee in connection with the preparation of Forms 10-D, 10-K and 8-K pursuant to this
Section 8.12, or (ii) the failure of the Depositor to approve for filing any Forms 10-D, 10-K and 8-K required to be prepared by the Trustee pursuant to this
Section 8.12, in either case, not resulting from the Trustee's own negligence, bad faith or misconduct.

            (i) Any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information required to be provided to the Trustee shall be sent (by email at cts.sec.notifications@wellsfargo.com and facsimile at 410-715-2380) in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee, the Depositor and the party providing such information. With respect to any notice required to be delivered by the Trustee to the Depositor pursuant to Section 8.12 of this Agreement, the Trustee may deliver such notice, notwithstanding any contrary provision in Section 11.05, via facsimile to 212-412-7519 or telephonically by calling the General Counsel at 212-412-4000. The signing party at the Depositor can be contacted at 200 Park Avenue, New York, New York 10166, Attention: General Counsel,
Facsimile: (212) 412-7519, or such other address as to which the Depositor has provided prior written notice to the Trustee.

            Section 8.13 Tax Classification of the Excess Reserve Fund Account, the Supplemental Interest Account, the Interest Rate Swap Agreement and the Cap Agreement. For federal income tax purposes, the Trustee shall treat the Excess Reserve Fund Account, the Supplemental Interest Account, the Cap Agreement and the Interest Rate Swap Agreement as beneficially owned by the holders of the Class X Certificates and shall treat such portion of the Trust Fund as a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code. The Trustee shall treat the rights that each Class of LIBOR Certificates has to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account and, to the extent not paid from the Excess Reserve Fund Account from the Supplemental Interest Account (including, without duplication, Upper Tier Carry Forward Amounts), as rights to receive payments under an interest rate cap contract written by the Class X Certificateholders in favor of each such Class and beneficially owned by each such Class through the grantor trust. Accordingly, each Class of Certificates (excluding the Class X and Class P Certificates and the Residual Certificates) will be comprised of two components
- an Upper Tier REMIC Regular Interest and an interest in an interest rate cap contract, and the Class X Certificates will be comprised of the following components (i) two Upper Tier REMIC Regular Interests (the Class X Interest and the Class IO Interest), (ii) an interest in the Excess Reserve Fund Account, subject to the obligation to pay Basis Risk Carry Forward Amounts, (iii) ownership of the Supplemental Interest Account, the Cap Agreement and the Interest Rate Swap Agreement, subject to the obligation to pay Basis Risk Carry Forward Amounts (including, without duplication, Upper Tier Carry Forward Amounts), Net Swap Payments and Swap Termination Payments and (iv) the right to receive Class IO Shortfalls. The Trustee shall allocate the issue price for a Class of Certificates among the respective components for purposes of determining the issue price of each Upper Tier REMIC Regular Interest component based on information received from the Depositor.

            Holders of LIBOR Certificates shall also be treated as having agreed to pay, on each Distribution Date, to the Holders of the Class X Certificates an aggregate amount equal to the excess, if any, of (i) Net Swap Payments and Swap Termination Payments (other than Defaulted Swap Termination Payments) over (ii) the sum of amounts payable on the Class X Interest available for such payments and amounts payable on the Class IO Interest (such excess, a "Class IO Shortfall"), first from interest and then from principal distributable on the LIBOR Certificates. A Class IO Shortfall payable from interest collections shall be allocated pro rata among such LIBOR Certificates based on the amount of interest otherwise payable to such Class of LIBOR Certificates, and a Class IO Shortfall payable from principal collections shall be allocated in reverse sequential order beginning with the most subordinate Class of LIBOR Certificates then Outstanding.

            Any payments of Class IO Shortfalls shall be treated for tax purposes as having been received by the Holders of such Class of LIBOR Certificates in respect of the corresponding Upper Tier Regular Interest and as having been paid by such Holders to the Holders of the Class X Certificates through the Supplemental Interest Account.

            Section 8.14 Custodial Responsibilities. (a) The Custodian shall provide access to the Mortgage Loan Documents in possession of the Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Trustee, the Certificateholders, the FDIC and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Custodian. The Custodian shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at the expense of the person requesting such access.

            (b) The Custodian may resign from its obligations hereunder upon 60 days' prior written notice to the Trustee, the Depositor and the Servicer. Such resignation shall take effect upon (i) the appointment of a successor Custodian reasonably acceptable to the Depositor within such 60 day period; and (ii) delivery of all Mortgage Loan Files to the successor Custodian. The Trustee shall have the right, but not the obligation, to become the successor Custodian. If no successor Custodian is appointed within 60 days after written notice of the Custodian's resignation is received by the Trustee, the Custodian may petition a court of competent jurisdiction to appoint a successor Custodian.

            Upon such resignation and appointment of successor Custodian, the Custodian shall, at the Custodian's expense, promptly transfer to the successor Custodian, as directed in writing by the Trustee, all applicable Mortgage Files being administered under this Agreement. Notwithstanding the foregoing, the Trust Fund, not the Custodian, shall bear the costs relating to the transfer of Mortgage Files if the Custodian shall resign with cause (including a Custodian's resignation due to the failure of the Custodian to be paid all fees due to such Custodian hereunder).

            (c) For so long as reports are required to be filed with the Commission under the Exchange Act with respect to the Trust, the Custodian shall not utilize any Subcontractor for the performance of its duties hereunder if such Subcontractor would be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB without the prior written consent of the Depositor, in its sole discretion.

            (d) The Custodian shall indemnify the Depositor, the Sponsor and any director, officer, employee, agent and affiliate of the Depositor or the Sponsor and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonably and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to (i) the failure of the Custodian to deliver when required any assessment of compliance required to be delivered by the Custodian or (ii) any material misstatement or omission contained in any assessment of compliance provided to be delivered by the Custodian. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Custodian.

            Section 8.15 Limitations on Custodial Responsibilities.

            (a) The Custodian shall be under no duty or obligation to inspect, review or examine the Mortgage Files to determine that the contents thereof are appropriate for the represented purpose or that they have been actually recorded or that they are other than what they purport to be on their face.

            (b) The Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for the Custodian's compensation or for reimbursement of expenses.

            (c) The Custodian shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, adequacy, perfection or priority of any lien upon or security interest in any Mortgage File.

            (d) The duties and obligations of the Custodian shall only be such as are expressly set forth in this Agreement or as set forth in a written amendment to this Agreement executed by the parties hereto or their successors and assigns. In the event that any provision of this Agreement implies or requires that action or forbearance be taken by a party, but is silent as to which party has the duty to act or refrain from acting, the parties agree that the Custodian shall not be the party required to take the action or refrain from acting. In no event shall the Custodian have any responsibility to ascertain or take action except as expressly provided herein.

            (e) The Custodian makes no representations and shall have no responsibilities (except as expressly set forth herein) as to the validity, sufficiency, value, genuineness, ownership or transferability of any of the Mortgage Loans.

            (f) The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection therewith, except in the case of its negligent performance or omission or its bad faith or willful misfeasance.

            (g) The Custodian shall not be responsible to verify (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any document in the Mortgage File or of any Mortgage Loans or
(ii) the collectibility, insurability, effectiveness including the authority or capacity of any Person to execute or issue any document in the Mortgage File, or suitability of any Mortgage Loans.

            (h) The Custodian shall have no obligation to verify the receipt of any such documents the existence of which was not made known to the Custodian by receipt of the Mortgage File.

            (i) The Custodian shall have no obligation to determine whether the recordation of any document is necessary.

            (j) Except as set forth in Section 8.14(d), in no event shall the Custodian or its directors, affiliates, officers, agents, and employees be held liable for any special, indirect or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

            (k) In order to comply with laws, rules and regulations applicable to banking institutions, including those related to the funding of terrorists activities and money laundering, the Custodian is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Custodian. Accordingly, each of the parties agrees to provide to the Custodian upon its request from time to time such party's complete name, address, tax identification number and such other identifying information together with copies of such party's constituting documentation, securities disclosure documentation and such other identifying documentation as may be available for such party.

            Any Person into which the Custodian may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Custodian shall be a party, or any person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto anything herein to the contrary notwithstanding.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 9.03, the obligations and responsibilities of the Depositor, the Servicer, the Custodian and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase, on or after the Optional Termination Date, by the Servicer of all Mortgage Loans (and REO Properties) at the price (the "Termination Price") equal to the sum of
(i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the Servicer at the expense of the Servicer and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (iii) all unreimbursed P&I Advances, Servicing Advances and indemnification payments payable to the Servicer, (iv) any Swap Termination Payment, other than a Defaulted Swap Termination Payment, owed to the Swap Provider pursuant to the Interest Rate Swap Agreement, and (v) any unreimbursed indemnification payments payable to the Custodian or the Trustee under this Agreement and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Notwithstanding anything to the contrary contained herein, no such purchase by the Servicer shall be permitted unless (i) after distribution of the proceeds thereof to the Certificateholders (other than the Holders of the Class X, Class P and Residual Certificates) pursuant to Section 9.02, the distribution of the remaining proceeds to the Class X and Class P Certificates is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding, or
(ii) prior to such purchase, the Servicer remits to the Trustee an amount that, together with such remaining proceeds, will be sufficient to pay the outstanding principal amount of, and accrued and unpaid interest on, the NIM Securities, to the extent the NIM Securities are then outstanding.

            Section 9.02 Final Distribution on the Certificates. If on any Remittance Date, the Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Account, the Servicer shall direct the Trustee promptly to send a Notice of Final Distribution to each Certificateholder and the Swap Provider. If the Servicer elects to exercise its option to purchase the Mortgage Loans pursuant to clause (a) of Section 9.01, at least 20 days prior to the date the Notice of Final Distribution is to be mailed to the affected Certificateholders, the Servicer shall notify the Depositor and the Trustee of (a) the date on which the Servicer intends to exercise such purchase option and (b) the Termination Price.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event such Notice of Final Distribution is given, the Servicer shall cause all funds in the Collection Account to be remitted to the Trustee for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Custodian of a Request for Release therefor, the Custodian shall promptly release to the Servicer the Custodial Files for the Mortgage Loans.

            Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due to the Servicer, the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, up to an amount equal to
(i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to
Section 4.02 and (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the Notice of Final Distribution, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after such second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Residual Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 9.03 Additional Termination Requirements. In the event the Servicer exercises its purchase option with respect to the Mortgage Loans as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense of the Servicer, to the effect that the failure to comply with the requirements of this Section 9.03 will not (i) result in the imposition of taxes on "prohibited transactions" on any Trust REMIC as defined in Section 860F of the Code or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are Outstanding:

            (a) The Trustee shall sell all of the assets of the Trust Fund to the Servicer, and, within 90 days of such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each of the Trust REMICs; and

            (b) The Trustee shall attach a statement to the final federal income tax return for each of the Trust REMICs stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90-day liquidation period for each such REMIC was the date on which the Trustee sold the assets of the Trust Fund to the Servicer.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01 Amendment. This Agreement may be amended from time to time by the Depositor, the Responsible Party, the Servicer, the Custodian and the Trustee, without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add to the duties of the Depositor, the Custodian or the Servicer, (iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided, that any action pursuant to clause (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Custodian, the Trustee or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; provided, further, that any such action pursuant to clause (iv) or (v) above shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Depositor, the Responsible Party, the Custodian and the Servicer also may at any time and from time to time amend this Agreement, but without the consent of the Certificateholders to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the Code, (ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided, that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Servicer, the Responsible Party, the Custodian and the Trustee, but with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66(2)/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66(2)/3% or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then Outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on any Trust REMIC or the Certificateholders or cause any such REMIC to fail to qualify as a REMIC or the grantor trust to fail to qualify as a grantor trust at any time that any Certificates are Outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 10.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the Servicer, any Certificate beneficially owned by the Depositor shall be deemed not to be Outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section
10.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Custodian or the Trustee to enter into an amendment without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Custodian, the Trustee or the Trust
Fund), satisfactory to the Trustee that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 10.01.

            Notwithstanding the foregoing, any amendment to this Agreement shall require the prior written consent of the Swap Provider if such amendment materially and adversely affects the rights or interests of the Swap Provider.

            Section 10.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the direction and expense of the Depositor, but only upon receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 10.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 10.05 Notices. (a) The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            1. Any material change or amendment to this Agreement;

            2. The occurrence of any Event of Default that has not been cured;

            3. The resignation or termination of the Servicer or the Trustee and the appointment of any successor;

            4. The repurchase or substitution of Mortgage Loans pursuant to
Section 2.03; and

            5. The final payment to Certificateholders.

            (b) In addition, the Trustee shall promptly make available on its internet website to each Rating Agency copies of the following:

            1. Each report to Certificateholders described in Section 4.03; and

            2. Any notice of a purchase of a Mortgage Loan pursuant to Section 2.02, 2.03 or 3.11.

            (c) All directions, demands, consents and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to: (i) in the case of the Depositor, Securitized Asset Backed Receivables LLC, 200 Park Avenue, New York, New York 10166, Attention: General Counsel, Facsimile: (212) 412-7519, or such other address as the Depositor may hereafter furnish to the Servicer, the Responsible Party and the Trustee; (ii) in the case of the Servicer to HomEq Servicing Corporation, 4837 Watt Avenue, North Highlands, California 95660-5101, Attention: Portfolio Management, Facsimile No. (916) 339-6995, with a copy to HomEq Servicing Corporation, 1620 East Roseville Parkway, Suite 210, Second Floor, Roseville, California 95661, Attention: Legal Department, Facsimile No. (916) 339-6995, or such other address as may be hereafter furnished to the Depositor, the Responsible Party and the Trustee by the Servicer in writing; (iii) in the case of NC Capital to NC Capital Corporation, 18400 Von Karman, Suite 1000, Irvine, California 92612, Attention:
Mr. Kevin Cloyd, or such other address as may be hereafter furnished to the Depositor, the Servicer and the Trustee by NC Capital in writing; (iv) in the case of the Trustee to Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045 Attention: Corporate Trust Services - SABR 2006-NC3, Facsimile: (410) 715-2380, with a copy to P.O. Box 98, Columbia, Maryland 21046, Attention: Client Manager SABR 2006-NC3, and a separate copy to Sixth Street and Marquette Ave., Minneapolis, Minnesota 55479-0113, Attention:
Client Manager SABR 2006-NC3, or in each case such other address as the Trustee may hereafter furnish to the Depositor the Servicer and the Responsible Party in writing; or in each case such other address as the Responsible Party may hereafter furnish to the Depositor, the Servicer and Trustee in writing; (v) in the case of the Custodian, Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Mortgage Custody - BC062C; and (vi) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 10.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.07, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.08 Inspection and Audit Rights. The Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor or the Trustee during the Servicer's normal business hours, to examine all the books of account, records, reports and other papers of the Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to the Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense of the Servicer incident to the exercise by the Depositor or the Trustee of any right under this Section 10.08 shall be borne by the Servicer.

            Section 10.09 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 10.10 Assignment; Sales; Advance Facilities. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.02, this Agreement may not be assigned by the Servicer without the prior written consent of the Trustee and Depositor; provided, however, the Servicer is hereby authorized to enter into an Advance Facility under which (1) the Servicer sells, assigns or pledges to an Advancing Person the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances ("Advance Reimbursement Amounts") and/or (2) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by the Servicer pursuant to this Agreement. No consent of the Trustee, Certificateholders or any other party is required before the Servicer may enter into an Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund P&I Advances and/or Servicing Advances on the Servicer's behalf, the Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

            Advance Reimbursement Amounts shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer had made the related P&I Advance(s) and/or Servicing Advance(s). The Trustee shall not have any duty or liability with respect to the calculation of any Advance Reimbursement Amount. The Trustee shall also not have any responsibility to track or monitor the administration of the Advance Facility or the payment of Advance Reimbursement Amounts to the related Advancing Person.

            The Servicer shall maintain and provide to any successor Servicer and (upon request) the Trustee a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

            An Advancing Person who purchases or receives an assignment or pledge of the rights to be reimbursed for P&I Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a Subservicer set forth in this Agreement.

            Advance Reimbursement Amounts allocated to reimburse P&I Advances or Servicing Advances made with respect to any particular Mortgage Loan shall be allocated to the reimbursement of the unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to such Mortgage Loan on a "first-in, first out" ("FIFO") basis, such that the Advance Reimbursement Amounts shall be applied to reimburse the P&I Advance or Servicing Advance (as the case may be) for such Mortgage Loan that was disbursed earliest in time first, and to reimburse the P&I Advance or Servicing Advance (as the case may be) for such Mortgage Loan that was disbursed latest in time last. Liquidation Proceeds and Subsequent Recoveries with respect to a Mortgage Loan shall be applied to reimburse Servicing Advances outstanding with respect to such Mortgage Loan before being applied to reimburse P&I Advances outstanding with respect to such Mortgage Loan. The Servicer shall provide to the related Advancing Person, the Advance Facility trustee (or to any designee of either) loan-by-loan information with respect to each Advance Reimbursement Amount remitted to such Advancing Person, Advance Facility trustee or designee, to enable the Advancing Person or Advance Facility trustee to make the FIFO allocation of each such Advance Reimbursement Amount with respect to each Mortgage Loan. The Servicer shall remain entitled to be reimbursed by the Advancing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by the Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person. The Servicer shall indemnify the Trustee and the Trust Fund for any loss, liability or damage resulting from any claim by the related Advancing Person.

            Any amendment to this Section 10.10 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 10.10, including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee and the Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement upon receipt by the Trustee of an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders or written confirmation from the Rating Agencies that such amendment will not adversely affect the ratings on the Certificates. All reasonable costs and expenses (including attorney's fees) of each party hereto of any such amendment shall be borne by the Servicer.

            Prior to entering into an Advance Facility, the Servicer shall notify the Advancing Person in writing that (1) the Trustee and the Trust are not obligated or liable to repay any Advances financed by the Advancing Person and (2) the Trustee shall not have any responsibility to track or monitor the administration of the Advance Facility between the Servicer and the Advancing Person.

            Section 10.11 Rule of Construction. Article and section headings are for the convenience of the reader and shall not be considered in interpreting this Pooling and Servicing Agreement or the intent of the parties hereto.

            Section 10.12 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE
LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

            Section 10.13 Third Party Rights. Each of the Swap Provider, and each Person entitled to indemnification hereunder who is not a party hereto, shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto and shall have the right to enforce its rights under this Agreement.

            Section 10.14 Regulation AB Compliance; Intent of the Parties; Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and, to the extent practicable from a timing and information systems perspective and to the extent the Depositor will pay any increased costs of the Trustee, the Servicer and the Responsible Party caused by such request, agree to comply with all reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Trust, the Servicer and the Trustee shall, to the extent practicable from a timing and information systems perspective and to the extent the Depositor will pay any increased costs of the Responsible Party, the Servicer and the Trustee caused by such request, cooperate fully with the Depositor to deliver to the Depositor (including its assignees or designees), any and all statements, reports, certifications, records and any other information available to such party and reasonably necessary in the good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer and the Trustee, as applicable, reasonably believed by the Depositor to be necessary in order to effect such compliance.


                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Depositor, the Trustee, the Responsible Party, the Servicer and the Custodian have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


                                          SECURITIZED ASSET BACKED
                                             RECEIVABLES LLC



                                          By: /s/ Paul Menefee
                                             -----------------------------------
                                             Name: Paul Menefee
                                             Title: Director


                                          WELLS FARGO BANK, NATIONAL
                                             ASSOCIATION
                                          solely as Trustee and not in
                                          its individual capacity



                                          By: /s/ Carla Walker
                                             -----------------------------------
                                             Name: Carla S. Walker
                                             Title: Vice President


                                          NC CAPITAL CORPORATION



                                          By: /s/ Warren Licata
                                             -----------------------------------
                                             Name: Warren Licata
                                             Title: Senior Vice President


                                          HOMEQ SERVICING CORPORATION



                                          By: /s/ Arthur Lyon
                                             -----------------------------------
                                             Name: Arthur Lyon
                                             Title: President


                                          DEUTSCHE BANK NATIONAL TRUST
                                             COMPANY, as Custodian



                                          By: /s/ Christopher Corcoran
                                             -----------------------------------
                                             Name: Christopher Corcoran
                                             Title: Vice President


                                          By: /s Norma L. Catone
                                             -----------------------------------
                                             Name: Norma L. Catone
                                             Title: Vice President

                                   SCHEDULE I

                             Mortgage Loan Schedule

    (Delivered to the Trustee and not attached to the Pooling and Servicing
                                   Agreement)

                                   SCHEDULE II

                       Mortgage Pass-Through Certificates,
                                 Series 2006-NC3

                 Representations and Warranties of the Servicer

            The Servicer hereby makes the representations and warranties set forth in this Schedule II to the Depositor and the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined in this Schedule II shall have the meaning ascribed thereto in the Pooling and Servicing Agreement.

            (1) The Servicer is duly organized as a corporation and is validly existing and in good standing under the laws of the state of New Jersey, and is licensed and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by the Servicer in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement;

            (2) The Servicer has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of the Servicer the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the Responsible Party and the Trustee, constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms; except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Pooling and Servicing Agreement by the Servicer, the servicing of the Mortgage Loans required to be serviced by the Servicer hereunder, the consummation by the Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer and will not (A) result in a breach of any term or provision of the organizational documents of the Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Servicer is a party or by which it may be bound, or any law, statute, rule, order, regulation, judgment or decree applicable to the Servicer or its property of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer; and the Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any law, statute, rule, order, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which (w) materially and adversely affects or, to the Servicer's knowledge, would in the future materially and adversely affect, the ability of the Servicer to perform its obligations under this Pooling and Servicing Agreement, (x) materially and adversely affects or, to the Servicer's knowledge, would in the future materially and adversely affect, the business, operations, financial condition, properties or assets of the Servicer taken as a whole, (y) impair the ability of the Trust to realize on the Mortgage Loans, or (z) impair the value of the Mortgage Loans;

            (4) The Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans;

            (5) The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Pooling and Servicing Agreement;

            (6) No action, suit, proceeding or investigation is pending or threatened against the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Pooling and Servicing Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Pooling and Servicing Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Pooling and Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Pooling and Servicing Agreement;

            (7) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of, or compliance by the Servicer with, this Pooling and Servicing Agreement or the servicing of the Mortgage Loans as evidenced by the consummation by the Servicer of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

            (8) With respect to each Mortgage Loan serviced by the Servicer hereunder, to the extent the Servicer serviced such Mortgage Loan and to the extent the Servicer provided monthly reports to the three credit repositories, the Servicer has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                  SCHEDULE III

                       Mortgage Pass-Through Certificates,
                                 Series 2006-NC3

        Representations and Warranties of NC Capital as to the NC Capital
                                 Mortgage Loans

            NC Capital hereby makes the representations and warranties set forth in this Schedule III as to the NC Capital Mortgage Loans only, to the Depositor and the Trustee, as of the Closing Date or such other date as may be specified below. Capitalized terms used in this Schedule but not defined in this Schedule have the meanings given to them in the NC Capital Purchase Agreement.

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct as of the related Cut-off Date;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. NC Capital has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of the title insurer, if any, to the extent required, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer to the extent required, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customarily insured against in the jurisdiction where the related Mortgaged Property is located and acceptable to the Rating Agencies, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming NC Capital and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by the Purchase Agreement. NC Capital has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by NC Capital;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory, abusive and fair lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties, have been complied with, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. NC Capital shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. NC Capital has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has NC Capital waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. With respect to a Mortgage Loan that is not a Co-op Loan, the Mortgaged Property is a fee simple estate or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely accepted practice that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or a manufactured home, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op
Loan) is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. In the case of a manufactured home, (i) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (ii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (iii) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law and (iv) such manufactured home Mortgage Loan (x) would be a "qualified mortgage" under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC and (y) is secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. None of the Mortgaged Properties are log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

            (i) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

            (ii) the lien of current real property taxes and assessments not yet due and payable;

            (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and NC Capital has full right to sell and assign the same to the Purchaser.

            (k) Valid First or Second Priority Security Interest. With respect to any Co-op Loan, the related Mortgage is a valid, subsisting, enforceable and perfected, first priority security interest (with respect to a First Lien Loan) or second priority security interest (with respect to a Second Lien Loan) on the related cooperative shares securing the Mortgage Note, subject only to (a) liens of the related residential cooperative housing corporation for unpaid assessments representing the Mortgagor's pro rata share of the related residential cooperative housing corporation's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security interest intended to be provided by the related Security Agreement;

            (l) No Negative Amortization. With respect to any Second Lien Loan, the related First Lien Loan does not permit negative amortization. This representation and warranty is a Deemed Material and Adverse Representation;

            (m) [Reserved];

            (n) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of NC Capital in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. NC Capital has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (o) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (p) Ownership. NC Capital is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, NC Capital will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and NC Capital has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. NC Capital intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, NC Capital will have no right to modify or alter the terms of the sale of the Mortgage Loan and NC Capital will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (q) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (r) LTV. No Mortgage Loan has an LTV greater than 100%;

            (s) Title Insurance. With respect to a Mortgage Loan which is not a Co-op Loan, the Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a generally accepted title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring NC Capital, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i), (ii) and (iii) of paragraph (j) of this Schedule III, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. NC Capital, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including NC Capital, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by NC Capital;

            (t) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither NC Capital nor any of its Affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (u) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (v) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (w) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, or, with respect to interest-only Mortgage Loans, monthly installments of interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (x) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (y) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and neither NC Capital nor the Originator has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (z) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (aa) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (bb) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (cc) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by NC Capital generally;

            (dd) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. NC Capital is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Custodian;

            (ee) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (ff) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (gg) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of NC Capital's knowledge, such provision is enforceable;

            (hh) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ii) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by NC Capital, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (jj) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (kk) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ll) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by NC Capital and the Originator with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, NC Capital or the Originator and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due NC Capital have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. NC Capital or the Originator executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (mm) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

            (nn) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by NC Capital or by any officer, director, or employee of NC Capital or any designee of NC Capital or any corporation in which NC Capital or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (oo) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (pp) Servicemembers Civil Relief Act. The Mortgagor has not notified NC Capital, and NC Capital has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act, or other similar state statute;

            (qq) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by NC Capital or the Originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (rr) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Originator has complied with, all applicable law with respect to the making of the Mortgage Loans. NC Capital shall cause the Originator to maintain such statement in the Mortgage File;

            (ss) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (tt) Escrow Analysis. If applicable, with respect to each Mortgage, NC Capital or the Originator has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (uu) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (vv) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such first lien Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder. This representation and warranty is a Deemed Material and Adverse Representation;

            (ww) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage. This representation and warranty is a Deemed Material and Adverse Representation;

            (xx) No Failure to Cure Default. NC Capital has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (yy) Principal Residence. With respect to each Second Lien Loan, except as set forth on the related Mortgage Loan Schedule, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (zz) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by NC Capital to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. NC Capital shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (aaa) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (bbb) Prepayment Penalty. Each Mortgage Loan that is subject to a Prepayment Penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule, and (i) specifically authorizes such Prepayment Penalties to be collected and such Prepayment Penalties are permissible and enforceable and were originated in accordance with the terms of the related Mortgage Loan documents and all applicable state, federal and local law (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally or the collectability thereof may be limited due to acceleration in connection with a foreclosure) and (ii) include all necessary documentation to determine the amount of the Prepayment Penalty to be collected. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination. This representation and warranty is a Deemed Material and Adverse Representation;

            (ccc) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

            (ddd) Qualified Mortgage. The Mortgage Loan would be a "qualified mortgage," within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

            (eee) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by a provider chosen by NC Capital and acceptable to the Purchaser in its sole discretion, and such contract is transferable at no cost to the Purchaser or any Successor Servicer;

            (fff) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (ggg) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of NC Capital, or is in the process of being recorded;

            (hhh) Co-op Loans. With respect to a Mortgage Loan that is a Co-op Loan, (i) a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan, (ii) the stock that is pledged as security for the Mortgage Loan is held by a person as a "tenant-stockholder" and the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation," each within the meaning of
Section 216 of the Code and (iii) there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

            (iii) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (jjj) No Prior Offer. The Mortgage Loan has not previously been offered for sale;

            (kkk) No Arbitration. No Mortgage Loan originated on or after August 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse
Representation;

            (lll) Credit Reporting: NC Capital has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

            (mmm) Fannie Mae Guides Anti-Predatory Lending Eligibility: Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides except as otherwise agreed upon between NC Capital and Fannie Mae. This representation and warranty is a Deemed Material and Adverse Representation;

            (nnn) Mortgagor Selection. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material and Adverse Representation;

            (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (ppp) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a Prepayment Penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such Prepayment Penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the Prepayment Penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (iv) notwithstanding any state, local or federal law to the contrary, the Originator, as servicer, shall not impose such Prepayment Penalty in any instance when the mortgage debt is accelerated or paid off in connection with the workout of a delinquent Mortgage Loan or as a result of the Mortgagor's default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

            (qqq) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, mortgage, disability, property, accident unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (rrr) Credit Reporting. NC Capital shall cause the Originator, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, NC Capital shall cause the Originator, as servicer, to transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, NC Capital shall cause the Originator, as servicer, to agree to report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off. This representation and warranty is a Deemed Material and Adverse Representation;

            (sss) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

            (ttt) New Jersey Covered Loans. Neither NC Capital nor the Originator has engaged in the practice of "flipping" (as defined in the New Jersey Home Ownership Security Act of 2002) a New Jersey Covered Loan;

            (uuu) No Services Termination Fee. Each agreement with a servicer of the Mortgage Loan, if any, provides for the termination of the servicing rights relating to the Mortgage Loan on the related servicing transfer date, without the payment of any termination fee or other expense by Purchaser;

            (vvv) Consumer Credit Laws. The Mortgage Loan complies with all applicable consumer credit statutes and regulations, including, without limitation, the respective Uniform Consumer Credit Code laws in effect in Colorado, Idaho, Indiana, Iowa, Kansas, Maine, Oklahoma, South Carolina, Utah and Wyoming, has been originated by a properly licensed entity, and in all other respects, complies with all of the material requirements of any such applicable laws;

            (www) Simple Interest Mortgage Loans. With respect to each Mortgage Loan that is a simple interest Mortgage Loan, the Mortgage Loan is identified on the related Mortgage Loan Schedule as a simple interest Mortgage Loan, the Mortgage Loan is required to be serviced as a simple interest mortgage loan pursuant to the terms of the related Mortgage Note, and the servicing and collection practices used in connection therewith have been in accordance with legal, proper, prudent and customary practices for servicing simple interest mortgage loans;

            (xxx) 100% of Purchase Financed. No Mortgage Loan is a "manufactured housing loan" pursuant to the New Jersey Act, and one hundred percent of the amount financed of any purchase money second lien Mortgage Loan subject to the New Jersey Act was used for the purchase of the related Mortgaged Property;

            (yyy) No Points or Fees on Prepayment. No points, fees or similar charges are required to be reimbursed to a Mortgagor upon a prepayment in full of the related Mortgage Loan; and

            (zzz) Points and Fees. No Mortgagor was charged Points and Fees (whether or not financed) in excess of the requirements of the state in which the Mortgaged Property is located. This representation and warranty is a Deemed Material Breach Representation.

                                   SCHEDULE IV

                       Mortgage Pass-Through Certificates,
                                 Series 2006-NC3

          Representation and Warranties of NC Capital as to NC Capital

            NC Capital hereby makes the representations and warranties set forth in this Schedule IV to the Depositor and the Trustee, as of the Closing Date. Capitalized terms used in this Schedule but not defined in this Schedule have the meanings given to them in the NC Capital Purchase Agreement.

            (a) Due Organization and Authority. NC Capital is a corporation duly organized, validly existing, and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by NC Capital. NC Capital has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by NC Capital and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of NC Capital, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by NC Capital to make this Agreement valid and binding upon NC Capital in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over NC Capital is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of NC Capital, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by NC Capital pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by NC Capital, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of NC Capital's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which NC Capital is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which NC Capital or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) Ability to Service. Originator has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Originator is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by HUD, the OTS, the OCC or the FDIC, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (f) Reasonable Servicing Fee. The Originator acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Originator, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to NC Capital's knowledge, threatened against NC Capital, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of NC Capital, or in any material impairment of the right or ability of NC Capital to carry on its business substantially as now conducted, or in any material liability on the part of NC Capital, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of NC Capital contemplated herein, or which would be likely to impair materially the ability of NC Capital to perform under the terms of this Agreement;

            (h) Ability to Perform; Solvency. NC Capital does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. NC Capital is solvent and the sale of the Mortgage Loans will not cause NC Capital to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (i) Origination. The Originator's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Originator's Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (j) Anti-Money Laundering Laws. NC Capital has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); NC Capital has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. Additionally, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the "Executive Order") or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the "OFAC Regulations") or in violation of the Executive Order or the OFAC Regulations; and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a "blocked person" for purposes of the OFAC Regulations;

            (k) Financial Statements. NC Capital has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of NC Capital and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, NC Capital has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of NC Capital since the date of NC Capital's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. NC Capital has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (l) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in NC Capital's portfolio at the related Closing Date as to which the representations and warranties set forth in Schedule III could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (m) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Pooling and Servicing Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Pooling and Servicing Agreement. With respect to each Mortgage Loan, NC Capital will be in possession of a complete Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents as will be delivered to the Custodian;

            (n) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Article XI to the Purchase Agreement on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (o) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (p) No Brokers. NC Capital has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (q) Sale Treatment. NC Capital intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of NC Capital and NC Capital has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (r) Owner of Record. NC Capital is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation NC Capital will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, NC Capital will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (s) Reasonable Purchase Price. The consideration received by NC Capital upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (t) Seasoned Mortgaged Loans. NC Capital currently operates or actively participates in an on-going and active program or business (A) to originate Mortgages, (B) to make periodic purchases of Mortgage Loans from originators or other sellers, or (C) to issue or purchase securities or bonds supported by the Mortgage Loans, with a portion of the proceeds generated by such program or business being used to purchase or originate Mortgage Loans made to Mortgagors who are: (1) low-income families (families with incomes of 80% or less of area median income), living in low-income areas (a census tract or block numbering area in which the median income does not exceed 80% of the area median income) or (2) very low-income families (families with incomes of 60% or less of area median income). This representation and warranty is a Deemed Material and Adverse Representation; and

            (u) Nonpetition. NC Capital shall not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the related Closing Date.

                                   SCHEDULE V

                       Mortgage Pass-Through Certificates,
                                 Series 2006-NC3

    Representations and Warranties of the Depositor as to the Mortgage Loans

      The Depositor hereby makes the following representation and warranty to the Trustee as of the Closing Date:

            (a) No Mortgage Loan is a Mortgage Loan categorized as "High Cost" or "Covered" pursuant to Appendix E of Standard & Poor's Glossary. No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

            (b) Each loan at the time it was made complied in all material respects with applicable local, state and federal laws, including, but not limited to, all applicable predatory and abusive lending laws.

                                   SCHEDULE VI

                       Mortgage Pass-Through Certificates,
                                 Series 2006-NC3

     Representations and Warranties of Deutsche Bank National Trust Company

            Deutsche Bank National Trust Company ("Deutsche Bank") hereby makes the representations and warranties set forth in this Schedule VI to the Depositor and the Trustee, as of the Closing Date:

            (1) Deutsche Bank is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by Deutsche Bank or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (2) Deutsche Bank has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of Deutsche Bank the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of Deutsche Bank, enforceable against Deutsche Bank in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (3) The execution and delivery of this Agreement by Deutsche Bank, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of Deutsche Bank and will not result in a material breach of any term or provision of the articles of association or bylaws of Deutsche Bank.

                                    EXHIBIT A

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

AS LONG AS THE INTEREST RATE SWAP AGREEMENT IS IN EFFECT, EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23 OR A COMPARABLE EXEMPTION AVAILABLE UNDER SIMILAR LAW.

Certificate No:                          A-1-[__]
                                         A-2A-[__]
                                         A-2B-[__]
                                         A-2C-[__]
                                         M-1-[__]
                                         M-2-[__]
                                         M-3-[__]
                                         M-4-[__]
                                         M-5-[__]
                                         B-1-[__]
                                         B-2-[__]
                                         B-3-[__]
                                         B-4-[__]

Cut-off Date:                            October 1, 2006

First Distribution Date:                 November 25, 2006

Initial Certificate Balance
of this Certificate
("Denomination"):                        $[             ]

Initial Certificate
Balances of all
Certificates of this Class:              A-1      $90,275,000
                                         A-2A    $138,188,000
                                         A-2B     $94,015,000
                                         A-2C     $15,949,000
                                         M-1      $19,348,000
                                         M-2      $18,492,000
                                         M-3      $ 6,022,000
                                         M-4      $13,976,000
                                         M-5      $ 4,515,000
                                         B-1      $ 4,515,000
                                         B-2      $ 3,870,000
                                         B-3      $ 5,375,000
                                         B-4      $ 6,235,000

CUSIP:                                   A 1
                                         A 2A
                                         A 2B
                                         A 2C
                                         M 1
                                         M 2
                                         M 3
                                         M 4
                                         M 5
                                         B 1
                                         B 2
                                         B 3
                                         B 4

ISIN:                                    A 1
                                         A 2A
                                         A 2B
                                         A 2C
                                         M 1
                                         M 2
                                         M 3
                                         M 4
                                         M 5
                                         B 1
                                         B 2
                                         B 3
                                         B 4

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

                               SABR Trust 2006-NC3
               Mortgage Pass-Through Certificates, Series 2006-NC3
                         [Class A-][Class M-][Class B-]

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Responsible Party, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), HomEq Servicing Corporation, as servicer (the "Servicer"), NC Capital Corporation, as responsible party (the "Responsible Party"), Wells Fargo Bank, National Association, as trustee (the "Trustee") and Deutsche Bank National Trust Company, as custodian (the "Custodian"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION,
                                          not in its individual
                                          capacity, but solely as
                                          Trustee



                                       By:
                                          --------------------------------------

Authenticated:



By:
   ---------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Responsible Party, the Servicer, the Custodian and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Servicer will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
________________________________________________________________________________

Dated:



                                       _________________________________________
                                       Signature by or on behalf of assignor


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT B

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.           :           P-1
Cut-off Date              :           October 1, 2006
First Distribution Date   :           November 25, 2006
Percentage Interest of
this Certificate
("Denomination")          :           [___]%

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

                               SABR Trust 2006-NC3
               Mortgage Pass-Through Certificates, Series 2006-NC3

                                     Class P

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Responsible Party, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), HomEq Servicing Corporation, as servicer (the "Servicer"), NC Capital Corporation, as responsible party (the "Responsible Party"), Wells Fargo Bank, National Association, as trustee (the "Trustee") and Deutsche Bank National Trust Company, as custodian (the "Custodian"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purpose, or the office or agency maintained by the Trustee.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA, Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law"), or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION,
                                          not in its individual
                                          capacity, but solely as
                                          Trustee



                                       By:
                                          --------------------------------------
Authenticated:



By:
   ------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Responsible Party, the Custodian and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Servicer will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
________________________________________________________________________________

Dated:



                                       _________________________________________
                                       Signature by or on behalf of assignor


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                   EXHIBIT C-1

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED (I) TO A PERSON OTHER THAN A PERMITTED TRANSFEREE IN COMPLIANCE WITH SECTION 5.02(C) OF THE AGREEMENT OR (II) UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.             :         R-I-[_]
Cut-off Date                :         October 1, 2006
First Distribution Date     :         November 25, 2006
Percentage Interest of
this Certificate
("Denomination")            :         100%

                SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
               Mortgage Pass-Through Certificates, Series 2006-NC3

                                    Class R-I

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class R-I Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, the Responsible Party or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that ________________________ is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class R-I Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), HomEq Servicing Corporation, as servicer (the "Servicer"), NC Capital Corporation, as responsible party (the "Responsible Party"), Wells Fargo Bank, National Association, as trustee (the "Trustee") and Deutsche Bank National Trust Company, as custodian (the "Custodian"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R-I Certificate at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in New York, New York.

            No transfer of a Class R-I Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R-I Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R-I Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R-I Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R-I Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R-I Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R-I Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R-I Certificate,
(B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R-I Certificate, (C) not to cause income with respect to the Class R-I Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R-I Certificate or to cause the Transfer of the Ownership Interest in this Class R-I Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R-I Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION,
                                          not in its individual
                                          capacity, but solely as
                                          Trustee



                                       By:
                                          --------------------------------------
Authenticated:



By:
   ----------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Responsible Party, the Custodian and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Servicer will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
________________________________________________________________________________

Dated:



                                       _________________________________________
                                       Signature by or on behalf of assignor


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                   EXHIBIT C-2

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN THREE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED (I) TO A PERSON OTHER THAN A PERMITTED TRANSFEREE IN COMPLIANCE WITH SECTION 5.02(C) OF THE AGREEMENT OR (II) UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.             :         R-II-[_]
Cut-off Date                :         October 1, 2006
First Distribution Date     :         November 25, 2006
Percentage Interest of
this Certificate
("Denomination")            :         100%

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
               Mortgage Pass-Through Certificates, Series 2006-NC3


                                   Class R-II

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class R-II Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, the Responsible Party or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that ________________________ is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class R-II Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), HomEq Servicing Corporation, as servicer (the "Servicer"), NC Capital Corporation, as responsible party (the "Responsible Party"), Wells Fargo Bank, National Association, as trustee (the "Trustee") and Deutsche Bank National Trust Company, as custodian (the "Custodian"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R-II Certificate at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in New York, New York.

            No transfer of a Class R-II Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R-II Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R-II Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R-II Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R-II Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R-II Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R-II Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R-II Certificate,
(B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R-II Certificate, (C) not to cause income with respect to the Class R-II Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R-II Certificate or to cause the Transfer of the Ownership Interest in this Class R-II Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R-II Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION,
                                          not in its individual
                                          capacity, but solely as
                                          Trustee



                                       By:
                                          --------------------------------------

Authenticated:



By:
   -----------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Responsible Party, the Custodian and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Servicer will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
________________________________________________________________________________

Dated:



                                       _________________________________________
                                       Signature by or on behalf of assignor


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT D

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN TWO "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AND THE SERVICER, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW AND WILL NOT SUBJECT THE DEPOSITOR, THE TRUSTEE OR THE SERVICER TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THE AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.              :        X-1
Cut-off Date                 :        October 1, 2006
First Distribution Date      :        November 25, 2006
Percentage Interest of this
Certificate ("Denomination") :        [___]%

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
               Mortgage Pass-Through Certificates, Series 2006-NC3

                                     Class X

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, the Responsible Party or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that ____________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), NC Capital Corporation, as responsible party (the "Responsible Party"), HomEq Servicing Corporation, as servicer (the "Servicer"), Wells Fargo Bank, National Association, as trustee (the "Trustee") and Deutsche Bank National Trust Company, as custodian (the "Custodian"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION,
                                          not in its individual
                                          capacity, but solely as
                                          Trustee



                                       By:
                                          --------------------------------------

Authenticated:


By:
   ----------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2006-NC3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Responsible Party, the Custodian and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Servicer will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
________________________________________________________________________________

Dated:



                                       _________________________________________
                                       Signature by or on behalf of assignor


                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT E

                   FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                     [date]

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York  10166

HomEq Servicing Corporation
4837 Watt Avenue
North Highlands, California 95660-5101

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045

      Re: Pooling and Servicing Agreement, dated as of October 1, 2006, by and among Securitized Asset Backed Receivables LLC, as Depositor, NC Capital Corporation, as Responsible Party, HomEq Servicing Corporation, as Servicer, Wells Fargo Bank, National Association, as Trustee and Deutsche Bank National Trust Company, as Custodian, Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, Series 2006-NC3

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), for each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan listed in the attached schedule), it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) an executed assignment of the Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Custodian makes no representations as to:
(i) the validity, legality, sufficiency, enforceability, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Certificateholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.


                                       DEUTSCHE BANK NATIONAL TRUST
                                          COMPANY, as Trustee



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT F

                         FORM OF DOCUMENT CERTIFICATION
                        AND EXCEPTION REPORT OF CUSTODIAN

                                     [date]

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York  10166

HomEq Servicing Corporation
4837 Watt Avenue
North Highlands, California 95660-5101

      Re: Pooling and Servicing Agreement, dated as of October 1, 2006, among Securitized Asset Backed Receivables LLC, as Depositor, HomEq Servicing Corporation, as Servicer, NC Capital Corporation, as Responsible Party, Wells Fargo Bank, National Association, as Trustee and Deutsche Bank National Trust Company, as Custodian, Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, Series 2006-NC3

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), the undersigned, as Custodian, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (i) The original Mortgage Note, endorsed in the form provided in
      Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

            (ii) The original recorded Mortgage.

            (iii) An executed assignment of the Mortgage in the form provided in
      Section 2.01 of the Pooling and Servicing Agreement; or, if the Responsible Party has certified or the Custodian has actual knowledge that the related Mortgage has not been returned from the applicable recording office, a copy of the assignment of the Mortgage (excluding information to be provided by the recording office).

            (iv) The original or duplicate original recorded assignment or assignments of the Mortgage showing a complete chain of assignment from the originator to the last endorsee.

            (v) The original or duplicate original lender's title policy and all riders thereto or, any one of an original title binder, an original preliminary title report or an original title commitment, or a copy thereof from the title company.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1), (2), (3), (15),
(22) and (29) of the Data Tape Information accurately reflects information set forth in the Custodial File.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or
(ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.


                                       DEUTSCHE BANK NATIONAL TRUST
                                          COMPANY,
                                          as Trustee



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT G

                           RESIDUAL TRANSFER AFFIDAVIT

        Securitized Asset Backed Receivables LLC Trust 2006-NC3,
          Mortgage Pass-Through Certificates, Series 2006-NC3


STATE OF                )
                        )  ss.:
COUNTY OF               )

            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class [R-I] [R-II] Certificate (the "Certificate") issued pursuant to the Pooling and Servicing Agreement (the "Agreement"), relating to the above-referenced Series, by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), HomEq Servicing Corporation, as Servicer, NC Capital Corporation, as Responsible Party, Wells Fargo Bank, National Association, as Trustee and Deutsche Bank National Trust Company, as custodian (the "Custodian"). Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are Non-Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is a Non-Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is a Non-Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is a Non-Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit H to the Agreement (a "Transferor Certificate") to the effect that, among other things, such Transferee has no actual knowledge that the Person to which the Transfer is to be made is a Non-Permitted Transferee.

            7. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate. The Transferee has historically paid its debts as they have come due and intends to pay its debts as they come due in the future. The Transferee intends to pay all taxes due with respect to the Certificate as they become due.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is not a Disqualified Non-U.S. Person as defined in the Agreement.

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. Person.

            12. Check the applicable paragraph:

            [_] The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [_] The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [_] None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

                                      * * *

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this ___ day of _______, 20__.


                                       -----------------------------------------
                                       Print Name of Transferee



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

[Corporate Seal]

ATTEST:


---------------------------------------
[Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this______day of ________ , 20__.



                                       -----------------------------------------
                                                     NOTARY PUBLIC

                                       My Commission expires the __ day
                                       of _________, 20__

                                    EXHIBIT H

                         FORM OF TRANSFEROR CERTIFICATE


                                                                __________, 20__

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York  10166
Attention: [_________]

Wells Fargo Bank, National Association,
  as Trustee
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn: SABR 2006-NC3

Re: Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, Series 2006-NC3, Class [____]

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (i) we have no knowledge the Transferee is a Non-Permitted Transferee and (ii) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (iii) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                       Very truly yours,



                                       -----------------------------------------
                                       Print Name of Transferor



                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                    EXHIBIT I

                            FORM OF RULE 144A LETTER


                                                              ____________, 20__

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York 10166
Attention: [_________]

Wells Fargo Bank, National Association,
  as Trustee
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn: SABR 2006-NC3

      Re: Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, Series 2006-NC3 [_]

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are purchasing a Class A-1, Class A-2A, Class A-2B, Class A-2C, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class B-1, Class B-2, Class B-3 or Class B-4 Certificate or we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or a plan subject to materially similar provisions of applicable federal, state or local law, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition or, with respect to a Class X Certificate, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

                                                            ANNEX 1 TO EXHIBIT I

        QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $____________(1) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

            ____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____  Broker-dealer. The Buyer is a dealer registered pursuant to
                  Section 15 of the Securities Exchange Act of 1934.

-----------------------
(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

            ____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

            ____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

            ____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

            ____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

            ____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

            ____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.



                                       -----------------------------------------
                                       Print Name of Transferee



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       Date:

                                                            ANNEX 2 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

            ____ The Buyer owned $_______ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $_______ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.



                                       -----------------------------------------
                                       Print Name of Transferee



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       IF AN ADVISER:



                                       -----------------------------------------
                                       Print Name of Buyer



                                       Date:

                                    EXHIBIT J

                           FORM OF REQUEST FOR RELEASE
                                 (for Custodian)

To:   Deutsche Bank National Trust Company
      1761 East St. Andrew Place
      Santa Ana, California  92705

Attention: BC062C

      Re: In connection with the administration of the Mortgage Loans held by you as the Custodian on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2006, among Securitized Asset Backed Receivables LLC, as depositor, HomEq Servicing Corporation, as servicer, NC Capital Corporation, as responsible party, Wells Fargo Bank, National Association, as trustee and Deutsche Bank National Trust Company, as custodian, Securitized Asset-Backed Receivables LLC Trust 2006-NC3, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:

Mortgage Loan Number:

Send Custodial File to:

Reason for Requesting Documents (check one)

____1. Mortgage Loan Paid in Full. (The Servicer hereby certifies that all amounts received in connection therewith have been credited to the Collection Account as provided in the Pooling and Servicing Agreement.)

____2. Mortgage Loan Repurchase Pursuant to Section 2.03 of the Pooling and Servicing Agreement. (The Servicer hereby certifies that the repurchase price has been credited to the Collection Account as provided in the Pooling and Servicing Agreement.)

____3. Mortgage Loan Liquidated by _________________. (The Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account pursuant to the Pooling and Servicing Agreement.)

____4.      Mortgage Loan in Foreclosure.

____5.      Other (explain).

            If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

            If box 4 or 5 above is checked, upon our return of all of the above documents to you as the Custodian, please acknowledge your receipt by signing in the space indicated below, and returning this form if requested by us.

Address to which Custodian should
deliver the Custodian's Mortgage File: _________________________________________
                                       _________________________________________
                                       _________________________________________

                                         HOMEQ SERVICING CORPORATION



                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                            Date:

ACKNOWLEDGED RECEIPT BY:


DEUTSCHE BANK NATIONAL TRUST
   COMPANY



By:
   -------------------------------------
   Name:
   Title:
   Date:

                                    EXHIBIT K

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Sponsor and which shall be retained by the Servicer or delivered to and retained by the Custodian, as applicable:

            (a) The documents or instruments set forth as items (i) to (ix) in
Section 2.01(b) of the Agreement.

            (b) Residential loan application.

            (c) Mortgage Loan closing statement.

            (d) Verification of employment and income, if applicable.

            (e) Verification of acceptable evidence of source and amount of down payment.

            (f) Credit report on Mortgagor.

            (g) Residential appraisal report.

            (h) Photograph of the Mortgaged Property.

            (i) Survey of the Mortgaged Property.

            (j) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (k) All required disclosure statements.

            (l) If required in an appraisal, termite report, structural engineer's report, water potability and septic certification.

            (m) Sales contract, if applicable.

            Evidence of payment of taxes and insurance, insurance claim files, correspondence, current and historical computerized data files (which include records of tax receipts and payment history from the date of origination), and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

                                    EXHIBIT L

                           FORM OF CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

      Re: Securitized Asset Backed Receivables LLC Trust 2006-NC3 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-NC3, issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor, Wells Fargo Bank, National Association, as trustee (the "Trustee"), HomEq Servicing Corporation, as servicer (the "Servicer"), Deutsche Bank National Trust Company, as custodian and NC Capital Corporation, as responsible party

            I, [identify the certifying individual], certify that:

            1. I have reviewed this annual report on Form 10-K ("Annual Report"), and all reports on Form 10-D (collectively with this Annual Report, the "Reports") required to be filed in respect of period covered by this Annual Report, of the Trust;

            2. Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this Annual Report is included in the Reports;

            4. Based on my knowledge and the compliance statements required in this Annual Report under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

            5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria required to be included in this Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this Annual Report, except as otherwise disclosed in this Annual Report. Any material instances of non-compliance described in such reports have been disclosed in this Annual Report.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee and the Servicer.



Date:



By:
   ------------------------------------
   Name:
   Title:

                                    EXHIBIT M

                           FORM OF CERTIFICATION TO BE
                      PROVIDED BY THE TRUSTEE TO DEPOSITOR

      Re: Securitized Asset Backed Receivables LLC Trust 2006-NC3 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-NC3, issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Wells Fargo Bank, National Association, as trustee (the "Trustee"), HomEq Servicing Corporation, as servicer (the "Servicer"), Deutsche Bank National Trust Company, as custodian and NC Capital Corporation, as responsible party

            The Trustee hereby certifies to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [___] (the "Annual Report"), and all reports on Form 10-D required to be filed in respect of the period covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

            3. Based on my knowledge, the distribution information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

            4. I am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the Trustee required in the Annual Report under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

            5. The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and its related attestation report on assessment of compliance with servicing criteria required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.



Date:



By:
   ------------------------------------
   Name:
   Title:

                                    EXHIBIT N

                        FORM OF SERVICER'S CERTIFICATION
                           TO BE PROVIDED TO DEPOSITOR

      Re: Securitized Asset Backed Receivables LLC Trust 2006-NC3 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-NC3, issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Wells Fargo Bank National Association, as trustee (the "Trustee"), HomEq Servicing Corporation, as servicer (the "Servicer"), Deutsche Bank National Trust Company, as custodian and NC Capital Corporation, as responsible party

            I, [identify the certifying individual], certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. I am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and I have reviewed the servicer compliance statement of the Servicer and the compliance statements of each Subservicer, if any, engaged by the Servicer provided to the Depositor and the Trustee for the Trust's fiscal year [___] in accordance with Item 1123 of Regulation AB (each a "Compliance Statement"), the report on assessment of the Servicer's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria") and reports on assessment of compliance with servicing criteria for asset-backed securities of the Servicer and of each Subservicer or Subcontractor, if any, engaged or utilized by the Servicer provided to the Depositor and the Trustee for the Trust's fiscal year [___] in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (each a "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB related to each Servicing Assessment (each a "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[_] that were delivered or caused to be delivered by the Servicer pursuant to the Agreement (collectively, the "Servicing Information");

            2. Based on my knowledge, the Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicing Information;

            3. Based on my knowledge, the servicing information required to be provided to the Trustee by the Servicer pursuant to the Pooling and Servicing Agreement has been provided to the Trustee;

            4. Based on my knowledge and the compliance review conducted in preparing the Compliance Statement of the Servicer and, if applicable, reviewing each Compliance Statement of each Subservicer, if any, engaged by the Servicer, and except as disclosed in such Compliance Statement[(s)], the Servicer [(directly and through its Subservicers, if any)] has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects.

            5. Each Servicing Assessment of the Servicer and of each Subservicer or Subcontractor, if any, engaged or utilized by the Servicer and its related Attestation Report required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and the Trustee. Any material instances of non-compliance are described in any such Servicing Assessment or Attestation Report.

Date:



By:
   --------------------------------------
   Name:
   Title:

                                    EXHIBIT O

                          SPONSOR REPRESENTATION LETTER

                                   SIDE LETTER

            THIS AGREEMENT (the "Agreement"), dated as of October 31, 2006 is entered into between Sutton Funding LLC ("Sutton") and Securitized Asset Backed Receivables LLC (the "Depositor").

                                    RECITALS

            WHEREAS, pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Pooling Agreement"), among the Depositor, HomEq Servicing Corporation, as servicer, NC Capital Corporation, as responsible party ("NC Capital"), Deutsche Bank National Trust Company, as custodian and Wells Fargo Bank, National Association, as trustee (the "Trustee"), NC Capital has made certain representations and warranties regarding the Mortgage Loans to the Depositor and the Trustee.

            WHEREAS, pursuant to the Bill of Sale, dated as of October 31, 2006 (the "Bill of Sale"), between the Depositor and Sutton, Sutton sold the Mortgage loans to the Depositor.

            NOW, THEREFORE, the parties hereto agree as follows:

                                   Definitions

            Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling Agreement.

                   Representations and Warranties of Sutton

            Sutton hereby represents to the Depositor that with respect to each representation and warranty with respect to any Mortgage Loan made by NC Capital under the Pooling Agreement that is made as of the Servicing Transfer Date: (i) for the representations and warranties set forth in paragraphs (a), (y) and (mm) of Schedule III, to the best of its knowledge, no event has occurred since the Servicing Transfer Date that would render such representations and warranties to be untrue in any material respect as of the Closing Date, and (ii) notwithstanding the representation and warranty set forth in paragraph (jj) of
Schedule III, no event has occurred since the Servicing Transfer Date that would render such representations and warranties to be untrue in any material respect as of the Closing Date.

                          Repurchase of Mortgage Loans

            A breach by Sutton of its representations and warranties above will be deemed automatically to materially and adversely affect the value of such Mortgage Loan and the interests of the Trustee and Certificateholders in such Mortgage Loan. Sutton shall repurchase each such Mortgage Loan within 60 days of the earlier of discovery or receipt of notice of breach with respect to each such Mortgage Loan.

                             Third-Party Beneficiary

            This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Trustee and its successors and assigns under the Pooling Agreement shall be a third-party beneficiary to the provisions of this Agreement, and shall be entitled to rely upon and directly to enforce such provisions of this Agreement, except as expressly limited by the terms hereof. Except as expressly stated otherwise herein or in the Pooling Agreement, any right of the Trustee to direct, appoint, consent to, approve of, or take any action under this Agreement, shall be a right exercised by the Trustee in its sole and absolute discretion.

                                  Governing Law

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                                  Counterparts

            This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

                                   Amendments

            This Agreement may be amended from time to time by Sutton and the Depositor, with the prior written consent of the Trustee.

            Executed as of the day and year first above written.


                                          SUTTON FUNDING LLC


                                          By: /s/ Janette Lieu
                                             -----------------------------------
                                             Name: Janette Lieu
                                             Title: Director


                                          SECURITIZED ASSET BACKED RECEIVABLES
                                          LLC


                                          By:  /s/ Paul Menefee
                                             -----------------------------------
                                             Name: Paul Menefee
                                             Title: Director

                                    EXHIBIT P

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Trustee], [the Servicer], [each Subservicer] and [each Subcontractor] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":

                                                                                           APPLICABLE SERVICING
                                              SERVICING CRITERIA                                 CRITERIA
----------------------------------------------------------------------------------------------------------------------------
     Reference                                     Criteria
----------------------------------------------------------------------------------------------------------------------------

                                       General Servicing Considerations

1122(d)(1)(i)        Policies and procedures are instituted to monitor any                   Trustee/Servicer
                     performance or other triggers and events of default in
                     accordance with the transaction agreements.

1122(d)(1)(ii)       If any material servicing activities are outsourced to third            Trustee/Servicer
                     parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.

1122(d)(1)(iii)      Any requirements in the transaction agreements to maintain                    N/A
                     a back-up servicer for the mortgage loans are
                     maintained.

1122(d)(1)(iv)       A fidelity bond and errors and omissions policy is in                       Servicer
                     effect on the party participating in the servicing
                     function throughout the reporting period in the amount of
                     coverage required by and otherwise in accordance with the
                     terms of the transaction agreements.

                                      Cash Collection and Administration

1122(d)(2)(i)        Payments on mortgage loans are deposited into the                       Servicer/Trustee
                     appropriate custodial bank accounts and related bank clearing accounts no more than two business  days following receipt, or such other number of days specified in the transaction
                     agreements.

1122(d)(2)(ii)       Disbursements made via wire transfer on behalf of an                    Servicer/Trustee
                     obligor or to an investor are made only by authorized personnel.


1122(d)(2)(iii)      Advances of funds or guarantees regarding collections, cash flows           Servicer
                     or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)       The related accounts for the transaction, such as cash                  Servicer/Trustee
                     reserve accounts or accounts established as a form of
                     overcollateralization, are separately maintained (e.g., set forth with respect to commingling of cash) as in the transaction agreements.

1122(d)(2)(v)        Each custodial account is maintained at a federally insured             Servicer/Trustee
                     depository institution as set forth in the transaction
                     agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
                     Exchange Act.

1122(d)(2)(vi)       Unissued checks are safeguarded so as to prevent unauthorized           Servicer/Trustee
                     access.

1122(d)(2)(vii)      Reconciliations are prepared on a monthly basis for all                 Servicer/Trustee
                     asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

                                      Investor Remittances and Reporting

1122(d)(3)(i)        Reports to investors, including those to be filed with the              Trustee/Servicer
                     Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                     investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
                     Servicer.

1122(d)(3)(ii)       Amounts due to investors are allocated and remitted in                  Trustee/Servicer
                     accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)      Disbursements made to an investor are posted within two                 Trustee/Servicer
                     business days to the Servicer's investor records, or
                     such other number of days specified in the transaction
                     agreements.

1122(d)(3)(iv)       Amounts remitted to investors per the investor reports                  Trustee/Servicer
                     agree with cancelled checks, or other form of payment, or
                     custodial bank statements.

                                          Pool Asset Administration

1122(d)(4)(i)        Collateral or security on mortgage loans is maintained as             Custodian/Servicer
                     required by the transaction agreements or related mortgage loan documents.

1122(d)(4)(ii)       Mortgage loan and related documents are safeguarded as required by    Custodian/Servicer
                     the transaction agreements

1122(d)(4)(iii)      Any additions, removals or substitutions to the asset pool are              Servicer
                     made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

1122(d)(4)(iv)       Payments on mortgage loans, including any payoffs, made in                  Servicer
                     accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)        The Servicer's records regarding the mortgage loans agree with the          Servicer
                     Servicer's records with respect to an obligor's unpaid principal balance.

1122(d)(4)(vi)       Changes with respect to the terms or status of an obligor's                 Servicer
                     mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)      Loss mitigation or recovery actions (e.g., forbearance plans,               Servicer
                     modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)     Records documenting collection efforts are maintained during the            Servicer
                     period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)       Adjustments to interest rates or rates of return for mortgage loans         Servicer
                     with variable rates are computed based on the related mortgage loan documents.

1122(d)(4)(x)        Regarding any funds held in trust for an obligor (such as escrow            Servicer
                     accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                     interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                     and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)       Payments made on behalf of an obligor (such as tax or insurance             Servicer
                     payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)      Any late payment penalties in connection with any payment                   Servicer
                     to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless  the late payment was due to the obligor's error or
                     omission.

1122(d)(4)(xiii)     Disbursements made on behalf of an obligor are posted within two            Servicer
                     business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
                     agreements.

1122(d)(4)(xiv)      Delinquencies, charge-offs and uncollectible accounts are               Servicer/Trustee
                     recognized and recorded in accordance with the transaction agreements.

1122(d)(4)(xv)       Any external enhancement or other support, identified in                    Trustee, if
                     Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is               applicable.
                     maintained as set forth in the transaction agreements.

                                    EXHIBIT Q

                       ADDITIONAL FORM 10-D DISCLOSURE
--------------------------------------------------------------------------------
           Item on Form 10-D                      Party Responsible
--------------------------------------------------------------------------------
     Item 1: Distribution and Pool
        Performance Information

Information included in the [Monthly                  Servicer
              Statement]                               Trustee

Any information required by 1121 which                Depositor
    is NOT included on the [Monthly
              Statement]

Item 2: Legal Proceedings

Any legal proceeding pending against the following entities or their respective property, that is material to
Certificateholders, including any
proceeding known to be contemplated by
governmental authorities:

Issuing Entity                                         Trustee
                                                       Servicer
                                                      Depositor

Depositor                                             Depositor

Custodian                                             Custodian

Trustee                                                Trustee

Sponsor                                               Depositor

Servicer                                               Servicer

1110(b) Originator                                    Depositor

Any 1108(a)(2) Servicer (other than                    Servicer
   the Servicer or Trustee)

Any other party contemplated by                       Depositor
1100(d)(1)

 Item 3: Sale of Securities and Use of                Depositor
               Proceeds
Information from Item 2(a) of Part II
of Form 10-Q:

With respect to any sale of securities
by the sponsor, depositor or issuing
entity, that are backed by the same
asset pool or are otherwise issued by
the issuing entity, whether or not
registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.

Item 4: Defaults Upon Senior Securities                Trustee

Information from Item 3 of Part II of
Form 10-Q:

Report the occurrence of any Event of
Default (after expiration of any grace
period and provision of any required
notice)

  Item 5: Submission of Matters to a                   Trustee
       Vote of Security Holders

Information from Item 4 of Part II of
Form 10-Q

 Item 6: Significant Obligors of Pool                    N/A
                Assets

Item 1112(b) - Significant Obligor
Financial Information*

*This information need only be reported
on the Form 10-D for the distribution
period in which updated information
is required pursuant to the Item.

    Item 7: Significant Enhancement
         Provider Information

Item 1114(b)(2) - Credit Enhancement
Provider Financial Information*

Determining applicable disclosure                     Depositor
threshold

Requesting required financial                         Depositor
  information (including any required
  accountants' consent to the use
  thereof) or effecting incorporation
  by reference

Item 1115(b) - Derivative Counterparty
        Financial Information*

Determining current maximum probable                  Depositor
exposure

Determining current significance                      Depositor
percentage

Requesting required financial                         Depositor
  information (including any required
  accountants' consent to the use
  thereof) or effecting incorporation
  by reference

*This information need only be reported
on the Form 10-D for the distribution
period in which updated information is
required pursuant to the Items.


   Item 8: Other Information

Disclose any information required to            Any party to the Agreement
be reported on Form 8-K during the              responsible for the applicable
period covered by the Form 10-D but             Form 8-K Disclosure item
not reported

   Item 9: Exhibits

Monthly Statement to Certificateholders                Trustee

   Exhibits required by Item 601 of                   Depositor
   Regulation S-K, such as material
              agreements

                                    EXHIBIT R

                         ADDITIONAL FORM 10-K DISCLOSURE
--------------------------------------------------------------------------------
           Item on Form 10-K                      Party Responsible
--------------------------------------------------------------------------------
      Item 9B: Other Information             Any party to this Agreement
                                         responsible for disclosure items on
Disclose any information required to                   Form 8-K
be reported on Form 8-K during the
fourth quarter covered by the Form
10-K but not reported

Item 15: Exhibits, Financial Statement                 Trustee
               Schedules                              Depositor

   Reg AB Item 1112(b): Significant
        Obligors of Pool Assets

Significant Obligor Financial                            N/A
Information*

*This information need only be reported
on the Form 10-K if updated information
is required pursuant to Item 1112(b).

    Reg AB Item 1114(b)(2): Credit
    Enhancement Provider Financial
              Information

Determining applicable disclosure                     Depositor
threshold

Requesting required financial                         Depositor
information (including any required
accountants' consent to the use
thereof) or effecting incorporation by
reference

* This information need only be
reported on the Form 10-K if updated
information is required pursuant to
the Item.

    Reg AB Item 1115(b): Derivative
  Counterparty Financial Information

Determining current maximum probable                  Depositor
exposure

Determining current significance                      Depositor
percentage

Requesting required financial                         Depositor
information (including any required
accountants' consent to the use
thereof) or effecting incorporation by
reference

* This information need only be
reported on the Form 10-K if updated
information is required pursuant to
the Item.

  Reg AB Item 1117: Legal Proceedings

Any legal proceeding pending against the following entities or their respective property, that is material to
Certificateholders, including any
proceeding known to be contemplated by
governmental authorities:

Issuing Entity                             Trustee, Servicer and Depositor

Depositor                                             Depositor

Custodian                                             Custodian

Trustee                                                Trustee

Sponsor                                               Depositor

Servicer                                               Servicer

1110(b) Originator                                    Depositor

Any 1108(a)(2) Servicer (other than                    Servicer
the Servicer or Trustee)

Any other party contemplated by                       Depositor
1100(d)(1)

  Reg AB Item 1119: Affiliations and
             Relationships

Whether (a) the Sponsor (Seller),                Depositor as to (a)
Depositor or Issuing Entity is an                Custodian as to (a)
affiliate of the following parties,
and (b) to the extent known and
material, any of the following parties
are affiliated with one another:

Servicer                                               Servicer

Trustee                                                Trustee

Any other 1108(a)(3) servicer                          Servicer

Any 1110 Originator                                   Depositor

Any 1112(b) Significant Obligor                       Depositor

Any 1114 Credit Enhancement Provider                  Depositor

Any 1115 Derivative Counterparty                      Depositor
Provider

Any other 1101(d)(1) material party                   Depositor

Whether there are any "outside the               Depositor as to (a)
ordinary course business arrangements"
other than would be obtained in an
arm's length transaction between (a)
the Sponsor (Seller), Depositor or
Issuing Entity on the one hand, and
(b) any of the following parties (or
their affiliates) on the other hand,
that exist currently or within the
past two years and that are material
to a Certificateholder's understanding
of the Certificates:

Servicer                                               Servicer

Trustee                                                Trustee

Any other 1108(a)(3) servicer                          Servicer

Any 1110 Originator                                   Depositor

Any 1112(b) Significant Obligor                       Depositor

Any 1114 Credit Enhancement Provider                  Depositor

Any 1115 Derivative Counterparty                      Depositor
Provider

Any other 1101(d)(1) material party                   Depositor

Whether there are any specific                   Depositor as to (a)
relationships involving the
transaction or the pool assets between
(a) the Sponsor (Seller), Depositor or
Issuing Entity on the one hand, and
(b) any of the following parties (or
their affiliates) on the other hand,
that exist currently or within the
past two years and that are material:

Servicer                                               Servicer

Trustee                                                Trustee

Any other 1108(a)(3) servicer                          Servicer

Any 1110 Originator                                   Depositor

Any 1112(b) Significant Obligor                       Depositor

Any 1114 Credit Enhancement Provider                  Depositor

Any 1115 Derivative Counterparty                      Depositor
Provider

Any other 1101(d)(1) material party                   Depositor

                                    EXHIBIT S

                       FORM 8-K DISCLOSURE INFORMATION

--------------------------------------------------------------------------------
           Item on Form 8-K                           Party Responsible
--------------------------------------------------------------------------------
  Item 1.01- Entry into a Material        The party to this Agreement entering
         Definitive Agreement               into such material definitive
                                                     agreement

Disclosure is required regarding entry
into or amendment of any definitive
agreement that is material to the
securitization, even if depositor is not a party.

Examples: servicing agreement,
custodial agreement.

Note: disclosure not required as to
definitive agreements that are fully
disclosed in the prospectus

 Item 1.02- Termination of a Material        The party to this Agreement
         Definitive Agreement            requesting termination of a material
                                                 definitive agreement

Disclosure is required regarding
termination of any definitive agreement
that is material to the securitization
(other than expiration in accordance
with its terms), even if depositor is
not a party.

Examples: servicing agreement,
custodial agreement.

 Item 1.03- Bankruptcy or Receivership                Depositor

 Disclosure is required regarding the
 bankruptcy or receivership, with respect to any of the following:

Sponsor (Seller)                                      Depositor

Depositor                                             Depositor

Servicer                                               Servicer

Affiliated Servicer                                    Servicer

Other Servicer servicing 20% or more                   Servicer
of the pool assets at the time of the
report

Other material servicers                               Servicer

Trustee                                                Trustee

Significant Obligor                                   Depositor

Credit Enhancer (10% or more)                         Depositor

Derivative Counterparty                               Depositor

   Item 2.04- Triggering Events that                  Depositor
    Accelerate or Increase a Direct                    Servicer
 Financial Obligation or an Obligation                 Trustee
under an Off-Balance Sheet Arrangement

Includes an early amortization,
performance trigger or other event,
including event of default, that would
materially alter the payment
priority/distribution of cash
flows/amortization schedule.

Disclosure will be made of events other
than waterfall triggers which are
disclosed in the monthly statements to
the certificateholders.

  Item 3.03- Material Modification to            Trustee/Responsible
      Rights of Security Holders               Party/Depositor/Servicer

Disclosure is required of any material
modification to documents defining the
rights of Certificateholders, including
the Pooling and Servicing Agreement.

 Item 5.03- Amendments of Articles of                 Depositor
  Incorporation or Bylaws; Change of
              Fiscal Year

Disclosure is required of any
amendment "to the governing documents
of the issuing entity."

   Item 6.01- ABS Informational and                   Depositor
        Computational Material

   Item 6.02- Change of Servicer or          Servicer/ Depositor /Trustee
                Trustee

Requires disclosure of any removal,
replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

Reg AB disclosure about any new servicer           Servicer/Depositor
or master servicer is also required.

Reg AB disclosure about any new Trustee
Trustee is also required.

      Item 6.03- Change in Credit                 Depositor/Trustee
    Enhancement or External Support

Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.

Reg AB disclosure about any new enhancement            Depositor
provider is also required.

 Item 6.04- Failure to Make a Required                 Trustee
             Distribution

Item 6.05- Securities Act Updating                     Depositor
              Disclosure

If any material pool characteristic
differs by 5% or more at the time of
issuance of the securities from the
description in the final prospectus,
provide updated Reg AB disclosure about
the actual asset pool.

If there are any new servicers or                      Depositor
originators required to be disclosed
under Regulation AB as a result of the
foregoing, provide the information
called for in Items 1108 and 1110
respectively.

     Item 7.01- Reg FD Disclosure                     Depositor

        Item 8.01- Other Events                       Depositor

   Any event, with respect to which
  information is not otherwise called
 for in Form 8-K, that the registrant
        deems of importance to
          certificateholders.

  Item 9.01- Financial Statements and           Party responsible for
               Exhibits                   reporting/disclosing the financial
                                                 statement or exhibit

                                    EXHIBIT T

                          INTEREST RATE SWAP AGREEMENT

BARCLAYS BANK PLC
5 The North Colonnade
Canary Wharf
London E14 4BB

DATE:                   October 31, 2006

TO: Wells Fargo Bank, National Association, not individually, but solely as Trustee for Securitized Asset Backed Receivables LLC Trust 2006-NC3, Mortgage Pass-Through Certificates, Series 2006-NC3

ATTENTION:              Client Manager - SABR 2006-NC3

TELEPHONE:              410-884-2000

FACSIMILE:              410-715-2380

FROM:                   Barclays Bank PLC (London Head Office)

TELEPHONE:              44(20) 777 36810

FACSIMILE:              44(20) 777 36461

SUBJECT:                Fixed Income Derivatives Confirmation and Agreement

REFERENCE NUMBER:       1431789B

The purpose of this letter agreement ("Agreement") is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between Barclays Bank PLC ("Barclays") and Wells Fargo Bank, National Association, not individually, but solely as Trustee ("Counterparty") under the Pooling and Servicing Agreement, dated and effective as of October 1, 2006, among Securitized Asset Backed Receivables LLC, as Depositor, NC Capital Corporation, as Responsible Party, Deutsche Bank National Trust Company, as Custodian, HomEq Servicing Corporation, as Servicer and Wells Fargo Bank, National Association, as Trustee (the "Pooling and Servicing Agreement") for the Securitized Asset Backed Receivables LLC Trust 2006-NC3, Mortgage Pass-Through Certificates, Series 2006-NC3. This Agreement, which evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below, constitutes a "Confirmation" as referred to in the "ISDA Form Master Agreement" (as defined below), as well as a "Schedule" as referred to in the ISDA Form Master Agreement.

1. This Agreement is subject to the 2000 ISDA Definitions (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA"). You and we have agreed to enter into this Agreement in lieu of negotiating a Schedule to the 1992 ISDA Master Agreement (Multicurrency--Cross Border) form (the "ISDA Form Master Agreement") but, rather, an ISDA Form Master Agreement attached hereto as Exhibit B shall be deemed to have been executed by you and us on the date we entered into the Transaction. In the event of any inconsistency between the provisions of this Agreement and the Definitions or the ISDA Form Master Agreement, this Agreement shall prevail for purposes of the Transaction. Terms capitalized but not defined herein shall have the meanings attributed to them in the Pooling and Servicing Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

      Notional Amount:................... With respect to any Calculation
                                          Period, the amount set forth for such
                                          period in Schedule I attached hereto.

      Trade Date:........................ October 31, 2006

      Effective Date:.................... October 31, 2006

      Termination Date:.................. July 25, 2011; subject to adjustment in accordance with the Business Day
                                          Convention.

      Fixed Amount:

          Fixed Rate Payer:.............. Counterparty

          Fixed Rate Payer Payment Date:  Early Payment shall be applicable. For each Calculation Period, the Fixed
                                          Rate Payer Payment Date shall be the
                                          first Business Day prior to the
                                          related Fixed Rate Payer Period End
                                          Date, subject to adjustment in
                                          accordance with the Business Day
                                          Convention.

          Fixed Rate Payer Period
            End Dates:....................The 25th calendar day of each month during the Term of this Transaction,
                                          commencing on the Effective Date and
                                          ending on the Termination Date,
                                          subject to No Adjustment.

          Fixed Rate:..................   5.316%

          Fixed Rate Day Count Fraction:  30/360

      Floating Amounts:

            Floating Rate Payer:......... Barclays

            Floating Rate Payer
              Payment Dates:............. Early Payment shall be applicable. For each Calculation Period, the Floating
                                          Rate Payer Payment Date shall be the
                                          first Business Day prior to the
                                          related Floating Rate Payer Period End
                                          Date.

            Floating Rate Payer
              Period End Dates:.......... The 25th calendar day of each month during the Term of this Transaction,
                                          commencing on the Effective Date and
                                          ending on the Termination Date,
                                          subject to adjustment in accordance
                                          with the Business Day Convention.

            Floating Rate Option:........ USD-LIBOR-BBA

            Designated Maturity:......... One month

            Floating Rate Day
             Count Fraction:              Actual/360

            Reset Dates:................. The first day of each Calculation
                                          Period.

            Compounding:................. Inapplicable

      Business Days:..................... New York

      Business Day Convention:........... Modified Following

3. Additional Provisions: Each party hereto is hereby advised and acknowledges that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Confirmation relating to such Transaction, as applicable. This paragraph shall be deemed repeated on the trade date of each Transaction.

4.    Provisions Deemed Incorporated in the ISDA Form Master Agreement:

      1) The parties agree that subparagraph (ii) of Section 2(c) of the ISDA Form Master Agreement will apply to any Transaction.

      2)    Termination Provisions. For purposes of the ISDA Form Master
            Agreement:

            (a) "Specified Entity" is not applicable to Barclays or Counterparty for any purpose.

            (b) "Breach of Agreement" provision of Section 5(a)(ii) will not apply to Barclays or Counterparty.

            (c) "Credit Support Default" provisions of Section 5(a)(iii) will not apply to Counterparty.

            (d) "Misrepresentation" provisions of Section 5(a)(iv) will not apply to Barclays or Counterparty.

            (e) "Specified Transaction" is not applicable to Barclays or Counterparty for any purpose, and, accordingly, Section 5(a)(v) shall not apply to Barclays or Counterparty.

            (f) The "Cross Default" provisions of Section 5(a)(vi) will not apply to Barclays or to Counterparty.

            (g) The "Merger Without Assumption" provisions of Section 5(a)(viii) will not apply to Counterparty.

            (h) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Barclays or Counterparty.

            (i) With respect to Counterparty only, the "Bankruptcy" provision of Section 5(a)(vii)(2) will not apply to Counterparty.

            (j) The "Automatic Early Termination" provision of Section 6(a) will not apply to Barclays or to Counterparty; provided that, if the Event of Default specified in Section 5(a)(vii)(1),
                  (3), (4), (5), (6) or, to the extent analogous thereto, (8) is governed by a system of law that does not permit termination to take place after the occurrence of the relevant Event of Default with respect to a party, then the Automatic Early Termination provision of Section 6(a) will apply to such party.

            (k) Payments on Early Termination. For the purpose of Section 6(e) of the ISDA Form Master Agreement:

                  (i)   Market Quotation will apply.

                  (ii)  The Second Method will apply.

            (l)   "Termination Currency" means United States Dollars.

      3)    Tax Representations.

            Payer Representations. For the purpose of Section 3(e) of the ISDA Form Master Agreement, Barclays and Counterparty make the following representations:

                  It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the ISDA Form Master Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on
                  (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the ISDA Form Master Agreement, (ii) the satisfaction of the agreement contained in
                  Section 4(a)(i) or 4(a)(iii) of the ISDA Form Master Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the ISDA Form Master Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the ISDA Form Master Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice of its legal or commercial position.

            Payee Representations. (i) For the purpose of Section 3(f) of the ISDA Form Master Agreement, Barclays makes the following representations:

            (a) Barclays is duly incorporated and validly existing as a public company with liability under English law.

            (b) Barclays is fully eligible for the benefits of the "Business Profits" or "Industrial and Commercial Profits" provision, as the case may be, the "Interest" provision or the "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

                  If such representation applies, then:

                  "Specified Treaty" means, with respect to a Transaction, the Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income on Capital Gains, U.S.-U.K. (effective March 31, 2003); and

                  "Specified Jurisdiction" means United States of America

            (c) Barclays is a "non-U.S. branch of a foreign person" for purposes of section 1.1441-4(a)(3)(ii) and a "foreign person" for purposes of section 1.6041-4(a)(4) of the United States Treasury Regulations.

            (ii)  The following representation applies to Counterparty:

                  Counterparty represents that it is trustee of the trust formed under the Pooling and Servicing Agreement and is a United States person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

      4)    The ISDA Form Master Agreement is hereby amended as follows:

            (a) The word "third" shall be replaced by the word "second" in the third line of Section 5(a)(i) of the ISDA Form Master Agreement;

      5)    Documents to be Delivered. For the purpose of Section 4(a):

            (1) Tax forms, documents, or certificates to be delivered are:

--------------------------------------------------------------------------------
      Party required              Form/Document/             Date by which
    to deliver document            Certificate              to be delivered
--------------------------------------------------------------------------------
         Barclays           A correct, complete and    (i) Before the first
                            executed U.S. Internal     Payment Date under
                            Revenue Service Form       this Agreement,
                            W-8BEN, or any successor   (ii) before December 31
                             thereto, including        of each third
                            appropriate attachments,   succeeding calendar
                            that eliminates U.S.       year, (iii) promptly
                            federal withholding tax    upon reasonable demand
                            and backup withholding     by Counterparty, and
                            tax on payments under     (iv) promptly upon
                            this Agreement.            learning that any such
                                                       Form previously
                                                       provided by Barclays
                                                       has become obsolete or
                                                       incorrect.
--------------------------------------------------------------------------------

       Counterparty         A complete and executed    (i) Before the first
                            U.S. Internal Revenue      Payment Date under this
                            Service Form W-9 (or any   Agreement,
                            successor thereto) that    (ii) promptly upon
                            eliminates                 reasonable demand by
                            U.S. federal backup        Barclays, and
                            withholding tax on         (iii) promptly upon
                            payments under this        learning that any such
                            Agreement.                 form previously
                                                       provided by
                                                       Counterparty has become
                                                       obsolete or incorrect.
--------------------------------------------------------------------------------
            (2) Other documents to be delivered are:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                  Covered by
 Party required to      Form/Document/        Date by which      Section 3(d)
 deliver document         Certificate        to be delivered    Representation
--------------------------------------------------------------------------------

Barclays and the    Any documents           Upon the                 Yes
Counterparty        required by the         execution and
                    receiving party to      delivery of this
                    evidence the            Agreement and
                    authority of the        such Confirmation
                    delivering party or
                    its Credit Support
                    Provider, if any, for
                    it to execute and
                    deliver this
                    Agreement, any
                    Confirmation, and any
                    Credit Support
                    Documents to which it
                    is a party, and to
                    evidence the
                    authority of the
                    delivering party or
                    its Credit Support
                    Provider to perform
                    its obligations under
                    this Agreement, such
                    Confirmation and/or
                    Credit Support
                    Document, as the case
                    may be.
--------------------------------------------------------------------------------

Barclays and the    A certificate of an     Upon the                 Yes
Counterparty        authorized officer of   execution and
                    the party, as to the    delivery of this
                    incumbency and          Agreement and
                    authority of the        such Confirmation
                    respective officers
                    of the party signing
                    this Agreement, any
                    relevant Credit
                    Support Document, or
                    any Confirmation, as
                    the case may be.

      6)    Miscellaneous. Miscellaneous

            (a) Address for Notices: For the purposes of Section 12(a) of the ISDA Form Master Agreement:

                  Address for notices or communications to Barclays:

                        Address:    5 The North Colonnade
                                    Canary Wharf  E14 4BB
                        Attention:  Swap Desk
                        Facsimile:  44(20) 777 777 36461
                        Telephone:  44(20) 777 777 36810

                  (For all purposes)

                  Address for notices or communications to the Counterparty:

                        Address:    Wells Fargo Bank, National Association
                                    9062 Old Annapolis Road
                                    Columbia, Maryland 21045
                        Attention:  Client Manager - SABR 2006-NC3
                        Facsimile:  410-715-2380
                        Phone:      410-884-2000

                  (For all purposes)

            (b)   Process Agent. For the purpose of Section 13(c):

                  Barclays appoints as its Process Agent: Not Applicable

                  The Counterparty appoints as its Process Agent: Not Applicable

            (c) Offices. The provisions of Section 10(a) will not apply to this Agreement; neither Barclays nor the Counterparty have any Offices other than as set forth in the Notices Section.

            (d) Multibranch Party. For the purpose of Section 10(c) of the ISDA Form Master Agreement:

                  Barclays is not a Multibranch Party.

                  The Counterparty is not a Multibranch Party.

            (e)   Calculation Agent. The Calculation Agent is Barclays.

            (f) Credit Support Document. Not applicable with respect to the Counterparty. With respect to Barclays, the ISDA Credit Support Annex by and between the parties hereto dated as of a date even herewith and attached hereto as Exhibit A.

            (g)   Credit Support Provider.

                  Barclays: Not Applicable

                  The Counterparty: Not Applicable

            (h) Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole without regard to conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

            (i) Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

                  The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

            (j) Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording.

            (k) Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any Proceedings relating to this Agreement or any Credit Support Document.

            (l) Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Confirmation is executed by the Trustee (i) this Confirmation is executed and delivered by Wells Fargo Bank, National Association not in its individual capacity but solely as Trustee under the Pooling and Servicing Agreement referred to in this Confirmation in the exercise of the powers and authority conferred upon and vested in it, and pursuant to instructions set for the therein, (ii) each of the representations, undertakings and agreements herein made on the part of Securitized Asset Backed Receivables LLC Trust 2006-NC3 is made and intended not as a personal representation, undertaking or agreement by Wells Fargo Bank, National Association but is made and intended for the purposes of binding only Securitized Asset Backed Receivables LLC Trust 2006-NC3, (iii) nothing herein contained shall be construed as imposing any liability upon Wells Fargo Bank, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (iv) under no circumstances shall Wells Fargo Bank, National Association in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Confirmation or any other related documents.

            (m) Proceedings. Barclays shall not institute against or cause any other person to institute against, or join any other person in instituting against, Securitized Asset Backed Receivables LLC Trust 2006-NC3 or Wells Fargo Bank, National Association, not individually, but solely as Trustee, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law for a period of one year and one day (or, if longer, the applicable preference period) following payment in full of the Certificates (as defined below).

      7) "Affiliate" Barclays and Counterparty shall be deemed to not have any Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

      8) Section 3 of the ISDA Form Master Agreement is hereby amended by adding at the end thereof the following subsection (g):

            "(g) Relationship Between Parties.

                  Subject to Section 4(6)(l) of this Agreement, each party represents to the other party on each date when it enters into a Transaction that:

                  (1) Nonreliance. It is not relying on any statement or representation of the other party regarding the Transaction (whether written or oral), other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction.

                  (2)   Evaluation and Understanding.

                        (i) Barclays is acting for its own account and Wells Fargo Bank, National Association is acting as Trustee under the Pooling and Servicing Agreement and not for its own account. Each party has the capacity to evaluate (internally or through independent professional advice) the Transaction and has made its own decision to enter into the Transaction;

                        (ii) It understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise; and

                        (iii) The other party is not acting as an agent
                              fiduciary or an advisor for it in respect of this Transaction.

                  (3) Purpose. It is an "eligible swap participant" as such term is defined in Section 35.1(b)(2) of the regulations (17 C.F.R 35) promulgated under, and an "eligible contract participant" as defined in Section 1(a)(12) of, the Commodity Exchange Act, as amended, and it is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

      9) Set-off. Notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold, suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. The provisions for Set-off set forth in Section 6(e) of the Agreement shall not apply for purposes of this Transaction.

      10) Transfer, Amendment and Assignment. No transfer, amendment, waiver, supplement, assignment or other modification of this Transaction shall be permitted by either party unless each of Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), Moody's Investors Service, Inc. ("Moody's"), Dominion Bond Rating Service ("DBRS") and Fitch Ratings ("Fitch", and together with S&P, Moody's and DBRS, the "Rating Agencies"), has been provided notice of the same and confirms in writing (including by facsimile transmission) promptly after such notice is given that it will not downgrade, qualify, withdraw or otherwise modify its then-current rating of the Securitized Asset Backed Receivables LLC Trust 2006-NC3, Mortgage Pass-Through Certificates, Series 2006-NC3 (the "Certificates"). In addition, the Trust may not assign or transfer all or a portion of this Agreement without the prior written consent of Barclays.

      11) Additional Termination Events. The following Additional Termination Events will apply, in each case with respect to the Counterparty as the sole Affected Party (unless otherwise provided below):

                  (i) The Pooling and Servicing Agreement is amended without the consent of Barclays and such amendment materially and adversely affects the rights or interests of Barclays.

                  (ii) Barclays fails to comply with the Rating Agency Downgrade provisions as set forth in Section 12 below. For all purposes of this Agreement, Barclays shall be the sole Affected Party with respect to the occurrence of a Termination Event described in this Section 11(ii).

                  (iii) Notice of the Servicer's intention to exercise its
                        option to purchase the Mortgage Loans pursuant to
                        Section 9.01 of the Pooling and Servicing Agreement is given by the Trustee to Certificateholders pursuant to
                        Section 9.02 of the Pooling and Servicing Agreement. Notwithstanding the foregoing, this clause shall not constitute an Additional Termination Event until such date as the notice of the Servicer's intention to exercise its option to purchase the Mortgage Loans can no longer be withdrawn or rescinded in accordance with the Pooling and Servicing Agreement.

                  (iv) Upon the irrevocable direction to dissolve or otherwise terminate the Trust following which all assets of the Trust will be required to be liquidated and the proceeds of such liquidation will be required to be distributed to the Certificateholders.

      12) Rating Agency Downgrade. In the event that (x) any of the Rating Agencies downgrades Barclays' rating below the Required Swap Counterparty Rating (but Barclays has (i) a rating of at least "BBB-" or "A-3", if applicable, by S&P, (ii) a rating of at least "BBB-" or "F3", if applicable, by Fitch, or (iii) (x) if Barclays has only a long-term rating, a rating of at least "A2" by Moody's, or (y) if Barclays has a long-term rating and a short-term rating, a rating of at least "A3" or "P2", if applicable, by Moody's) or, S&P or Moody's withdraws its ratings of Barclays, then within 30 days after such rating withdrawal or downgrade, Barclays shall, subject to the Rating Agency Condition, at its own expense, either (i) cause another entity to replace Barclays as party to this Agreement that meets or exceeds the Required Swap Counterparty Rating on terms substantially similar to this Agreement, (ii) obtain a guaranty of, or a contingent agreement of, another person with the Required Swap Counterparty Rating to honor Barclays' obligations under this Agreement, (iii) collateralize its exposure to the Trust pursuant to the ISDA Credit Support Annex by and between the parties hereto dated as of a date even herewith and attached hereto as Exhibit A, or (iv) take other steps, if any, to enable the Trust to satisfy the Rating Agency Condition. In the event that Barclays' long term rating or short term rating is withdrawn by S&P, it shall, subject to the Rating Agency Condition, cause another entity to replace Barclays as party to this Agreement that meets or exceeds the Required Swap Counterparty Rating on terms substantially similar to this Agreement within 10 days from such ratings withdrawal. For purposes of this provision, "Rating Agency Condition" means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of the Rating Agencies then providing a rating of the Certificates and receive from each Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of the Certificates.

            Notwithstanding the foregoing, within 10 days from the occurrence of any of the following conditions, Barclays must use its commercially reasonable efforts to find a party, subject to the Rating Agency Condition, acceptable to Counterparty, which acceptance shall not be unreasonably withheld, to whom all of Barclays' interests and obligations under this Agreement shall be assigned at no cost to Counterparty, and following which Barclays shall be released from all further obligations under this Agreement:

                  (1) Barclays' Short Term rating is reduced below "A-3" by S&P or Barclays' Long Term rating is reduced below "BBB-" by S&P;

                  (2) Barclays' Short Term rating is reduced below "F3" by Fitch or Barclays' Long Term rating is reduced below "BBB-" by Fitch; or

                  (3) (A) if Barclays has only a long-term rating, its rating is reduced below "A2" by Moody's, or (B) if Barclays has a long-term rating and a short-term rating, its rating is reduced below "A3" or "P2", if applicable, by Moody's.

            For purposes of this provision, "Required Swap Counterparty Rating" means, with respect to a counterparty or entity guaranteeing the obligations of such counterparty, (x) either (i) if such counterparty or entity has only a long-term rating by Moody's, a long-term senior, unsecured debt obligation rating, credit rating or other similar rating (as the case may be, the "Long-Term Rating") of at least "Aa3" by Moody's and if rated "Aa3" by Moody's is not on negative credit watch by Moody's or (ii) if such counterparty or entity has a Long-Term Rating and a short-term rating by Moody's, a Long-Term Rating of at least "A1" by Moody's and a short-term rating of "P-1" by Moody's and, in each case, such rating is not on negative credit watch by Moody's, (y) (i) a short-term rating of at least "A-1" by S&P or (ii) if such counterparty or entity does not have a short-term rating by S&P, a Long-Term Rating of at least "A+" by S&P and (z) (i) short-term rating of at least "F1" by Fitch or
            (ii) if such counterparty or entity does not have a short-term rating by Fitch, a Long-Term Rating of at least "A+" by Fitch.

      NEITHER BARCLAYS BANK PLC NOR ANY SUBSIDIARY OR AFFILIATE OF BARCLAYS BANK PLC IS A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

5. Account Details and Settlement Information:

                  Payments to Barclays:

                        Correspondent:  Barclays Bank PLC New York
                        FEED: 026002574
                        Beneficiary: Barclays Swaps
                        Beneficiary Account: 050-050-01922-8

                  Payments to Counterparty:

                        Wells Fargo Bank, National Association
                        San Francisco, CA
                        ABA No.:  121-000-248
                        Account No.:  3970771416
                        Account Name:  SAS Clearing
                        FFC: 17214200 Swap and Cap Account, SABR 2006-NC3 Supplemental Interest Account

The time of dealing will be confirmed by Barclays upon written request. Barclays is regulated by the Financial Services Authority.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Confirmation to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965 and mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operation. This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless the Counterparty requests.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

                                          Very truly yours,

                                          BARCLAYS BANK PLC


                                          By:  /s/ Adam Carysforth
                                             -----------------------------------
                                             Name: Adam Carysforth
                                             Title: Authorised Signatory

Counterparty, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

                                          SECURITIZED ASSET BACKED RECEIVABLES
                                          LLC TRUST 2006-NC3

                                          By: Wells Fargo Bank, National
                                              Association, not individually
                                              but solely as Trustee for
                                              Securitized Asset Backed
                                              Receivables LLC Trust 2006-NC3


                                          By:  /s/ Carla Walker
                                              ----------------------------------
                                              Name: Carla S. Walker
                                              Title: Vice President

                                   SCHEDULE I


From and including   To but excluding  Notional Amount (USD)
------------------   ----------------  ---------------------
Effective Date        11/25/2006      417,121,000.00
         11/25/2006   12/25/2006      405,113,504.02
         12/25/2006    1/25/2007      392,748,987.00
          1/25/2007    2/25/2007      380,066,866.75
          2/25/2007    3/25/2007      367,107,956.63
          3/25/2007    4/25/2007      353,914,119.33
          4/25/2007    5/25/2007      340,528,034.85
          5/25/2007    6/25/2007      326,853,972.69
          6/25/2007    7/25/2007      313,080,389.62
          7/25/2007    8/25/2007      299,251,243.17
          8/25/2007    9/25/2007      285,411,162.24
          9/25/2007   10/25/2007      271,604,416.88
         10/25/2007   11/25/2007      258,172,680.11
         11/25/2007   12/25/2007      245,408,546.32
         12/25/2007    1/25/2008      233,278,291.82
          1/25/2008    2/25/2008      221,749,940.59
          2/25/2008    3/25/2008      210,790,934.66
          3/25/2008    4/25/2008      200,375,120.54
          4/25/2008    5/25/2008      190,451,991.48
          5/25/2008    6/25/2008      180,803,741.46
          6/25/2008    7/25/2008      166,483,035.30
          7/25/2008    8/25/2008      146,745,210.96
          8/25/2008    9/25/2008      129,539,421.74
          9/25/2008   10/25/2008      114,523,112.21
         10/25/2008   11/25/2008      101,407,633.42
         11/25/2008   12/25/2008       90,215,645.14
         12/25/2008    1/25/2009       80,959,181.36
          1/25/2009    2/25/2009       73,190,166.80
          2/25/2009    3/25/2009       66,586,685.18
          3/25/2009    4/25/2009       60,910,285.28
          4/25/2009    5/25/2009       55,982,945.20
          5/25/2009    6/25/2009       51,668,637.19
          6/25/2009    7/25/2009       47,861,781.66
          7/25/2009    8/25/2009       44,476,453.40
          8/25/2009    9/25/2009       41,446,171.16
          9/25/2009   10/25/2009       38,717,909.49
         10/25/2009   11/25/2009       36,248,709.65
         11/25/2009   12/25/2009       33,970,073.00
         12/25/2009    1/25/2010       31,816,800.41
          1/25/2010    2/25/2010       29,781,891.68
          2/25/2010    3/25/2010       27,858,718.97
          3/25/2010    4/25/2010       26,041,050.24
          4/25/2010    5/25/2010       24,323,001.56
          5/25/2010    6/25/2010       22,810,214.21
          6/25/2010    7/25/2010       21,379,897.99
          7/25/2010    8/25/2010       20,027,497.04
          8/25/2010    9/25/2010       18,748,710.98
          9/25/2010   10/25/2010       17,539,427.16
         10/25/2010   11/25/2010       16,395,802.33
         11/25/2010   12/25/2010       15,314,209.24
         12/25/2010    1/25/2011       14,291,224.26
          1/25/2011    2/25/2011       13,323,617.96
          2/25/2011    3/25/2011       12,408,330.92
          3/25/2011    4/25/2011       11,542,490.93
          4/25/2011    5/25/2011       10,723,379.44
          5/25/2011    6/25/2011       10,031,820.70
          6/25/2011    7/25/2011        9,377,222.88
          7/25/2011    8/25/2011             -

                                   EXHIBIT A

                              Credit Support Annex

(Bilateral Form)                  (ISDA Agreements Subject to New York Law Only)

                                     ISDA(R)
            International Swaps and Derivatives Association, Inc.

                              CREDIT SUPPORT ANNEX

                             to the Schedule to the

               ISDA Master Agreement deemed to be entered into

                          dated as of October 31, 2006

                                     between

           BARCLAYS BANK PLC             SECURITIZED ASSET BACKED RECEIVABLES
                                             LLC TRUST 2006-NC3

                                         By: Wells Fargo Bank, National
                                             Association, not individually,  but
                                             solely as Trustee of Securitized
                                             Asset Backed Receivables LLC Trust
                                             2006-NC3

........................................ and ...................................
                ("Party A") ("Party B")

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows:--

Paragraph 1. Interpretation

(a) Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.

(b) Secured Party and Pledgor. All references in this Annex to the "Secured Party" will be to either party when acting in that capacity and all corresponding references to the "Pledgor" will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.

Paragraph 2. Security Interest

Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

                             Elections and Variables
                        to the ISDA Credit Support Annex
                                   dated as of
                                     between

BARCLAYS BANK PLC         and     Securitized Asset Backed Receivables LLC Trust
                                                    2006-NC3

  ("Party A")                                ("Party B")

Paragraph 13

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes the following additional obligations:

            With respect to Party A: None.

            With respect to Party B: None.

(b) Credit Support Obligations.

      (i) Delivery Amount, Return Amount and Credit Support Amount.

            (A) "Delivery Amount" has the meaning specified in Paragraph 3(a) , except that the words "upon a demand made by the Secured Party on or promptly following a Valuation Date" shall be deleted and replaced with the words "not later than the close of business on the next Local Business Day following a Valuation Date".

            (B)   "Return Amount" has the meaning specified in Paragraph 3(b).

            (C) "Credit Support Amount" shall not have the meaning specified in Paragraph 3(b) and, instead, will have the following meaning:

                  "Credit Support Amount" means, (a) for any Valuation Date on which a Rating Agency Downgrade (as defined in the Agreement) has occurred and is continuing, the Secured Party's Modified Exposure for that Valuation Date.

      (ii) Eligible Credit Support. On any date, the following items will qualify as "Eligible Credit Support" for each party:

                                                                       Valuation
                                                                      Percentage

            (A)  cash in U.S. Dollars 100%

            (B)  negotiable debt obligations issued after                98.6%
                  18 July 1984 by the U.S. Treasury
                  Department having a residual maturity on such date of less than 1 year (with local and foreign currency issuer ratings of Moody's Aa2 and S&P AA or above)

            (C) negotiable debt obligations issued after 18 To Be Determined July 1984 by the U.S. Treasury Department having a residual maturity on such date equal to or greater than 1 year but less than 5 years (with local and foreign currency issuer ratings of Moody's Aa2 and S&P AA or above)

            (D) negotiable debt obligations issued after
                 l8 July 1984 by the U.S. Treasury To Be Determined Department having a residual maturity on such date equal to or greater than 5 years but less than 10 years (with local and foreign currency issuer ratings of Moody's Aa2 and S&P AA or above)

            (E) negotiable debt obligations of the Government To Be Determined National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Student Loan Marketing Association or a Federal Home Loan Bank (all entities rated Moody's Aal and S&P AA+ or above) with a residual maturity on such date equal to or greater than 1 year but less than 3 years.

            (F) negotiable debt obligations of the Government To Be Determined National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Student Loan Marketing Association or a Federal Home Loan Bank (all entries rated Moody's Aa 1 and S&P AA+ or above) with a residual maturity on such date equal to or greater than 3 years but less than 5 years.

            (G) negotiable debt obligations of the Government To Be Determined National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Student Loan Marketing Association or a Federal Home Loan Bank (all entries rated Moody's Aal and S&P AA+ or above) with a residual maturity on such date equal to or greater than 5 years but less than 7 years.

            (H) negotiable debt obligations of the Government To Be Determined National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Student Loan Marketing Association or a Federal Home Loan Bank (all entries rated Moody's Aal and S&P AA+ or above) with a residual maturity on such date equal to or greater than 7 years but less than 10 years.

      For the avoidance of doubt, where negotiable debt obligations are rated by only one of the above relevant rating agencies, the rating applied will be based on the rating of that agency. Notwithstanding the foregoing, the Eligible Collateral referenced above may only be posted if S&P has assigned a rating to such Eligible Collateral and concurrently with such delivery of Eligible Collateral, Party A shall cause its counsel to deliver an opinion as to the enforceability, perfection and priority of Counterparty's security interest in such Eligible Collateral if necessary to satisfy the Rating Agency Condition.

      Where the ratings of the relevant agencies differ with respect to the same negotiable debt obligation, the lower of the ratings shall apply.

      In addition, upon a Rating Agency Downgrade, Party A shall agree to the Valuation Percentage in relation to (C) through (H) above with the relevant rating agency, which shall be S&P, DBRS, Moody's and Fitch (to the extent such ratings agency has provided a rating for the underlying Certificates); provided, however, that if Party A is required to post collateral in accordance with the terms of this Agreement it shall post only (A) and (B) above until such time as the Valuation Percentages are agreed.

      (iii) Other Eligible Support. Such Other Eligible Support as the Pledgor may designate; provided, at the expense of the Pledgor, the prior written consent of the relevant rating agency, which shall be S&P, DBRS, Moody's and Fitch (to the extent such ratings agency has provided a rating for the underlying Certificates), shall have been obtained. For the avoidance of doubt there are no items which qualify as Other Eligible Support as of the date of this Annex.

      (iv)  Thresholds.

            (A) "Independent Amount" means zero.

            (B) "Threshold" means for Party A:

                  1. infinity, unless (i) a Rating Agency Downgrade occurs and is continuing and (ii) Party A has not otherwise complied with Section 4(12) of this Agreement, then its Threshold shall be zero, or

                  2.    in the event that Party A has otherwise complied with
                        Section 4(12) of this Agreement, its Threshold shall continue to be infinity.

                  "Threshold" means, for Party B: infinity

            (C) "Minimum Transfer Amount" means USD 20,000, provided, however, with respect to the Secured Party at any time when the Secured Party is a Defaulting Party, "Minimum Transfer Amount" means zero.

            (D) Rounding: The Delivery Amount and the Return Amount will not be rounded.

(c) Valuation and Timing.

      (i) "Valuation Agent" means Party A. The Valuation Agent's calculations shall be in accordance with standard market practice using commonly accepted third party sources.

      (ii) "Valuation Date" means each Local Business Day which, if treated as a Valuation Date, would result in a Delivery Amount or Return Amount.

      (iii) "Valuation Time" means the close of business in the city of the Valuation Agent on the Local Business Day before the Valuation Date or date of calculation, as applicable, provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

      (iv) "Notification Time" means 11:00 a.m., New York time, on a Local Business Day.

(d) Conditions Precedent and Secured Party's Rights and Remedies. The following Termination Event will be a "Specified Condition" for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): None.

(e) Substitution.

      (i) "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

      (ii) Consent. Not applicable.

(f) Dispute Resolution.

      (i) "Resolution Time" means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

            Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), on any date, the Value of Eligible Credit Support will be calculated as follows:

            For Eligible Credit Support comprised of cash, the amount of such cash.

            For Eligible Collateral comprising securities; the sum of (a)(x) the last bid price on such date for such securities on the principal national securities exchange on which such securities are listed, multiplied by the applicable Valuation Percentage or (y) where any such securities are not listed on a national securities exchange, the bid price for such securities quoted as at the close of business on such date by any principal market maker for such securities chosen by the Valuation Agent, multiplied by the applicable Valuation Percentage or (z) if no such bid price is listed or quoted for such date, the last bid price listed or quoted (as the case may be), as of the day next preceding such date on which such prices were available; multiplied by the applicable Valuation Percentage; plus (b) the accrued interest on such securities (except to the extent that such interest shall have been paid to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in subparagraph (a) above) as of such date.

      (ii) Alternative. The provisions of Paragraph 5 will apply; provided that the obligation of the appropriate party to deliver the undisputed amount to the other party will not arise prior to the time that would otherwise have applied to the Transfer pursuant to, or deemed made, under Paragraph 3 if no dispute had arisen.

(g) Holding and Using Posted Collateral.

      (i) Eligibility to Hold Posted Collateral; Custodians.

            Party B is not and will not be entitled to hold Posted Collateral. Party B's Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that initially, the Custodian for Party B is Wells Fargo Bank, National Association, not in its individual capacity, but solely as Administrator.

      (ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B; therefore, Party B will not have any of the rights specified in Paragraph 6(c)(i) or 6(c)(ii); provided, however, that the Trustee shall invest Cash Posted Credit Support in such investments as designated by Party A, with losses (net of gains) incurred in respect of such investments to be for the account of Party A. The Secured Party is authorized to liquidate any Posted Credit Support pursuant to written instructions from Party A.

(h) Distributions and Interest Amount.

      (i) Interest Rate. The "Interest Rate" will be the rate earned on Cash Posted Credit Support pursuant to clause (g)(ii) above.

      (ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on each Distribution Date only to the extent of the interest rate provided for in (h)(i) above.

      (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will not apply.

(i) Additional Representation(s).

            There are no additional representations by either party.

(j) Other Eligible Support and Other Posted Support.

      (i) "Value" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time.

      (ii) "Transfer" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time.

(k) Demands and Notices.

      All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, save that any demand, specification or notice:

            (i) shall be given to or made at the following addresses:

                  If to Party A:

                  200 Park Avenue
                  New York, NY  10166
                  Attention:  Collateral Management
                  Facsimile No.:  (212) 412-2670
                  Telephone No.:  (212) 412-2195

      with a copy to:

                  General Counsel's Office
                  200 Park Avenue
                  New York, N.Y.  10166

      If to Party B:
                  Securitized Asset Backed Receivables LLC Trust 2006-NC3 Wells Fargo Bank, National Association
                  9062 Old Annapolis Road
                  Columbia, Maryland  21045
                  Attention:  Client Manager - SABR 2006-NC3
                  Facsimile No.: (410) 715-2380
                  Telephone No:  (410) 884-2000

      with copies to:

                  Fitch Ratings
                  One State Street Plaza
                  New York, NY  10004

                  Standard & Poor's
                  55 Water Street, 40th Floor
                  New York, NY  10041

                  Moody's Investors Service, Inc.
                  99 Church Street
                  New York, NY  10007

                  Dominion Bond Rating Service
                  One Exchange Plaza
                  55 Broadway
                  New York, NY  10006

      or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party;

      (ii) shall (unless otherwise stated in this Annex) be deemed to be effective at the time such notice is actually received unless such notice is received on a day which is not a Local Business Day or after the Notification Time on any Local Business Day in which event such notice shall be deemed to be effective on the next succeeding Local Business Day.

(l) Address for Transfers.

      Party A:

      For Cash:                                 For Treasury Securities:

      Barclays Bank PLC, NY                     Bank of NYC/BBPLCLDN
      ABA #026-002-574                          ABA #021-000-018
      F/O Barclays Swaps & Options Group NY
      A/C #: 050019228
      REF:  Collateral

      Party B:

      Wells Fargo Bank, National Association
      New York, NY
      ABA:  121000248
      Account No:  3970771416
      Account Name:  Corporate Trust Clearing
      FFC:  17214200
      REF:  SABR 2006-NC3 Swap Account

(m) Other Provisions.

      (i) Additional Definitions. As used in this Annex:

            "Local Business Day" means: (i) any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, New York and the location of the Trustee, and (ii) in relation to a Transfer of Eligible Credit Support, a day on which the clearance system agreed between the parties for the delivery of Eligible Credit Support is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Credit Support for which delivery is contemplated by other means, a day on which commercial banks are open for business (including dealings for foreign exchange and foreign deposits) in New York and such other places as the parties shall agree).

      (ii) Holding Collateral. The Secured Party shall cause any Custodian appointed hereunder to open and maintain a segregated account and to hold, record and identify all the Posted Collateral in such segregated account and, subject to Paragraph 8(a), such Posted Collateral shall at all times be and remain the property of the Pledgor and shall at no time constitute the property of, or be commingled with the property of, the Secured Party or the Custodian.

      (iii) Agreement as to Single Secured Party and Pledgor. Party A and Party B agree that, notwithstanding anything to the contrary in this Annex, (a) the term "Secured Party" as used in this Annex means only Party B, (b) the term "Pledgor" as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9 and (d) Party A shall have no obligations under this Annex other than during a Collateral Requirement Period.

      (iv) Form of Annex. The parties hereby agree that the text of the body of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law version) as published and copyrighted by the International Swaps and Derivatives Association, Inc.

      (v) Exposure. The Parties agree that in the event of a Rating Agency Downgrade relating to an action taken by S&P, the Valuation Agent shall verify its calculation of the Secured Party's Exposure on a weekly basis but shall verify such valuation by seeking two quotations from Reference Market-makers at the end of each quarter. For the avoidance of doubt, the Valuation Agent must (i) obtain at least 2 Market Quotations (as stated above) and (ii) may not obtain the quotations referred to above from the same Reference Market-maker in excess of four times during any 12 month period. Furthermore, the Exposure valuations should reflect the higher of two bids from Reference Market-makers that would be eligible and willing to provide the market quotation in the absence of the current provider. The collateral requirement should be based on the greater of the internal and external market quotations. In the event the verification procedures set forth above indicate that there is a deficiency in the amount of Eligible Collateral that has been posted to the Secured Party, the Pledgor shall post the amount of Eligible Collateral necessary to cure such deficiency to the Secured Party within three Local Business Days.

      (vi) Expenses. Notwithstanding Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in the transfer of Eligible Collateral.

(n)   Trustee Capacity

      It is expressly understood and agreed by the parties hereto that (i) this Annex is executed and delivered by Wells Fargo Bank, National Association, not individually or personally but solely as Trustee of the Trust under the pooling and servicing agreement pursuant to which the Trust was formed, in the exercise of the powers and authority conferred upon and vested in it, and pursuant to instructions set forth therein, (ii) each of the representations, undertakings and agreements by Wells Fargo Bank, National Association is made and intended not as a personal representation, undertaking or agreement of Wells Fargo Bank, National Association, but solely for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as imposing any liability upon Wells Fargo Bank, National Association, individually or personally, to perform any covenant (either express or implied) contained herein, and all such liability, if any, is hereby expressly waived by the parties hereto, and such waiver shall bind any third party making a claim by or through one of the parties hereto, and (iv) under no circumstances shall Wells Fargo Bank, National Association be personally liable for the payment of any indebtedness or expenses of the Trust, or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Annex or any related document.

(o) Additional Definitions. As used in this Annex:

      "Rating Agency Downgrade" means a "Rating Agency Downgrade " (as defined in the Agreement).

      "Modified Exposure" means, for any Valuation Date, an amount equal to the greater of (a) the sum of Secured Party's Exposure for that Valuation Date plus (the Notional Volatility Buffer multiplied by the Notional Amount) and (b) zero.

      "Notional Volatility Buffer" as determined by the Valuation Agent for any date, means the outstanding Notional Amount of the Transaction on such date multiplied by the relevant percentage for such date as set out in the table below on such date.

            ----------------------------------------------------------
                                    Less than
                                  or equal to  Less than or equal to
                                  5 years to   10 years but greater
                                  Termination     than 5 years to
             Party A S&P Rating   Date of the   Termination Date of
                on such date      Transaction     the Transaction
            ----------------------------------------------------------

            S-T Rating of A-2        3.25%             4.00%
            ----------------------------------------------------------

            S-T Rating of A-3        4.00%             5.00%
            ----------------------------------------------------------

            L-T Rating of BB+ or     4.50%             6.75%
            lower
            -----------------------------------------------------------

            IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

           BARCLAYS BANK PLC            SECURITIZED ASSET BACKED RECEIVABLES
                                                  LLC TRUST 2006-NC3
                                            By: Wells Fargo Bank, National
                                          Association, not individually, but
                                           solely as trustee of Securitized
                                          Asset Backed Receivables LLC Trust
                                                       2006-NC3


By: /s/ Leelee Pamo                     By: /s/ Amy Doyle
    -------------------------------         ------------------------------------
    Name: Leelee Pamo                       Name: Amy Doyle
    Title: Associate Director               Title: Vice President

                                  EXHIBIT B

                           ISDA Form Master Agreement

(Local Currency--Single Jurisdiction)

                                     ISDA(R)


                  International Swap Dealers Association, Inc.

                                MASTER AGREEMENT

               dated as of ......................................


      .............................. and ................................


have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.


Accordingly, the parties agree as follows: --


1.    Interpretation


(a) Definitions. The terms defined in Section 12 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.


(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.


(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.


2.    Obligations


(a)   General Conditions.


        (i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.


        (ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.


        (iii) Each obligation of each party under Section 2(a)(i) is subject to
        (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.


        Copyright (C)1992 by International Swap Dealers Association, Inc.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.


(c)    Netting. If on any date amounts would otherwise be payable: --

      (i)   in the same currency; and

      (ii)  in respect of the same Transaction,


by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.


The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of branches or offices through which the parties make and receive payments or deliveries.


(d) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.


3.    Representations


Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into) that:--


(a)   Basic Representations.


      (i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;


      (ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;


      (iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;


      (iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and


      (v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).


(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.


(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.


(d) Accuracy of Specified information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.


4.    Agreements


Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:--


(a) Furnish Specified Information. It will deliver to the other party any forms, documents or certificates specified in the Schedule or any Confirmation by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.


(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.


(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.


5.    Events of Default and Termination Events


(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:--


      (i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(d) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;


      (ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(d) or to give notice of a Termination Event) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;


      (iii) Credit Support Default.


            (1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;


            (2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or


            (3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;


      (iv) Misrepresentation. A representation made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;


      (v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party
      (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);


      (vi) Cross Default. If "Cross Default" is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);


      (vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:--

            (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors;
            (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
            (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

      (viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: --

            (1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or


           (2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.


(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (ii) below or an Additional Termination Event if the event is specified pursuant to (iii) below:--


       (i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):--


            (1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or


            (2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;


       (ii) Credit Event Upon Merger. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or


      (iii) Additional Termination Event. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).


(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.


6.    Early Termination


(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).


(b) Right to Terminate Following Termination Event.


      (i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.


      (ii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.


      (iii) Right to Terminate. If: --


          (1) an agreement under Section 6(b)(ii) has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or


          (2)an Illegality other than that referred to in Section 6(b)(ii), a Credit Event Upon Merger or an Additional Termination Event occurs,


      either party in the case of an Illegality, any Affected Party in the case of an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.


(c)   Effect of Designation.


      (i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.


      (ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(d) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).


(d)   Calculations.


      (i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.


      (ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment), from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.


(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.


      (i) Events of Default. If the Early Termination Date results from an Event of Default:--


          (1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Unpaid Amounts owing to the Non-defaulting Party over (B) the Unpaid Amounts owing to the Defaulting Party.


          (2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.


          (3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Unpaid Amounts owing to the Non-defaulting Party less (B) the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.


          (4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.


      (ii) Termination Events. If the Early Termination Date results from a Termination Event:--


         (1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.


         (2) Two Affected Parties. If there are two Affected Parties:--


             (A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Unpaid Amounts owing to X less (II) the Unpaid Amounts owing to Y; and


             (B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").


         If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.


      (iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs b e c a u s e "Automatic Early Termination" applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).


      (iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.


7.    Transfer


Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:--


(a) a party may make such a transfer of this Agreement pursuant to a consolidation amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and


(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).


Any purported transfer that is not in compliance with this Section will be void


8.    Miscellaneous


(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.


(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.


(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.


(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.


(e) Counterparts and Confirmations.


       (i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.


       (ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.


(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.


(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.


9.    Expenses


A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.


10.   Notices


(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:--


       (i) if in writing and delivered in person or by courier, on the date it is delivered;


       (ii) if sent by telex, on the date the recipient's answerback is received;


      (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);


      (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or


      (v) if sent by electronic messaging system, on the date that electronic message is received,


unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.


(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.


11.   Governing Law and Jurisdiction


(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.


(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably: --


      (i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and


      (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.


Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.


(c) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.


12.   Definitions


As used in this Agreement:--


"Additional Termination Event" has the meaning specified in Section 5(b).


"Affected Party" has the meaning specified in Section 5(b).


"Affected Transactions" means (a) with respect to any Termination Event consisting of an Illegality, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.


"Affiliate" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.


"Applicable Rate" means:--


(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;


(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;


(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and


(d) in all other cases, the Termination Rate.


"consent" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.


"Credit Event Upon Merger" has the meaning specified in Section 5(b).


"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement.


"Credit Support Provider" has the meaning specified in the Schedule.


"Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.


"Defaulting Party" has the meaning specified in Section 6(a).


"Early Termination Date" means the date determined in accordance with Section 6(a) or 6(b)(iii).


"Event of Default" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.


"Illegality" has the meaning specified in Section 5(b).


"law" includes any treaty, law, rule or regulation and "lawful" and "unlawful" will be construed accordingly.


"Local Business Day" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to
Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.


"Loss" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position ( or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under
Section 9. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.


"Market Quotation" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.


"Non-defaulting Party" has the meaning specified in Section 6(a).


"Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.


"Reference Market-makers" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the sane city.


"Scheduled Payment Date" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.


"Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.


"Settlement Amount" means, with respect to a party and any Early Termination Date, the sum of:--


(a) the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and


(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.


"Specified Entity" has the meaning specified in the Schedule.


"Specified Indebtedness" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.


"Specified Transaction" means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.


"Terminated Transactions" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).


"Termination Event" means an Illegality or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.


"Termination Rate" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.


"Unpaid Amounts" owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and
(b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.


---------------------------------         --------------------------------------
        (Name of Party)                                (Name of Party)







By:................................      By:....................................
   Name:                                    Name:
   Title:                                   Title:
   Date:                                    Date:

                                     ISDA(R)
                  International Swap Dealers Association, Inc.

                                    SCHEDULE
                                     to the
                                Master Agreement

                            dated as of ............

between................................ and ....................................
              ("Party A")                             ("Party B")

Part 1. Termination Provisions.

(a)   "Specified Entity" means in relation to Party A for the purpose of: --

      Section 5(a)(v),........................................................
      Section 5(a)(vi),.......................................................
      Section 5(a)(vii),......................................................
      Section 5(b)(iv),.......................................................

                and in relation to Party B for the purpose of:--

      Section 5(a)(v),........................................................
      Section 5(a)(vi),.......................................................
      Section 5(a)(vii),......................................................
      Section 5(b)(iv),.......................................................

(b)   "Specified Transaction" will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here ................
      ........................................................................
      ........................................................................

(c)   The "Cross Default" provisions of Section 5(a)(vi)
                                              will/will not * apply to Party A
                                              will/will not * apply to Party B

      If such provisions apply:--

      "Specified Indebtedness" will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here ................
      ........................................................................

      "Threshold Amount" means ...............................................
      ........................................................................

(d)   The "Credit Event Upon Merger" provisions of Section 5(b)(iv)
                                              will/will not * apply to Party A
                                              will/will not * apply to Party B

(e)   The "Automatic Early Termination" provisions of Section 6(a)
                                              will/will not * apply to Party A
                                              will/will not * apply to Party B

(f)   Payments on Early Termination. For the purpose of Section 6(e) of this
      Agreement: --

      (i)   Market Quotation/Loss * will apply.

      (ii)  The First Method/The Second Method * will apply.

(g)   "Termination Currency" means .................., if such currency is specified and freely available, and otherwise United States Dollars.

(h)   Additional Termination Event will/will not apply*. The following shall constitute an Additional Termination Event: -- .........................
      ........................................................................
      ........................................................................
      ........................................................................
      ........................................................................
      ........................................................................
      For the purpose of the foregoing Termination Event, the Affected Party or
      Affected Parties shall be: -- ..........................................
      ........................................................................

Part 2. Tax Representations.

(a) Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will/will not* make the following representation and Party B will/will not* make the following representation: --

      It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the Agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

      (i) The following representation will/will not* apply to Party A and will/will not* apply to Party B: --

      It is fully eligible for the benefits of the "Business Profits" or "Industrial and Commercial Profits" provision, as the case may be, the "Interest" provision or the "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

If such representation applies, then: --

"Specified Treaty" means with respect to Party A..............................

"Specified Jurisdiction" means with respect to Party A........................

"Specified Treaty" means with respect to Party B..............................

"Specified Jurisdiction" means with respect to Party B........................

      (ii) The following representation will/will not* apply to Party A and will/will not* apply to Party B: --

      Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the Specified Jurisdiction.

If such representation applies, then: --

"Specified Jurisdiction" means with respect to Party A........................

"Specified Jurisdiction" means with respect to Party B........................

      (iii) The following representation will/will not* apply to Party A and will/will not* apply to Party B: --

      (A) It is entering into each Transaction in the ordinary course of its trade as, and is, either (1) a recognized U.K. bank or (2) a recognised U.K. swaps dealer (in either ease (1) or (2), for purposes of the United Kingdom Inland Revenue extra statutory concession C17 on interest and currency swaps dated March 14, 1989), and (B) it will bring into account payments made and received in respect of each Transaction in computing its income for United Kingdom tax purposes.

      (iv) Other Payee Representations: -- ...................................
      ........................................................................
      ........................................................................
      ........................................................................

      N.B. The above representations may need modification if either party is a Multibranch Party.

Part 3. Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable: --

(a)   Tax forms, documents or certificates to be delivered are: --

         Party required to          Form/Document/           Date by which
          deliver document           Certificate            to be delivered

      .......................  .......................  .......................
      .......................  .......................  .......................
      .......................  .......................  .......................
      .......................  .......................  .......................
      .......................  .......................  .......................
      .......................  .......................  .......................

(b)   Other documents to be delivered are: --

                                                                 Covered by
       Party required to   Form/Document/     Date by which     Section 3(d)
       deliver document      Certificate     to be delivered   Representation

      ..................  ................. .................      Yes/No*
      ..................  ................. .................      Yes/No*
      ..................  ................. .................      Yes/No*
      ..................  ................. .................      Yes/No*
      ..................  ................. .................      Yes/No*

Part 4. Miscellaneous.

(a)   Addresses for Notices. For the purpose of Section 12(a) of this
      Agreement: --

      Address for notices or communications to Party A: --

      Address: ...............................................................
      Attention: .............................................................
      Telex No.: ............................ Answerback:.....................
      Facsimile No.: ........................ Telephone No.: .................
      Electronic Messaging System Details:....................................

      Address for notices or communications to Party B: --

      Address: ...............................................................
      Attention: .............................................................
      Telex No.: ............................ Answerback:.....................
      Facsimile No.: ........................ Telephone No.: .................
      Electronic Messaging System Details:....................................

(b)   Process Agent. For the purpose of Section 13(c) of this Agreement: --

      Party A appoints as its Process Agent ..................................

      Party B appoints as its Process Agent ..................................

(c) Offices. The provisions of Section 10(a) will/will not* apply to this Agreement.

(d)   Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is/is not* a Multibranch Party and, if so, may act through the following
Offices: --

      .......................  .......................  ......................
      .......................  .......................  ......................

Party B is/is not* a Multibranch Party and, if so, may act through the following
Offices: --

      .......................  .......................  ......................
      .......................  .......................  ......................

(e)   Calculation Agent. The Calculation Agent is ............, unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(f)   Credit Support Document. Details of any Credit Support Document: -- ....
      ........................................................................
      ........................................................................
      ........................................................................

(g)   Credit Support Provider. Credit Support Provider means in relation to
      Party A, ...............................................................
      ........................................................................
      ........................................................................

      Credit Support Provider means in relation to Party B, ..................
      ........................................................................
      ........................................................................

(h) Governing Law. This Agreement will be governed by and construed in accordance with English law/the laws of the State of New York (without reference to choice of law doctrine)*.

(i) Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will not apply to the following Transactions or groups of Transactions (in each ease starting from the date of this Agreement/in each case starting from .....................*) ...........................................
      ........................................................................
      ........................................................................

(j) "Affiliate" will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here
      ........................................................................
      ........................................................................

Part 5. Other Provisions.





--------

*  Delete as applicable.

                                    EXHIBIT U

                                  CAP AGREEMENT

                                                                  EXECUTION COPY

                                               Barclays Bank PLC
                                               5 The North Colonnade
                                               Canary Wharf
                                               London E14 4BB

                                               Tel +44 (0)20 7623 2323

To: Securitized Asset Backed Receivables LLC Trust 2006-NC3 (the "Trust" or the "Counterparty")
            Wells Fargo Bank, National Association,
            not individually, but solely as trustee
            9062 Old Annapolis Road
            Columbia, Maryland  21045
            Attention:  Client Manager--SABR 2006-NC3

From:       BARCLAYS BANK PLC LONDON HEAD OFFICE) ("Barclays")
Date:       October 31, 2006
Reference:  1431697B (the Class A-1, Class A-2A, Class A-2B,
            Class A-2C, Class M-1, Class M-2, Class M-3, Class M-4,
            Class M-5, Class B-1, Class B-2, Class B-3 and Class B-4
            Certificates)

                         Interest Rate Cap Confirmation

The purpose of this facsimile (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction").

The definitions and provisions contained in the 2000 ISDA Definitions (the "2000 Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and this Confirmation, this Confirmation will govern for the purposes of the Transaction. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the 2000 Definitions. Capitalized terms used in this Confirmation and not defined in this Confirmation, the ISDA Form or the 2000 Definitions shall have the respective meanings assigned in the Pooling and Servicing Agreement, dated and effective as of October 1, 2006, among Securitized Asset Backed Receivables LLC, as Depositor, NC Capital Corporation, as Responsible Party, Deutsche Bank National Trust Company, as Custodian, HomEq Servicing Corporation, as Servicer, and Wells Fargo Bank, National Association, as Trustee (the "Pooling and Servicing Agreement"). Each party hereto agrees to make payment to the other party hereto in accordance with the provisions of this Confirmation and of the Agreement. In this Confirmation, "Party A" means Barclays and "Party B" means the Counterparty.

This Confirmation supersedes any previous Confirmation or other communication with respect to the Transaction and evidences a complete and binding agreement between you and us as to the terms of the Swap Transaction to which this Confirmation relates. This Confirmation, together with the form of the 1992 ISDA Master Agreement (Multicurrency -- Cross Border) (the "ISDA Form") entered into between us, shall supplement, form part of, and be subject to, an agreement in the form of the ISDA Form as if we had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York (without reference to choice of law doctrine except Section 5-1401 and Section 5-1402 of the New York General Obligation Law) as governing law, the election of Market Quotation and Second Method for purposes of Section 6(e) of the ISDA Form, U.S. Dollars as the Termination Currency and the additional material set forth in this Confirmation) on the Trade Date.

The terms of the particular Transaction to which this Confirmation relates are as follows:

                                   TRADE DETAILS
-------------------------------------------------------------------------
Party A:                           Barclays
-------------------------------------------------------------------------
Party B:                           Counterparty
-------------------------------------------------------------------------
Notional Amount:                   An amount equal to the lesser of:

                                     (x) the applicable Cap Notional Amount
                                         (amortizing in accordance with the Cap
                                         Notional Amount Amortization Schedule
                                         attached in Annex I) and

                                     (y) the excess, if any of:

                                        (A) the aggregate Class Certificate
                                            Balance of the LIBOR Certificates
                                            over

                                        (B) the applicable Swap Notional Amount
                                            (amortizing in accordance with the
                                            Swap Notional Amount Amortization
                                            Schedule attached in Annex II).

-------------------------------------------------------------------------
Trade Date:                        October 31, 2006
-------------------------------------------------------------------------
Effective Date:                    October 31, 2006
-------------------------------------------------------------------------
Termination Date:                  July 25, 2011; subject to adjustment
                                   in accordance with the Modified
                                   Following Business Day Convention
-------------------------------------------------------------------------

Fixed Amounts:
-------------------------------------------------------------------------

Fixed Rate Payer:                  Counterparty

Fixed Rate Payer Payment Date(s):  October 31, 2006

Fixed Amount:                      USD 793,000
-------------------------------------------------------------------------
Floating Amounts:
-------------------------------------------------------------------------

Floating Rate Payer:               Barclays

Cap Rate:                          5.33%

Floating Rate Payer Period End     The 25th of each month in each  year
Date(s):                           from and including the Effective
                                   Date to and including July 25, 2011, subject to adjustment in accordance with the Modified
                                   Following Business Day Convention

Floating Rate Payer Payment        Each day that is one day prior to
Date(s):                           each Floating Rate Payer Period End
                                   Date subject to adjustment in
                                   accordance with the Preceding
                                   Business Day Convention.

Floating Rate Option:              USD-LIBOR-BBA

Floating Rate Day Count Fraction:  Actual / 360

Designated Maturity:               1 Month

Reset Dates:                       The first day in each Calculation
                                   Period

Compounding:                       Inapplicable
-------------------------------------------------------------------------
Business Days:                     New York, New York
-------------------------------------------------------------------------
Calculation Agent:                 Party A
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Governing Law:                     The Transaction and this
                                   Confirmation will be governed by and
                                   construed in accordance with the
                                   laws of the State of New York
                                   (without reference to choice of law
                                   doctrine except Section 5-1401 and
                                   Section 5-1402 of the New York
                                   General Obligation Law)
-------------------------------------------------------------------------
                                   ACCOUNT DETAILS
-------------------------------------------------------------------------
Payments to Barclays:              Correspondent:  BARCLAYS BANK PLC NEW
                                   YORK FFED:  026002574
                                   Beneficiary:  BARCLAYS SWAPS
                                   Beneficiary Account:  050-01922-8
-------------------------------------------------------------------------

Payments to the Counterparty:      Wells Fargo Bank, National Association
                                   San Francisco, California
                                   ABA No. 121 000 248
                                   Account No.  3970771416
                                   Account Name: SAS Clearing

                                   FFC: 17214200 Swap and Cap Account,
                                   SABR 2006-NC3 Supplemental Interest
                                   Account
-------------------------------------------------------------------------
                                   OFFICES
-------------------------------------------------------------------------
Barclays:                          Address for Notices:
                                   5 THE NORTH COLONNADE
                                   CANARY WHARF
                                   E14 4BB
                                   Tel:  44(20) 77736461
                                   Fax:  44(20) 77736810
-------------------------------------------------------------------------

Counterparty:                      Address for Notices:
                                   Wells Fargo Bank, National
                                   Association
                                   9062 Old Annapolis Road
                                   Columbia, Maryland 21045
                                   Attention:  Client Manager - SABR
                                   2006-NC3
                                   Tel:  (410) 884-2000

                                   Fax:  (410) 715-2380
-------------------------------------------------------------------------

Miscellaneous Provisions with respect to the ISDA Form

1) The parties agree that subparagraph (ii) of Section 2(c) of the ISDA Form will apply to any Transaction.

2) Termination Provisions. For purposes of the Agreement:

(a) "Specified Entity" means in relation to Party A for the purpose of the
Agreement:

      Section 5(a)(v):  None;
      Section 5(a)(vi):  None;
      Section 5(a)(vii):  None;
      Section 5(b)(iv):  None;


      and in relation to Party B for the purpose of this
      Agreement:

      Section 5(a)(v):  None;
      Section 5(a)(vi):  None;
      Section 5(a)(vii):  None;
      Section 5(b)(iv):  None.

(b) "Specified Transaction" shall have the meaning specified in Section 14 of the Agreement.

(c) The "Breach of Agreement" provisions of Section 5(a)(ii) of the Agreement will be inapplicable to Party A and Party B.

(d) The "Credit Support Default" provisions of Section 5(a)(iii) of the Agreement will be inapplicable to Party B.

(e) The "Misrepresentation" provisions of Section 5(a)(iv) of the Agreement will be inapplicable to Party A and Party B.

(f) The "Default Under Specified Transaction" provisions of Section 5(a)(v) of the Agreement will be inapplicable to Party A and Party B.

(g) The "Cross Default" provisions of Section 5(a)(vi) of the Agreement will be inapplicable to Party A and Party B.

(h) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) of the Agreement will be inapplicable to Party A and Party B.

(i) The "Bankruptcy" provisions of Section 5(a)(vii)(2) of the Agreement are hereby amended as follows: "(2) becomes insolvent or is unable to pay its debts (other than payments due to holders of its subordinate certificates) or fails or admits in writing its inability generally to pay its debts (other than payments to holders of its subordinate certificates) as they become due;".

(j) The "Automatic Early Termination" provision of Section 6(a) of the Agreement will be inapplicable to Party A and Party B; provided that where there is an Event of Default under Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8), and the Defaulting Party is governed by a system of law that does not permit termination to take place after the occurrence of such Event of Default, then the Automatic Early Termination provisions of
Section 6(a) will apply; provided, however, that this proviso shall only apply with respect to an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, Section 5(a)(vii)(8), if the proceeding is instituted by, or the relevant petition is presented to a court or other authority in the jurisdiction where the Defaulting Party is incorporated.

If an Early Termination Date has occurred under Section 6(a) of the Agreement as a result of Automatic Early Termination, and if the Non-defaulting Party determines that it has either sustained or incurred a loss or damage or benefited from a gain in respect of any Transaction, as a result of movement in interest rates, currency exchange rates, other relevant rates or market quotations between the Early Termination Date and the date upon which the Non-defaulting Party first becomes aware that such Event of Default has occurred under Section 6(a) of the Agreement, then without any duplication (i) the amount of such loss or damage shall be added to the amount due by the Defaulting Party or deducted from the amount due by the Non-defaulting Party, as the case may be (in both cases pursuant to Section 6(e)(i)(3) of the Agreement); or (ii) the amount of such gain shall be deducted from the amount due by the Defaulting Party or added to the amount due by the Non-defaulting Party, as the case may be (in both cases pursuant to Section 6(e)(i)(3) of the Agreement).

(k) Payments on Early Termination. For the purpose of Section 6(e) of the
Agreement:

      (i) Market Quotation will apply.

      (ii) The Second Method will apply.

(l) "Termination Currency" means United States Dollars.

3) Tax Representations.

      Payer Tax Representations. For the purpose of Section 3(e), each of Barclays and the Counterparty makes the following representation:

            It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on: (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

      Barclays Payee Tax Representations. For the purpose of Section 3(f), Barclays makes the following representations:

            With respect to payments made to Barclays which are not effectively connected to the U.S.: It is a non-U.S. branch of a foreign person for U.S. federal income tax purposes.

            With respect to payments made to Barclays which are effectively connected to the U.S.: Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the U.S.

      Counterparty Payee Tax Representations. For the purpose of Section 3(f), Counterparty makes the following representation:

            Counterparty represents that it is trustee of the trust formed under the Pooling and Servicing Agreement and is a "United States person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

4)    Documents to be Delivered. For the purpose of Section 4(a):

(1)   Tax forms, documents, or certificates to be delivered are:

---------------------------------------------------------------------------------------------------

 Party required
   to deliver                          Form/Document/                   Date by which
    document                            Certificate                    to be delivered
---------------------------------------------------------------------------------------------------
Barclays and the Counterparty       Any document required or         Promptly after the earlier of
                                    reasonably requested to allow    (i) reasonable demand by
                                    the other party to make          either party or (ii) learning
                                    payments under this Agreement    that such form or document is
                                    without any deduction or         required.
                                    withholding for or on the
                                    account of any Tax or with
                                    such deduction or withholding
                                    at a reduced rate.

      (2)   Other documents to be delivered are:

-------------------------- ------------------------ ------------------------ ------------------------
   Party required to           Form/Document/         Date by which to be      Covered by Section
   deliver document             Certificate               delivered           3(d) Representation
-------------------------- ------------------------ ------------------------ ------------------------
Counterparty               An opinion of            Within 10 Business               Yes
                           Counterparty's counsel   Days from the
                           addressed to Barclays    execution and delivery
                           in form and substance    of the Confirmation
                           reasonably acceptable
                           to Barclays.
-------------------------- ------------------------ ------------------------ ------------------------
Barclays and the           A certificate of an      Effective Date                   Yes
Counterparty               authorized officer of
                           the party, as to the
                           incumbency and authority
                           of the respective
                           officers of the party
                           signing this Agreement,
                           any relevant Credit
                           Support Document, or
                           any Confirmation, as the
                           case may be.
-------------------------- ------------------------ ------------------------ ------------------------
Counterparty               The Pooling and          Upon receipt by                  Yes
                           Servicing Agreement      Counterparty of
                                                    execution copy
-------------------------- ------------------------ ------------------------ ------------------------

5) Miscellaneous.

(a) Address for Notices: For the purposes of Section 12(a) of this Agreement:

      Address for notices or communications to Barclays:

            Address:    5 THE NORTH COLONNADE
                        CANARY WHARF
                        E14 4BB
            Facsimile:  44(20) 77736461
            Phone:      44(20) 77736810

            (For all purposes)

      Address for notices or communications to the Counterparty:

            Address:    Wells Fargo Bank, National Association
                        9062 Old Annapolis Road
                        Columbia, Maryland 21045
                        Attention: Client Manager - SABR 2006-NC3

            Telephone:  (410) 884-2000
            Facsimile:  (410) 715-2380

(b) Process Agent. For the purpose of Section 13(c):

            Barclays appoints as its
            Process Agent:          Not Applicable

            The Counterparty appoints as its
            Process Agent:          Not Applicable

(c) Offices. The provisions of Section 10(a) will not apply to this Agreement.

(d) Multibranch Party. For the purpose of Section 10(c) of this Agreement:

    Barclays is not a Multibranch Party.

    Counterparty is not a Multibranch Party.

(e) Calculation Agent. The Calculation Agent is Barclays.

(f) Credit Support Document. Not applicable with respect to the Counterparty. With respect to Barclays, the ISDA Credit Support Annex by and between the parties hereto dated as of a date even herewith and attached hereto as Exhibit A.

(g) Credit Support Provider.

      Barclays:  Not Applicable

      Counterparty:  Not Applicable

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine except Section 5-1401 and Section 5-1402 of the New York General Obligation Law).

(i) Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording.

(j) Waiver of Jury Trial. To the extent permitted by applicable law, each party irrevocably waives any and all right to trial by jury in any legal proceeding in connection with this Agreement, any Credit Support Document to which it is a Party, or any Transaction. Each party also acknowledges that this waiver is a material inducement to the other party's entering into this Agreement.

(k) "Affiliate" will have the meaning specified in Section 14 of the ISDA Form Master Agreement.

6) Additional Representations:

Subject to Section 7(b) of this Confirmation, each party represents to the other party that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary):

(a) Non-Reliance. Barclays is acting for its own account and Wells Fargo Bank, National Association is acting as trustee for the Trust under the Pooling and Servicing Agreement and not for its own account. Each party has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c) Status of Parties. The other party is not acting as an agent, fiduciary for or an adviser to it in respect of the Transaction.

(d) Purpose. It is entering into the Transaction for the purposes of hedging its assets or liabilities or in connection with a line of business.

(e) Eligible Contract Participant Representation. It is an "eligible contract participant" within the meaning of Section 1(a)(12) of the Commodity Exchange Act, as amended, including as amended by the Commodity Futures Modernization Act of 2000.

7) Other Provisions:

(a) Fully-Paid Party Protected. Notwithstanding the terms of Sections 5 and 6 of the Agreement, if Party B has satisfied in full all its payment obligations under Section 2(a)(i) of the Agreement, then unless Party A is required pursuant to appropriate proceedings to return to Party B or otherwise returns to Party B upon demand of Party B any portion of such payment, (a) the occurrence of an event described in Section 5(a) of the Agreement with respect to Party B shall not constitute an Event of Default or Potential Event of Default with respect to Party B as the Defaulting Party and (b) Party A shall be entitled to designate an Early Termination Event pursuant to Section 6 of the Agreement only as a result of a Termination Event set forth in either Section 5(b)(i) or Section 5(b)(ii) of the Agreement with respect to Party A as the Affected Party or
Section 5(b)(iii) of the Agreement with respect to Party A as the Burdened Party. For purposes of the Transaction to which this Confirmation relates, Party B's only obligation under Section 2(a)(i) of the Agreement is to pay the Fixed Amount on the Fixed Rate Payer Payment Date.

(b) Trustee Capacity. It is expressly understood and agreed by the parties hereto that (i) this Confirmation is executed and delivered by Wells Fargo Bank, National Association, not individually or personally but solely as Trustee of the Trust under the Pooling and Servicing Agreement pursuant to which the Trust was formed, in the exercise of the powers and authority conferred upon and vested in it, and pursuant to instructions set forth therein, (ii) each of the representations, undertakings and agreements by Wells Fargo Bank, National Association is made and intended not as a personal representation, undertaking or agreement of Wells Fargo Bank, National Association, but solely for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as imposing any liability upon Wells Fargo Bank, National Association, individually or personally, to perform any covenant (either express or implied) contained herein, and all such liability, if any, is hereby expressly waived by the parties hereto, and such waiver shall bind any third party making a claim by or through one of the parties hereto, and (iv) under no circumstances shall Wells Fargo Bank, National Association be personally liable for the payment of any indebtedness or expenses of the Trust, or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Confirmation, the Agreement or any related document.

(c) Transfer, Amendment and Assignment. No transfer, amendment, waiver, supplement, assignment or other modification of this Transaction shall be permitted by either party unless each of the rating agencies listed in the Pooling and Servicing Agreement applicable to the Securitized Asset Backed Receivables LLC Trust 2006-NC3, Mortgage Pass-Through Certificates, Series 2006-NC3 (the "Certificates") has been provided notice of such modification and confirms in writing (including by facsimile transmission) within five Business Days after such notice is given that it will not downgrade, withdraw or modify its then-current rating of the Certificates issued by Party B.

(d) Proceedings. Party A shall not institute against or cause any other person to institute against, or join any other person in instituting against, Party B, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, dissolution or similar law, for a period of one year and one day (or, if longer, the applicable preference period) following indefeasible payment in full of the Certificates, provided that nothing herein will preclude, or be deemed to estop, Party A from taking any action in any case or proceeding voluntarily filed or commenced by or on behalf of Party B or in any involuntary case or proceeding pertaining to Party B after it has been commenced.

(e) Set-Off. Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. The provisions for Set-off set forth in Section 6(e) of the Agreement shall not apply for purposes of this Transaction, provided that nothing herein shall be construed to waive or otherwise limit the netting provisions contained in Section 2(c) or 6(e) of this Agreement.

(f) Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(g) Additional Termination Events. The following Additional Termination Events will apply, in each case with respect to Party B as the sole Affected Party (unless otherwise provided below):

      (i) Party A fails to comply with the Rating Agency Downgrade provisions as set forth in clause (h) below. For all purposes of this Agreement, Party A shall be the sole Affected Party with respect to the occurrence of a Termination Event described in this clause (g).

      (ii) Notice of the Servicer's intention to exercise its option to purchase the Mortgage Loans pursuant to Section 9.01 of the Pooling and Servicing Agreement is given by the Trustee to Certificateholders pursuant to Section 9.02 of the Pooling and Servicing Agreement. Notwithstanding the foregoing, this clause shall not constitute an Additional Termination Event until such date as the notice of the Servicer's intention to exercise its option to purchase the Mortgage Loans can no longer be withdrawn or rescinded in accordance with the Pooling and Servicing Agreement.

      (iii) Upon the irrevocable direction to dissolve or otherwise terminate the Trust following which all assets of the Trust will be required to be liquidated and the proceeds of such liquidation will be required to be distributed to the Certificateholders.

(h) Rating Agency Downgrade. In the event that (x) any of the Rating Agencies downgrades Party A's rating below the Required Counterparty Rating (but Party A has (i) a rating of at least "BBB-" or "A-3", if applicable, by S&P, (ii) a rating of at least "BBB-" or "F3", if applicable, by Fitch, or (iii) (x) if Party A has only a long-term rating, a rating of at least "A2" by Moody's, or
(y) if Party A has a long-term rating and a short-term rating, a rating of at least "A3" or "P2", if applicable, by Moody's) or, Fitch or Moody's withdraws its ratings of Party A, then within 30 days after such rating withdrawal or downgrade, Party A shall, subject to the Rating Agency Condition, at its own expense, either (i) cause another entity to replace Party A as party to this Agreement that meets or exceeds the Required Counterparty Rating on terms substantially similar to this Agreement, (ii) obtain a guaranty of, or a contingent agreement of, another person with the Required Counterparty Rating to honor Party A's obligations under this Agreement, (iii) collateralize its exposure to the Trust pursuant to the ISDA Credit Support Annex by and between the parties hereto dated as of a date even herewith and attached hereto as Exhibit A, or (iv) take other steps, if any, to enable the Trust to satisfy the Rating Agency Condition. In the event that Party A's long term rating or short term rating is withdrawn by S&P, it shall, subject to the Rating Agency Condition, cause another entity to replace Party A as party to this Agreement that meets or exceeds the Required Counterparty Rating on terms substantially similar to this Agreement within 10 days from such ratings withdrawal. For purposes of this provision, "Rating Agency Condition" means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of the Rating Agencies then providing a rating of the Certificates and receive from each Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then current rating of the Certificates.

Notwithstanding the foregoing, within 10 days from the occurrence of any of the following conditions, Party A must use its commercially reasonable efforts to find a party, subject to the Rating Agency Condition, acceptable to Party B, which acceptance shall not be unreasonably withheld, to whom all of Party A's interests and obligations under this Agreement shall be assigned at no cost to Party B, and following which Party A shall be released from all further obligations under this Agreement:

      (i) Party A's Short Term rating is reduced below "A-3" by S&P or Party A's Long Term rating is reduced below "BBB-" by S&P;

      (ii) Party A's Short Term rating is reduced below "F3" by Fitch or Party A's Long Term rating is reduced below "BBB-" by Fitch; or

      (iii) A) if Party A has only a long-term rating, its rating is reduced below "A2" by Moody's, or (B) if Party A has a long-term rating and a short-term rating, its rating is reduced below "A3" or "P2", if applicable, by Moody's.

For purposes of this provision, "Required Counterparty Rating" means, with respect to a counterparty or entity guaranteeing the obligations of such counterparty, (x) either (i) if such counterparty or entity has only a long-term rating by Moody's, a long-term senior, unsecured debt obligation rating, credit rating or other similar rating (as the case may be, the "Long-Term Rating") of at least "Aa3" by Moody's and if rated "Aa3" by Moody's is not on negative credit watch by Moody's or (ii) if such counterparty or entity has a Long-Term Rating and a short-term rating by Moody's, a Long-Term Rating of at least "A1" by Moody's and a short-term rating of "P-1" by Moody's and, in each case, such rating is not on negative credit watch by Moody's, (y) (i) a short-term rating of at least "A-1" by S&P or (ii) if such counterparty or entity does not have a short-term rating by S&P, a Long-Term Rating of at least "A+" by S&P and (z) (i) short-term rating of at least "F1" by Fitch or (ii) if such counterparty or entity does not have a short-term rating by Fitch, a Long-Term Rating of at least "A+" by Fitch.

NEITHER BARCLAYS BANK PLC NOR ANY SUBSIDIARY OR AFFILIATE OF BARCLAYS BANK PLC IS A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

The time of dealing will be confirmed by Barclays upon written request. Barclays is regulated by the Financial Services Authority. Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both
(i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations. Your failure to respond within such period shall not affect the validity or enforceability of the Transaction as against you. This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless the Counterparty requests.

For and on behalf of BARCLAYS BANK       For and on behalf of
PLC                                      Securitized Asset Backed Receivables
                                         LLC
                                         Trust 2006-NC3


                                         By: Wells Fargo Bank, National
                                             Association, not individually, but
                                             solely as trustee

/s/ Adam Carysforth                      /s/ Carla Walker
---------------------------------        ---------------------------------------
NAME Adam Carysforth                     NAME  Carla. S. Walker
Authorised Signatory                     Authorised Signatory
Date: October 31, 3006                   Date: October 31, 2006

Barclays Bank PLC and its affiliates, including Barclays Capital Inc., may share with each other information, including non-public credit information, concerning its clients and prospective clients. If you do not want such information to be shared, you must write to the Director of Compliance, Barclays Bank PLC, 200 Park Ave, New York, New York 10166.

                                     Annex I

            Cap Notional Amount Amortization Schedule

            Period Start    Period End
   Period       Date           Date        Cap Notional Amount (in USD)
  1        31-Oct-06      25-Nov-06                     -
  2        25-Nov-06      25-Dec-06                4,148,346.17
  3        25-Dec-06      25-Jan-07                8,364,969.07
  4        25-Jan-07      25-Feb-07               12,627,390.27
  5        25-Feb-07      25-Mar-07               16,912,565.77
  6        25-Mar-07      25-Apr-07               21,197,045.54
  7        25-Apr-07      25-May-07               25,457,140.14
  8        25-May-07      25-Jun-07               29,664,794.39
  9        25-Jun-07      25-Jul-07               33,798,512.27
  10       25-Jul-07      25-Aug-07               37,834,856.00
  11       25-Aug-07      25-Sep-07               41,750,551.11
  12       25-Sep-07      25-Oct-07               45,522,984.76
  13       25-Oct-07      25-Nov-07               49,025,718.22
  14       25-Nov-07      25-Dec-07               52,161,627.34
  15       25-Dec-07      25-Jan-08               54,955,110.14
  16       25-Jan-08      25-Feb-08               57,429,122.49
  17       25-Feb-08      25-Mar-08               59,606,255.95
  18       25-Mar-08      25-Apr-08               60,852,192.55
  19       25-Apr-08      25-May-08               60,297,867.28
  20       25-May-08      25-Jun-08               59,966,516.68
  21       25-Jun-08      25-Jul-08               64,709,824.61
  22       25-Jul-08      25-Aug-08               72,156,806.39
  23       25-Aug-08      25-Sep-08               73,575,997.87
  24       25-Sep-08      25-Oct-08               74,117,371.09
  25       25-Oct-08      25-Nov-08               73,986,488.36
  26       25-Nov-08      25-Dec-08               73,778,267.79
  27       25-Dec-08      25-Jan-09               72,689,229.35
  28       25-Jan-09      25-Feb-09               72,725,960.43
  29       25-Feb-09      25-Mar-09               74,528,526.87
  30       25-Mar-09      25-Apr-09               74,645,215.15
  31       25-Apr-09      25-May-09               72,651,493.97
  32       25-May-09      25-Jun-09               70,618,477.89
  33       25-Jun-09      25-Jul-09               68,592,038.85
  34       25-Jul-09      25-Aug-09               66,603,357.01
  35       25-Aug-09      25-Sep-09               64,673,085.81
  36       25-Sep-09      25-Oct-09               62,813,992.80
  37       25-Oct-09      25-Nov-09               61,034,096.94
  38       25-Nov-09      25-Dec-09               62,478,031.33
  39       25-Dec-09      25-Jan-10               60,356,688.79
  40       25-Jan-10      25-Feb-10               58,284,983.01
  41       25-Feb-10      25-Mar-10               56,248,745.31
  42       25-Mar-10      25-Apr-10               54,144,333.62
  43       25-Apr-10      25-May-10               51,966,632.07
  44       25-May-10      25-Jun-10               49,589,923.19
  45       25-Jun-10      25-Jul-10               47,131,606.56
  46       25-Jul-10      25-Aug-10               44,596,355.66
  47       25-Aug-10      25-Sep-10               41,988,589.09
  48       25-Sep-10      25-Oct-10               39,312,219.86
  49       25-Oct-10      25-Nov-10               36,571,109.01
  50       25-Nov-10      25-Dec-10               34,542,343.95
  51       25-Dec-10      25-Jan-11               32,455,706.21
  52       25-Jan-11      25-Feb-11               30,314,439.87
  53       25-Feb-11      25-Mar-11               28,121,627.03
  54       25-Mar-11      25-Apr-11               25,880,146.78
  55       25-Apr-11      25-May-11               23,592,733.02
  56       25-May-11      25-Jun-11               21,178,577.10
  57       25-Jun-11      25-Jul-11               18,728,274.49
  58       25-Jul-11      25-Aug-11                     -

                                    Annex II

                   Swap Notional Amount Amortization Schedule

                                                               Day
           Period Start    Period End                         Count
 Period        Date           Date      Swap Notional Amount  Fraction
    1        31-Oct-06      25-Nov-06     417,121,000.00      30/360
    2        25-Nov-06      25-Dec-06     405,113,504.02      30/360
    3        25-Dec-06      25-Jan-07     392,748,987.00      30/360
    4        25-Jan-07      25-Feb-07     380,066,866.75      30/360
    5        25-Feb-07      25-Mar-07     367,107,956.63      30/360
    6        25-Mar-07      25-Apr-07     353,914,119.33      30/360
    7        25-Apr-07      25-May-07     340,528,034.85      30/360
    8        25-May-07      25-Jun-07     326,853,972.69      30/360
    9        25-Jun-07      25-Jul-07     313,080,389.62      30/360
   10        25-Jul-07      25-Aug-07     299,251,243.17      30/360
   11        25-Aug-07      25-Sep-07     285,411,162.24      30/360
   12        25-Sep-07      25-Oct-07     271,604,416.88      30/360
   13        25-Oct-07      25-Nov-07     258,172,680.11      30/360
   14        25-Nov-07      25-Dec-07     245,408,546.32      30/360
   15        25-Dec-07      25-Jan-08     233,278,291.82      30/360
   16        25-Jan-08      25-Feb-08     221,749,940.59      30/360
   17        25-Feb-08      25-Mar-08     210,790,934.66      30/360
   18        25-Mar-08      25-Apr-08     200,375,120.54      30/360
   19        25-Apr-08      25-May-08     190,451,991.48      30/360
   20        25-May-08      25-Jun-08     180,803,741.46      30/360
   21        25-Jun-08      25-Jul-08     166,483,035.30      30/360
   22        25-Jul-08      25-Aug-08     146,745,210.96      30/360
   23        25-Aug-08      25-Sep-08     129,539,421.74      30/360
   24        25-Sep-08      25-Oct-08     114,523,112.21      30/360
   25        25-Oct-08      25-Nov-08     101,407,633.42      30/360
   26        25-Nov-08      25-Dec-08      90,215,645.14      30/360
   27        25-Dec-08      25-Jan-09      80,959,181.36      30/360
   28        25-Jan-09      25-Feb-09      73,190,166.80      30/360
   29        25-Feb-09      25-Mar-09      66,586,685.18      30/360
   30        25-Mar-09      25-Apr-09      60,910,285.28      30/360
   31        25-Apr-09      25-May-09      55,982,945.20      30/360
   32        25-May-09      25-Jun-09      51,668,637.19      30/360
   33        25-Jun-09      25-Jul-09      47,861,781.66      30/360
   34        25-Jul-09      25-Aug-09      44,476,453.40      30/360
   35        25-Aug-09      25-Sep-09      41,446,171.16      30/360
   36        25-Sep-09      25-Oct-09      38,717,909.49      30/360
   37        25-Oct-09      25-Nov-09      36,248,709.65      30/360
   38        25-Nov-09      25-Dec-09      33,970,073.00      30/360
   39        25-Dec-09      25-Jan-10      31,816,800.41      30/360
   40        25-Jan-10      25-Feb-10      29,781,891.68      30/360
   41        25-Feb-10      25-Mar-10      27,858,718.97      30/360
   42        25-Mar-10      25-Apr-10      26,041,050.24      30/360
   43        25-Apr-10      25-May-10      24,323,001.56      30/360
   44        25-May-10      25-Jun-10      22,810,214.21      30/360
   45        25-Jun-10      25-Jul-10      21,379,897.99      30/360
   46        25-Jul-10      25-Aug-10      20,027,497.04      30/360
   47        25-Aug-10      25-Sep-10      18,748,710.98      30/360
   48        25-Sep-10      25-Oct-10      17,539,427.16      30/360
   49        25-Oct-10      25-Nov-10      16,395,802.33      30/360
   50        25-Nov-10      25-Dec-10      15,314,209.24      30/360
   51        25-Dec-10      25-Jan-11      14,291,224.26      30/360
   52        25-Jan-11      25-Feb-11      13,323,617.96      30/360
   53        25-Feb-11      25-Mar-11      12,408,330.92      30/360
   54        25-Mar-11      25-Apr-11      11,542,490.93      30/360
   55        25-Apr-11      25-May-11      10,723,379.44      30/360
   56        25-May-11      25-Jun-11      10,031,820.70      30/360
   57        25-Jun-11      25-Jul-11      9,377,222.88       30/360
   58        25-Jul-11      25-Aug-11            -               -
   59        25-Aug-11      25-Sep-11            0               -

             [Rest of Page Left Intentionally Blank]

                                    EXHIBIT V

                       ADDITIONAL DISCLOSURE NOTIFICATION

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York  10166
Attention: [_________]

Wells Fargo Bank, N.A., as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail: c&s.sec.notification@Wellsfargo.com
Attn: Corporate Trust Services - SABR 2006-NC3--SEC REPORT PROCESSING

      Re:   RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

            In accordance with Section [_] of the Pooling and Servicing Agreement, dated as of [____] [__], 2006, among [____], as [____], [____], as
[____], [____], as [____] and [____], as [____]. The undersigned, as [____], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:





List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:





            Any inquiries related to this notification should be directed to [____], phone number: [____]; email address: [____].


                                       [NAME OF PARTY],
                                          as [role]



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT W


                                [MGIC LETTERHEAD]

Mortgage Guaranty Insurance Corporation
250 E. Kilbourn Avenue
P.O. Box 488, Milwaukee, Wisconsin  53201-0488

                          Declaration Page for Use With
                       Mortgage Guaranty Master Policy for
                           Multiple Loan Transactions

Mortgage Guaranty Insurance Corporation (a stock insurance company hereinafter called the "Company") agrees to pay to the Insured identified below, in consideration of the premium or premiums to be paid as specified in this Policy and in reliance on the Insured's Application for coverage under this Policy any Loss due to the Default by a Borrower on a Loan, subject to the terms and conditions in this Policy.

Insured's Name and Mailing Address:                       Master Policy Number:
Wells Fargo Bank, N.A. as Trustee for SABR LLC Trust          22-400-4-3653
2006-NC3 Mortgage Pass-Through Certificates, Series
2006-NC3                                                    Effective Date of
Sixth and Marquette N9311-161                                    Policy:
Minneapolis, Minnesota  55479                                October 1, 2006

Security: Securitized Asset Backed Receivables LLC Trust Mortgage Pass-Through Certificates, Series 2006-NC3

Includes Terms and Conditions #71-70276 (2/05)

Includes Endorsement(s): none

In Witness Whereof, the Company has caused its Corporate Seal to be hereto affixed and these presents to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding on the Company.

                                     [SEAL]

       --------------------------                -----------------------
               President                                Secretary

                     MORTGAGE GUARANTY INSURANCE CORPORATION

                             /s/ Steven M. Thompson
                    -----------------------------------------
                            Authorized Representative
                       Steven M. Thompson, Vice President

                                TABLE OF CONTENTS


                                                                            Page

1     DEFINITIONS...........................................................

      1.1     Application...................................................
      1.2     Appropriate Proceedings.......................................
      1.3     Borrower......................................................
      1.4     Borrower's Own Funds..........................................
      1.5     Borrower's Title..............................................
      1.6     Certificate...................................................
      1.7     Certificate Effective Date....................................
      1.8     Certificate Number............................................
      1.9     Certificate Schedule..........................................
      1.10    Claim.........................................................
      1.11    Claim Amount..................................................
      1.12    Collateral....................................................
      1.13    Conveyance of Title...........................................
      1.14    Default.......................................................
      1.15    Eligibility Criteria..........................................
      1.16    Environmental Condition.......................................
      1.17    Good and Merchantable Title...................................
      1.18    Insured.......................................................
      1.19    Loan..........................................................
      1.20    Loan File.....................................................
      1.21    Loss..........................................................
      1.22    Original LTV..................................................
      1.23    Per Loan Loss Percentage......................................
      1.24    Perfected Claim...............................................
      1.25    Person........................................................
      1.26    Physical Damage...............................................
      1.27    Policy........................................................
      1.28    Possession of the Property....................................
      1.29    Primary First Layer Policy....................................
      1.30    Property......................................................
      1.31    Residential...................................................
      1.32    Security......................................................
      1.33    Servicer......................................................
      1.34    Settlement Period.............................................
      1.35    Value.........................................................


2     OBTAINING COVERAGE AND PAYMENT OF PREMIUMS............................

      2.1     Obtaining Coverage............................................
      2.2     Representations of the Insured................................
      2.3     Company's Remedies for Misrepresentation......................
      2.4     Initial Premium and Term of Coverage..........................
      2.5     Renewal of Certificate and Termination for Non-Payment of
                 Renewal Premium............................................
      2.6     Special Procedures for Receipt and Deposit of Initial and
                 Renewal Premiums...........................................
      2.7     Cancellation by the Insured of a Certificate..................
      2.8     Cancellation of Policy........................................
      2.9     Cancellation of Policy and Coverage of Loans Upon
                 Termination of Security or Removal of Loans from
                 Security...................................................
      2.10    Refund of Premium for Certain Circumstances...................
      2.11    Post Underwriting Review and Copies of Loan Files.............


3     CHANGES IN VARIOUS LOAN TERMS, SERVICING, AND INSURED; COORDINATION AND
      DUPLICATION OF BENEFITS...............................................

      3.1     Loan Modifications............................................
      3.2     Open End Provisions...........................................
      3.3     Assumptions...................................................
      3.4     Servicing.....................................................
      3.5     Change of Insured of this Policy..............................
      3.6     Assignment of Coverage of a Loan under this Policy............
      3.7     Coordination and Duplication of Insurance Benefits............
      3.8     Indebtedness and Liens with Respect to Collateral.............


4     EXCLUSIONS FROM COVERAGE..............................................

      4.1     Balloon Payment...............................................
      4.2     Effective Date................................................
      4.3     First Payment Default.........................................
      4.4     Incomplete Construction.......................................
      4.5     Fraud, Misrepresentation and Negligence.......................
      4.6     Non-Approved Servicer.........................................
      4.7     Physical Damage (Other than Relating to Pre-Existing
                 Environmental Conditions)..................................
      4.8     Pre-Existing Environmental Conditions.........................
      4.9     Down Payment..................................................
      4.10    First Lien Status.............................................
      4.11    Payment of the Full Benefit of the Primary First Layer
                 Policy.....................................................
      4.12    Non-Eligible Loans............................................
      4.13    Breach of the Insured's Obligations or Failure to Comply
                 with Terms.................................................


5     CONDITIONS PRECEDENT TO PAYMENT OF CLAIM..............................

      5.1     Notice of Default.............................................
      5.2     Monthly Reports...............................................
      5.3     Company's Option to Accelerate Filing of a Claim..............
      5.4     Voluntary Conveyance..........................................
      5.5     Appropriate Proceedings.......................................
      5.6     Mitigation of Damages.........................................
      5.7     Advances......................................................
      5.8     Claim Information and Other Requirements......................
      5.9     Acquisition of Borrower's Title Not Required..................
      5.10    Sale of a Property by the Insured Before End of
                 Settlement Period..........................................
      5.11    Foreclosure Bidding Instructions Given by the Company.........
      5.12    Effect of Unexpired Redemption Period on Payment of a
                 Claim......................................................
      5.13    Collection Assistance.........................................


6     LOSS PAYMENT PROCEDURE................................................

      6.1     Filing of Claim...............................................
      6.2     Calculation of Claim Amount...................................
      6.3     Payment of Loss; Company's Options............................
      6.4     Claim Settlement Period.......................................
      6.5     Payment by the Company After the Settlement Period............
      6.6     Discharge of Obligation.......................................


7     ADDITIONAL CONDITIONS.................................................

      7.1     Proceedings of Eminent Domain.................................
      7.2     Pursuit of Deficiencies.......................................
      7.3     Subrogation...................................................
      7.4     Policy for Exclusive Benefit of the Insured...................
      7.5     Effect of Borrower Insolvency or Bankruptcy on Principal
                 Balance....................................................
      7.6     Arbitration of Disputes; Suits and Actions Brought by the
                 Insured....................................................
      7.7     Release of Borrower; Defenses of Borrower.....................
      7.8     Amendments; No Waiver; Rights and Remedies; Use of Term
                 "Including"................................................
      7.9     No Agency.....................................................
      7.10    Successors and Assigns........................................
      7.11    Applicable Law and Conformity to Law..........................
      7.12    Notice........................................................
      7.13    Reports and Examinations......................................
      7.14    Electronic Media..............................................

                              Terms and Conditions

1.    Definitions

      1.1 Application means all documents, materials, statements, representations, warranties, data and other information, irrespective of the Person or Persons who prepared same, submitted to the Company by or on behalf of the Insured in connection with the Insured's request for insurance under this Policy.

      1.2 Appropriate Proceedings means any legal or administrative action by the Insured affecting either a Loan or title to a Property, including:

            (a) Preserving a deficiency recovery by making a bid at the foreclosure sale and pursuing a deficiency judgment until the end of the Settlement Period, where appropriate and permissible and where directed by the Company; or

            (b) Enforcing the terms of the Loan as allowed by the laws where the Property is located or those laws affecting either the Loan or, if applicable, the Collateral; or

            (c) Acquiring Borrower's Title or Good and Merchantable Title to the Property, as either may be required under this Policy, but excluding such title as may be acquired by a voluntary conveyance from the Borrower; or

            (d) Asserting the Insured's interest in the Property in a Borrower's bankruptcy.

      1.3 Borrower means any Person legally obligated to repay the debt obligation created by a Loan, including any cosigner or guarantor of the Loan.

      1.4 Borrower's Own Funds means any funds used by the Borrower for the purpose of making installment payments, but will not include funds provided directly or indirectly by any Person (other than the Borrower) who is or was a party to the Loan or to the related Property transaction, unless expressly set forth in the Application.

      1.5 Borrower's Title means such title to a Property as was vested in the Borrower at the time of a conveyance to the Insured arising out of or pursuant to a foreclosure of the Loan; provided, however, if the Insured so elects, the redemption period need not have expired. Borrower's Title as conveyed to the Insured may be, but need not be, the equivalent of Good and Merchantable Title, and the deed evidencing Borrower's Title need not be recorded unless required by applicable law.

      1.6 Certificate means the document issued by the Company pursuant to this Policy extending the coverage indicated therein to one or more Loans as listed on a Certificate Schedule. A Certificate may take the form, without limitation, of a facsimile, electronic computer file, or other agreed-upon data interchange medium. As used in this Policy, the term "Certificate" shall mean the Certificate and the Certificate Schedule attached thereto and listing the Certificate Number assigned to each Loan to which coverage is extended.

      1.7 Certificate Effective Date means 12:01 a.m. on the date upon which coverage of a Loan under this Policy begins, as specified in the Certificate.

      1.8 Certificate Number means the identification number issued by the Company for a Loan to which coverage is extended as shown on the Certificate Schedule for such Loan.

      1.9 Certificate Schedule means a list of Loans to which coverage has been extended under this Policy, and which is attached to the Certificate.

      1.10 Claim means the timely filed written request, made on a form or in a format provided or approved by the Company, to receive the benefits of this Policy.

      1.11  Claim Amount means the amount calculated in accordance with Section
            6.2 of this Policy.

      1.12  Collateral means

            (a) the stock or membership certificate issued to a tenant-stockholder or resident-member by a completed fee simple or leasehold cooperative housing corporation; and

            (b) the proprietary lease relating to one (1) unit in the cooperative housing corporation executed by such tenant-stockholder or resident-member and any other rights of such stockholder or member relating to any of the foregoing.

      1.13 Conveyance of Title means the transfer of title to the Property through

            (a)   voluntary conveyance to the Insured of Borrower's Title;

            (b)   Appropriate Proceedings or exercise of rights of redemption;
                  or

            (c)   approved sale of the Property.

      1.14  Default means the failure by a Borrower

            (a) to pay when due any monthly or other regular periodic payment under the terms of a Loan; or

            (b) to pay all amounts due on acceleration of the Loan by the Insured after breach by the Borrower of a due-on-sale provision in the Loan, granting the Insured the right to accelerate the Loan upon transfer of title to, or an interest in, the Property and to institute Appropriate Proceedings.

            Violation by the Borrower of any other term or condition of the Loan which is a basis for Appropriate Proceedings shall not be considered to be a Default.

            A Loan is deemed to be in Default for that month as of the close of business on the installment due date for which a scheduled monthly or other regular periodic payment has not been made or as of the close of business on the due date stated in the notice of acceleration given pursuant to the due-on-sale provision in the Loan. The Loan will be considered to remain in Default until filing of a Claim so long as such periodic payment has not been made or such basis for Appropriate Proceedings remains. For example, a Loan is "four (4) months in Default" if the monthly installments due on January 1 through April 1 remain unpaid as of the close of business on April 1 or if a basis for acceleration and Appropriate Proceedings exists for a continuous period of four months.

      1.15 Eligibility Criteria means the requirements established by the Company for the insurability of a Loan under this Policy and of which the Company has notified the Insured prior to issuance of the Policy.

      1.16 Environmental Condition means the presence of environmental contamination, including nuclear reaction or radioactive waste, toxic waste, poisoning, or mold, contamination or pollution of the Property or of the earth or water subjacent to the Property or of the atmosphere above the Property; or the presence, on or under a Property, of any "Hazardous Substance" as that term is defined by the federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sec. 9601 et seq., as amended from time to time) or as defined by any similar state law, or of any "Hazardous Waste" or "Regulated Substance" as those terms are defined by the federal Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901, et seq., as amended from time to time) or as defined by any similar state law. Environmental Condition does not mean the presence of radon, lead paint, or asbestos.

      1.17 Good and Merchantable Title means title to a Property (or, with respect to the Collateral securing a Loan, the title to both the Collateral and the Property), free and clear of all liens, encumbrances, covenants, conditions, restrictions, easements and rights of redemption, except for any of the following or as permitted in writing by the Company:

            (a) Any lien established by public bond, assessment or tax, when no installment, call or payment of or under such bond, assessment or tax is delinquent;

            (b) Any municipal and zoning ordinances and exceptions to title waived by the regulations of federal mortgage insurers and guarantors with respect to mortgages on one-to-four family residences in effect on the date on which the Loan was closed and all documents were executed;

            (c) With respect to Collateral, a first mortgage lien on the entire real estate owned by the cooperative housing corporation which has been disclosed to the Person originating the Loan secured by the Collateral; and

            (d) Any other impediments which will not have a materially adverse effect on either the transferability of the Property or the sale thereof (or, if applicable, the transferability or sale of the Collateral) to a bona fide purchaser.

            Good and Merchantable Title will not exist if (i) there is any lien pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or similar federal or state law, as in effect from time to time, providing for liens in connection with the removal and clean-up of environmental conditions, or if notice has been given of commencement of proceedings which could result in such a lien, or (ii) there are limitations on ingress and egress to the Property or on use of utilities. Any action or proceeding after a foreclosure sale relating to establishing a deficiency judgment will not be considered in determining whether the Insured has acquired Good and Merchantable Title.

      1.18  Insured means:

            (a)   the Person designated on the face of this Policy; or

            (b) any Person to whom coverage has been assigned as permitted by Sections 3.5 or 3.6 resulting in a change in the Insured named on a Certificate for a Loan in accordance with this Policy.

      1.19 Loan means any note, bond, or other evidence of indebtedness secured by a mortgage, deed of trust, or other similar instrument, which constitutes or is equivalent to a first lien or charge on a Property and which the Company has approved for insurance and to which coverage under this Policy has been extended.

      1.20 Loan File means, with respect to a Loan, copies of all documents and information (irrespective of form or medium) created or received by any Person in connection with the origination or closing of the Loan, including the Borrower's loan application, purchase contract, appraisal or other evidence of valuation, credit report, verifications of employment, income and deposit, and HUD-1 or other settlement statement.

      1.21 Loss means the liability of the Company with respect to a Loan for payment of a Perfected Claim which is calculated in accordance with
            Section 6.3. A Loss will be deemed to have occurred when a Default on a Loan occurs, even though the amount of Loss is not then either presently ascertainable or due and payable.

      1.22 Original LTV means the ratio of the principal balance of a Loan at its origination to the Value of the Property.

      1.23 Per Loan Loss Percentage means the indicated percentage as set forth for a Loan on the applicable Certificate.

      1.24 Perfected Claim means a Claim received by the Company which contains all information or proof required by the Company and for which all requirements of this Policy applicable to payment of a Claim are satisfied.

      1.25 Person means any individual, corporation, partnership, association or other entity.

      1.26 Physical Damage means any tangible injury to a Property, whether caused by accident, natural occurrence, or any other reason, including damage caused by defects in construction, land subsidence, earth movement or slippage, fire, flood, earthquake, riot, vandalism or any Environmental Condition.

      1.27 Policy means this contract of insurance and all Applications, endorsements, schedules, and Certificates, which are incorporated in this Policy, related to Loans insured under this Policy.

      1.28 Possession of the Property means, if the Company elects to acquire the Property, physical and undisputed occupancy and control of the Property at the time of acquisition, or in the case of a Loan secured by Collateral, subject to the terms of the proprietary lease from the cooperative housing corporation.

      1.29 Primary First Layer Policy means the policy or guarantee issued by a mortgage guaranty insurance company approved for insurance of mortgage loans sold to either the Federal National Mortgage Association ("Fannie Mae"), or the Federal Home Loan Mortgage Corporation ("Freddie Mac"), which for a Loan provides coverage (a) in at least the coverage percent set forth for such Loan on the applicable Certificate, (b) that is issued under a form of policy issued by such company, approved by Fannie Mae or Freddie Mac and in general use for the mortgage loans sold to Fannie Mae or Freddie Mac, as applicable, and (c) that is maintained in full force and effect until cancellation thereof is required under applicable law. Upon the Company's request, from time to time, the Insured shall provide to the Company a copy of the form of each Primary First Layer Policy under which it obtains coverage.

      1.30 Property means a Residential real property and all improvements thereon which secure a Loan, together with all easements and appurtenances, all rights of access, all rights to use common areas, recreational and other facilities, and all of their replacements or additions. In the case of a Loan secured by Collateral, Property means the Residential real property, including all improvements thereon, which is owned by the cooperative housing corporation, and which is leased to the Borrower who holds an ownership or membership interest in such cooperative housing corporation, which lease and interest secure the related Loan, together with all easements and appurtenances, all rights of access, all rights to use common areas, recreational and other facilities, and all replacements or additions to any of the foregoing.

            For purposes of this Policy, wherever the term "Property" is used in reference to the stock or membership certificate, the lease, or any other asset or right related thereto (but not the physical condition or structure of the Property), it shall be deemed to be changed to "Collateral", including for purposes of provisions relating to foreclosure, Appropriate Proceedings, or redemption; acquisition of title or other status of title, lien or ownership (including Borrower's Title and Good and Merchantable Title); or acquisition, disposition or Conveyance of Title by any Person.

      1.31 Residential means a type of building or a portion thereof which is designed for occupancy by not more than four (4) families, or a single-family condominium, or a unit in a planned unit development. In the case of a cooperative housing corporation, Residential means a type of building or a portion thereof which is designed for occupancy by more than one family, with ownership by a cooperative housing corporation.

      1.32 Security means a bond, certificate or other security instrument for which a Loan is security or in which a Loan is otherwise included and which is identified on the face of this Policy.

      1.33 Servicer means that Person acting on behalf of the Insured of a Loan (or on behalf of the Insured's designee, if any) to service the Loan. The Servicer acts as a representative of the Insured of the Loan (and the Insured's designee, if any) and will bind the Insured and its designee for all purposes of this Policy, including providing information to the Company, receiving any notices, paying premiums, accepting Loss payments, and performing any other acts under this Policy. For purposes of the Policy, the term "Servicer" shall include the master servicer for a Loan of whom the Company has been notified, as well as any servicer acting on behalf of the master servicer of whom the Company has been notified. References in this Policy to a Servicer's obligations will not be construed as relieving the Insured or its designee of responsibility for the Servicer's performance.

      1.34 Settlement Period means the sixty (60) day period as determined under Section 6.4, at the end of the which a Loss is payable by the Company; provided that if the Company pays a Loss prior to expiration of such sixty (60) day period, the Settlement Period ends with such payment.

      1.35 Value means the lesser of the sales price of a Property (only applicable in the case of a Loan to finance the purchase of such Property) or the value of the Property as determined from an appraisal or other method of valuation, as set forth in the Certificate.

Any pronouns, when used in this Policy, will mean the singular or plural, masculine or feminine, as the case may be.

2.    Obtaining Coverage and Payment of Premiums

      2.1 Obtaining Coverage - This Policy shall extend to each Loan which the Insured submits for coverage under this Policy, provided that it is made in accordance with the terms and provisions of this Policy, including the Eligibility Criteria, and is accepted for insurance by the Company, as evidenced by a Certificate issued by the Company. In order to obtain coverage under this Policy for a Loan, the Insured or the Person acting on its behalf must submit a duly completed Application to the Company and notify the Company of the Servicer of the Loan, all of which must be acceptable to the Company. If all applicable requirements are satisfied, extension of coverage to a Loan under this Policy shall be evidenced by issuance of a Certificate Number on the Certificate Schedule.

      2.2   Representations of the Insured - The Insured represents that:

            (a) All statements made and information provided to the Company in the Application (including as such is related to continuation of coverage upon assumption of a Loan) are supported by statements and information in the Loan File;

            (b) All statements made and information in the Application when provided to the Company, or contained in the Loan File when the Loan is closed, are not false or misleading in any material respect as of such date(s) and do not omit any fact necessary in order to make such statements and information not false or misleading in any material respect as of such date(s); and

            (c)   The Loan complies with the Eligibility Criteria.

            The foregoing representations will apply to all statements and information provided to the Company in the Application or contained in the Loan File, whether made or submitted by the Insured, the Borrower or any other Person, and will be deemed to have been made and provided for and on behalf of the Insured. The foregoing representations shall be effective whether or not they are made by the Insured or other Person with the intent to deceive or mislead, or with the knowledge that they are not true and correct.

            It is understood and agreed that such statements and information in the Application or Loan File in the aggregate are, and in certain instances individually may be, material to the Company's decision to offer or provide coverage of the related Loan; the Company issues the related Certificate in reliance on the accuracy and completeness of such statements and information submitted to it; and the Company's reliance on the representations in this Section 2.2 survive the issuance of a Certificate or such continuation of coverage and any later review or audit of the Insured's files by the Company. Without otherwise limiting the scope of this Section 2.2, a breach of Section 4.9 relating to down payment will be deemed a material misrepresentation for purposes of this Section 2.2.

      2.3 Company's Remedies for Misrepresentation - If any of the Insured's representations as described in Section 2.2 are materially false or misleading with respect to a Loan, the Company will have, at its option, the right to defend against a Claim, or to the extent permitted by applicable law, to cancel or rescind coverage for such Loan under the Certificate retroactively to commencement of coverage (or if the misrepresentation occurs with respect to continuation of coverage upon assumption of a Loan, to so defend, cancel or rescind retroactively to the date of such continuation). In the case of such cancellation or rescission, the Company shall return at that time all paid premiums for such Loan retroactively to such applicable date.

      2.4 Initial Premium and Term of Coverage - Within fifteen (15) days from the Certificate Effective Date, or such other date as the Company and the Insured may agree to in writing, the Insured must forward to the Company the appropriate initial premium. Payment of the initial premium shall be a condition precedent to coverage being extended to the Loan. Subject to cancellation by the Insured or the Company as provided in this Policy, coverage shall remain in full force and effect for the period covered by the initial premium.

      2.5 Renewal of Certificate and Termination for Non-Payment of Renewal Premium - The Insured is obligated to continue coverage in effect and pay any premium which is due, as required by Section 2.7 of this Policy. The entire premium for all Loans (including all Loans then in Default) must be paid within a forty-five (45) day grace period (or such longer grace period generally allowed by the Company) after the due date for payment. Upon payment of the entire premium for all Loans within such grace period, this Policy will be in effect for the applicable period of coverage and a Default on a Loan occurring within said grace period which is not cured, and which results in a Claim being filed, will be covered. If the entire premium for all Loans is not paid within the grace period, at the option of the Company, the coverage of this Policy and the Company's liability as to all Loans will terminate effective as of 12:01 a.m. on the first day following the date through which the applicable premium has been paid and as a result, any future Defaults on any of the Loans will not be covered under this Policy.

            If the applicable premium on a Loan in Default has been paid for a renewal term following the renewal term during which such Default occurred, and if such Default is not cured and results in a Claim, such premium paid shall be refunded in connection with the settlement of the Claim. If such premium on such Loan in Default is not paid, coverage on such Loan shall be cancelled retroactive to the date through which the premium has been paid, but a Claim resulting from a Default which occurred before the date through which the applicable premium has been paid shall be covered, subject to the terms and conditions of this Policy.

      2.6 Special Procedures for Receipt and Deposit of Initial and Renewal Premiums - The Insured acknowledges that the Company deposits initial and renewal premium checks immediately upon receipt and agrees that the receipt and deposit of a premium check by the Company after the time specified in this Policy for receipt, does not constitute a waiver of the requirements of this Policy for timely receipt or an acceptance of premium by the Company. The Company will have the right to return such late premium payment, but only within sixty (60) days after receipt, in which case coverage of all Loans (including all Loans then in Default) will be cancelled retroactively to the Certificate Effective Date for a late initial premium, or to the last day of the period covered by the previous premium payment for a late renewal premium. Receipt, deposit and retention of a premium check will not constitute a waiver of any defenses with respect to any other matters which the Company may have under this Policy.

      2.7 Cancellation by the Insured of a Certificate - Notwithstanding any provision to the contrary in this Policy, the Insured shall be obligated to maintain coverage of a Certificate for a Loan (and to pay corresponding premiums for continuation of such coverage for each month or partial month coverage is in effect) unless or until
            (a) the Loan is paid in full or (b) the ratio of the outstanding principal balance of the Loan to the Value (as defined in Section
            1.35 of this Policy) of the Property securing the Loan is at least five (5) percentage points less than the Original LTV minus the product of the Per Loan Loss Percentage and the Original LTV for such Loan under this Policy or (c) otherwise permitted in writing by the Company. Subject to the foregoing obligation of the Insured to maintain coverage, the Insured may obtain cancellation of coverage on a Loan by making a written notification in the case of (a) or (b) above or a written request in the case of (c) above. However, no refund will be paid upon cancellation of coverage on a Loan. Cancellation of coverage on a Loan will not cancel this Policy.

      2.8 Cancellation of Policy - Either the Insured or the Company may cancel their respective right or obligation to receive or issue new Certificates immediately upon written notice of cancellation of this Policy. However, Certificates issued prior to such cancellation of this Policy will continue in force so long as all premiums are paid and all other terms and conditions of this Policy for coverage are complied with by the Insured.

      2.9 Cancellation of Policy and Coverage of Loans Upon Termination of Security or Removal of Loans from Security - Except as otherwise specified below, in the event that

            (a) the bonds, certificates or other security instruments designated or referred to in this Policy as the Security are redeemed, paid in full, cancelled or otherwise terminated, or the trust created in connection with the issuance of the Security is terminated for any reason (individually, a "Redemption"), or

            (b) there are no longer any Loans that are security for, or represented by, the Security,

            this Policy and the coverage of all Loans under this Policy shall automatically be terminated without further action being required by either the Insured or the Company, and the Company shall have no liability for any Default existing at the time of cancellation, other than Defaults on Loans for which a Claim had been filed in accordance with Section 6.1 of this Policy prior to the date of termination of coverage.

            The Insured shall notify the Company within thirty (30) days after the occurrence of either (a) or (b) above. The provisions of this
            Section 2.9 shall control, notwithstanding the right of the Insured to cancel coverage on some or all of the Loans and the exercise of such right by the Insured. No refund will be paid upon cancellation of this Policy and coverage of Loans under this Section 2.9.

            Notwithstanding the foregoing, coverage of Loans insured under this Policy shall not automatically terminate in the event of a Redemption, if a change of Insured for all, but not less than all, of the Loans then insured under this Policy, is requested by the Insured and approved by the Company as provided for in Section 3.5 within thirty (30) days after the effective date of the Redemption.

      2.10 Refund of Premium for Certain Circumstances - If, because of a provision in Sections 2, 3, or 4 (other than Sections 4.4, 4.7, or 4.8), no Loss is payable to the Insured, the Company shall return to the Insured all paid premiums retroactively and pro rata to the date when the event or circumstance occurred which resulted in no Loss being payable.

      2.11 Post Underwriting Review and Copies of Loan Files - The Company or representatives designated by it will have the right, from time to time, upon thirty (30) days advance notice to the Insured, to conduct a post underwriting review (including inspection) of the Loan Files and other information, papers, files, documents, books, records, agreements, and electronically stored data pertaining to or in connection with Loans insured under this Policy prepared or maintained by or in the possession of the Insured or of the Servicer, or which the Insured or the Servicer has a legal right to obtain. The Company will have the right to conduct the review on the Insured's premises during normal business hours. The Insured must cooperate fully with the review.

            In addition, either in connection with such review or separately, the Company will have the right upon ninety (90) days prior written notice to obtain from the Insured a copy of the Loan File for any Loan for which a Certificate has been issued pursuant to this Policy. If for any reason the Insured fails to provide a copy of a Loan File at the time of the Company's review or upon the Company's other notice, the Company will provide a second notice to the Insured, allowing the Insured to provide it within an additional ninety (90) day period. If for any reason the Insured fails to provide a copy of a Loan File within the additional ninety day period, then, at the Company's option, the Company will have the right to cancel coverage for the Loan if, in the Company's reasonable judgment, any portion of the Loan File not provided would be relevant to the Company's assessment or assertion of its rights and defenses under this Policy.

3. Changes in Various Loan Terms, Servicing, and Insured; Coordination and Duplication of Benefits

      3.1 Loan Modifications - Unless advance written approval is provided by, or obtained from, the Company, the Insured may not make any change in the terms of a Loan, including the borrowed amount, interest rate, term or amortization schedule of the Loan, except as permitted by terms of the Loan; nor make any change in the Property or other collateral securing the Loan; nor release the Borrower from liability on a Loan.

      3.2 Open End Provisions - The Insured may increase the principal balance of a Loan; provided that the written approval of the Company has been obtained. The Insured will pay the Company the additional premium due at the then prevailing premium rate.

      3.3 Assumptions - If a Loan is assumed with the Insured's approval, the Company's liability for coverage under its Certificate will terminate as of the date of such assumption, unless the Company approves the assumption in writing. The Company will not unreasonably withhold approval of an assumption. It is understood that coverage will continue, and that the restriction of this
            Section 3.3 will not apply, if under the Loan or applicable law the insured cannot exercise a "due-on-sale" clause or is obligated to consent to such assumption under the Loan or applicable law.

      3.4   Servicing -

            (a) If the servicing rights for a Loan are sold, assigned or transferred by the Insured, coverage of the Loan hereunder will continue provided that prior written notice of the new Servicer is given to the Company and the new Servicer is approved in writing by the Company in advance of such sale, assignment, or transfer.

            (b) The Company may notify the Insured at any time in writing that a Servicer is no longer approved by the Company.

      3.5 Change of Insured of this Policy - Change of insured of this Policy shall only be allowed if advance written approval is obtained from the Company (which approval shall be in the sole and absolute discretion of the Company). If the Company approves the change of Insured, the Company shall, thereafter, change its records to identify the new Insured for this Policy.

      3.6 Assignment of Coverage of a Loan under this Policy - Assignment of coverage of a Loan shall only be allowed if advance written approval is obtained from the Company (which approval shall be in the sole and absolute discretion of the Company). If the Company approves the assignment, the Company shall, thereafter, change its records to identify the new Insured for such Loan. Coverage for any Person becoming an Insured pursuant to this Section 3.6 shall be subject to all of the terms, conditions, and exclusions contained in this Policy and to all defenses to coverage available to the Company against the original Insured.

      3.7 Coordination and Duplication of Insurance Benefits - The coverage under this Policy shall be excess over any other insurance which may apply to the Property or to the Loan, except for mortgage guaranty pool insurance or supplemental or second tier mortgage insurance.

      3.8 Indebtedness and Liens with Respect to Collateral - The Insured shall not consent to or approve, without the prior written approval of the Company:

            (a) a lien on the entire real estate or the Property that is owned by a cooperative housing corporation, other than that indebtedness secured by a first mortgage lien or other liens disclosed to the Person originating the Loan secured by the Collateral; or

            (b) a modification or termination of any rights of the Insured to exercise its consent or approval respecting the matters described in (a)

4.    Exclusions From Coverage

      The Company will not be liable for, and this Policy will not apply to, extend to or cover the following:

      4.1 Balloon Payment - Any Claim arising out of or in connection with the failure of the Borrower to make any payment of principal and/or interest due under a Loan:

            (a) as a result of the Insured exercising its right to call the Loan (other than when the Loan is in Default) or because the term of the Loan is shorter than the amortization period, and

            (b) which is for an amount more than twice the regular periodic payments of principal and interest that are set forth in the Loan (commonly referred to as a "balloon payment").

            This exclusion will not apply:

            (1) if the Insured or other Person acting on behalf of the Insured offers the Borrower, in writing, a renewal or extension of the Loan or a new loan which

                  (A)   constitutes a first lien,

                  (B) is at rates and terms generally prevailing in the marketplace (but otherwise subject to Section 3.1),

                  (C) is in an amount not less than the then outstanding principal balance,

                  (D)   has no decrease in the amortization period, and

                  (E) is offered regardless of whether the Borrower is then qualified under the Insured's underwriting standards, or whether the Borrower accepts such offer, or

            (2) if the Loan has an original term to maturity of fifteen (15) or more years from the first due date thereunder and equal monthly payments (except for the related balloon payment) that otherwise would fully amortize the principal of the Loan over thirty (30) years and pay interest at the applicable interest rate.

      4.2 Effective Date - Any Claim resulting from a Default existing at the Certificate Effective Date or occurring after lapse or cancellation of a Certificate.

      4.3 First Payment Default - Any Claim arising from a Default due to the failure of the Borrower to have made or to make the first regular periodic payment on the Loan from the Borrower's Own Funds.

      4.4 Incomplete Construction - Any Claim when, as of the date of such Claim, construction of a Property is not completed in accordance with the construction plans and specifications upon which the valuation of the Property at origination of the Loan was based.

      4.5   Fraud, Misrepresentation and Negligence -

            (a) Any Claim not otherwise within the scope of Section 2.3 where there was fraud or misrepresentation by the Insured or the Servicer with respect to the Loan, and the fraud or misrepresentation (1) materially contributed to the Default resulting in such Claim; or (2) increased the Loss, except that if the Company can reasonably determine the amount of such increase, such Claim will not be excluded, but the Loss will be reduced to the extent of such amount.

            (b) Any Claim where there was negligence by the Insured or the Servicer, which (1) was material to either the acceptance of the risk or the hazard assumed by the Company; (2) materially contributed to the Default resulting in such Claim; or (3) increased the Loss, except that if the Company can reasonably determine the amount of such increase, such Claim will not be excluded, but the Loss will be reduced to the extent of such amount.

      4.6 Non-Approved Servicer - Any Claim arising from a Loan for which the Servicer, at time of Default or thereafter, is not approved by the Company as described in Section 3.4; provided that this exclusion shall not apply if the Company has notified the Insured in writing under Section 3.4(b) that a Servicer is no longer approved and if within ninety (90) days thereafter the Insured completed a transfer of servicing to a new Servicer approved by the Company.

      4.7 Physical Damage (Other than Relating to Pre-Existing Environmental Conditions) - Any Claim where; at any time after the Certificate Effective Date, Physical Damage to a Property (of a type other than as described in Section 4.8 and other than reasonable wear and tear), occurs or manifests itself subject to the following provisions:

            (a) This exclusion will not apply if the Company in good faith determines that the aggregate cost of restoring all such Physical Damage is less than fifteen hundred dollars ($1,500), or such higher amount as the Company may provide from time to time.

            (b) This exclusion will apply only if such Physical Damage occurred or manifested itself:

                  (i) prior to expiration of the Settlement Period and the Company elects to acquire the related Property in settlement of a Claim; or

                  (ii) prior to the filing of the Claim and was the most important cause of the Claim and the Property was either uninsured for loss arising from such Physical Damage or was insured for an amount which, disregarding normal and customary deductibles not to exceed fifteen hundred dollars ($1,500) or such higher amount as the Company may provide from time to time, was insufficient for the Property to be in the same condition (except for reasonable wear and tear) as it was in as of the Certificate Effective Date.

            (c) The exclusion resulting from paragraph (b)(i) will not apply if the Property is restored in a timely and diligent manner to its condition (except reasonable wear and tear) as of the Certificate Effective Date. In lieu of requiring restoration of the Property, the Company may, at its option, reduce the Claim Amount by an amount equal to the cost of such restoration.

            (d) For purposes of this Section 4.7, the Property subject to restoration will consist only of the land, improvements or personal property deemed part of the real property under applicable law, and chattel items affixed to the real property and identified in the appraisal or other valuation of the Property at the time the Loan was made, whether or not they are deemed part of the real property.

            (e) Cost estimates relied upon by the Company in connection with this Section 4.7 shall be provided in writing by an independent party selected by the Company. The Company will furnish the Insured with any such written cost estimates, if requested by the Insured.

      4.8 Pre-Existing Environmental Conditions - Any Claim where there is an Environmental Condition which existed on the Property (whether or not known by the Person submitting an Application for coverage of the Loan) as of the Certificate Effective Date, subject to the following provisions:

            (a) This exclusion will not apply if the existence of such Environmental Condition, or the suspected existence of such Environmental Condition, was specifically disclosed to the Company in the Application relating to the Property.

            (b)   This exclusion will apply only if such Environmental Condition

                  (i)   was a principal cause of the Default, and

                  (ii) has made the principal Residential structure on the Property uninhabitable. A structure will be considered "uninhabitable" if generally recognized standards for residential occupancy are violated or if, in the absence of such standards, a fully informed and reasonable person would conclude that such structure was not safe to live in without fear of injury to health or safety.

      4.9 Down Payment - Any Claim involving a Loan which is for the purchase of the Property, and for which the Borrower did not make a down payment as described in the Application or Loan File.

      4.10 First Lien Status - Any Claim, if the mortgage, deed of trust or other similar instrument executed by the Borrower and insured hereunder did not provide the Insured at origination with a first lien on the Property.

      4.11 Payment of the Full Benefit of the Primary First Layer Policy - Any portion of any Claim for Loss to the extent the Insured under the related Primary First Layer Policy has not received the amount of the full benefit of the percentage option claim payment under the Primary First Layer Policy (irrespective of the reason or cause, including insolvency of the Primary First Layer Policy insurer or failure of the Insured to maintain the Primary First Layer Policy or to comply with the terms and conditions of the Primary First Layer Policy).

      4.12 Non-Eligible Loans - Any Claim on a Loan that did not meet the Eligibility Criteria applicable to the Loan.

      4.13  Breach of the Insured's Obligations or Failure to Comply with Terms
            - Any Claim involving or arising out of any breach by the Insured of its obligations under, or its failure to comply with:

            (a) the terms of this Policy (in any case where there is no exclusion from coverage or express remedy for such breach or noncompliance under this Policy), or

            (b)   its obligations as imposed by operation of law, and

            (c)   if such breach or failure in (a) or (b):

                  (i) materially contributed to the Default resulting in such Claim;

                  (ii) increased the Loss, provided that if the Company can reasonably determine the amount of such increase, such Claim will not be excluded, but the Loss will be reduced to the extent of such amount; or

                  (iii) resulted from a breach of the Insured's obligations
                        under Section 5.8, irrespective of whether such breach contributed to the Default resulting in such Claim or increased the Loss.

5.    Conditions Precedent to Payment of Claim

      It is a condition precedent to the Company's obligation to pay a Loss that the Insured comply with all of the following requirements:

      5.1 Notice of Default - The Insured must give the Company written notice:

            (a) Within forty-five (45) days of the Default, if it occurs when the first payment is due under the Loan; or

            (b)   Within ten (10) days of either:

                  (i) the date when the Borrower becomes four (4) months in Default on the Loan; or

                  (ii) the date when any Appropriate Proceedings which affect the Loan or the Property or the Insured's or Borrower's interest therein have been started;

                  whichever occurs first.

      5.2 Monthly Reports - Following a notice of Default on the Loan, the Insured must give the Company monthly reports on forms or in a format acceptable to the Company on the status of the Loan and on the servicing efforts undertaken to remedy the Default. These monthly reports may be furnished less frequently if allowed in writing by the Company and must continue until the Borrower is no longer in Default, the Appropriate Proceedings terminate, or until the Insured has acquired the Property.

      5.3 Company's Option to Accelerate Filing of a Claim - If the Company so directs, at any time after receiving the Insured's notice of Default, the Insured must file a Claim within thirty (30) days after notice from the Company. The Company will then make a payment of Loss in accordance with the per loan loss percentage guaranty option in Section 6.3(b). Thereafter, following the acquisition of Borrower's Title by the Insured, the Insured will be entitled to file a supplemental Claim at the time prescribed in Section 6.1 in an amount equal to the sum of its advances, less the deductions, all as specified in Section 6.2, to the extent not included in the payment of the initial Claim. Such supplemental Claim must be paid by the Company in accordance with Section 6.3(b). No interest shall be included in the Claim Amount under this Section 5.3 after the date that the accelerated Claim is filed. If a Loan for which the Company has paid a Claim is subsequently brought current by the Borrower, the Insured shall refund to the Company the Loss paid by the Company with respect to that Loan. If the Company exercises its option under this Section 5.3, the Company shall not have the right to direct or participate in a deficiency recovery under Section 7.2.

      5.4 Voluntary Conveyance - The Insured may only accept a conveyance of the Property from the Borrower in lieu of foreclosure or other proceeding if the prior written approval of the Company has been obtained. Such approval shall not be considered as an acknowledgement of liability by the Company with respect to such Loan.

      5.5 Appropriate Proceedings - The Insured must begin Appropriate Proceedings no later than when the Loan becomes six (6) months in Default unless the Company provides written instructions that some other action be taken. Such instructions may be general or applicable only to specific Loans. The Company reserves the right to direct the Insured to institute Appropriate Proceedings at any time after Default. When either defending against or bringing Appropriate Proceedings, the Insured must report their status to the Company as reasonably and expeditiously as possible.

            In conducting Appropriate Proceedings, the Insured must:

            (a) diligently pursue the Appropriate Proceedings once they have begun;

            (b) apply for the appointment of a receiver and assignment of rents, if permitted by law and requested by the Company;

            (c) upon request by the Company in writing, furnish the Company with the Loan File (whether or not the Insured is the originator of the Loan), the payment and collection history from the servicing file since the inception of coverage of such Loan under this Policy, and copies of all notices and pleadings filed or required in the Appropriate Proceedings;

            (d)   act and bid at the foreclosure sale in accordance with Section
                  5.11 so that its ability to preserve, transfer and assign to the Company its rights against the Borrower are not impaired; and so that the rights of the Company under this Policy against the Borrower are fully protected. Such rights include any rights to obtain a deficiency judgment, subject to the Company's compliance with Sections 7.2 and 7.3 relating to establishing a deficiency; and

            (e) when requested by the Company, furnish the Company with a written statement indicating the estimated potential Claim Amount as computed under Section 6.2 at least fifteen (15) days before the foreclosure sale.

      5.6 Mitigation of Damages - The Insured must take appropriate actions to mitigate the Loss. Accordingly, in order to comply with this provision, the Insured's obligations include collecting amounts due under the Loan and offering to any Borrower who has the ability and desire to cure the Default, a repayment plan, a forbearance plan, or a loan modification or other loan workout plan. In the event such efforts fail to cure the Default, the Insured must use its best efforts to effectuate the early disposition of the Property.

            The Company shall be entitled at its sole discretion to actively direct any such mitigation efforts. Such direction may be general or applicable only to specific Loans. The Company must administer this Policy in good faith.

      5.7   Advances - The Insured must advance:

            (a) normal and customary hazard insurance premiums and real estate property taxes, in each case as due and payable;

            (b) reasonable and necessary Property protection and preservation expenses approved by the Company at the time the Company reviews the Claim, which shall not include expenditures to remove an exclusion from coverage under Section 4; and

            (c) reasonable costs to complete Appropriate Proceedings and eviction and moving of occupants, including related court expenses and attorney's fees.

      5.8 Claim Information and Other Requirements - The Insured must provide the Company with:

            (a) a completed form furnished by or acceptable to the Company for payment of a Claim;

            (b) unless previously provided under Section 5.5(c), the Loan File which is the subject of the Claim (whether or not the Insured is the originator of the Loan), the payment and collection history from the servicing file since the inception of coverage of such Loan under this Policy;

            (c) if the Property is not being acquired by the Company: a copy of an executed trustee's or sheriff's deed (which may be unrecorded) conveying Borrower's Title to the Property to the Insured (or satisfactory evidence that the foreclosure sale has been completed if the Borrower's right of redemption has not expired); or a deed from the Borrower (which may be unrecorded) if a voluntary conveyance has been approved by the Company, conveying to the Insured the title that was required by the Company in the approval of the conveyance;

                  In the event the most important cause of Default was a circumstance or event which would prevent the Insured from obtaining Good and Merchantable Title, the Insured shall instead provide the Company with evidence described in Section
                  5.8 (d)(ii) below that it has acquired Good and Merchantable Title to the Property;

            (d)   if the Property is being acquired by the Company:

                  (i) a recordable deed in normal and customary form containing the customary warranties and covenants conveying to the Company or its designee Good and Merchantable Title to the Property;

                  (ii) a title insurance policy acceptable to the Company or an attorney's opinion of title acceptable to the Company, confirming that the Insured has and can convey to the Company Good and Merchantable Title to the Property; and

                  (iii) Possession of the Property, but only if the Company has required such Possession in writing;

            (e) access to the Property, pursuant to the terms and conditions of Section 6.4(b), if requested by the Company under such Section;

            (f) a copy of the claim and evidence of the payment of, and any adjustments to, the claim under the Primary First Layer Policy, if applicable, and other information related to such Primary First Layer Policy as the Company may reasonably request; and

            (g) all other information and documentation reasonably requested by the Company.

      5.9 Acquisition of Borrower's Title Not Required - The Insured will not be required to acquire Borrower's Title to a Property if (a) the Company approves a sale of the Property prior to a foreclosure sale and such sale is closed; (b) the Company requires an early Claim filing pursuant to Section 5.3, except that such acquisition will be required as a condition to the Insured's filing of a supplemental Claim; or (c) the Property is acquired by someone other than the Insured at a foreclosure sale, as provided in Section 5.11, or thereafter pursuant to exercise of rights of redemption.

      5.10  Sale of a Property by the Insured Before End of Settlement Period -

            (a) The Insured must submit to the Company any offer to purchase a Property which is acceptable to the Insured until such time as a Claim is settled under this Policy. Upon such submission, the Company must then promptly notify the Insured that it will either approve or not approve such offer. The Insured shall promptly notify the Company if the approved offer does not close as scheduled.

            (b) If an approved offer expires or is terminated, the Company shall be entitled to pay the Loss payable by:

                  (i) paying the per loan loss percentage guaranty option as calculated under Section 6.3(b), or

                  (ii) paying the property acquisition settlement option as calculated under Section 6.3(a), and acquiring the Property; but if the Company's right to acquire the Property has expired pursuant to Section 6.5, or been waived, then such acquisition shall be under the same terms and conditions as the expired or terminated offer, except for terms and conditions relating to the sale price and method of payment of the sale price, which shall instead be governed by Section 6.3.

            (c) The following provisions shall apply to offers submitted to the Company under this Section 5.10:

                  (i) At the time it presents an offer, the Insured must also provide the Company with a good faith estimate of gross proceeds and expenses in sufficient detail for the Company to calculate the estimated net proceeds described below. The Company may not require any changes to the offer, direct the marketing of the Property, or require any expenditures by the Insured for restoration of the Property as a condition to its approval.

                  (ii) If the Company approves the offer submitted by the Insured, it must also advise the Insured of the estimated net proceeds which it has calculated. The estimated net proceeds calculated by the Company will be the estimated gross sales proceeds to be received by the Insured less all reasonable estimated expenses submitted by the Insured and approved by the Company in its approval of the offer which have been or are expected to be paid by the Insured in obtaining and closing the sale of the Property. If the estimated net proceeds as calculated by the Company are acceptable to the Insured, the Loss payable shall be computed as determined below. If such calculation is not acceptable to the Insured, the offer shall be deemed to have not been approved by the Company.

                  (iii) If the Company approves the offer, the Loss payable by the Company under this Section 5.10 will be the lesser of:

                        (A)   the actual net amount as calculated below, or

                        (B)   the per loan loss percentage guaranty option under
                              Section 6.3(b) without regard to a sale of the Property.

                        The actual net amount will be the Claim Amount calculated under Section 6.2, except that (a) delinquent interest will be computed through the closing date for sale of the Property, and (b) the Claim Amount shall be reduced by the actual net proceeds realized by the Insured from the sale of the Property. The actual net proceeds will be determined in the same manner as the estimated net proceeds, but on the basis of the actual sales proceeds. For purposes of computing a Loss, such actual net proceeds shall not be less than the estimated net proceeds calculated by the Company under this subparagraph (iii) or as otherwise approved by the Company.

                  (iv) The Company shall not unreasonably withhold its approval of expenses submitted to it after its approval of an offer. Expenses paid to Persons employed or controlled by the Insured or their internal costs will not be allowed in calculation of either the estimated or actual net proceeds.

                  (v) If requested by the Company, the Insured shall advise the Company of the name of the real estate broker or other Person marketing the Property and. authorize such broker or other Person to release information regarding the marketing and physical condition of the Property to the Company.

      5.11 Foreclosure Bidding Instructions Given by the Company - Unless otherwise directed by the Company, the Insured will be entitled to bid at the foreclosure sale held as part of the Appropriate Proceedings any amount which it determines necessary to obtain Borrower's Title to the Property. The Company will be entitled to direct the Insured to bid an amount to be determined by the Insured within a minimum and maximum range, as follows:

            (a) The minimum amount shall not be less than the fair market value of the Property, but if there has been Physical Damage to the Property which affects its fair market value (as determined before such Physical Damage) by more than ten percent (10%), the fair market value of the Property shall be its fair market value after restoration of the Property.

            (b)   The maximum amount shall not exceed the greater of

                  (i) the fair market value of the Property as determined under subparagraph (a) above, or

                  (ii) the estimated Claim Amount less the amount which the Company would pay as the per loan loss percentage guaranty option under Section 6.3(b).

            (c) For purposes of this Section 5.11, fair market value shall be determined as of a date acceptable to the Company by an opinion of an independent real estate broker, or by an independent appraiser, in either case selected by or acceptable to the Company.

            The Insured is not required to acquire Borrower's Title if it has bid in accordance with this Section 5.11, whether or not pursuant to directions from the Company.

      5.12 Effect of Unexpired Redemption Period on Payment of a Claim - If the Insured files a Claim prior to expiration of an applicable redemption period, the Loss payable shall only be computed through the date of filing of the Claim, and if the Company elects to acquire the Property, the Insured will remain responsible for management and control of the Property until the Company's acquisition thereof, which may be after expiration of the redemption period, but not later than as required by Section 6.4.

            If the Company has paid to the Insured a Claim under its per loan loss percentage guaranty option in Section 6.3(b), and the related Property is subsequently redeemed by the Borrower, the Insured shall promptly report such redemption to the Company and reimburse the Company for the amount of the Company's Claim payment, to the extent that the sum of the Company's Claim payment and the amount realized by the Insured from the redemption exceeds the Claim Amount, as would have been calculated through the date of redemption.

      5.13 Collection Assistance - If the Company so requests, the Insured shall permit the Company to cooperatively assist the Insured in the collection of moneys due under the Loan, including obtaining information from the Borrower, attempting to develop payment schedules acceptable to the Insured, conducting Property inspections and requesting appraisals of the Property.

6.    Loss Payment Procedure

      6.1   Filing of Claim -

            (a) The Insured shall file a Claim under this Policy after, but no later than sixty (60) days following, the later of

                  (i)   Conveyance of Title to the Property, or

                  (ii) if applicable, the settlement of a claim under the Primary First Layer Policy.

            (b) If the Insured fails to file a Claim within the period of time required under paragraph 6.1(a) above, the Insured will not be entitled to, and the Company will not be obligated for, any payment under this Policy for amounts, including additional interest and expenses, which would otherwise be claimable, but which accrue or are incurred after the sixty (60) day period for filing of a Claim.

            (c) If the Insured fails to file a Claim within eighteen (18) months following the Conveyance of Title, the Insured will not be entitled to, and the Company will not be obligated for, any payment under this Policy.

            Once a Claim has been filed, if the Insured fails to satisfy the requirements for a Perfected Claim within one hundred eighty (180) days after such filing (or within such longer period of time as the Company may allow in writing), the Insured will no longer be entitled to payment of a Loss and the Company will not be obligated to make any payment under this Policy.

      6.2 Calculation of Claim Amount - Subject to Sections 7.5 and 5.3, the Claim Amount will be an amount equal to:

            the sum of:

            (a) the amount of unpaid principal balance due under the Loan as of the date of Default without capitalization of delinquent interest, penalties or advances; and

            (b) the amount of accrued and unpaid interest due on the Loan computed at the contract rate stated in the Loan through the date that the Claim is filed with the Company, but excluding applicable late charges, penalty interest or other changes to the interest rate by reason of Default; and

            (c)   the amount of advances incurred by the Insured under Section
                  5.7 prior to filing of the Claim (except to Persons employed or controlled by the Insured or their other internal costs) provided that:

                  (i) Attorney's fees advanced for completion of Appropriate Proceedings and obtaining Possession of the Property will not be allowed to the extent they exceed three percent (3%) of the sum of the unpaid principal balance and the accrued and accumulated interest due; and

                  (ii) Such advances, other than attorney's fees, must have first become due and payable after the Default, and payment of such advances must be prorated from the date of Default through the date the Claim is filed with the Company;

            less the sum of:

            (1) the amount of all rents and other payments (excluding proceeds of a sale of the Property and the proceeds of fire and extended coverage insurance) collected or received by the Insured, which are derived from or in any way related to the Property or the Loan;

            (2) the amount of cash remaining in any escrow account as of the last payment date;

            (3) the amount of cash or other collateral to which the Insured has retained the right of possession as security for the Loan;

            (4) the amount paid under applicable fire and extended coverage policies which are in excess of the cost of restoring and repairing the Property, if the Property is damaged, and which has not been paid to the Borrower or applied to the payment of the Loan as required by the terms of the Loan;

            (5) the greater of the amount of any claim payment pursuant to a Primary First Layer Policy which the Insured received, or which the Insured should have received as the full Primary First Layer Policy benefit as described in Section 4.11; and

            (6) any other amounts claimed by the Insured to the extent they are excluded from the Claim Amount by reason of Section 4.

      6.3 Payment of Loss; Company's Options - Within the Settlement Period, but only if the Insured has satisfied all requirements for a payment of Loss and the requirements for a Perfected Claim have been met, the Company shall at its sole option exercise its:

            (a) Property Acquisition Settlement Option. Pay to the Insured as the Loss the Claim Amount calculated in accordance with
                  Section 6.2 for the Company's acquisition of the Property; or

            (b) Per Loan Loss Percentage Guaranty Option. In the event the Company does not acquire the Property, allow the Insured to retain all rights and title to the Property and pay to the Insured as the Loss the lesser of: (i) the difference between the Claim Amount calculated in accordance with Section 6.2 and the amount realized by the Insured pursuant to its sale, if any, of the Property as provided in Section 5.10 and (ii) the Per Loan Loss Percentage option which shall be calculated by multiplying the applicable Per Loan Loss Percentage for such Loan times the Claim Amount (without any reduction for the Primary First Layer Policy claim payment). However, if prior to the Company's payment of the Loss, a third party acquires title to the Property at the foreclosure sale or a Borrower redeems the Property (unless such acquisition or redemption occurs because the Insured failed to bid as provided in
                  Section 5.11), then the Company shall pay the lesser of: (i) the per loan loss percentage guaranty option amount described above; or (ii) the difference between the Claim Amount and the amount realized by the Insured at the foreclosure sale or redemption; or

            (c) Pre-Claim Sale Option. Pay to the Insured as the Loss the amount calculated in accordance with Section 5.10, if the terms and conditions of Section 5.10 are met.

            In addition to the sum due pursuant to the option described above which the Company selects, the Loss payable by the Company will include the other amounts provided for under Sections 6.5 or 7.2 when such Sections are applicable. The Company will deduct from its payment of Loss such amounts as may be permitted by this Policy and the aggregate amounts of any payments of Loss which it had previously made.

            Without limiting the requirements and conditions to filing and payment of a Claim contained in this Policy, if the Property has been acquired by the insurer under a Primary First Layer Policy, no Loss shall be payable under this Policy. For purposes of this Policy any references to "percentage guaranty option" shall be to the "per loan loss percentage guaranty option".

      6.4 Claim Settlement Period - The Settlement Period will be a sixty (60) day period after the Company's receipt of a Claim, calculated as follows:

            (a) No later than the twentieth (20th) day after filing of a Claim, the Company may notify the Insured of additional documents or information which it requires for processing the Claim, upon which the sixty (60) day period shall be suspended until the Company receives such additional documentation and information. Additional items may be requested by the Company after such twenty (20) day period and the Insured must use reasonable efforts to satisfy such request, but the sixty (60) day limit will not be tolled for their receipt.

            (b) No later than the sixtieth (60th) day after filing of a Claim, the Company may notify the Insured that it will require access to the Property sufficient to inspect, appraise and evaluate the Property. If the Company does not notify the Insured by that date, its right to such access will be deemed waived. If such notice is given, the Insured will use its best efforts to provide access to the Company and, if access is not then available, the sixty (60) day period will be suspended from the date such notice was given until the Company receives notice from the Insured that access is available to it. If access is in fact not available when sought by the Company after such notice from the Insured, the Company will promptly notify the Insured of such unavailability, and the passage of the sixty day period will remain suspended as if the Insured's notice of availability had not been given to the Company.

            (c) If the Company has elected to acquire the Property in settlement of a Claim, the sixty day period also will be suspended if necessary for there to be a period of ten (10) days after the date on which the Insured satisfies all conditions to acquisition, including any required restoration of the Property, for the Insured's delivery of a recordable deed and title policy or opinion evidencing Good and Merchantable Title (not subject to any rights of redemption, unless the Company waives such requirement) and, if applicable, delivery of Possession to the Property.

      6.5 Payment by the Company After the Settlement Period - If the Company has not paid a Loss during the Settlement Period, then (a) the Company will include in its payment of Loss, if a Loss is ultimately payable, simple interest on the amount payable accruing after the Settlement Period to the date of payment of Loss at the applicable interest rate or rates which would have been payable on the Loan during such period, and (b) the Company will no longer be entitled to acquire the Property as an option for payment of the Loss.

            The Company must either pay the amount of applicable Loss (including any additional applicable interest as computed above) or deny the Claim in its entirety within (a) one hundred twenty (120) days after expiration of the Settlement Period, or (b) if the Settlement Period has not expired, no later than one hundred eighty (180) days after filing of the Perfected Claim. If at a later date it is finally determined by agreement between the Insured and the Company (or by completion of legal or other proceedings to which the Insured and the Company are parties) that the Company was not entitled to deny all or a portion of the Claim, the Company will include in any resulting subsequent payment of Loss interest as calculated above through the date of such payment on the amount of Loss which the Company was not entitled to deny.

      6.6 Discharge of Obligation - Payment by the Company of the amount of Loss required to be paid in accordance with this Policy will be a full and final discharge of its obligation with respect to such Loss under this Policy.

7.    Additional Conditions

      7.1 Proceedings of Eminent Domain - In the event that part or all of a Property is taken by eminent domain, or condemnation or by any other proceedings by federal, state or local governmental unit or agency, the insured must require that the Borrower apply the maximum permissible amount of any compensation awarded in such proceedings to reduce the principal balance of the Loan, in accordance with the law of the jurisdiction where the Property is located.

      7.2   Pursuit of Deficiencies -

            (a) The Insured will be entitled to pursue Appropriate Proceedings, or shall at the direction of the Company pursue Appropriate Proceedings through the end of the Settlement Period, which may result in the Borrower becoming liable for a deficiency after completion of the Insured's acquisition of a Property. Such pursuit may not be directed by the Company unless such deficiency is estimated to exceed $7,500. If the Company proposes to pursue a deficiency judgment, in whole or in part for its account, it will notify the Insured at least thirty (30) days before the foreclosure sale. If the Company does not so notify the Insured, the deficiency judgment, if established by the Insured, will be solely for the account of the Insured, and the Company will not be subrogated to any rights to pursue the deficiency judgment.

            (b) The following provisions will apply if, in completing Appropriate Proceedings there are additional expenses advanced pursuant to Section 5.7 or additional interest accrued on the Loan, due to (1) an additional redemptive period or a delay in acquisition of Borrower's Title, which period or delay is directly related to establishing the deficiency judgment or
                  (2) legal proceedings which are necessary to establish and pursue the deficiency judgment and which would not otherwise be the custom and practice used.

                  (i) If the deficiency judgment is to be established, in whole or in part, for the account of the Company, the Company must pay the Insured at the time of payment of the Claim, regardless of which settlement option the Company has selected, the full amount of:

                        (A)   such additional expenses advanced pursuant to
                              Section 5.7 by the Insured; and

                        (B) such additional interest accrued on the unpaid principal balance of the Loan at the contract rate stated in the Loan, but excluding applicable late charges, penalty interest, or other changes to the interest rate by reason of Default.

                  (ii) If the deficiency judgment is not to be established, in whole or in part, for the account of the Company, none of the additional interest or expenses of the type described in subparagraph (i) above will be included in the Claim Amount or payable at any time by the Company.

                  (iii) For purposes of determining the additional expenses
                        described in subparagraph (i) above resulting from pursuing the deficiency judgment, the limitation on attorney's fees in Section 6.2 will not apply.

                  (iv) All of the additional interest, expenses, attorney's fees and court expenses described in subparagraph (i) above will be accrued or advanced only through acquisition of Borrower's Title, including any additional redemptive period.

            (c) The Company and the Insured may agree generally or with respect to a Loan to different terms and conditions than set forth in this Section 7.2. The Company and the Insured also may agree to the joint pursuit or other arrangements for the collection of deficiency judgments on mutually acceptable terms and conditions.

      7.3 Subrogation - Subject to Section 7.2(a), and only to the extent that the Company is entitled under applicable law to pursue such deficiency rights, the Company will be subrogated, upon payment of the Loss, in the amount thereof and with an equal priority to all of the Insured's rights of recovery against a Borrower and any other Person relating to the Loan or to the Property. The Insured must execute and deliver at the request of the Company such instruments and papers and undertake such actions as may be necessary to transfer, assign and secure such rights. The insured shall refrain from any action, either before or after payment of a Loss, that prejudices such rights.

      7.4 Policy for Exclusive Benefit of the Insured - A Certificate issued as the result of any Application submitted hereunder and the coverage provided under this Policy will be for the sole and exclusive benefit of the insured, its successors and permitted assigns, and in no event will any Borrower or other Person be deemed a party to, or an intended beneficiary of, this Policy or any Certificate.

      7.5 Effect of Borrower Insolvency or Bankruptcy on Principal Balance - If under applicable insolvency or bankruptcy law, a Loan's principal balance secured by a Property is reduced (after all appeals of such reduction are final or the time for such appeals has lapsed without appeal), the portion of such principal balance of the Loan not secured by the Property, and related interest, will be included in the Claim Amount, as provided in this Section 7.5.

            If a Default occurs on the Loan, the Insured has acquired Borrower's Title or Good and Merchantable Title to the Property as required by this Policy, and all other requirements for filing of a Claim are complied with, the Insured will be entitled to include in the Claim Amount (a) the amount of the principal balance of the Loan which was deemed unsecured under applicable insolvency or bankruptcy law, less any collections or payments on such unsecured principal balance received by the Insured, and (b) interest thereon at the rate and as computed in Section 6.2, from the date of Default giving rise to the Claim (but for no prior period). In no event will any expenses or other amounts associated with the amount by which the principal balance of the Loan became unsecured be included in the Claim Amount, directly or by an addition to the principal balance included in the Claim Amount.

      7.6   Arbitration of Disputes; Suits and Actions Brought by the Insured -

            (a) Unless prohibited by applicable law, all controversies, disputes or other assertions of liability or rights arising out of or relating to this Policy, including the breach, interpretation or construction thereof, shall be settled by arbitration. Notwithstanding the foregoing, the Company or the Insured both retain the right to seek a declaratory judgment from a court of competent jurisdiction on matters of interpretation of this Policy. Such arbitration shall be conducted in accordance with the Title Insurance Arbitration Rules of the American Arbitration Association in effect on the date the demand for arbitration is made, or if such Rules are not then in effect, such other Rules of the American Arbitration Association as the Company may designate as its replacement.

                  The arbitrator(s) shall be neutral person(s) selected from the American Arbitration Association's National Panel of Arbitrators familiar with the mortgage lending or mortgage guaranty insurance business. Any proposed arbitrator may be disqualified during the selection process, at the option of either party, if they are, or during the previous two (2) years have been, an employee, officer or director of any mortgage guaranty insurer, or of any entity engaged in the origination, purchase, sale or servicing of mortgage loans or mortgage-backed securities.

            (b) No suit or action (including arbitration hereunder) brought by the Insured against the Company with respect to the Company's liability for a Claim under this Policy shall be sustained in any court of law or equity or by arbitration unless the Insured has substantially complied with the terms and conditions of this Policy, and unless the suit or action is commenced within three (3) years (five (5) years in Florida or Kansas) after the Insured has acquired Borrower's Title to the Property or sale of the Property approved by the Company is completed, whichever is applicable to a Loan. No such suit or action with respect to a Claim may be brought by the Insured against the Company until sixty (60) days after such acquisition of Borrower's Title or sale, as applicable to a Loan.

            (c) If a dispute arises concerning the Loan which involves either the Property or the Insured, the Company has the right to protect its interest by defending the suit, even if the allegations contained in such suit are groundless, false or fraudulent. The Company is not required to defend any lawsuit involving the Insured, the Property or the Loan.

      7.7 Release of Borrower; Defenses of Borrower - The Insured's execution of a release or waiver of the right to collect any portion of the unpaid principal balance of a Loan or other amounts due under the Loan will release the Company from its obligation under its Certificate to the extent and amount of said release. If, under applicable law, the Borrower successfully asserts defenses which have the effect of releasing, in whole or in part, the Borrower's obligation to repay the Loan, or if for any other reason the Borrower is released from such obligation, the Company will be released to the same extent and amount from its liability under this Policy, except as provided by Section 7.5.

      7.8   Amendments; No Waiver; Rights and Remedies; Use of Term "Including"-

            (a) The Company reserves the right to amend the terms and conditions of this Policy from time to time; provided, however, that any such amendment will be effective only after the Company has given the Insured written notice thereof by endorsement setting forth the amendment. Such amendment will only be applicable to those Certificates issued on or after the effective date of the amendment.

            (b) No condition or requirement of this Policy will be deemed waived, modified or otherwise compromised unless that waiver, modification or compromise is stated in a writing properly executed on behalf of the Company. Each of the conditions and requirements of this Policy is severable, and a waiver, modification or compromise of one will not be construed as a waiver, modification or compromise of any other.

            (c) No right or remedy of the Company provided for by this Policy will be exclusive of, or limit, any other rights or remedies set forth in this Policy or otherwise available to the Company at law or equity.

            (d) As used in this Policy, the term "include" or "including" will mean "include or including, without limitation."

      7.9 No Agency - Neither the Insured, any Servicer, nor any of their employees or agents (including the Persons underwriting the Loan on behalf of the Insured) will be deemed for any reason to be agents of the Company. Neither the Company, nor any of its employees or agents, will be deemed for any reason to be agents of any Insured or Servicer.

      7.10 Successors and Assigns - This Policy will inure to the benefit of and shall be binding upon the Company and the Insured and their respective successors and permitted assigns.

      7.11 Applicable Law and Conformity to Law - All matters under this Policy will be governed by and construed in accordance with the laws of the jurisdiction in which the office of the original Insured on a Certificate is located. Any provision of this Policy which is in conflict with any provision of the law of such jurisdiction is hereby amended to conform to the provisions required by that law.

      7.12 Notice - All claims, premium payments, tenders, reports, other data and any other notices required to be submitted to the Company by the Insured must be sent to the Company at MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI 53202. The Company may change this address by giving written notice to the Insured. Unless the Insured otherwise notifies the Company in writing, all notices to the Insured must be sent to the address on the face of this Policy or, if the Insured is not located at such address, to the last known address of the Insured.

            All notices under this Policy, whether or not identified in this Policy as required to be in writing, will be effective only if in writing and only upon receipt thereof. Written notices may instead be given in the form of telecopy or, if acceptable to the Company (for notices given to the Company) or to the Insured (for notices given to the Insured) in the form of computer tape or computer-generated or any other electronic message. A telecopy or such tape or message shall be effective only when received. The Company and the Insured may mutually agree that notices will be sent to any additional Person. Except as expressly agreed to by the Company and the Insured, no liability shall be incurred by the Company for the failure to give a notice to a Person other than the Insured.

      7.13 Reports and Examinations - The Company may request, and the Insured must provide, such files, reports or information as the Company may deem necessary pertaining to any Loan, and the Company will be entitled to inspect the files, books and records of the Insured or any of its representatives pertaining to such Loan.

      7.14 Electronic Media - The Company and the Insured may, from time to time, deliver or transfer information, documents or other data between them by electronic media acceptable to them. In addition, the Company and the Insured may maintain information, documents or other data on electronic media or other media generally accepted for business records, including microfiche. Such electronic or other media will be as equally acceptable for all purposes between the Insured and the Company as information, documents or other data maintained in printed or written form.

                                   EXHIBIT X

Mortgage Guaranty Insurance

                                                                            MGIC

Steven M. Thompson
Vice President
Risk Management

October 30, 2006

Mr. Paul Menefee                                                Ms. Carla Walker
Barclays Capital, Inc.                 Wells Fargo Bank, N.A. as Trustee for the
200 Park Avenue                   Securitized Asset Backed Receivables LLC Trust
New York, NY 10166                                                      2006-NC3
                             Mortgage Pass-Through Certificates, Series 2006-NC3
                                                              Wells Fargo Center
                                                               6th and Marquette
                                                    Minneapolis, Minnesota 55479

      Re: Terms for MGIC Mortgage Insurance Coverage ("Coverage") on Approximately $48 Million in Principal Balances of Loans (the "Insurable Loans") to be included in the Trust known as the Securitized Asset Backed Receivables LLC Trust 2006-NC3 Mortgage Pass-Through Certificates, Series 2006-NC3 (the "Trust")
            --------------------------------------------------------

Dear Mr. Menefee and Ms. Walker:

Mortgage Guaranty Insurance Corporation ("MGIC") has reviewed the information provided by Barclays Capital, Inc. ("Barclays") concerning the insurable Loans and is providing pricing and terms to issue lender-paid first lien Coverage under the Master Policy (as defined below) on the loans contained within the portfolio. This proposal is subject to due diligence findings and the following terms and conditions:

1. Portfolio Size. MGIC has identified the following Insurable Loans from the Final File (as defined below) submitted by Barclays:

                     Original LTV >60%(1)                   $ Volume
                     --------------------                --------------
                             186                         $48,016,292.18

      The actual size of the final portfolio of Insurable Loans may be slightly different based on loan removals, additions and substitutions due to prepayments, delinquencies, and/or additional screening of loan eligibility.

------------------------
(1) For purposes of this letter, an Insurable Loan's "Original LTV" means the ratio, expressed as a percentage, of the initial principal balance of the Insurable Loan at origination to the Value of the related property at origination.


2. Loan Coverage. Lender-paid Coverage will be issued by MGIC on each Insurable Loan that meets the applicable Eligibility Criteria (as set forth in Section 10 below). The Coverage percent for an Insurable Loan is calculated as the Original LTV minus sixty percent (60%) divided by the Original LTV ratio, with the result rounded to the next highest whole number. Example:

            Original LTV = 87.49 (expressed as a percentage)
            Original LTV = .8749 (expressed as a ratio)

            Coverage percentage = (87.49 - 60)/.8749) = 31.4207 = 32

3. Premium. Wells Fargo Bank, National Association ("Wells Fargo") not in its individual capacity but solely in its capacity as Trustee for the Trust, shall pay or cause to be paid in arrears a nonrefundable monthly premium for the Coverage calculated at an annualized premium rate of 90 basis points, applied to the unpaid principal balances of insured loans determined as of the beginning of the prior calendar month. For purposes of this letter, "Insured Loan" means an Insurable Loan as to which Coverage under the Master Policy (as defined below) is issued by MGIC.

      Wells Fargo as Trustee shall provide or cause to be provided to MGIC on a monthly basis via computer file (in a mutually acceptable format), the following information for each Insured Loan as shall have been provided to Wells Fargo by the Servicer of the Insured Loan: the unpaid principal balance, MGIC certificate number, lender loan number, and premium due for each Insured Loan.

      The premium rate quoted in this paragraph does not include premium taxes that are required to be paid by the Insured in the States of Kentucky and West Virginia. The Final File includes Insurable Loans in the States of Kentucky and West Virginia. The tax rates generally range from 1.0% - 17% of the premium paid, and such rates shall be provided with respect to any Insured Loans on a loan-level basis to the Insured or its designee by MGIC, and such amount shall be added to the payment of the premium paid to MGIC who will cause such taxes to be paid.

      In addition, the premium rate quoted in this paragraph does not include an assessment beginning in 2007 equal to one percent of all premiums collected, initial and renewal, to be paid for properties located in Florida. The Insured will be required to pay this assessment to MGIC for remittance to the state of Florida beginning in January, 2007, with the first payment due on the premium for the January term payable by February 25, 2007, for all properties in Florida.

      With respect to all Insured Loans, Barclays represents and warrants that
      (a) the borrower will not be charged a separate or identified amount as payment or reimbursement for premiums for Coverage and that such premiums will be paid from funds of the Insured or persons other than the borrower, and (b) that the Coverage will either not be subject to the Homeowners Protection Act of 1998 or will be "lender paid mortgage insurance" thereunder. In addition, with respect to any Insured Loan secured by a property in New York State for which, at the effective date of Coverage or at any time while the Master Policy is in effect for such Insured Loan, the ratio of the unpaid principal balance of such Insured Loan to the Value of the related property at origination is less than 75%, Barclays represents and warrants that all premiums for Coverage will not be paid by the borrower, directly or indirectly, including, for example, by a higher interest rate or other charges. It is acknowledged that these representations and warranties are relied upon by MGIC in insuring such Insured Loans because they relate to the maintenance of Coverage of such Insured Loans under the Master Policy.

4. Effective Date of Coverage. Coverage for all Insured Loans shall take effect as of October 1, 2006. The initial monthly premium shall be due on November 27, 2006. Monthly renewal premiums shall be due thereafter on the 25th day (or if that day is not a business day, the next business day) of each month while the Coverage is in effect.

      Renewal payments are paid in arrears representing payment for coverage in the prior calendar month. For any loan that prepays in full between the 2nd and the end of that calendar month, a full month's premium payment will be due for that month representing the final premium due on such loan. If a loan is prepaid in full on the 1st day of a calendar month, no premium payment will be due for that month.

5. Named Insured. Wells Fargo, solely in its capacity as Trustee, shall be the named insured under the Master Policy and all Certificates covering the Insured Loans.

6. Bulk Certificate. MGIC will provide to the Insured one bulk insurance Certificate for all of the Insured Loans, together with a summary of the coverage information on a loan-by-loan basis in an electronic format and thereafter a certificate number for each Insured Loan. MGIC will not be obligated to issue individual Certificates for each Insured Loan.

7. Restrictions on Cancellation. The premium rates for the Insured Loans were calculated based upon a review of information pertaining to the Insurable Loans as described in Section 1 above. Barclays and the Insured acknowledge that the terms of the Master Policy (as defined below), including the restrictions on cancellation and assignment, were relied upon by MGIC in establishing such premium rates. Barclays and the Insured also agree that the Coverage to be issued under the Master Policy is non-assignable except as provided for in the Master Policy.

      For purposes of Section 3.6 of the Master Policy, MGIC approves assignment of coverage on all Insured Loans as a group from the Trustee to any successor Trustee, provided, in each case, that the Trustee promptly notifies MGIC of such assignment.

8. Cancellation of MGIC Coverage of An Insured Loan Upon Repurchase from the Trust. In the event of the repurchase of an Insured Loan from the Trust by Barclays or its affiliate due a defect or breach as provided by a mortgage loan purchase agreement, the Insured or the Servicer on behalf of the Insured shall notify MGIC of such repurchase, upon which MGIC Coverage on such Insured Loan shall automatically be terminated effective as of such event, and any Default existing at the time of such termination and any future Default on such Insured Loan will not be covered under the Master Policy, and a refund of all premium paid with respect thereto shall be made.

9. Cancellation of Policy and Coverage of Insured Loans Upon Termination of Trust. As provided in Section 2.9 of the Master Policy, except as otherwise provided below, in the event of a Redemption, or if the Trust is terminated for any other reason, or if there are no longer any Insured Loans that are security for, or represented by, the Trust, the Master Policy and the Coverage of all Insured Loans under the Master Policy shall automatically be terminated effective upon such event, without further action being required by either the Insured or MGIC, and any Default on any Insured Loan existing at the time of such termination (other than Defaults for which a Claim had been filed prior to the date of such termination) and any future Default on an Insured Loan will not be covered under the Master Policy, nor will any refund of premium be paid.

      Notwithstanding the foregoing, in the event of a Redemption, the Coverage of Loans insured under the Policy shall not automatically terminate and shall be permitted to be assigned to Barclays if all of the Loans then insured under the Policy, including, but not limited to, all such Loans then in Default, are purchased by Barclays, or any affiliate of Barclays, within thirty (30) days after the effective date of the Redemption and MGIC is promptly notified of such purchase. Thereafter, no further assignment of Coverage shall be allowed by MGIC to any future new transferee for any Insured Loan.

10. Loan Eligibility Criteria. Under the terms of the Master Policy, "Eligibility Criteria" may be established on the Insured Loans by MGIC upon notice to the Insured. This letter will serve as such notice for purposes of the Master Policy and will apply to all Insured Loans. All Insured Loans must meet all of the Eligibility Criteria as of the effective date of Coverage or as of such other date as otherwise noted below:

      (a) CLTVs (Combined LTVs). With respect to any Insured Loan, The CLTV (as defined below) may not exceed the Original LTV, except for loans for which the CLTV is specifically disclosed to exceed the Original LTV on the Final File. The CLTV may not exceed 100% in any case.

            The combined loan-to-value ratio ("CLTV") is defined as the ratio, expressed as a percentage, of the sum, as of the date of Insured Loan closing, of (1) the loan amount of the Insured Loan and (2) the outstanding principal balance of any other loan or loans secured by the property which are either (a) subordinated to the lien of the Insured Loan or (b) a second lien loan, divided by the Value of the property.

      (b) Debt Ratios. Insured Loans may not have a "Total Debt Ratio" greater than 55%. As used herein, the term "Total Debt Ratio" shall have the meaning ascribed to such term in the MGIC publication entitled "MGIC's Underwriting Guide" as found on MGIC's internet website WWW.MGIC.COM.

      (c) Section 32 (HOEPA) loans. No Insured Loan can be a loan which would be required to comply with Section 226.32 of the federal truth-in-lending regulations (commonly referred to as a "HOEPA loan").

      (d) Compliance with Applicable Laws. For an Insured Loan, the originator, any lender or subsequent owner, any servicer, and any other Persons involved in the underwriting, processing, originating, or servicing of such Insured Loan, must have complied in all material respects with all applicable federal, state or other laws and regulations, including but not limited to any laws relating to fair lending or predatory lending practices, and such Insured Loan must comply with all of such laws and regulations.

      (e)   Bankruptcies and Foreclosures.

            Foreclosures - No borrower on any Insured Loan may have been the subject of a foreclosure proceeding within the 24 months prior to the closing of the Insured Loan.

            Bankruptcies - No borrower on any Insured Loan may have been a debtor who was the subject of a bankruptcy proceeding during the 24 months prior to the closing of the Insured Loan.

      (f) Delinquencies. Each Insured Loan must have a payment due for date of September 2, 2006 or later (i.e., must be less than 30 days delinquent as of the effective date of Coverage).

            In the 12 months prior to the effective date of Coverage, payments on any Insured Loan may not have been (1) thirty days delinquent on more than one occasion or (2) sixty days delinquent on any occasion.

      (g)   Single Property. Insured Loans may be secured by only one property.

      (h) Manufactured Homes. Insured Loans cannot be secured by manufactured homes.

      (i) Loan Instrument Type. Insured Loans must be positively amortizing or interest-only loans. Negatively amortizing loans are not eligible.

      (j) Multiple Loans to Same Borrower. The portfolio of Insured Loans covered by the Master Policy cannot include more than two Insured Loans for any borrower (irrespective of other borrowers on either Insured Loan).

      (k) Property Type and Units. Insured Loans must be secured by 1-4 family residential properties located in the United States. Eligible property types include single-family detached and attached (including condominiums, PUDs that meet Fannie Mae or Freddie Mac requirements, and cooperative housing).

      (l) Properties with Physical Damage. No Insured Loan may be secured by a property which sustained Physical Damage at any time prior to the Certificate Issuance Date reflected on the face of the Certificate and for which the aggregate cost to repair all such Physical Damage to the property and restore such property to its condition at closing of such Insured Loan exceeds Five Thousand Dollars ($5,000.00).

      (m) Property Valuation. For an Insured Loan, the Value as represented on the Final File must have been obtained as the result of an appraisal as documented on the Universal Residential Appraisal Report or its equivalent and not as the result of an alternative valuation methodology such as an automated valuation model unless the use of such alternative evaluation methodology is disclosed in the Final File.

11. Master Policy. All Coverage issued hereunder shall be subject to the terms and conditions of Mortgage Guaranty Master Policy for Multiple Loan Transactions [MGIC form #71-70275 (2/06) with #71-70276 (2/05)] (the
      "Master Policy").

12. Accuracy of Information on Final File; Representations and Warranties and Covenants. It is understood that information relating to the Insured Loans will be delivered to MGIC by electronic format, and that MGIC will not individually underwrite each Insured Loan. Barclays will deliver or cause to be delivered to MGIC a final data file of Insurable Loans that meet the Eligibility Criteria and the other requirements for Coverage under this letter in a form mutually agreed to by the parties (the "Final File"), a copy of which will be attached to the Certificate for Insured Loans. The Final File will constitute an Application for Coverage under the Master Policy and this letter and any other information provided to MGIC will be considered part of that Application.

      MGIC has been advised that the Insured loans were made and underwritten by the originator(s) in accordance with the underwriting requirements of New Century Mortgage Corporation in effect at the time of origination of the Insured Loans (the "Underwriting Requirements"). Barclays represents and warrants to MGIC that each Insured Loan meets (a) the Eligibility Criteria set forth in Section 10 above and (b) in all material respects, the Underwriting Requirements.

      In extending this offer to insure, MGIC is relying on the truth and accuracy of the information relating to the Insured Loans provided by Barclays, and MGIC has no obligation to insure loans which do not meet the requirements of this letter. Barclays and the Insured acknowledge and agree that (a) the mortgage loan information for each Insurable Loan contained on the Final File provided to MGIC prior to issuance of Coverage and the representations, warranties and covenants in this letter are material to MGIC's decision as to whether to issue such Coverage on such Insurable Loan, (b) MGIC is relying on such information and representations, warranties and covenants in issuing such Coverage on such Insurable Loan, and (c) the submission of inaccurate information or the breach of such representations, warranties or covenants which is material to the acceptance or pricing of the risk with respect to any Insured Loan may result in rescission or cancellation of Coverage on the affected Insured Loan, with a refund of all premium paid with respect thereto. Barclays represents and warrants to MGIC that all mortgage loan information provided to MGIC relevant to MGIC's insurance decision on an Insurable Loan, including but not limited to information contained on the Final File provided by Barclays prior to issuance of Coverage, is materially true, correct, and accurate.

      For purposes of the Master Policy, all of the representations and warranties and other covenants of Barclays in this letter will be considered to be made on behalf of the Insured under the Master Policy, and the representations and warranties of the Insured in Section 2.2 of the Master Policy shall be deemed to have been made by Barclays on behalf of the Insured. However, MGIC's rights and remedies for a breach thereof shall be limited to MGIC's rights and remedies under the Master Policy and no other rights or remedies of MGIC shall be implied or created by this letter.

13. Servicing of Insured Loans Under the Master Policy. Barclays and the Insured acknowledge that (1) under Section 3.4 of the Master Policy if there is a change of Servicer, Coverage of an Insured Loan continues provided that prior written notice of the new Servicer is given to MGIC and the new Servicer is approved in writing by MGIC in advance of such change of Servicer, and that (2) under Section 4.6 of the Master Policy a Claim occurring on an Insured Loan when the Servicer for such Insured Loan is not approved by MGIC is excluded from Coverage under the Master Policy.

14. GLB; Consumer Privacy. MGIC, the Insured, and Barclays each represents to the others that it shall comply with all privacy and data protection laws, rules, and regulations which are or which may in the future be applicable to the information disclosed by Barclays pursuant to this agreement or in connection with any transactions or activities covered by this agreement. Without limiting the generality of the preceding sentence, MGIC agrees that it will keep confidential and will not use nor disclose to any other party, except as necessary to fulfill its obligations under this agreement or as permitted by applicable law or regulation, any nonpublic personal information, if any, which it receives from or on behalf of Barclays or the Insured in connection with the activities or transactions covered by this Agreement ("NPI"). For purposes of this provision, the term "nonpublic personal information" shall have the meaning set forth in
      Section 509 of the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C.
      Section 6801 et seq.) and implementing regulations thereof. MGIC represents and warrants that it has, and will continue to have for so long as it retains NPI, adequate administrative, technical, and physical safeguards designed (i) to insure the security and confidentiality of customer records and information, (ii) to protect against any anticipated threats or hazards to the security or integrity of such records, and (iii) to protect against unauthorized access to or use of such records or information which could result in substantial harm or inconvenience to any customer. MGIC shall immediately notify the Insured and Barclays if MGIC discovers there has been a material breach in its security safeguards required by this agreement, and such breach results in the security of NPI being compromised for any reason (which notice shall provide information related to the details of such event and a description of the information), and MGIC shall take all reasonable and appropriate steps to protect such NPI in such event. MGIC shall at all times during the term of the Coverage, keep proper books and records of account, and shall maintain records and information sufficient to show compliance with the terms of this Section.

15. Counterparts and Facsimile Signatures. This letter agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together will constitute but one agreement, and will become effective when each party has executed one or more counterparts and delivered same to the other parties. This letter agreement may also be executed by facsimile signatures, which will be as effective as original signatures. All capitalized terms in this letter, unless defined herein, shall have the respective meanings as set forth in the Master Policy.

16. Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed on behalf of the Trust
      (i) this Agreement is executed and delivered by Wells Fargo Bank, N.A., not in its individual capacity but solely as Trustee under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and vested in it, (ii) Wells Fargo Bank, N.A., not in its individual capacity but solely as Trustee under the Pooling and Servicing Agreement, has delegated all of its rights and responsibilities under this Agreement to Homeq Servicing Corporation, as Servicer under the Pooling and Servicing Agreement, (iii) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as representations, warranties, covenants, undertakings and agreements by Wells Fargo Bank, N.A. in its individual capacity but is made and intended for the purpose of binding only the Trust and (iv) under no circumstances shall Wells Fargo Bank, N.A. in its individual capacity be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement.

If the foregoing terms and conditions accurately reflect the agreement among MGIC, Barclays and Wells Fargo as the Insured, please acknowledge this letter as your request for insurance of the Insured Loans and your acceptance of its terms by signing it in the space provided below at your earliest convenience. In order for this letter to be binding on MGIC, it must be signed and returned to me within 30 days subsequent to the date of this letter, and the Master Policy must be issued no later than 60 days subsequent to the date of this letter.

Please call me if you have any questions.

Sincerely,

/s/ Steven M. Thompson

Steven M. Thompson
Vice President
Risk Management

The foregoing terms, conditions and provisions are hereby accepted, acknowledged and agreed to by Barclays and by Wells Fargo Bank, National Association as Trustee for the Trust.

BARCLAYS CAPITAL, INC.                   Dated:
                                               ---------------------------------


By: /s/ Michael Wade
   -----------------------------------


Name: Michael Wade
     ---------------------------------


Title: Managing Director
      --------------------------------


WELLS FARGO BANK, NATIONAL ASSOCIATION SOLELY AS TRUSTEE FOR SECURITIZED ASSET BACKED RECEIVABLES LLC TRUST 2006-NC3 MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-NC3

By: /s/ Carla Walker                     Dated:
   -----------------------------------         ---------------------------------


Name: Carla Walker
     ---------------------------------


Title: Vice President
      --------------------------------